As filed with the Securities and Exchange Commission on September 17, 2004

Registration No. 333-117865

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Digital Realty Trust, Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

2730 Sand Hill Road, Suite 280, Menlo Park, California 94025, (650) 233-3600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael F. Foust

Chief Executive Officer

Digital Realty Trust, Inc.

2730 Sand Hill Road, Suite 280, Menlo Park, California 94025, (650) 233-3600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Martha B. Jordan Julian T.H. Kleindorfer LATHAM & WATKINS LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 (213) 485-1234	Gilbert G. Menna, P.C. Ettore A. Santucci, P.C. GOODWIN PROCTER LLP Exchange Place, 53 State Street Boston, Massachusetts 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2004

P R O S P E C T U S

             Shares

Digital Realty Trust, Inc.

Common Stock

This is the initial public offering of Digital Realty Trust, Inc. and no public market currently exists for our shares. All of the shares of our common stock offered by this prospectus are being sold by us. We currently expect the initial public offering price of our common stock to be between $             and $             per share. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “DLR”. We have granted the underwriters an option to purchase up to              additional shares of our common stock to cover over-allotments. We expect to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

We will receive or purchase from Global Innovation Partners, LLC, or GI Partners, and others contributions of our initial property investments in exchange for aggregate consideration with a value of $1,136.4 million, including $29.3 million in cash, assumption of indebtedness and limited partnership units in our operating partnership having a total value of $             based on the midpoint of the pricing range set forth above. Immediately following the completion of this offering, we will purchase a portion of these units (having an aggregate value of approximately $134.4 million based on the midpoint of the pricing range set forth above) from the investors in GI Partners for a per unit purchase price equal to the per share public offering price of our common stock in this offering, net of underwriting discounts and commissions and financial advisory fees. If the underwriters exercise their over-allotment option, we will purchase additional units from these investors at the same price. Upon completion of this offering, consummation of the formation transactions and the purchase of units described above, GI Partners and the other third-party contributors, together with our directors and management, will own an approximate             % interest in our company on a fully diluted basis.

See “ Risk Factors” beginning on page 20 for certain risk factors relevant to an investment in our common stock, including, among others:

•	Our properties depend upon the technology industry and demand for technology-related real estate. A decline in the technology industry could lead to a decrease in the demand for technology-related real estate, which may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio.
•	We are dependent on significant tenants that may be costly or difficult to replace, and many of our properties are occupied by single tenants. The loss of significant tenants could cause a material decrease in cash available for distribution to you.
•	The majority of our initial properties are being contributed to our operating partnership by, or purchased from, GI Partners, an affiliated entity, for aggregate consideration with a value of $973.0 million, including $9.6 million in cash, assumption of indebtedness and limited partnership units, having a total value of $ based on the midpoint of the pricing range set forth above. Conflicts of interest exist in connection with the transactions in which these properties will be contributed to us. We have not obtained appraisals for the initial properties in connection with the formation transactions and the consideration to be given by us in exchange for them may exceed their aggregate fair market value.
•	We have agreed to indemnify certain third-party contributors against adverse tax consequences if we were to sell, in taxable transactions, either of two of our properties that together represented 14.6% of our portfolio’s annualized rent as of June 30, 2004, for a period of up to nine years, and to make up to $20.0 million of indebtedness available for guaranty by these contributors.
•	If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution to our stockholders.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters expect to deliver the shares on or about                     .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Citigroup	Merrill Lynch & Co.

The date of this prospectus is

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Dealer Prospectus Delivery Requirement

Until             , 2004 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements appearing elsewhere in this prospectus, including under the caption “Risk Factors.” References in this prospectus to “we,” “our,” “us” and “our company” refer to Digital Realty Trust, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Digital Realty Trust, L.P., a Maryland limited partnership of which we are the sole general partner and which we refer to in this prospectus as our operating partnership. Unless otherwise indicated, the information contained in this prospectus is as of June 30, 2004, assumes that the underwriters’ over-allotment option is not exercised and assumes that the common stock to be sold in this offering is sold at $             per share, which is the midpoint of the pricing range indicated on the front cover of this prospectus.

Digital Realty Trust, Inc.

Overview

We own, acquire, reposition and manage technology-related real estate. We target high quality, strategically located properties containing applications and operations critical to the day-to-day operations of technology industry tenants. Our tenant base is diversified within the technology industry and reflects a broad spectrum of regional, national and international tenants that are leaders in their respective areas. We expect to qualify as a REIT for federal income tax purposes beginning with our initial taxable year ending December 31, 2004.

Upon completion of this offering and consummation of the formation transactions, we will own 22 properties located throughout the U.S. and one property located in London, England, containing a total of approximately 5.6 million net rentable square feet. Our operations and acquisition activities are focused on a limited number of markets where technology tenants are concentrated, including the Atlanta, Boston, Dallas, Denver, Los Angeles, Miami, New York, Phoenix, San Francisco and Silicon Valley metropolitan areas. As of June 30, 2004, our properties were approximately 87.1% leased at an average annualized rent per leased square foot of $20.01. The property types within our focus include:

•	telecommunications infrastructure properties, which provide the infrastructure required by companies in the data, voice and wireless communications industries;

•	information technology, or IT, infrastructure properties, which provide the physical environment required for disaster recovery, IT outsourcing and collocation;

•	technology manufacturing properties, which contain highly specialized manufacturing environments for such purposes as disk drive manufacturing, semiconductor manufacturing and specialty pharmaceutical manufacturing; and

•	regional or national headquarters of technology companies that are located in our target markets.

Many of our properties have extensive tenant improvements that have been installed at our tenants’ expense. Unlike traditional office and flex/research and development space, the location of and improvements to our facilities are generally essential to our tenants’ businesses, which we believe results in high occupancy levels, long lease terms and low tenant turnover. The tenant-installed improvements in our facilities are readily adaptable for use by similar tenants.

We will pay to the entities that will contribute or sell our initial properties aggregate consideration with a value of $1,136.4 million, consisting of $29.3 million in cash, assumption of indebtedness and          units, having a total value of $             based upon the midpoint of the pricing range set forth on the cover page of this prospectus. Of this amount, we will pay consideration with a value of $973.0 million to our predecessor, Global

Innovation Partners, LLC, or GI Partners, including $9.6 million in cash, assumption of indebtedness and              units. We will use a portion of the proceeds of this offering to purchase                  of these units from the investing members of GI Partners. Subsequent to the completion of this offering and the purchase by us of such units, GI Partners will own              units, or an approximate         % interest in our company on a fully diluted basis.

GI Partners is a private equity fund that was formed to pursue investment opportunities that intersect the real estate and technology industries. GI Partners was formed in February 2001 after a competitive six-month selection process conducted by the California Public Employee Retirement System, or CalPERS, the largest U.S. pension fund. Upon GI Partners’ selection, CalPERS provided a $500 million equity commitment to GI Partners to invest in technology-related real estate and technology operating businesses. In addition, CB Richard Ellis Investors, a subsidiary of CB Richard Ellis, or CBRE, the largest global real estate services firm, and members of GI Partners’ management provided a commitment of $26.3 million.

Our Competitive Strengths

We believe we distinguish ourselves from other owners, acquirors and managers of technology-related real estate through our competitive strengths, which include:

•	High Quality Portfolio. Our portfolio contains state-of-the-art facilities with extensive tenant improvements. Based on current market rents and estimated costs to construct such properties and their improvements, we believe that they could not be replicated today on a cost-competitive basis. Many of the properties in our portfolio are located on major aggregation points formed by the physical presence of multiple major telecommunications service providers, which reduces our tenants’ costs and operational risks and increases the attractiveness of our buildings.

•	Presence in Key Markets. Our portfolio is primarily located in 11 major metropolitan areas, including the Boston, Dallas, Los Angeles, New York, San Francisco and Silicon Valley metropolitan areas, and is diversified so that no one market represents more than 28.9% of the aggregate annualized rent of our portfolio as of June 30, 2004.

•	Long-Term Leases. We have long-term leases with stable cash flows. As of June 30, 2004, our average lease term was in excess of 12.6 years, with an average of 7.9 years remaining. Through 2008, leases representing only 11.8% of our net rentable square feet, or 11.4% of our aggregate annualized rent are scheduled to expire. Moreover, through 2005, only 1.6% of our net rentable square feet is scheduled to expire.

•	Specialized Focus in Dynamic and Growing Industry. We focus solely on technology-related real estate because we believe that the growth in the technology industry will be superior to that of the overall economy. We believe that our specialized understanding of both real estate and technology gives us a significant competitive advantage over less specialized investors. We use our in-depth knowledge of the technology industry to identify strategically located properties, evaluate tenants’ creditworthiness and business models and assess the long-term value of in-place technical improvements.

•	Proven Acquisition Capability. Since 2002, we have acquired or will acquire upon completion of this offering and consummation of the formation transactions an aggregate of 23 technology-related real estate properties with 5.6 million net rentable square feet. Our acquisition capability is driven by our broad network of contacts within a highly fragmented universe of sellers and brokers of technology-related real estate. We have developed detailed, standardized procedures for evaluating acquisitions to ensure that they meet our financial and other criteria, which allows us to efficiently evaluate investment opportunities and, as appropriate, commit and close quickly. More than half of our acquisitions were acquired before they were broadly marketed by real estate brokers. We intend to continue to acquire additional technology-related real estate as a key component of our growth strategy.

•	Experienced and Committed Management Team. Our senior management team and our executive chairman collectively have an average of over 22 years of experience in the technology or real estate industries, including experience as investors in, advisors to and founders of technology companies. We believe that our senior management team’s extensive knowledge of both the real estate and the technology industries provides us with a key competitive advantage. Upon completion of this offering, our senior management team is expected to collectively own an approximate 3% equity interest in our company on a fully diluted basis, which aligns management’s interests with those of our stockholders.

•	Unique Sourcing Relationships. Upon completion of this offering, the members of our contributors will hold a substantial indirect investment in our company, and accordingly, we anticipate that they will continue to play an active role. We expect that CBRE will assist us with obtaining property deal flow that has not been widely marketed, and GI Partners’ private equity investment professionals will provide additional technology industry expertise and access to proprietary deal flow. In addition, we expect that CalPERS will provide us with introductions to potential sources of acquisitions and access to its technology industry experts and will be a potential source of co-investment capital.

Business and Growth Strategies

Our primary business objectives are to maximize sustainable long-term growth in earnings, funds from operations and cash flow per share and to maximize returns to our stockholders. Our business strategies to achieve these objectives are:

•	Capitalize on Acquisition Opportunities. We believe that acquisitions enable us to increase cash flow and create long-term stockholder value. Our relationships with technology tenants and real estate brokers who are dedicated to serving these tenants provide us with ongoing access to potential acquisitions and often enable us to avoid competitive bidding situations. Furthermore, technology-related real estate is specialized, which makes it more difficult for traditional real estate investors to understand and fosters reduced competition for acquisitions relative to other property types. We believe this dynamic creates an opportunity for us to obtain better risk-adjusted returns on our capital.

•	Maximize the Cash Flow of our Properties. We aggressively manage and lease our assets to increase their cash flow. We often acquire properties with substantial in-place cash flow and some vacancy, which enables us to create upside through lease-up. Our portfolio was approximately 87.1% leased as of June 30, 2004, leaving approximately 720,000 square feet of net rentable space available for lease-up. Moreover, many of our properties contain extensive in-place infrastructure or buildout which may result in higher rents when leased to tenants seeking these improvements. We have also implemented cost control measures by negotiating expense pass-through provisions in tenant leases for operating expenses and certain capital expenditures. Leases covering more than 95% of the net rentable square feet in our portfolio as of June 30, 2004 require tenants to pay all or a portion of increases in operating expenses, including real estate taxes, insurance, common area charges and other expenses.

•	Convert Improved Space to Collocation Use. We own approximately 181,000 net rentable square feet of data center space with extensive installed tenant improvements that is currently, or will shortly be, available for lease. Rather than leasing such space to large single tenants, we have and intend to continue to convert these spaces to multi-tenant collocation use, with each tenant averaging between 100 and 1,000 square feet of net rentable space. Multi-tenant collocation is a cost-effective solution for smaller tenants who cannot afford their own extensive infrastructure and security. Because we can provide such features, we are able to lease space to these smaller tenants at a significant premium to other uses.

•	Leverage Strong Industry Relationships. We use our strong industry relationships with national and regional technology intensive companies to comprehensively identify and respond to their real estate needs. Our leasing and sales professionals are real estate and technology industry specialists who can develop complex facility solutions for the most demanding technology tenants.

•	Use Capital Efficiently. We have and will continue to opportunistically sell assets. We believe that we can increase stockholder returns by effectively redeploying asset sales proceeds into new acquisition opportunities. Recently, data centers have been particularly attractive candidates for sale to owner/users, as the cost of acquisition is usually substantially lower than the cost to construct a new facility. We will seek such opportunities to realize profits and re-invest our capital.

Our principal executive offices are located at 2730 Sand Hill Road, Suite 280, Menlo Park, California 94025. Our telephone number at that location is (650) 233-3600.

Summary Risk Factors

You should carefully consider the following important risks as well as the additional risks described in “Risk Factors” beginning on page 20:

•	Our portfolio of properties consists primarily of technology-related real estate. A decline in the technology industry could lead to a decrease in the demand for technology-related real estate, which may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio.

•	We are dependent on significant tenants that may be costly or difficult to replace, and many of our properties are occupied by single tenants. The loss of significant tenants could cause a material decrease in cash available for distribution to you.

•	The majority of our initial properties are being contributed or sold by GI Partners, an affiliated entity, for aggregate consideration with a value of $973.0 million, including $9.6 million in cash, assumption of indebtedness and units, having a total value of $ based upon the midpoint of the pricing range set forth on the cover page of this prospectus. Conflicts of interest exist in connection with the contribution of such properties to our operating partnership. We have not obtained appraisals of the properties and other assets to be contributed to our operating partnership. The negotiation with GI Partners of the contribution of the contributed properties and other assets and liabilities was not conducted at arm’s length, and the consideration to be given by us in exchange for them may exceed their aggregate fair market value.

•	Under the contribution agreement with the third party contributors who will contribute the direct and indirect interests in the 200 Paul Avenue and 1100 Space Park Drive properties to our operating partnership, we agreed to indemnify them against adverse tax consequences if we were to sell, exchange or otherwise dispose of these properties in a taxable transaction until the earlier of the ninth anniversary of the completion of this offering and the date on which these contributors (or certain transferees) hold less than 25% of the units of our operating partnership issued to them in the formation transactions. These properties represented 14.6% of our portfolio’s annualized rent as of June 30, 2004. In addition, under this contribution agreement, we agreed to make up to $20.0 million of indebtedness available for guaranty by these contributors which will, among other things, allow them to defer the recognition of gain in connection with the formation transactions.

•	We have owned our properties for a limited time and therefore our properties may have characteristics or deficiencies unknown to us that could affect such properties’ valuation or revenue potential.

•	If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution to you.

•

Potential losses from fires, floods, earthquakes or other liabilities, including liabilities for environmental matters, may not be fully covered by our insurance policies or may be subject to significant deductibles.

Our tenants generally retain title to the extensive and highly valuable technology-related improvements in many of our buildings, and as such are generally required to insure them. In the event of a casualty or other loss involving one of our buildings with extensive installed tenant improvements, our tenants may have the right to terminate their leases if we do not rebuild the base building within prescribed times. In such cases, the proceeds from the tenant’s insurance will not be available to us to restore the improvements, and our insurance coverage may be insufficient to replicate the technology-related improvements made by such tenant.

•	Upon completion of this offering and consummation of the formation transactions, we anticipate that our total consolidated indebtedness will be approximately $492.1 million, and we may incur significant additional debt to finance future acquisition and development activities. Our debt service obligations with respect to such indebtedness will reduce cash available for distribution and expose us to the risk of default.

•	We may be unable to identify or complete acquisitions, or successfully operate acquired properties and may experience difficulty managing our growth.

•	Our charter and bylaws, the Maryland General Corporation Law and the partnership agreement of our operating partnership contain provisions that may delay or prevent a change of control transaction or limit the opportunity for stockholders to receive a premium for their common stock in such a transaction, including a 9.8% limit on ownership of our common stock and a 9.8% limit on ownership of the value of our outstanding capital stock.

•	Upon completion of this offering, we will repay a $243.7 million bridge loan made to GI Partners by an affiliate of Citigroup Global Markets Inc., one of the underwriters in this offering. Additionally, we expect that affiliates of one or more of our underwriters may participate as agents or lenders under our unsecured credit facility. These transactions create potential conflicts of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts and commissions and financial advisory fees they will receive.

•	Our performance and value are subject to risks associated with events and conditions generally applicable to owners and operators of real property that are beyond our control. Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to adverse changes in the performance of such properties may be limited, thus harming our financial condition.

•	Our estimated initial distributions represent % of our estimated initial cash available for distribution for the 12 months ending June 30, 2005. We are party to debt agreements that contain lockbox and cash management provisions, and if our properties do not generate sufficient cash flow, we may be required to fund distributions from working capital or borrowings or reduce such distributions. We expect that approximately % of our estimated initial annual distribution will represent a return of capital for the tax period ending December 31, 2004.

•	Differences between the book value of properties contributed to our operating partnership and the aggregate price paid for our common stock in this offering will result in an immediate and substantial dilution in the pro forma net tangible book value of our common stock equal to $ per share.

The Properties

Our Initial Portfolio

The following table presents an overview of the initial portfolio of properties that we will own upon completion of this offering and consummation of the formation transactions, referred to herein as our portfolio, based on information as of June 30, 2004:

Property(1)	Metropolitan Area	Percent Ownership		Year Built/ Renovated	Net Rentable Square Feet(2)	Percent Leased	Annualized Rent(3)	Annualized Rent Per Leased Square Foot(4)	Annualized Net Effective Rent Per Leased Square Foot(5)
Telecommunications Infrastructure

200 Paul Avenue	San Francisco	100.0%		1955/1999&2001	532,238	82.9%	$10,617,600	$24.05	$28.02
Univision Tower	Dallas	100.0		1983	477,107	79.7	7,949,798	20.90	19.99
Carrier Center(6)	Los Angeles	100.0		1922/1999	449,254	80.5	7,484,586	20.70	24.53
Camperdown House(7)	London, UK	100.0		1983/1999	63,233	100.0	4,023,972	63.64	63.64
1100 Space Park Drive	Silicon Valley	100.0		2001	167,951	46.6	3,481,041	44.51	52.35
36 Northeast Second Street	Miami	100.0		1927/1999	162,140	81.1	2,986,641	22.72	25.69
VarTec Building	Dallas	100.0		1999	135,250	100.0	1,352,500	10.00	10.45

					1,987,173	80.1	37,896,138	23.81	26.23
Information Technology Infrastructure

Hudson Corporate Center	New York	100.0		1989/2000	311,950	88.7	6,207,590	22.43	24.46
Savvis Data Center	Silicon Valley	100.0		2000	300,000	100.0	5,580,000	18.60	22.07
AboveNet Data Center	Silicon Valley	100.0		1987/1999	179,489	97.1	4,259,986	24.45	35.73
Webb at LBJ	Dallas	100.0		1966/2000	365,449	78.9	4,176,959	14.48	14.75
NTT/Verio Premier Data Center	Silicon Valley	100.0		1982-83/2001	130,752	100.0	3,781,200	28.92	31.11
eBay Data Center	Sacramento	75.0(8)		1983/2000	62,957	100.0 (9)	1,133,226	18.00	19.20
Brea Data Center	Los Angeles	100.0		1981/2000	68,807	100.0	1,176,600	17.10	19.83
AT&T Web Hosting Facility	Atlanta	100.0		1998	250,191	50.0	1,098,036	8.78	10.59

					1,669,595	85.5	27,413,597	19.21	22.31
Technology Manufacturing

Ardenwood Corporate Park	Silicon Valley	100.0		1985-86	307,657	100.0	7,580,645	24.64	25.39
Maxtor Manufacturing Facility	Silicon Valley	100.0		1991 & 1997(10)	183,050	100.0	3,272,934	17.88	19.92
ASM Lithography Facility(11)	Phoenix	100.0		2002	113,405	100.0	2,549,165	22.48	25.52

					604,112	100.0	13,402,744	22.19	23.75
Technology Office/Corporate Headquarters

Comverse Technology Building	Boston	100.0		1957 & 1999(12)	388,000	99.7	5,891,393	15.22	16.11
Stanford Place II	Denver	98.0	(13)	1982	348,573	78.4	3,081,267	11.28	11.46
100 Technology Center Drive	Boston	100.0		1989/2001	197,000	100.0	3,743,000	19.00	20.20
Granite Tower	Dallas	100.0		1999	240,151	98.0	3,528,909	15.00	15.41
Siemens Building	Dallas	100.0		1999	125,538	100.0	1,917,505	15.27	17.57

					1,299,262	93.7	18,162,074	14.91	15.75

Portfolio Total/Weighted Average					5,560,142	87.1%	$96,874,553	$20.01	$22.13

(1)	We have categorized the properties in our portfolio by their principal use based on annualized rent. However, many of our properties support multiple uses.

(2)	Net rentable square feet at a building represents the current square feet at that building under lease as specified in the lease agreements plus management’s estimate of space available for lease based on engineering drawings. Net rentable square feet includes tenants’ proportional share of common areas.
(3)	Annualized rent represents the annualized monthly contractual rent under existing leases as of June 30, 2004. This amount reflects total base rent before any one-time or non-recurring rent abatements but after annually recurring rent credits and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. Total abatements for leases in effect as of June 30, 2004 for the 12 months ending June 30, 2005 were $852,448.
(4)	Annualized rent per leased square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.
(5)	For properties owned as of June 30, 2004, annualized net effective rent per leased square foot represents the contractual rent for leases in place as of June 30, 2004, calculated on a straight line basis from the date of acquisition by GI Partners or the date the lease commenced, if later. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement and leasing costs incurred by GI Partners for such leases, and is then divided by the net rentable square footage under lease as of the same date. For properties acquired or to be acquired after June 30, 2004, the same approach is used, except that the straight line rent calculation is as of the acquisition date or the projected acquisition date.
(6)	We have been granted an option to purchase this property by GI Partners, which we intend to exercise simultaneously with, or shortly after, completion of this offering.
(7)	Rental amounts for Camperdown House were calculated based on the exchange rate in effect on June 30, 2004 of $1.8126 per £1.00.
(8)	Upon completion of this offering and consummation of the formation transactions, we will own a 75% tenancy-in-common interest in this property. Beginning in January 2005, we will have the right to acquire the remaining 25% interest in this property from a third party, which we intend to exercise.
(9)	As of June 30, 2004, the eBay Data Center property was 100% leased to Sprint Communications Company. Commencing October 1, 2004, pursuant to leases entered into on June 1, 2004, the property will be 100% leased by two tenants, eBay and Sprint.
(10)	This property consists of two buildings: 1055 Page Avenue was built in 1991 and 47700 Kato Road was built in 1997.
(11)	Upon completion of this offering and consummation of the formation transactions, we will own the subsidiary that is party to a ground sublease covering this property. The term of the ground sublease expires on December 31, 2082.
(12)	This property consists of two buildings: 100 Quannapowitt was built in 1999 and 200 Quannapowitt was built in 1957 and has subsequently been renovated.
(13)	Upon completion of this offering and consummation of the formation transactions, we will indirectly own a 98% interest in a subsidiary that holds the fee simple interest in this property. An unrelated third party will continue to hold the remaining 2% interest in this subsidiary.

Right of First Offer Properties

In addition to its interests in the properties that will comprise a majority of our initial portfolio, including our option property, Carrier Center, GI Partners owns interests in two additional vacant technology-related properties. The first is an 84,000 square foot data center located in Englewood, Colorado (Denver metropolitan area) and the second is a 129,366 square foot data center located in Frankfurt, Germany. We will not acquire either of these properties in the formation transactions and we do not have an option to purchase either of them as of the close of this offering. However, we do have rights of first offer with respect to the sale of either of these properties by GI Partners.

Structure and Formation of Our Company

Prior to or simultaneously with the completion of this offering, we will engage in formation transactions, which are designed to consolidate the ownership of a portfolio of properties currently owned by GI Partners and private investors who are not affiliated with GI Partners into our operating partnership, facilitate this offering, enable us to raise necessary capital to repay existing indebtedness related to certain of the properties in our portfolio and other obligations, enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2004 and preserve the tax position of certain continuing investors. Pursuant to the formation transactions and in conjunction with this offering:

•	Our operating partnership will receive a contribution of, or purchase, direct and indirect interests in a portfolio of properties owned by GI Partners in exchange for aggregate consideration with a value of $973.0 million, including $9.6 million in cash, assumption of indebtedness and units, having a total value of $ based upon the midpoint of the pricing range set forth on the cover page of this prospectus. It will also receive a contribution of properties and interests in properties from unaffiliated third parties in exchange for aggregate consideration with a value of $163.4 million, including $19.7 million in cash, assumption of indebtedness and units, having a total value of $ based upon the midpoint of the pricing range set forth on the cover page of this prospectus. We also expect to exercise our option from GI Partners to acquire the Carrier Center property in exchange for units.

•	We will sell shares of our common stock in this offering and an additional shares if the underwriters exercise their over-allotment option in full.

•	Immediately following the completion of this offering, GI Partners will make a pro rata allocation, in accordance with their respective interests and its constitutive documents, to its investors, CalPERS and Global Innovation Contributors, LLC, or GI Contributors, of a portion of the operating partnership units received by GI Partners in the formation transactions (having an aggregate value of approximately $134.4 million based on the midpoint of the pricing range indicated on the front cover of this prospectus). Immediately thereafter, we will purchase from CalPERS and GI Contributors these operating partnership units at a price per unit equal to the per share public offering price of our common stock in this offering, net of underwriting discounts and commissions and financial advisory fees. If the underwriters exercise their over-allotment option, GI Partners will make an additional pro rata allocation to CalPERS and GI Contributors of an aggregate number of operating partnership units equal to the number of shares sold pursuant to such exercise, and we will purchase such operating partnership units from CalPERS and GI Contributors at a price per unit equal to the per share public offering price of our common stock in this offering, net of underwriting discounts and commissions and financial advisory fees. The units purchased by us from CalPERS and GI Contributors will automatically convert from limited partner interests to general partner interests upon purchase. We structured the transaction in this manner because certain of GI Partners’ members, CalPERS and GI Contributors, wished to receive cash in connection with the formation transactions, while its other members did not. This structure is also consistent with the intent of GI Partners and its other members to not recognize taxable gain in connection with the formation transactions.

•	Our operating partnership will use certain of the properties to be contributed by GI Partners to secure approximately $155.0 million of new mortgage loans and will enter into an unsecured credit facility. We expect to draw down approximately $25.3 million on the facility in connection with the formation transactions, including $4.7 million we will incur in connection with our purchase of the remaining 25% interest in the eBay Data Center property in early 2005.

•

Our operating partnership will use a portion of the net proceeds of this offering, the new mortgage loans and amounts drawn under our unsecured credit facility, to repay approximately $304.3 million of indebtedness and prepayment penalties, including amounts to be repaid to an affiliate of Citigroup

Global Markets Inc., and we will repay GI Partners for $ loaned to us to pay costs related to this offering and the formation transactions.

•	Richard Magnuson, the chief executive officer of the advisor to GI Partners, and Michael Foust and Scott Peterson, both managing directors of GI Partners, will become executives of our company and our operating partnership. Additional professionals and consultants dedicated to GI Partners’ real estate business will become employees of our company and our operating partnership.

•	We will issue an aggregate of vested long-term incentive units and unvested options to purchase shares of our common stock to the executive chairman of our board of directors and our officers and certain key employees. These long-term incentive units will not be transferable for a period of three years from the date of grant and will not be redeemable or exchangeable for shares of our common stock. These long-term incentive units generally will be convertible into units only to the extent that our stock price increases after their issuance. After a conversion, the holder will have the same redemption and exchange rights as a holder of units in our operating partnership.

•	The number of units to be issued by our operating partnership in exchange for the initial properties was determined through negotiations among us and the contributors, based on the historical performance, growth prospects, leverage and other factors relating to the properties contributed by the various contributors. The value of the units that we issue in exchange for contributed property interests and other assets will increase or decrease if our common stock is priced above or below the midpoint of the range of prices shown on the front cover of this prospectus, and if the initial public offering price of our common stock is outside of the range set forth on the cover page of this prospectus, we may increase or decrease the number of shares in the offering. We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership or purchased by our operating partnership for cash in the formation transactions, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be given by us for these properties and other assets in the formation transactions may exceed their fair market value.

Upon completion of this offering and consummation of the formation transactions:

•	Purchasers of our common stock in this offering will own approximately % of our outstanding common stock, or approximately % on a fully diluted basis, and we will be the sole general partner of our operating partnership and will own approximately % of the units therein.

•	We expect to have total consolidated indebtedness of approximately $492.1 million.

Our Structure

The following diagram depicts our ownership structure upon completion of this offering, consummation of the formation transactions and exercise of the Carrier Center option. Our operating partnership will own the various properties depicted below directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings.

(1)	Reflects the purchase by us of an estimated units from the investors in GI Partners immediately following completion of this offering.
(2)	Excludes shares issuable with respect to stock options that have been granted but are not yet exercisable.
(3)	Reflects limited partnership interests held by our officers and directors in the form of vested long-term incentive units that will be issued in connection with this offering and the formation transactions.
(4)	This property will be held through a taxable REIT subsidiary.
(5)	Upon completion of this offering and consummation of the formation transactions, we will own a 75% tenancy-in-common interest in this property. Beginning in January 2005, we will have the right to acquire the remaining 25% interest in this property from a third party, which we intend to exercise.
(6)	Upon completion of this offering and consummation of the formation transactions, we will indirectly own a 98% interest in a subsidiary that holds the fee simple interest in this property. An unrelated third party holds the remaining 2% interest in this subsidiary.

Benefits to Contributors and Related Parties

Upon completion of this offering or in connection with the formation transactions, GI Partners and other related persons or entities will receive material benefits, as follows:

•	Aggregate consideration with a value of $973.0 million, including $9.6 million in cash, assumption of indebtedness and a % beneficial interest in our company on a fully diluted basis, comprised of units (with a total value of $ million based on the midpoint of the pricing range indicated on the front cover of this prospectus), in exchange for the contribution or sale of its interests in the property entities and other assets. The aggregate historical combined net tangible book value of the interests to be contributed to us by GI Partners was approximately $114.6 million as of June 30, 2004.

•	The release of guarantees by GI Partners of approximately $ million of indebtedness that will be repaid or assumed by us upon completion of this offering and consummation of the formation transactions.

•	Prior to contributing its interests in the entities that own the properties to us, GI Partners will be entitled to, and we anticipate that it will, cause these entities to make distributions to GI Partners in an aggregate amount that we currently anticipate to be approximately $ .

•	We are currently negotiating the terms of a transition services agreement with CB Richard Ellis Investors to provide us with transitional accounting and other services for an interim period subsequent to the completion of this offering and the consummation of the formation transactions. We will be required to pay CB Richard Ellis Investors a one-time fee of $58,500 for these services, and will also be required to reimburse CB Richard Ellis Investors for reasonable travel expenses.

•	Immediately following the completion of this offering, GI Partners will make a pro rata allocation, in accordance with their respective interests and with terms of its constitutive documents, to its investors, CalPERS and GI Contributors, of a portion of the operating partnership units received by GI Partners in the formation transactions (having a total value of approximately $134.4 million based on the midpoint of the pricing range indicated on the front cover of this prospectus), and immediately thereafter, we will purchase from these investors the operating partnership units allocated to them at a price per unit equal to the per share public offering price of our common stock in this offering, net of underwriting discounts and commissions and financial advisory fees payable to the underwriters. If the underwriters exercise their over-allotment option, GI Partners will make an additional pro rata allocation to CalPERS and GI Contributors of an aggregate number of operating partnership units equal to the number of shares sold pursuant to such exercise, and we will purchase such operating partnership units from CalPERS and GI Contributors at a price per unit equal to the per share public offering price, net of underwriting discounts and commissions and financial advisory fees payable to the underwriters. The units purchased by us from CalPERS and GI Contributors will automatically convert from limited partner interests to general partner interests upon purchase by us.

•	Richard Magnuson, the Executive Chairman of our board of directors, Michael Foust, our Chief Executive Officer and a member of our board of directors, and Scott Peterson, our Senior Vice President, Acquisitions, are minority investors in GI Contributors, and will receive in the aggregate less than 0.1% of the total cash paid by us to CalPERS and GI Contributors, consistent with the percentage of their total capital commitment in GI Partners.

•

CB Richard Ellis Investors, Richard Magnuson, Michael Foust and Scott Peterson are investors in Global Innovation Manager, LLC, or GI Manager, the manager of GI Partners. GI Manager is entitled under certain circumstances to share in distributions made by GI Partners to its investors, including distributions related to GI Partners’ ownership interest in our operating partnership. Under the terms of GI Partners’ constitutive agreement, GI Manager is only entitled to share in distributions after the other investors in GI Partners, CalPERS and GI Contributor, receive a return of their invested capital and a specified rate of return from their capital investments. Distributions from GI Partners to GI Manager are then distributed by GI Manager 50% to CB Richard Ellis Investors, and 50% to the GI Partners professionals including Messrs. Magnuson, Foust and Peterson. To date, no distributions have been made to GI Manager, and GI Partners has advised us that no distribution will be made to GI Manager in connection with the consummation of the formation transactions.

The contributors of the interests in 200 Paul Avenue and 1100 Space Park Drive will receive material benefits, as follows:

•	San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange collocation, LLC, referred to as the eXchange parties, are parties to a contribution agreement with our operating partnership pursuant to which the eXchange parties will contribute their interests in 200 Paul Avenue, 1100 Space Park Drive, the eXchange collocation business and other specified assets and liabilities to the operating partnership in exchange for aggregate consideration with a value of $153.6 million, including a % beneficial interest in our company on a fully diluted basis, comprised of units (with a total value of $ million based on the midpoint of the pricing range set forth on the cover page of this prospectus), $15 million in cash and the assumption of indebtedness. John O. Wilson, our Executive Vice President, Telecommunications Infrastructure, owns a 10% interest in the eXchange parties.

•	We have agreed to indemnify each eXchange party against adverse tax consequences in the event our operating partnership directly or indirectly, sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in 200 Paul Avenue or 1100 Space Park Drive until the earlier of the ninth anniversary of the completion of this offering and the date on which these contributors hold less than 25% of the units issued to them in the formation transactions. These tax indemnities do not apply to the disposition of a restricted property pursuant to a transaction described in Section 721, 1031 or 1033 of the Code, or other applicable non-recognition provision under the Code.

•	We agreed to make $20 million of indebtedness available for guaranty by these parties until the earlier of the ninth anniversary of the completion of this offering and the date on which these contributors or certain transferees hold less than 25% of the units issued to them in the formation transactions. Among other things, these guaranties of debt allow the eXchange parties to defer the recognition of gain in connection with the formation transactions.

•	We will enter into a property management agreement with the eXchange parties. Under the terms of the agreement, the eXchange parties will generally supervise the operation and management of the 200 Paul Avenue and 1100 Space Park Drive properties in exchange for a monthly management fee in the amount of 2% of the gross monthly rents and other revenues received from the properties. We will be responsible for all leasing commissions and costs of on-site employees of the eXchange parties. We will pay the eXchange parties additional fees to supervise major rehabilitation, remodeling, repair, or construction projects.

The contributor of the 10% minority interest in Univision Tower will receive material benefits, as follows:

•	Pacific-Bryan Partners, L.P., is party to a contribution agreement with our operating partnership pursuant to which Pacific-Bryan Partners, L.P., will contribute its 10% minority interest in Univision Tower to the operating partnership in exchange for units. We will assume or succeed to all of the contributor’s rights, obligations and responsibilities with respect to the property and the 10% interest in the property entity contributed.

•	An affiliate of the contributor of the 10% interest is the lender under an $18.0 million loan with respect to the property, which we intend to repay immediately after the completion of this offering.

Our senior officers will receive material benefits, including the following:

•	Mr. Magnuson will serve as Executive Chairman of our board. Mr. Foust will serve as our Chief Executive Officer. Mr. Stein will serve as our Chief Financial Officer and Chief Investment Officer. Mr. Peterson will serve as our Senior Vice President, Acquisitions. Mr. Wilson will serve as our Executive Vice President, Telecommunications Infrastructure. Each will be party to an employment agreement providing for salary, bonus and other benefits, including, potentially, severance upon a termination of employment under certain circumstances, and indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as officers.

•	We will issue to each of Messrs. Magnuson, Foust, Stein and Peterson that number of long-term incentive units of our operating partnership which is equal to 50%, 17%, 8.75% and 6.5%, respectively, of a management pool consisting of units, or approximately 3% of the total number of shares of our common stock expected to be outstanding on a fully diluted basis upon the completion of this offering. The long-term incentive units will not be transferable for a period of three years from the date of grant and will not be redeemable or exchangeable for shares of our common stock. The long-term incentive units generally will be convertible into units only to the extent that our stock price increases after their issuance. After a conversion, the holder will have the same redemption and exchange rights as a holder of units in our operating partnership.

•	Each of Messrs. Magnuson, Foust, Stein and Peterson will receive an incentive stock option to purchase that number of shares of our common stock which is equal to 15.5%, 15.5%, 10.0% and 10.0%, respectively, of a management pool consisting of options, or approximately 1.5% of the total number of shares of our common stock expected to be outstanding on a fully diluted basis upon the completion of this offering. The per share exercise price of such options will be equal to the initial public offering price. Subject to the executive’s continued employment with us, the options will vest in equal annual installments of 25% on each of the first four anniversaries of the date of grant. In the event of a change in control of our company, the options will vest in full.

Restrictions on Transfer

Under the partnership agreement of our operating partnership, except under certain circumstances, holders of operating partnership units do not have redemption or exchange rights for a period of 14 months and may not otherwise transfer their units for a period of 12 months following completion of this offering. In addition, our senior officers and directors have agreed not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible or exchangeable into our common stock (including units) owned by them at the completion of this offering or thereafter acquired by them for a period of one year after the completion of this offering without the consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Furthermore, our officers and directors have agreed not to sell or otherwise transfer any long-term incentive units granted to them under our incentive award plan for a period of three years from the date of grant.

Conflicts of Interest

Following the completion of this offering, there will be conflicts of interest with respect to certain transactions between the holders of units in our operating partnership, including GI Partners and certain executive officers, on the one hand, and us and our stockholders, on the other.

GI Partners and certain other contributors have ownership interests in the properties and in the other assets and liabilities to be contributed to our operating partnership in the formation transactions, including the properties subject to the Carrier Center option, and in the properties on which we have rights of first offer. Following the completion of this offering and the consummation of the formation transactions, we, under the agreements relating to the contribution of such interests, will have contractual rights to indemnification in the event of breaches of representations or warranties made by GI Partners and other contributors. In addition, GI Partners will enter into a non-competition agreement with us pursuant to which it will agree, among other things, not to engage in certain business activities in competition with us. Richard Magnuson, the Executive Chairman of our board of directors, is also the chief executive officer of the advisor to GI Partners. He, as well as certain of our other senior executives, have entered into employment agreements with us containing non-competition provisions. None of these contribution, option, right of first offer, employment and non-competition agreements was negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution, option, right of first offer, employment and non-competition agreements because of our desire to maintain our ongoing relationship with GI Partners and the other individuals involved.

GI Partners will also have a conflict of interest because our operating partnership executed the Carrier Center option and two right of first offer agreements with entities directly or indirectly owned by GI Partners and it could be economically beneficial to GI Partners if the operating partnership exercised this option or such rights of first offer.

An affiliate of Citigroup Global Markets Inc., one of our underwriters, is the lender under a bridge loan facility that has been made to GI Partners prior to this offering and will in its capacity as a lender receive a significant portion of the proceeds of this offering in addition to the underwriting discounts and commissions and financial advisory fees, reimbursement of some expenses and indemnification for some liabilities that may result from this offering. Additionally, we expect that affiliates of one or more of our underwriters may participate as agents or lenders under our unsecured credit facility. These transactions create potential conflicts of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts and commissions and financial advisory fees they will receive.

We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest and the limited partners of our operating partnership have agreed that if there is a conflict between the interests of our stockholders on the one hand and the limited partners on the other, we, as general partner of our operating partnership, will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders. In addition, we have adopted a policy requiring that any decision to acquire the right of first offer properties requires the consent of a majority of our independent directors.

Restrictions on Ownership of our Stock

Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, our charter documents generally prohibit any person from actually or constructively owning more than 9.8% of the outstanding shares of our common stock and 9.8% of the value of our outstanding capital stock. Our charter documents, however, do permit exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our tax status as a REIT.

Unsecured Credit Facility

We expect to enter into an unsecured credit facility prior to or concurrently with the completion of this offering. We expect to draw down approximately $25.3 million of this facility in connection with the formation transactions. We expect to use the unsecured credit facility to, among other things, finance the acquisition of properties, provide funds for tenant improvements and capital expenditures, and provide for working capital and other corporate purposes.

This Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares(1)

Common stock and operating partnership units to be outstanding after this offering	shares/units(1)(2)

Use of proceeds	We intend to use the net proceeds of this offering and borrowings under new mortgage loans and our unsecured credit facility, to:

•	repay certain existing indebtedness, including prepayment penalties;

•	purchase operating partnership units issued in connection with the formation transactions (having an aggregate value of approximately $134.4 million based on the midpoint of the pricing range indicated on the front cover of this prospectus) from the investors in GI Partners at a price per unit equal to the per share initial public offering price, net of underwriting discounts and commissions and financial advisory fees;

•	acquire the 75% and 25% interests in the eBay Data Center property for a total purchase price of $14.3 million;

•	pay $15.0 million of the consideration to acquire the 200 Paul Avenue and 1100 Space Park Drive properties;

•	repay GI Partners for amounts loaned to us for transaction expenses related to this offering and the formation transactions; and

•	fund general working capital and potentially to fund future acquisitions.

If the underwriters exercise their over-allotment option, we will purchase additional units from the investors in GI Partners in an amount equal to the number of shares sold pursuant to such exercise, at a price per unit equal to the per share public offering price, net of underwriting discounts and commissions and financial advisory fees.

New York Stock Exchange symbol	DLR

(1)	Excludes shares issuable upon exercise of the underwriters’ over-allotment option, shares available for future issuance under our incentive award plan and shares underlying options granted under our incentive award plan.
(2)	Includes units expected to be outstanding following consummation of the formation transactions and vested long-term incentive units to be granted under our incentive award plan that in each case may, subject to limits in the partnership agreement for our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing 14 months after the date of this prospectus.

Dividend Policy

We intend to pay regular quarterly dividends to holders of our common stock. We intend to pay a pro rata dividend with respect to the period commencing on the completion of this offering and ending             , 2004, based on $             per share for a full quarter. On an annualized basis, this would be $             per share, or an annual distribution rate of approximately             % based on the midpoint of the pricing range indicated on the front cover of this prospectus. We expect approximately             % of these distributions will represent a return of capital for the tax period ending December 31, 2004. We estimate that this initial dividend will represent approximately             % of estimated cash available for distribution for the 12 months ending June 30, 2005. We established this distribution rate based upon an estimate of cash available for distribution after this offering, which we have calculated based on adjustments to our pro forma net income before minority interests for the year ended December 31, 2003. We have estimated cash available for distribution for the sole purpose of determining our initial distribution amount. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (determined in accordance with accounting principles generally accepted in the United States of America, or GAAP) as an indicator of our liquidity or our ability to pay dividends or make other distributions. We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Dividends and other distributions made by us will be authorized and determined by our board of directors in their sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and the capital requirements of our company. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial dividend; however, we cannot assure you that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. If we have underestimated our cash available for distribution, we may need to increase our borrowings in order to fund our intended distributions. We expect our distributions to be greater than net income under GAAP because of non-cash expenses included in net income. We do not intend to reduce the expected distribution per share if the underwriters exercise their over-allotment option.

Our Tax Status

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2004. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net taxable income to our stockholders, excluding net capital gains. As a REIT, we generally will not be subject to federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property and the income of our taxable REIT subsidiaries will be subject to taxation at normal corporate rates.

Summary Selected Financial Data

The following table sets forth summary selected financial and operating data on a combined historical basis for the “Digital Realty Predecessor.” The Digital Realty Predecessor is comprised of the real estate activities and holdings of GI Partners related to the properties in our portfolio. We have not presented historical information for Digital Realty Trust, Inc. because we have not had any corporate activity since our formation other than the issuance of 200 shares of common stock in connection with the initial capitalization of our company and because we believe that a discussion of the results of Digital Realty Trust, Inc. would not be meaningful. The Digital Realty Predecessor combined historical financial information includes:

•	the wholly owned real estate subsidiaries and majority-owned real estate joint ventures that GI Partners intends to contribute to our operating partnership in connection with this offering;

•	an allocation of GI Partners’ line of credit to the extent that borrowings and related interest expense relate to (1) borrowings to partially fund acquisitions of the properties in our portfolio and (2) borrowings to pay asset management fees paid by GI Partners that were allocated to the properties in our portfolio; and

•	an allocation of the asset management fees paid to a related party and incurred by GI Partners, along with an allocation of the liability for any such fees that are unpaid as of the date of the financial statements and an allocation of GI Partners’ general and administrative expenses.

You should read the following summary selected financial data in conjunction with our combined historical consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are included elsewhere in this prospectus.

The historical combined balance sheet information as of December 31, 2003 and 2002 of the Digital Realty Predecessor and the combined statements of operations information for the years then ended and for the period from February 28, 2001 (inception) through December 31, 2001 of the Digital Realty Predecessor have been derived from the historical combined financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The historical combined balance sheet information as of June 30, 2004 and December 31, 2001 and the combined statements of operations information for the six months ended June 30, 2004 and 2003 have been derived from the unaudited combined financial statements of the Digital Realty Predecessor. In the opinion of the management of our company, the historical combined balance sheet information as of June 30, 2004 and the historical combined statements of operations for the six months ended June 30, 2004 and 2003 include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended June 30, 2004 are not necessarily indicative of the results to be obtained for the full fiscal year.

Our unaudited summary selected pro forma consolidated financial statements and operating information as of and for the six months ended June 30, 2004 and for the year ended December 31, 2003 assume completion of this offering and consummation of the formation transactions as of the beginning of the periods presented for the operating data and as of the stated date for the balance sheet data. Our pro forma consolidated financial statements include the effects of the acquisition by us of the properties acquired or expected to be acquired subsequent to June 30, 2004 along with the related financing transactions as if those acquisitions and financing transactions had occurred as of the beginning of the period presented for the operating data and as of the stated date for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company and the Digital Realty Predecessor

(Dollars in thousands, except per share data)

	Six Months Ended June 30,			Year ended December 31,			Period from February 28, 2001 (inception) through December 31,
	Pro Forma Consolidated	Historical Combined		Pro Forma Consolidated	Historical Combined		Historical Combined
	2004	2004	2003	2003	2003	2002	2001
	(Unaudited)	(Unaudited)		(Unaudited)
Statement of Operations Data:
Rental revenues	$60,658	$34,461	$22,298	$119,216	$50,099	$21,203	$—
Tenant reimbursements	11,180	5,397	4,317	22,288	8,661	3,894	—
Other revenues	2,320	1,712	4,222	6,016	4,328	458	12

Total revenues	74,158	41,570	30,837	147,520	63,088	25,555	12

Rental property operating and maintenance expenses	12,427	6,289	3,638	22,954	8,624	4,997	—
Property taxes	5,835	3,833	2,416	11,013	4,688	2,755	—
Insurance	1,230	562	208	2,278	626	83	—
Interest expense	14,406	7,878	4,099	28,575	10,091	5,249	—
Asset management fees to related party	—	1,592	1,592	—	3,185	3,185	2,663
Depreciation and amortization expense	21,629	12,218	7,187	42,569	16,295	7,659	—
General and administrative expenses	22,619	157	43	24,908	329	249	—
Other expenses	2,588	2,540	2,480	2,698	2,459	1,249	107

Total expenses	80,734	35,069	21,663	134,995	46,297	25,426	2,770

Income (loss) before minority interests (deficit)	(6,576)	6,501	9,174	12,525	16,791	129	(2,758)
Minority interests (deficit)	(3,606)	(56)	73	6,856	149	190	—

Net income (loss)	$(2,970)	$6,557	$9,101	$5,669	$16,642	$(61)	$(2,758)

Balance Sheet Data (at period end)(1)
Investments in real estate, after accumulated depreciation and amortization	$797,880	$582,737	$—	$—	$391,737	$212,009	$—
Total assets	1,010,017	731,237	—	—	479,698	269,836	1,893
Notes payable under line of credit	25,263	75,317	—	—	44,436	53,000	—
Notes payable under bridge loan	—	99,500	—	—	—	—	—
Mortgages and other secured loans	466,829	299,079	—	—	253,429	103,560	—
Total liabilities	541,687	509,684	—	—	328,303	183,524	903
Minority interests	256,440	3,250	—	—	3,444	3,135	—
Stockholders’/owner’s equity	211,890	218,303	—	—	147,951	83,177	990
Total liabilities and stockholders’/owner’s equity	1,010,017	731,237	—	—	479,698	269,836	1,893
Per Share Data:
Pro forma earnings per share—basic and diluted		—	—		—	—	—
Pro forma weighted average common shares outstanding—basic and diluted		—	—		—	—	—
Other Data:
Funds from operations(2)	15,067	—	—	55,094	—	—	—
Cash flows from:
Operating activities	—	15,008	13,343	—	28,986	9,645	(1,867)
Investing activities	—	(227,747)	(107,130)	—	(215,263)	(164,755)	(1,881)
Financing activities	—	211,833	92,225	—	187,873	158,688	3,748

(1)	Balance sheet data as of December 31, 2001 is unaudited.
(2)

We calculate funds from operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America, or GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. The following table sets forth a reconciliation of our pro forma funds from operations for the periods presented (in thousands):

	Pro Forma
	Six Months ended June 30, 2004	Year ended December 31, 2003
Pro forma income (loss) before minority interest in operating partnership but after minority interest in consolidated joint ventures	$(6,562)	$12,525
Plus: pro forma real estate depreciation and amortization	21,629	42,569

Pro forma funds from operations(a)	$15,067	$55,094

(a)	Pro forma funds from operations as set forth above includes $ million of compensation expense related to fully-vested long-term incentive units granted in connection with this offering and the formation transactions for the periods presented.

RISK FACTORS

Investment in our common stock involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring shares of our common stock offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward looking statements. Please refer to the section entitled “Forward Looking Statements.”

Risks Related to Our Business and Operations

Our properties depend upon the technology industry and the demand for technology-related real estate.

Our portfolio of properties consists primarily of technology-related real estate. A decline in the technology industry could lead to a decrease in the demand for technology-related real estate, which may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. We are susceptible to adverse developments in the technology industry (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, costs of complying with government regulations or increased regulation and other factors) and the technology-related real estate market (such as oversupply of or reduced demand for space). In addition, the rapid development of new technologies or adoption of new industry standards could render many of our tenants’ current products and services obsolete or unmarketable and contribute to a downturn in their businesses, increasing the likelihood of a default under their leases or that they become insolvent or file for bankruptcy.

We depend on significant tenants, and many of our properties are single-tenant properties or are currently occupied by single tenants.

As of June 30, 2004, the 20 largest tenants in our property portfolio represented approximately 74.1% of the total annualized rent generated by our properties. Our largest tenants by annualized rent are Savvis Communications and Qwest Communications. Savvis Communications leased 588,359 square feet of net rentable space as of June 30, 2004, representing approximately 12.6% of the total annualized rent generated by our properties. Qwest Communications leased 260,442 square feet of net rentable space as of June 30, 2004, representing approximately 7.9% of the total annualized rent generated by our properties. In addition, ten of our properties are occupied by single tenants. Our tenants may experience a downturn in their businesses, which may weaken their financial condition and result in their failure to make timely rental payments or their default under their leases. In the event of any tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.

The bankruptcy or insolvency of a major tenant also may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under the federal Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might authorize the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease. In either case, our claim for unpaid rent would likely not be paid in full. Currently, one tenant, Universal Access Global Holdings Inc., leasing approximately 22,562 square feet of net rentable space, is in bankruptcy. Since we acquired our first building in January 2002, 14 tenants in our buildings leasing approximately 474,000 square feet of net rentable space concluded bankruptcy proceedings. Of the 14 tenants, 8 tenants leasing approximately 370,000 square feet of net rentable space paid rent to us on an uninterrupted basis and affirmed their leases. Of the approximately 104,000 square feet of net rentable space that was rejected and terminated, we had re-leased approximately 21,000 square feet as of the date of this prospectus.

Our revenue and cash available for distribution to you could be materially adversely affected if any of our significant tenants were to become bankrupt or insolvent, or suffer a downturn in their business, or fail to renew their leases at all or renew on terms less favorable to us than their current terms.

Our portfolio of properties depends upon local economic conditions and is geographically concentrated in certain locations.

Our properties are located only in the Atlanta, Boston, Dallas, Denver, London, Los Angeles, Miami, New York, Phoenix, San Francisco and Silicon Valley metropolitan areas. We are dependent upon the local economic conditions in these markets, including local real estate conditions. Many of these markets have experienced downturns during the recent recession. Our operations may also be affected if too many competing properties are built in any of these markets. If there is a downturn in the economy in any of these markets, our operations and our revenue and cash available for distribution to you could be materially adversely affected. We cannot assure you that these markets will grow or will remain favorable to the technology industry.

In addition, our initial portfolio is geographically concentrated in the Boston, Dallas, Los Angeles, New York, San Francisco and Silicon Valley metropolitan markets. These markets comprised 9.9%, 19.5%, 8.9%, 6.4%, 11.0% and 28.9%, respectively, of annualized rent as of June 30, 2004 of the properties comprising our initial portfolio. As such, positive or negative changes in conditions in these markets in particular will impact our overall performance.

We have not obtained appraisals of the properties in connection with this offering and the consideration given by us in exchange for them may exceed their fair market value.

The majority of our initial properties are being contributed or sold by GI Partners, an affiliated entity, for aggregate consideration with a value of $973.0 million, including $9.6 million in cash, assumption of indebtedness and                  units, having a total value of $             based upon the midpoint pricing range set forth on the cover page of this prospectus. Conflicts of interest exist in connection with the transactions in which these properties are being contributed to our operating partnership. We have not obtained appraisals of the properties and other assets to be contributed to our operating partnership, nor any independent third-party valuations or fairness opinions in connection with the formation transactions. The negotiation with GI Partners of the contributions of the contributed properties was not conducted at arm’s length. The value of the units that we will give in exchange for contributed property interests and other assets and liabilities will increase or decrease if our common stock is priced above or below the midpoint of the pricing range indicated on the front cover of this prospectus. The initial public offering price of our common stock will be determined in consultation with the underwriters. Among the factors that will be considered are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution to you, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. As a result, the consideration to be given by us in exchange for the contribution of properties and other assets and liabilities in the formation transactions may exceed the fair market value of these properties and assets and liabilities.

The terms of the Carrier Center option agreement and the terms of the right of first offer agreements related to the Denver and Frankfurt properties also were not determined by arm’s-length negotiations, and such terms may be less favorable to us than those that may have been obtained through negotiations with third parties. It may never become economically attractive to exercise our operating partnership’s rights of first offer with respect to GI Partners’ Denver and Frankfurt properties based upon the price formulas set forth in such agreements. Our operating partnership’s rights of first offer on the Denver and Frankfurt properties expire on the date that is the earlier of five years following completion of this offering, the completion of the dissolution and winding up of GI Partners and the time GI Partners no longer owns the subject property. Thereafter, GI Partners could manage, own and operate such properties in competition with us or sell them to a competitor without restriction. In addition, the rights of first offer on the Denver and Frankfurt properties expire if our operating partnership declines to exercise its respective right and the property is sold to a third party within 180 days.

We have owned our properties for a limited time.

Upon completion of this offering and consummation of the formation transactions, we will own 22 properties located throughout the U.S. and one property located in London, England, containing a total of approximately 5.6 million net rentable square feet. All the properties have been under our management for less than three years, and 12 of the properties have been owned for less than one year. The properties may have characteristics or deficiencies unknown to us that could affect such properties’ valuation or revenue potential. There can be no assurance that the operating performance of the properties will not decline under our management.

We may have difficulty internalizing our asset management and accounting functions.

A significant portion of the asset management and general and administrative functions of our predecessor were performed by GI Partners’ related-party asset manager, an affiliate of CB Richard Ellis Investors. Such affiliate currently also provides all of our accounting and financial reporting services. Upon completion of this offering and consummation of the formation transactions, our asset management function will be internalized and we will undertake accounting and financial reporting obligations and carry out the majority of our general and administrative functions directly. We cannot assure you that we will successfully internalize these functions on the anticipated timetable or without incurring unanticipated costs. We are currently negotiating the terms of a transition services agreement with CB Richard Ellis Investors to provide us with transitional accounting and other services for an interim period that we anticipate will last approximately two fiscal quarters.

We have no operating history as a REIT or a public company.

We were formed in March 2004 and have no operating history as a REIT or a public company. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT or a public company. Failure to maintain REIT status would have an adverse effect on our cash available for distribution to you.

Tax protection provisions on certain properties could limit our operating flexibility.

In connection with the formation transactions, we have agreed with the third-party contributors who will contribute the direct and indirect interests in the 200 Paul Avenue and 1100 Space Park Drive properties to indemnify them against adverse tax consequences if we were to sell, convey, transfer or otherwise dispose of all or any portion of these interests, in a taxable transaction, in these properties. However, we can sell these properties in a taxable transaction if we pay the contributors cash in the amount of their tax liabilities arising from the transaction and tax payments. The 200 Paul Avenue and 1100 Space Park Drive properties represented 14.6% of our portfolio’s annualized rent as of June 30, 2004. These tax protection provisions apply for a period expiring on the earlier of the ninth anniversary of the completion of this offering and the date on which these contributors (or certain transferees) hold less than 25% of the units issued to them in the formation transactions. Although it may be in our stockholders’ best interest that we sell a property, it may be economically disadvantageous for us to do so because of these obligations. We have also agreed to make up to $20.0 million of debt available for these contributors to guarantee. We agreed to these provisions in order to assist these contributors in preserving their tax position after their contributions.

Potential losses may not be covered by insurance.

Upon completion of this offering, we plan to carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket policy. We will select policy specifications and insured limits which we believe to be appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We will not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. Some of our policies, like those covering losses due to floods, will be insured subject to limitations involving large deductibles or co-payments and policy limits which may not be sufficient to cover losses. Some of the properties we will own are located in California, an area especially subject to earthquakes. Together, these properties will represent approximately 50.0% of our portfolio’s annualized rent as of June 30, 2004. While we will carry earthquake insurance on our properties, the amount of our earthquake insurance coverage may not be sufficient to fully cover losses from earthquakes. In addition, we may discontinue earthquake or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage relative to the risk of loss.

In addition, many of our buildings contain extensive and highly valuable technology-related improvements. Under the terms of our leases, tenants generally retain title to such improvements and are obligated to maintain adequate insurance coverage applicable to such improvements and under most circumstances use their insurance proceeds to restore such improvements after a casualty. In the event of a casualty or other loss involving one of our buildings with extensive installed tenant improvements, our tenants may have the right to terminate their leases if we do not rebuild the base building within prescribed times. In such cases, the proceeds from the tenant’s insurance will not be available to us to restore the improvements, and our insurance coverage may be insufficient to replicate the technology-related improvements made by such tenant.

If we or one or more of our tenants experiences a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

Payments on our debt reduce cash available for distribution to you and may expose us to the risk of default under our debt obligations.

Upon completion of this offering, we anticipate that our total consolidated indebtedness will be approximately $492.1 million, and we may incur significant additional debt to finance future acquisition and development activities. Prior to or concurrently with the completion of this offering, we intend to enter into an unsecured credit facility. In addition, under our contribution agreement with respect to the 200 Paul Avenue and 1100 Space Park Drive properties, we have agreed to make available for guarantee up to $20.0 million of indebtedness and may enter into similar agreements in the future.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a significant portion of our debt bears interest at variable rates, increases in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow, cash available for distribution to you, per share trading price of our common stock and our ability to satisfy our debt service obligations could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

We may be unable to identify and complete acquisitions and successfully operate acquired properties.

We continually evaluate the market of available properties and may acquire technology-related real estate when opportunities exist. Our ability to acquire properties on favorable terms and successfully operate them may be exposed to the following significant risks:

•	potential inability to acquire a desired property because of competition from other real estate investors with significant capital, including both publicly traded REITs and institutional investment funds;

•	even if we are able to acquire a desired property, competition from other potential acquirors may significantly increase the purchase price;

•	even if we enter into agreements for the acquisition of technology-related real estate, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•	we may be unable to finance the acquisition on favorable terms or at all;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot finance property acquisitions on favorable terms, or operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow, cash available for distribution to you, per share trading price of our common stock and ability to satisfy our debt service obligations could be materially adversely affected.

We may be unable to source off-market deal flow in the future.

A key component of our growth strategy is to continue to acquire additional technology-related real estate. To date, more than half of our acquisitions were acquired before they were widely marketed by real estate brokers, or “off-market.” Properties that are acquired off-market are typically more attractive to us as a purchaser because of the absence of a competitive bidding environment, which could potentially lead to higher prices. We obtain access to off-market deal flow from numerous sources. CBRE has assisted us in acquiring three of our properties in off-market transactions. Although CBRE will continue to own an indirect interest in us following completion of this offering through its ownership interest in GI Partners, CBRE may dispose of its interest in the future and we cannot assure you that CBRE will continue to assist us with obtaining off-market deal flow in the future. If we cannot obtain off-market deal flow in the future, our ability to locate and acquire additional properties at attractive prices could be adversely affected.

We face significant competition, which may decrease or prevent increases of the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of real estate, many of which own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow, cash available for distribution to you, per share trading price of our common stock and ability to satisfy our debt service obligations could be materially adversely affected.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire.

As of June 30, 2004, leases representing 0.9% and 0.7% of the square footage of the properties in our portfolio are scheduled to expire in the remainder of 2004 and 2005, respectively, and an additional 12.9% of the square footage of the properties in our portfolio was available. We cannot assure you that leases will be renewed or that our properties will be re-leased at net effective rental rates equal to or above the current average net effective rental rates. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases are scheduled to expire, our financial condition, results of operations, cash flow, cash available for distribution to you, per share trading price of our common stock and our ability to satisfy our debt service obligations could be materially adversely affected.

Our growth depends on external sources of capital which are outside of our control.

In order to maintain our qualification as a REIT, we are required under the Code to annually distribute at least 90% of our net taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we rely on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

Our unsecured credit facility will restrict our ability to engage in some business activities.

We anticipate that our unsecured credit facility will contain customary negative covenants and other financial and operating covenants that, among other things:

•	restrict our ability to incur additional indebtedness;

•	restrict our ability to make certain investments;

•	restrict our ability to merge with another company;

•	restrict our ability to make distributions to stockholders;

•	require us to maintain financial coverage ratios; and

•	require us to maintain a pool of unencumbered assets approved by the lenders.

These restrictions could cause us to default on our unsecured credit facility or negatively affect our operations and our ability to make distributions to our stockholders.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. We will seek to maintain sufficient control of such entities to permit them to achieve our business objectives.

Upon completion of this offering, we will own a 75% tenancy-in-common interest in the eBay Data Center property and an unrelated third party will hold the remaining 25% of the tenancy-in-common. Although we have the right to manage and direct the eBay Data Center property’s operations, including financing, sale or exchange, our rights to incur indebtedness or sell the property under the co-tenancy agreement are limited in certain circumstances.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts of key personnel, particularly Michael Foust, our Chief Executive Officer, A. William Stein, our Chief Financial Officer and Chief Investment Officer, and Scott Peterson, our Senior Vice President, Acquisitions. Among the reasons that they are important to our success is that each has a national or regional industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential tenants and industry personnel. If we lost their services, our business and investment opportunities and our relationships with lenders, existing and prospective tenants and industry personnel could diminish.

Many of our other senior executives also have strong technology and real estate industry reputations, which aid us in identifying opportunities, having opportunities brought to us, and negotiating with tenants and build-to-suit prospects. While we believe that we could find replacements for all of these key personnel, the loss of their services could materially and adversely affect our operations because of diminished relationships with lenders, existing and prospective tenants and industry personnel.

Failure to hedge effectively against interest rate changes may adversely affect results of operations.

We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest cap agreements and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such an agreement is not legally enforceable. We have adopted a policy relating to the use of derivative financial instruments to hedge interest rate risks related to our borrowings. This policy governs our use of derivative financial instruments to manage the interest rates on our variable rate borrowings. Our policy states that we will not use derivatives for speculative or trading purposes and intend only to enter into contracts with major financial institutions based on their credit rating and other factors, but we may choose to change these policies in the future. Upon completion of this offering, we expect to enter into interest rate swap agreements for $149.8 million of our variable rate debt. As a result, we expect that upon completion of this offering, approximately 80.0% of our total indebtedness will be subject to fixed interest rates. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations.

Our properties may not be suitable for lease to traditional office tenants without significant expenditures or renovations.

Because many of our properties contain extensive tenant improvements installed at our tenants’ expense, they may be better suited for a specific technology industry tenant and could require modification in order for us to re-lease vacant space to another technology industry tenant. Generally, our properties also may not be suitable for lease to traditional office tenants without significant expenditures or renovations.

Ownership of properties located outside of the United States subjects us to foreign currency and other risks which may adversely impact our ability to make distributions.

Upon completion of this offering, we will own one property located outside of the U.S. and we will have a right of first offer with respect to a second property. The ownership of properties located outside of the U.S. subjects us to foreign currency risk from potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. We expect that our principal foreign currency exposures will be to the Pound Sterling (U.K.). As a result, changes in the relation of any such foreign currency to U.S. dollars will affect our revenues and operating margins, may materially adversely impact our financial condition, results of operations, cash flow, cash available for distribution to you, per share trading price of our common stock and ability to satisfy our debt obligations.

We intend to attempt to mitigate the risk of currency fluctuation by financing our properties in the local currency denominations, although we cannot assure you that this will be effective. We may also engage in direct hedging activities to mitigate the risks of exchange rate fluctuations. If we do engage in foreign currency exchange rate hedging activities, any income recognized with respect to these hedges (as well as any foreign currency gain recognized with respect to changes in exchange rates) may not qualify under the 75% gross income test or the 95% gross income test that we must satisfy annually in order to qualify and maintain our status as a REIT.

Foreign real estate investments also involve certain risks not generally associated with investments in the United States. These risks include unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, potential imposition of adverse or confiscatory taxes, possible currency transfer restrictions, expropriation, difficulty in enforcing obligations in other countries and the burden of complying with a wide variety of foreign laws.

Risks Related to the Real Estate Industry

Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

Our ability to pay expected dividends to our stockholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution to you and the value of our properties. These events include:

•	local oversupply, increased competition or reduction in demand for technology-related space;

•	inability to collect rent from tenants;

•	vacancies or our inability to rent space on favorable terms;

•	inability to finance property development and acquisitions on favorable terms;

•	increased operating costs, including insurance premiums, utilities and real estate taxes;

•	costs of complying with changes in governmental regulations;

•	the relative illiquidity of real estate investments; and

•	changing submarket demographics.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would materially adversely affect our financial condition, results of operations, cash flow, cash available for distribution to you, per share trading price of our common stock and ability to satisfy our debt service obligations.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to adverse changes in the performance of such properties may be limited, thus harming our financial condition. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of war and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

We could incur significant costs related to government regulation and private litigation over environmental matters.

Under various laws relating to the protection of the environment, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property, and may be required to investigate and clean up such contamination at that property or emanating from that property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. Previous owners used some of our properties for industrial and retail purposes, so those properties may contain some level of environmental contamination. The presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability or materially adversely affect our ability to sell, lease or develop the real estate or to borrow using the real estate as collateral.

Some of the properties may contain asbestos-containing building materials. Environmental laws require that asbestos-containing building materials be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. These laws may also allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

In addition, some of our tenants, particularly those in the biotechnology and life sciences industry and those in the technology manufacturing industry, routinely handle hazardous substances and wastes as part of their operations at our properties. Environmental laws and regulations subject our tenants, and potentially us, to liability resulting from these activities or from previous industrial or retail uses of those properties. Environmental liabilities could also affect a tenant’s ability to make rental payments to us. We require our tenants to comply with these environmental laws and regulations and to indemnify us for any related liabilities.

Existing conditions at some of our properties may expose us to liability related to environmental matters.

Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our initial portfolio. Each of the site assessments has been either completed or updated since January 1, 2002, except 36 Northeast Second Street and Univision Tower. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the recent site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations. However, the assessments may have failed to reveal all environmental conditions, liabilities or compliance concerns. Material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability.

We cannot assure you that costs of future environmental compliance will not affect our ability to make distributions to you or that such costs or other remedial measures will not have a material adverse effect on our business, assets or results of operations.

Our properties may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that the properties in our portfolio substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of the properties in our portfolio is not in compliance with the ADA, then we would be required to incur additional costs to bring the property into compliance. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation. If we incur substantial costs to comply with the ADA and any other similar legislation, our financial condition, results of operations, cash flow, cash available for distribution to you, per share trading price of our common stock and our ability to satisfy our debt service obligations could be materially adversely affected.

We may incur significant costs complying with other regulations.

The properties in our portfolio are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. We believe that the properties in our portfolio are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will materially adversely impact our financial condition, results of operations, cash flow, cash available for distribution to you, the per share trading price of our common stock and our ability to satisfy our debt service obligations.

Risks Related to Our Organizational Structure

Conflicts of interest exist or could arise in the future with holders of units in our operating partnership.

Conflicts of interest exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, as general partner, have fiduciary duties to our operating partnership and to the limited partners under Maryland law in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. The partnership agreement of our operating partnership provides that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders.

Unless otherwise provided for in the relevant partnership agreement, Maryland law generally requires a general partner of a Maryland limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, agents and employees, will not be liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived if we, or such officer, director, agent or employee acted in good faith. In addition, our operating partnership is required to indemnify us, and our officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty, (2) the indemnified party received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

The provisions of Maryland law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect were it not for the partnership agreement.

We are also subject to the following additional conflicts of interest with holders of units in our operating partnership:

We may pursue less vigorous enforcement of terms of contribution and other agreements because of conflicts of interest with GI Partners and certain of our officers.    GI Partners and certain other contributors have ownership interests in the properties and in the other assets and liabilities to be contributed to our operating partnership in the formation transactions, including the properties subject to the Carrier Center option, and in the properties on which we have rights of first offer. Following the completion of this offering and the consummation of the formation transactions, we, under the agreements relating to the contribution of such interests, will have contractual rights to indemnification in the event of breaches of representations or warranties made by GI Partners and other contributors. In addition, GI Partners will enter into a non-competition agreement with us pursuant to which it will agree, among other things, not to engage in certain business activities in competition with us. Richard Magnuson, the Executive Chairman of our board of directors, is also the chief executive officer of the advisor to GI Partners. He, as well as certain of our other senior executives, have entered into employment agreements with us containing non-competition provisions. None of these contribution, option, right of first offer, employment and non-competition agreements was negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution, option, right of first offer, employment and non-competition agreements because of our desire to maintain our ongoing relationship with GI Partners and the other individuals involved.

Tax consequences upon sale or refinancing.    Sales of properties and repayment of related indebtedness will have different effects on holders of units in our operating partnership than on our stockholders. The parties contributing the 200 Paul Avenue and 1100 Space Park Drive properties to our operating partnership would incur adverse tax consequences upon the sale of these properties and on the repayment of related debt which differ from the tax consequences to us and our stockholders. Consequently, these holders of units in our operating partnership, including John Wilson, our Executive Vice President, Telecommunications Infrastructure, may have different objectives regarding the appropriate pricing and timing of any such sale or repayment of debt. While we have exclusive authority under the limited partnership agreement of our operating partnership to determine when to refinance or repay debt or whether, when, and on what terms to sell a property, any such decision would require the approval of our board of directors. Certain of our directors and executive officers could exercise their influence in a manner inconsistent with the interests of some, or a majority, of our stockholders, including in a manner which could prevent completion of a sale of a property or the repayment of indebtedness.

Our charter and Maryland law contain provisions that may delay, defer or prevent a change of control transaction.

Our charter contains a 9.8% ownership limit.    Our charter, subject to certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership of no more than 9.8% of the outstanding shares of our common stock and 9.8% of the value of our outstanding capital stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from the ownership limit. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose direct or indirect ownership of in excess of 9.8% of the outstanding shares of our common stock or in excess of 9.8% of the value of our outstanding capital stock could jeopardize our status as a REIT. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The ownership limit may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

We could increase the number of authorized shares of stock and issue stock without stockholder approval.    Our charter authorizes our board of directors, without stockholder approval, to increase the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock and to set the preferences, rights and other terms of such classified or unclassified shares. Although our board of directors has no such intention at the present time, it could establish a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Certain provisions of Maryland law could inhibit changes in control.    Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have opted out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL by resolution of our board of directors, and in the case of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our company’s board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Title 3, Subtitle 8 of the MGCL, or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects. Further, our partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock, unless in connection with such transaction we obtain the consent of at least 35% of the partners of our operating partnership (including units held by us), and certain other conditions are met.

Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our board of directors adopted a policy of limiting our indebtedness to 60% of our total market capitalization. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio), excluding options issued under our incentive award plan, plus the aggregate value of the units not held by us, plus the book value of our total consolidated indebtedness. However, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged which could result in an increase in our debt service and which could materially adversely affect our cash flow and our ability to make expected distributions to you. Higher leverage also increases the risk of default on our obligations.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Upon completion of this offering, as permitted by the MGCL, our charter will limit the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter will authorize us to obligate our company, and our bylaws will require us, to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would have significant adverse consequences to us and the value of our stock.

We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes under the Code. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in the prospectus are not binding on the IRS or any court. If we lose our REIT status, we will face serious tax consequences that would substantially reduce our cash available for distribution to you for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as ordinary dividend income to the extent of our current and accumulated earnings and profits. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would materially adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may materially adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer. In addition, our taxable REIT subsidiaries will be subject to tax as regular corporations in the jurisdictions in which they operate, including, in the case of the entity holding Camperdown House, the United Kingdom.

To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

Risks Related to this Offering

Affiliates of our underwriters will receive benefits in connection with this offering and the formation transactions.

An affiliate of Citigroup Global Markets Inc., one of our underwriters, will receive benefits from this offering and the formation transactions in addition to customary underwriting discounts and commissions and financial advisory fees, reimbursement of some expenses and indemnification for some liabilities that may result from this offering. These benefits consist of the repayment of a $243.7 million bridge loan made by an affiliate of Citigroup Global Markets Inc. prior to this offering. Additionally, we expect that affiliates of one or more of our underwriters may participate as agents or lenders under our unsecured credit facility. Therefore, the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts and commissions and financial advisory fees they will receive because some of the underwriters will also receive in their capacity as lenders a significant portion of the proceeds from the offering. These transactions create potential conflicts of interest for the underwriters.

Estimated initial cash available for distribution to you may not be sufficient to pay dividends at expected levels.

Our estimated initial annual distributions represent         % of our estimated initial cash available for distribution to you for the 12 months ending June 30, 2005 as calculated in “Dividend Policy.” We are party to debt agreements that contain lockbox and cash management provisions, and if our properties do not generate sufficient cash flow, we may be required to fund distributions from working capital or borrowings or reduce such distributions. We expect         % of these distributions will represent a return of capital during the tax period ending December 31, 2004. Accordingly, we may be unable to pay our estimated initial annual distribution to stockholders out of cash available for distribution to you as calculated in “Dividend Policy.” If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions or reduce the amount of such distributions. In the event the underwriters exercise their over-allotment option, pending investment of the proceeds therefrom, our ability to pay such distributions out of cash from our operations may be further materially adversely affected.

Differences between the book value of contributed properties and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock.

As of June 30, 2004, the aggregate historical combined net tangible book value of the interests and assets to be transferred to our operating partnership was approximately $             million, or $             per share of our common stock held by GI Partners, assuming the exchange of units into shares of our common stock on a one-for-one basis. As a result, the pro forma net tangible book value per share of our common stock after the completion of this offering and consummation of the formation transactions will be less than the initial public offering price. The purchasers of our common stock offered hereby will experience immediate and substantial dilution of $             per share in the pro forma net tangible book value per share of our common stock.

Market interest rates may have an effect on the value of our common stock.

One of the factors that may influence the price of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield. Higher interest rates would likely increase our borrowing costs and potentially decrease cash available for distribution. Thus, higher market interest rates could cause the market price of our common stock to go down.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of a substantial number of shares of our common stock in the public market, or upon exchange of units, or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock.

All holders of the              units issued in the formation transactions have the right to require us to register their common stock with the SEC. The holders of these units are restricted, except under limited circumstances, from exercising their redemption rights for a period of 14 months and may not otherwise transfer their units for a period of 12 months. Our officers and directors have agreed not to sell or otherwise transfer any of the              long-term incentive units granted to them for a period of three years from the date of grant. In addition, after completion of this offering, we intend to register the              remaining shares of common stock that we have reserved for issuance under our 2004 equity incentive plan, and once we register these shares they can generally be freely sold in the public market after issuance. Our directors and executive officers have agreed with the underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of common stock or other securities convertible or exchangeable into our common stock for a period of one year after the date of this prospectus. If any or all of these holders cause a large number of their shares to be sold in the public market, the sales could reduce the trading price of our common stock and could impede our ability to raise future capital.

The exercise of the underwriters’ over-allotment option, the exchange of units for common stock, the exercise of any options granted to certain directors, executive officers and other employees under our incentive award plan, the issuance of our common stock or units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of units, options, shares of our common stock reserved for issuance as restricted shares of our common stock or upon exchange of units may materially adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

There is currently no public market for our common stock. An active trading market for our common stock may not develop following this offering.

There has not been any public market for our common stock prior to this offering. We intend to apply to have our common stock listed on the NYSE following the completion of this offering. We cannot assure you, however, that an active trading market for our common stock will develop after this offering or, if one develops, that it will be sustained. In the absence of a public market, you may be unable to liquidate an investment in our common stock. We and our underwriters will determine the initial public offering price. The price at which shares of our common stock trade after the completion of this offering may be lower than the price at which the underwriters sell them in this offering.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus; and

•	general market and economic conditions.

Future offerings of debt or equity securities, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including medium-term notes, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in our markets;

•	general economic conditions;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to maintain our status as a REIT;

•	environmental uncertainties and risks related to natural disasters;

•	financial market fluctuations;

•	changes in foreign currency exchange rates; and

•	changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs, they are not guaranties of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

We estimate we will receive gross proceeds from this offering of $306.0 million, or approximately $351.9 million if the underwriters exercise their over-allotment option in full. After deducting the underwriting discounts and commissions, financial advisory fees and estimated expenses of this offering (including $                 loaned to us by GI Partners to pay costs related to this offering and the formation transactions), we expect net proceeds from this offering of approximately $278.6 million, or approximately $321.3 million if the underwriters exercise their over-allotment option in full.

In addition, concurrent with the completion of this offering, our operating partnership will use the fee simple interests in six properties to secure approximately $155.0 million of new mortgage loans and will borrow approximately $25.3 million from funds we expect to be available under our new unsecured credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering” for a description of the indebtedness we will incur.

We will use the net proceeds from this offering, the new mortgage loans and borrowings under our new unsecured credit facility to:

•	purchase operating partnership units issued in connection with the formation transactions (having an aggregate value of approximately $134.4 million based on the midpoint of the pricing range indicated on the front cover of this prospectus) from the investors in GI Partners at a price per unit equal to the per share public offering price of our common stock in this offering, net of underwriting discounts and commissions and financial advisory fees payable to the underwriters;

•	pay the $15.0 million cash portion of the consideration to acquire the 200 Paul Avenue and 1100 Space Park Drive properties. See “Certain Relationships and Related Transactions—200 Paul Avenue and 1100 Space Park Drive Contribution Agreement”;

•	acquire the 75% and 25% interests in the eBay Data Center property for a total of $14.3 million;

•	repay approximately $243.7 million under a bridge loan facility with an affiliate of Citigroup Global Markets Inc. The loan will be used to finance the acquisition of, and will be secured by, seven of our properties and the rights to the partnership distribution proceeds for one property; and

•	repay an aggregate of approximately $56.1 million of mortgage loans, other secured loans and notes payable under GI Partners’ line of credit, including prepayment penalties, as more fully described below.

In addition, if the underwriters exercise their over-allotment option, we will purchase additional units from the investors in GI Partners in an amount equal to the number of shares sold pursuant to such exercise at a price per unit equal to the per share public offering price of our common stock in this offering, net of underwriting discounts and commissions and financial advisory fees payable to the underwriters.

Any net proceeds remaining after the uses set forth above will be used to fund general working capital and potentially to fund future acquisitions. Pending application of cash proceeds, we will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to qualify for taxation as a REIT.

If the initial public offering price of our common stock is at the low end of the pricing range indicated on the front cover of this prospectus, our operating partnership intends to borrow funds under our unsecured credit facility and use these funds, in addition to the net proceeds of this offering, to make the payments set forth above.

A tabular presentation of our estimated use of proceeds from this offering is as follows:

	Dollar Amount	Percentage of Gross Proceeds
	(In thousands)
Gross offering proceeds	$306,000	100.0%
Underwriting discounts and commissions	21,407	7.0
Other expenses of the offering	6,000	2.0

Net offering proceeds	$278,593	91.0%

Purchase operating partnership units issued in connection with the formation transactions from investors in GI Partners	$125,000	40.8%
Repay amounts under the bridge loan facility	153,593	59.2

Total net offering proceeds used	$278,593	100.0%

In connection with the formation transactions, we intend to repay to an affiliate of Citigroup Global Markets Inc. a $243.7 million secured bridge loan obtained for purposes of providing temporary financing for the acquisition of AboveNet Data Center, Brea Data Center, Comverse Technology Building, Hudson Corporate Center, Savvis Data Center, Siemens Building, Webb at LBJ and Carrier Center. As summarized above, a portion of the proceeds from the offering, totaling $153,593, will be used to partially fund this repayment. The remaining outstanding balance will be repaid through proceeds from the $155.0 million new mortgage loan that is expected to close upon completion of this offering. The interest rate on the $243.7 million secured bridge loan is LIBOR plus 2.0% and it matures in August 2005, except that if we consummate this offering prior to December 31, 2004, then this loan will mature on December 31, 2004. If this offering is consummated after December 31, 2004, then the maturity of this loan will accelerate to the closing date of this offering, subject to a three-month extension option in the event the closing of this offering occurs before September 30, 2005.

In connection with the formation transactions, we intend to repay an approximate $14.0 million loan secured by our interest in the ASM Lithography Facility, which bears interest at a rate of LIBOR plus 2.75% (but at least 4.75%) per annum, that was incurred on June 30, 2003 and matures on June 30, 2006, with two one-year extensions available.

In addition, in connection with the formation transactions, we intend to repay an aggregate of $42.1 million of mortgage, mezzanine and revolving indebtedness, including prepayment penalties, with a weighted average interest rate of approximately 5.48% and an average remaining term to maturity of approximately 1.5 years as of March 31, 2004. The amounts loaned to us by GI Partners to pay costs related to this offering and the formation transactions that we will repay do not bear interest and are payable upon 10 days’ notice.

DIVIDEND POLICY

We intend to pay regular quarterly dividends to holders of our common stock. We intend to pay a pro rata initial dividend with respect to the period commencing on the completion of this offering and ending                 , 2004, based on $             per share for a full quarter. On an annualized basis, this would be $             per share, or an annual distribution rate of approximately             % based on an estimated initial public offering price at the midpoint of the pricing range indicated on the front cover of this prospectus. We estimate that this initial annual distribution rate will represent approximately             % of estimated cash available for distribution for the 12 months ending June 30, 2005. Our intended initial annual distribution rate has been established based on our estimate of cash available for distribution for the 12 months ending June 30, 2005, which we have calculated based on adjustments to our pro forma income before minority interests for the year ended December 31, 2003. This estimate was based on our predecessor’s historical operating results and does not take into account our growth strategy. In estimating our cash available for distribution for the 12 months ending June 30, 2005, we have made certain assumptions as reflected in the table and footnotes below.

Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. Our estimate also does not reflect the amount of cash estimated to be used for investing activities for acquisition and other activities, other than a provision for recurring capital expenditures, and amounts estimated for leasing commissions and tenant improvements for renewing space. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled loan principal payments on mortgage and other indebtedness that will be outstanding upon completion of this offering. Any such investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining the amount of our initial annual distribution rate. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make other distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future dividends or other distributions.

We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Dividends and other distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described below. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate; however, we cannot assure you that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. We do not intend to reduce the expected dividends per share if the underwriters exercise their over-allotment option; however, this could require us to pay dividends from net offering proceeds.

We anticipate that, at least initially, our distributions will exceed our then current and then accumulated earnings and profits as determined for U.S. federal income tax purposes due to the write-off of prepayment fees paid with offering proceeds and non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, a portion of these distributions may represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a taxable U.S. stockholder under current U.S. federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce the adjusted basis of the common stock. In that case, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they generally will be treated as a capital gain

realized from the taxable disposition of those shares. We expect that approximately         % of our estimated initial annual distribution will represent a return of capital for the tax period ending December 31, 2004. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “Federal Income Tax Considerations.”

We cannot assure you that our estimated dividends will be made or sustained or that our board of directors will not change our dividend policy in the future. Any dividends or other distributions we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

U.S. Federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. For more information, please see “Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to make some distributions.

The following table describes our pro forma income before minority interests for the year ended December 31, 2003, and the adjustments we have made thereto in order to estimate our initial cash available for distribution for the 12 months ending June 30, 2005 (amounts in thousands except share data, per share data, square footage data and percentages):

Pro forma income before minority interests for the year ended December 31, 2003	$12,525
Less: pro forma loss before minority interests for the six months ended June 30, 2003	3,201
Add: pro forma loss before minority interests for the six months ended June 30, 2004	(6,576)

Pro forma income before minority interests for the 12 months ended June 30, 2004	9,150
Add: pro forma real estate depreciation and amortization(1)	42,913
Add: non-cash expense related to lease terminations	2,370
Add: net increases in contractual rent income(2)	3,427
Less: net decreases in contractual rent income due to lease expirations, assuming no renewals(3)	(1,787)
Less: increased interest expense due to interest rate swaps(4)	(1,855)
Less: net effect of straight line rents and acquired lease obligations(5)	(11,513)
Add: non-cash compensation expense(6)	20,584
Add: financing costs, net of accretion of loan discounts(7)	2,124

Estimated cash flow from operating activities for the 12 months ending June 30, 2005	65,413
Estimated cash flows used in investing activities:
Less: estimated annual provision for recurring tenant improvements and leasing commissions(8)	(1,077)
Less: estimated annual provision for recurring capital expenditures(9)	(890)

Total estimated cash flows used in investing activities	(1,967)

Estimated cash flows used in financing activities—scheduled mortgage loan principal payments(10)	(7,599)

Estimated cash flow available for distribution for the 12 months ending June 30, 2005	55,847

Our share of estimated cash available for distribution(11)	$25,277

Minority interests’ share of estimated cash available for distribution	$30,570

Total estimated initial annual distributions to stockholders

Estimated initial annual distribution per share(12)

Payout ratio based on our share of estimated cash available for distribution(13)

(1)	Pro forma real estate depreciation and amortization for the 12 months ended December 31, 2003	$42,569
	Less: Pro forma real estate depreciation and amortization for the six months ended June 30, 2003	(21,285)
	Add: Pro forma real estate depreciation and amortization for the six months ended June 30, 2004	21,629

		$42,913

(2)	Represents the net increases in contractual rental income net of expenses and contractual rent abatements from existing leases and from new leases and renewals that were not in effect for the entire 12-month period ended June 30, 2004 or that will go into effect during the 12 months ending June 30, 2005 based upon leases entered into between July 1, 2004 and August 31, 2004.

(3)	Assumes no lease renewals or new leases (other than month-to-month leases) for leases expiring after June 30, 2004 unless a new or renewal lease had been entered into by August 31, 2004.

(4)	Represents additional interest expense due to interest swap agreements to be entered into upon completion of this offering.

(5)	Represents the conversion of estimated rental revenues on in-place leases for the 12 months ending June 30, 2005 from GAAP basis to a cash basis of recognition. The adjustment has been computed as follows:

	Reverse pro forma straight line rent adjustment for the 12 months ended June 30, 2004	$(12,825)
	Less: Amortization of above market leases, net of amortization of below market leases	(94)
	Add: Contractual rent increases during the 12 months ended June 30, 2005	2,515
	Less: Contractual rent abatements during the 12 months ended June 30, 2005	(1,109)

		$(11,513)

(6)	Pro forma compensation expense related to awards of fully-vested long-term incentive units and stock options that vest over a four year period.

(7)	Pro forma amortization of financing costs for the 12 months ended June 30, 2004.

(8)	Reflects estimated provision for tenant improvement costs and lease commissions for the 12 months ended June 30, 2005 based on the weighted average tenant improvement costs and leasing commissions expenditures for renewed and retenanted space at the properties in our portfolio incurred during the 12 months ended December 31, 2002 and 2003 and for the six months ended June 30, 2004, multiplied by the number of rentable square feet of leased space for which leases expire in our portfolio during the 12 months ending June 30, 2005. The weighted average annual per square foot cost of tenant improvements and leasing commissions expenditures at the properties in our portfolio is presented below:

		Year Ended December 31,		Six Months Ended June 30, 2004	Weighted Average January 1, 2002- June 30, 2004
		2002	2003
	Average tenant improvement costs and lease commissions per square foot	$18.84	$13.06	$26.70	$17.13
	Square feet for which leases expire during the 12 months ending June 30, 2005				62,865

	Total estimated tenant improvement costs and leasing commissions for the 12 months ending June 30, 2005				$1,077

	We have commitments under leases in effect as of June 30, 2004 for $2.2 million of tenant improvement costs and leasing commissions to be incurred during the twelve months ending June 30, 2005. We have an existing reserve of $2.2 million from cash on-hand that we expect to cover the entire amount of these commitments.

(9)	For the 12 months ending June 30, 2005, the estimated cost of recurring building improvements (excluding costs of tenant improvements) at the properties in our portfolio is approximately $889,623, based on the weighted average annual capital expenditures cost of $0.16 per square foot at the properties in our portfolio incurred during the 12 months ended December 31, 2002 and 2003 and the six months ended June 30, 2004 multiplied by 5,560,142 net rentable square feet in our portfolio. The following table sets forth certain information regarding historical recurring capital expenditures at the properties in our portfolio through June 30, 2004.

		Year Ended December 31,		Six Months Ended June 30, 2004	Weighted Average January 1, 2002- June 30, 2004
		2002	2003
	Recurring capital expenditures	$208,758	$388,636	$397,606
	Total square feet	1,145,182	2,792,266	5,560,142
	Recurring capital expenditure per square foot	$0.18	$0.14	$0.07	$0.16

	We currently do not have any contractual commitments with respect to nonrecurring capital expenditures.

(10)	Represents scheduled amortization payments of mortgage loan principal due during the 12 months ending June 30, 2005.

(11)	Our share of estimated cash available for distribution and estimated initial annual cash distributions to our stockholders is based on an estimated approximate % aggregate partnership interest in our operating partnership.

(12)	Based on a total of shares of our common stock to be outstanding after this offering, assuming no exercise of the underwriters’ over-allotment option.

(13)	Calculated as estimated initial annual distribution per share divided by our share of estimated cash available for distribution per share for the twelve months ending June 30, 2005.

CAPITALIZATION

The following table sets forth the historical combined capitalization of the Digital Realty Predecessor as of June 30, 2004 and our consolidated capitalization as of June 30, 2004, pro forma for the formation transactions and before and after giving effect to this offering and use of the net proceeds from this offering as set forth in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Selected Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and our consolidated financial statements and the notes to our financial statements appearing elsewhere in this prospectus.

	Historical Combined	Pro Forma Consolidated
		Before Offering	After Offering
	(In thousands)
Mortgages and other loans(1)	$473,896	$645,685	$492,092
Minority interests in our operating partnership	—	80,562	256,271
Stockholders’ equity:
Preferred stock, $.01 par value per share, 20,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $.01 par value per share, 100,000,000 shares authorized, shares issued and outstanding on a pro forma basis(2)	—	—
Additional paid in capital	—	—	211,580
Accumulated other comprehensive income	—	—	310
Owner’s equity, including accumulated other comprehensive income	218,303	234,006	—

Total stockholders’/owner’s equity	218,303	234,006	211,890

Total capitalization	$692,199	$960,253	$960,253

(1)	Pro forma mortgages and other loans includes $4.7 million of indebtedness that will be incurred in connection with our purchase of the remaining 25% interest in the eBay Data Center property in early 2005.

(2)	The common stock outstanding as shown includes common stock to be issued in this offering and excludes (i) shares issuable upon exercise of the underwriters’ over-allotment option, (ii) additional shares available for future issuance under our incentive award plan, (iii) shares issuable under options expected to be granted under our incentive award plan, (iv) shares reserved for long-term incentive units expected to be granted under our incentive award plan that may, subject to limits in the partnership agreement of our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing 14 months after the completion of this offering, and (v) shares reserved for issuance with respect to units expected to be issued in connection with the formation transactions that may, subject to limits in the partnership agreement of our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing 14 months after the completion of this offering.

DILUTION

Purchasers of our common stock offered in this prospectus will experience an immediate and substantial dilution of the net tangible book value of our common stock from the initial public offering price. At June 30, 2004, we had a combined net tangible book value of approximately $114.6 million, or $             per share of our common stock to be held by GI Partners after this offering, assuming the exchange of units into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby and the formation transactions, the deduction of underwriting discounts and commissions and financial advisory fees and estimated offering and formation expenses, the pro forma net tangible book value at June 30, 2004 attributable to common stockholders would have been $145.9 million, or $             per share of our common stock. This amount represents an immediate increase in net tangible book value of $             per share to GI Partners and an immediate dilution in pro forma net tangible book value of $             per share from the assumed public offering price of $             per share of our common stock to new public investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share			$
Net tangible book value per share before the formation transactions and this offering(1)
Decrease in net tangible book value per share attributable to the formation transactions, but before this offering(2)	(	)
Increase in net tangible book value per share attributable to this offering(3)

Net increase in net tangible book value per share attributable to the formation transactions and this offering

Pro forma net tangible book value per share after the formation transactions and this offering(4)

Dilution in net tangible book value per share to new investors(5)			$

(1)	Net tangible book value per share of our common stock before the formation transactions and this offering is determined by dividing net tangible book value (consisting of owner’s equity minus intangible assets, which are comprised of deferred financing costs, acquired above market leases, acquired in place lease value and deferred leasing costs, plus acquired below market leases) as of June 30, 2004 of the Digital Realty Predecessor by the number of shares of our common stock to be held by GI Partners after this offering, assuming the exchange in full of the units to be held by GI Partners.
(2)	Decrease in net tangible book value per share attributable to the formation transactions, but before this offering, is determined by dividing the difference between the June 30, 2004 pro forma net tangible book value, excluding net offering proceeds, and the June 30, 2004 net tangible book value of the Digital Realty Predecessor by the number of shares of our common stock to be held by GI Partners after this offering, assuming the exchange in full of the units to be held by GI Partners.
(3)	Increase in net tangible book value per share of our common stock attributable to this offering is calculated after deducting the underwriters’ discounts and commissions, financial advisory fees and estimated expenses of this offering.
(4)

Based on pro forma net tangible book value of approximately $145.9 million divided by the sum of              shares of our common stock to be outstanding, not including              shares of common stock issuable upon exercise of outstanding stock options,              operating partnership units expected to be issued in connection with the formation transactions that may, subject to limits in the partnership agreement of our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing 14 months after the completion of this offering and              long-term incentive units to be expected to be granted under our incentive award plan that may, subject to limits in the partnership agreement of our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing 14 months after the completion of this offering. There is no further impact on book value dilution attributable to the exchange of units to be issued to the continuing investors in the formation transactions due to the effect of minority interests.

(5)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to the formation transactions and this offering from the initial public offering price paid by a new investor for a share of our common stock.

The following table sets forth, on a pro forma basis giving effect to this offering and the formation transactions: (i) the number of units issued to GI Partners and the third parties that are contributing investments in real estate in exchange for units in connection with the formation transactions, the number of long-term incentive units to be issued to our directors, officers and other employees in connection with the formation transactions and the number of shares of our common stock to be sold by us in this offering; (ii) the net tangible book value as of June 30, 2004 of the assets contributed to our operating partnership in the formation transactions, which reflects the effects of the formation transactions, but not the effects of this offering and the cash from new investors before deducting underwriters’ discounts and commissions, financial advisory fees and other estimated expenses of this offering; and (iii) the net tangible book value of the average contribution per share/unit based on total contributions. See “Risk Factors—Risks Related to this Offering—Differences between the book value of contributed properties and the price paid for common stock will result in an immediate and material dilution of the book value of our common stock.”

	Shares/Units Issued(1)		Cash/Net Tangible Book Value(2) of Contributions				Purchase Price/ Net Tangible Book Value of Average Contribution Per Share/Unit
	Number	Percent	Amount		Percent
			(In thousands)
Units issued in connection with the formation transactions		%	$(	)	(	)%	$(	)

Vested long-term incentive units to be issued to directors, officers and other employees in connection with the formation transactions(3)

New investors in the offering							(4)

Total		100%	$		100%

(1)	Does not include shares issuable upon the exercise of unvested stock options.
(2)	Based on the June 30, 2004 pro forma net tangible book value (consisting of owner’s equity minus intangible assets, which are comprised of deferred financing costs, acquired in place lease value and deferred leasing costs, plus acquired below market leases) of the assets to be contributed to our operating partnership in connection with the formation transactions.
(3)	The long-term incentive units will not be transferable for a period of three years from the date of grant and will not be redeemable or exchangeable for shares of our common stock. The long-term incentive units generally will be convertible into operating partnership units only to the extent that the price of our common stock increases after their issuance.
(4)	Before deducting underwriters’ discounts and commissions, financial advisory fees and other estimated expenses of this offering and the formation transactions.

SELECTED FINANCIAL DATA

The following table sets forth selected financial and operating data on a combined historical basis for the “Digital Realty Predecessor.” The Digital Realty Predecessor is comprised of the real estate activities and holdings of GI Partners related to the properties in our portfolio. We have not presented historical information for Digital Realty Trust, Inc. because we have not had any corporate activity since our formation other than the issuance of 200 shares of common stock in connection with the initial capitalization of our company and because we believe that a discussion of the results of Digital Realty Trust, Inc. would not be meaningful. The Digital Realty Predecessor combined historical financial information includes:

•	the wholly owned real estate subsidiaries and majority-owned real estate joint ventures that GI Partners intends to contribute to our operating partnership in connection with this offering;

•	an allocation of GI Partners’ line of credit to the extent that borrowings and related interest expense relate to (1) borrowings to fund acquisitions of the properties in our portfolio and (2) borrowings to pay asset management fees paid by GI Partners that were allocated to the properties in our portfolio; and

•	an allocation of the asset management fees paid to a related party and incurred by GI Partners, along with an allocation of the liability for any such fees that are unpaid as of the date of the financial statements and an allocation of GI Partners’ general and administrative expenses.

You should read the following selected financial data in conjunction with our combined historical consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

The historical combined balance sheet information as of December 31, 2003 and 2002 of the Digital Realty Predecessor and the combined statements of operations information for the years then ended and for the period from February 28, 2001 (inception) through December 31, 2001 of the Digital Realty Predecessor have been derived from the historical combined financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The historical combined balance sheet information as of June 30, 2004 and December 31, 2001 and the combined statements of operations information for the six months ended June 30, 2004 and 2003 have been derived from the unaudited combined financial statements of the Digital Realty Predecessor. In the opinion of the management of our company, the historical combined balance sheet information as of June 30, 2004 and the historical combined statements of operations for the six months ended June 30, 2004 and 2003 include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended June 30, 2004 are not necessarily indicative of the result to be obtained for the full fiscal year.

Our unaudited selected pro forma consolidated financial statements and operating information as of and for the six months ended June 30, 2004 and for the year ended December 31, 2003 assumes completion of this offering and consumation of the formation transactions as of the beginning of the period presented for the operating data and as of the stated date for the balance sheet data. Our pro forma consolidated financial statements include the effects of the acquisition by us of all of the ownership interests owned by third parties in the properties acquired or expected to be acquired subsequent to June 30, 2004 along with the related financing transactions, as if those acquisitions and financing transactions had occurred as of the beginning of the period presented for the operating data and as of the stated date for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company and the Digital Realty Predecessor

(Dollars in thousands, except per share data)

	Six Months Ended June 30,			Year ended December 31,			Period from February 28, 2001 (inception) through December 31,
	Pro Forma Consolidated	Historical Combined		Pro Forma Consolidated	Historical Combined		Historical Combined
	2004	2004	2003	2003	2003	2002	2001
	(Unaudited)	(Unaudited)		(Unaudited)
Statement of Operations Data:
Rental revenues	$60,658	$34,461	$22,298	$119,216	$50,099	$21,203	$—
Tenant reimbursements	11,180	5,397	4,317	22,288	8,661	3,894	—
Other revenues	2,320	1,712	4,222	6,016	4,328	458	12

Total revenues	74,158	41,570	30,837	147,520	63,088	25,555	12

Rental property operating and maintenance expenses	12,427	6,289	3,638	22,954	8,624	4,997	—
Property taxes	5,835	3,833	2,416	11,013	4,688	2,755	—
Insurance	1,230	562	208	2,278	626	83	—
Interest expense	14,406	7,878	4,099	28,575	10,091	5,249	—
Asset management fees to related party	—	1,592	1,592	—	3,185	3,185	2,663
Depreciation and amortization expense	21,629	12,218	7,187	42,569	16,295	7,659	—
General and administrative expenses	22,619	157	43	24,908	329	249	—
Other expenses	2,588	2,540	2,480	2,698	2,459	1,249	107

Total expenses	80,734	35,069	21,663	134,995	46,297	25,426	2,770

Income (loss) before minority interests (deficit)	(6,576)	6,501	9,174	12,525	16,791	129	(2,758)
Minority interests (deficits)	(3,606)	(56)	73	6,856	149	190	—

Net income (loss)	$(2,970)	$6,557	$9,101	$5,669	$16,642	$(61)	$(2,758)

Balance Sheet Data (at period end)(1)
Investments in real estate, after accumulated depreciation and amortization	$797,880	$582,737	$—	$—	$391,737	$212,009	$—
Total assets	1,010,017	731,237	—	—	479,698	269,836	1,893
Notes payable under line of credit	25,263	75,317	—	—	44,436	53,000	—
Notes payable under bridge loan	—	99,500	—	—	—	—	—
Mortgages and other secured loans	466,829	299,079	—	—	253,429	103,560	—
Total liabilities	541,687	509,684	—	—	328,303	183,524	903
Minority interests	256,440	3,250	—	—	3,444	3,135	—
Stockholders’/owner’s equity	211,890	218,303	—	—	147,951	83,177	990
Total liabilities and stockholders’/owner’s equity	1,010,017	731,237	—	—	479,698	269,836	1,893
Per Share Data:				—
Pro forma earnings per share—basic and diluted		—	—	—	—	—	—
Pro forma weighted average common shares outstanding—basic and diluted		—	—	—	—	—	—
Other Data:
Funds from operations(2)	15,067	—	—	55,094	—	—	—
Cash flows from:
Operating activities	—	15,008	13,343	—	28,986	9,645	(1,867)
Investing activities	—	(227,747)	(107,120)	—	(215,263)	(164,755)	(1,881)
Financing activities	—	211,833	92,225	—	187,873	158,688	3,748

(1)	Balance sheet data as of December 31, 2001 is unaudited.
(2)

We calculate funds from operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. The following table sets forth a reconciliation of our pro forma funds from operations for the periods presented (in thousands):

	Pro Forma
	Six Months ended June 30, 2004	Year ended December 31, 2003
Pro forma income (loss) before minority interest in operating partnership but after minority interest in consolidated joint ventures	$(6,562)	$12,525
Plus: pro forma real estate depreciation and amortization	21,629	42,569

Pro forma funds from operations(a)	$15,067	$55,094

(a)	Pro forma funds from operations as set forth above includes $ million of compensation expense related to fully-vested long-term incentive units granted in connection with this offering and the formation transactions for the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Financial Data,” the audited combined financial statements of the Digital Realty Predecessor as of December 31, 2003 and 2002 and for the years then ended and for the period from February 28, 2001 (inception) through December 31, 2001 and the unaudited combined financial statements of the Digital Realty Predecessor as of and for the six months ended June 30, 2004 and for the six months ended June 30, 2003 appearing elsewhere in this prospectus. Where appropriate, the following discussion includes analysis of the effects of the formation transactions, certain other transactions and this offering. These effects are reflected in the pro forma combined financial statements located elsewhere in this prospectus.

Overview

Our company.    We own, acquire, reposition and manage technology-related real estate. We expect to qualify as a REIT for federal income tax purposes beginning with our initial taxable year ending December 31, 2004. Our company was formed on March 9, 2004. Since our formation, we have not had any corporate activity other than the issuance of 200 shares of common stock in connection with the initial capitalization of our company. Because we believe that a discussion of the results of Digital Realty Trust, Inc. would not be meaningful, we have set forth below a discussion of the historical operations of the Digital Realty Predecessor, and as such, any reference to “our,” “we” and “us” includes the Digital Realty Predecessor. The Digital Realty Predecessor is comprised of the real estate activities and holdings of GI Partners related to the properties in our portfolio. The Digital Realty Predecessor is engaged in the business of acquiring, owning, operating and eventually selling real estate in the United States and internationally. The consolidated pro forma financial information includes financial information related to (1) the Digital Realty Predecessor, (2) our option property, Carrier Center, as we currently anticipate exercising this option simultaneously with the completion of this offering, or shortly thereafter and (3) properties in our portfolio acquired by us after June 30, 2004 or to be acquired by us upon completion of this offering and consummation of the formation transactions.

Business and strategy.    Our primary business objectives are to maximize sustainable long-term growth in earnings, funds from operations and cash flow per share and maximize returns to our stockholders. We expect to achieve our objectives by focusing on our core business of investing in technology-related real estate. We target high quality, strategically located properties containing applications and operations critical to the day-to-day operations of technology industry tenants. The Digital Realty Predecessor in the past has, and we intend in the future to, focus on regional, national and international tenants within the technology industry that are leaders in their respective areas. Most of our properties contain fully redundant electrical supply systems, multiple power feeds, above-standard electrical HVAC systems, raised floor areas to accommodate computer cables and below-floor cooling systems, extensive in-building communications cabling and high-level security systems. We focus solely on technology-related real estate because we believe that the growth in the technology industry will be superior to that of the overall economy.

Since the acquisition of our first property in 2002, we have acquired or will acquire upon completion of this offering and consummation of the formation transactions an aggregate of 23 technology-related real estate properties with 5.6 million net rentable square feet. We have developed detailed, standardized procedures for evaluating acquisitions to ensure that they meet our financial and other criteria. We expect to continue to acquire additional assets as a key part of our growth strategy. We intend to aggressively manage and lease our assets to increase their cash flow. We often acquire properties with substantial in-place cash flow and some vacancy, which enables us to create upside through lease-up. See “Business and Properties.”

We may acquire properties subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Debt service on such indebtedness will have a priority over any dividends with respect to our common stock. We intend to limit our indebtedness to 60% of our total market capitalization and expect that our ratio of debt to total market capitalization upon completion of this offering will be approximately         %.

Revenue base.    Upon completion of this offering and consummation of the formation transactions, we will own 22 properties located throughout the U.S. and one property located in London, England, containing a total of approximately 5.6 million net rentable square feet. We acquired our first portfolio property in January 2002, an additional four properties through December 31, 2002, eight properties during the year ended December 31, 2003 and ten properties that we have acquired or plan to acquire during the current fiscal year, assuming exercise of the Carrier Center option. As of June 30, 2004, the properties that will comprise our initial portfolio were approximately 87.1% leased at an average annualized rent per leased square foot of $20.01. Since our tenants generally fund capital improvements, our lease terms are generally longer than standard commercial leases. Our average lease term is 12.6 years, with an average of 7.9 years remaining, and roll-over through 2008 is only 11.8% of net rentable square feet or 11.4% of aggregate annualized rent.

Operating expenses.    Our operating expenses generally consist of utilities, property and ad valorem taxes, insurance and site maintenance costs, as well as rental expenses on our ground lease. For the Digital Realty Predecessor, a significant portion of the general and administrative type expenses have been reflected in the asset management fees that we pay to GI Partners’ related-party asset manager. The asset management fees have been based on a fixed percentage of capital commitments made by the investors in GI Partners, a portion of which have been allocated to the Digital Realty Predecessor. Upon completion of this offering and consummation of the formation transactions, our asset management function will be internalized and we will incur the majority of our general and administrative expenses directly. However, we will have a transition services agreement with CB Richard Ellis Investors with respect to transitional accounting and other services. See “Certain Relationships and Related Transactions—Transition Services Agreement with CB Richard Ellis Investors.” In addition, as a public company, we will incur significant legal, accounting and other expenses related to corporate governance, Securities and Exchange Commission reporting and compliance with the various provisions of the Sarbanes-Oxley Act.

Formation transactions.    Pursuant to contribution agreements, our operating partnership will receive contributions of direct and indirect interests in the properties in our initial portfolio in exchange for consideration that includes cash, assumption of debt and an aggregate of              units in our operating partnership (with an aggregate value of $             million based on the midpoint of the pricing range indicated on the front cover of this prospectus). The value of the units that we will exchange for the contributed property interests and other assets will increase or decrease if our common stock is priced above or below the midpoint of the pricing range indicated on the front cover of this prospectus. The initial public offering price of our common stock will be determined in consultation with the underwriters. Among the factors that will be considered are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to the historical book value or fair market value of our assets. We have not obtained appraisals of the properties and other assets to be contributed to our operating partnership or purchased by our operating partnership for cash. As a result, the consideration to be given in exchange by us for our properties and other assets may exceed their fair market value.

We will account for the ownership interests contributed to us by GI Partners in exchange for a partnership interest in our operating partnership as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the assets and liabilities contributed by GI Partners will be accounted for by the operating partnership at GI Partners’ historical cost. See “Structure and Formation of Our Company—Formation Transactions.” We will account for the ownership interests in 200 Paul Avenue and 1100 Space Park Drive contributed to us by third parties and the 10% minority ownership interest in Univision Tower contributed to us by our joint venture partner under the purchase method of accounting. Accordingly, the purchase price for these interests, which are equal to the value of the operating partnership units that we will issue in exchange, will be allocated to the assets acquired and liabilities assumed based on the fair value of the assets and liabilities.

Factors Which May Influence Future Results of Operations

Rental income.    The amount of net rental income generated by the properties in our portfolio depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from lease terminations. As of June 30, 2004, the occupancy rate in the properties that will comprise our initial portfolio was approximately 87.1% of our rentable square feet. The amount of rental income generated by us also depends on our ability to maintain or increase rental rates at our properties. In addition, one of our strategies is to convert approximately 181,000 net rentable square feet of data center space with extensive installed tenant improvements that is, or shortly will be, available for lease to multi-tenant collocation use in order to allow us to lease small spaces at rates that are significantly higher than prevailing market rates for other uses. Negative trends in one or more of these factors could adversely affect our rental income in future periods. Future economic downturns or regional downturns affecting our submarkets or downturns in the technology industry that impair our ability to renew or re-lease space and the ability of our tenants to fulfill their lease commitments, as in the case of tenant bankruptcies, could adversely affect our ability to maintain or increase rental rates at our properties. In addition, growth in rental income will also partially depend on our ability to acquire additional technology-related real estate that meets our investment criteria.

Scheduled lease expirations.    Our ability to re-lease expiring space will impact our results of operations. In addition to approximately 720,000 square feet of currently available space in our portfolio as of June 30, 2004, leases representing approximately 1.3% and 0.7% of the square footage of our portfolio are scheduled to expire during the 12-month periods ending June 30, 2005 and 2006, respectively. The leases scheduled to expire in the 12-month periods ending June 30, 2005 and 2006 represent approximately 1.2% and 0.7%, respectively, of our total annualized base rent.

Conditions in significant markets.    Our portfolio is geographically concentrated in the Boston, Dallas, Los Angeles, New York, San Francisco and Silicon Valley metropolitan markets. These markets comprised 9.9%, 19.5%, 8.9%, 6.4%, 11.0% and 28.9%, respectively, of annualized rent as of June 30, 2004 of the properties comprising our initial portfolio. Positive or negative changes in conditions in our significant markets will impact our overall performance. The Dallas, San Francisco and Silicon Valley metropolitan real estate markets were adversely affected by the recent downturn in the technology industry and continue to stabilize as the technology industry and broader economy rebound. Of the 2.0% of the net rentable square feet of our portfolio subject to expiration in the 24 months ending June 30, 2006, the majority of the space is in Denver. The Denver metropolitan real estate market was also adversely affected by the recent downturn in the technology industry. We believe that the Denver leasing market appears to be stabilizing, with recent positive absorption of space.

Operating expenses.    Our operating expenses generally consist of utilities, property and ad valorem taxes, insurance and site maintenance costs, as well as rental expenses on our ground lease. We also will incur general and administrative expenses, as well as significant legal, accounting and other expenses related to corporate governance, Securities and Exchange Commission reporting and compliance with the various provisions of the Sarbanes-Oxley Act. Increases or decreases in such operating expenses will impact our overall performance. As a new company, we may experience a substantial short term increase in operating expenses as we internalize our asset management function and begin to incur the majority of our expenses directly.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations are based upon our combined financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The preparation of these financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. Our actual results may differ from these estimates. We have provided a summary of our significant accounting policies in Note 2 to our combined financial statements included elsewhere in this prospectus. We describe below those accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. Our management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions management believes are reasonable as of the date on the front cover of this prospectus.

Investments in Real Estate

Acquisition of real estate.    The price that we pay to acquire a property is impacted by many factors including the condition of the buildings and improvements, the occupancy of the building, the existence of above and below market tenant leases, the creditworthiness of the tenants, favorable or unfavorable financing, above or below market ground leases and numerous other factors. Accordingly, we are required to make subjective assessments to allocate the purchase price paid to acquire investments in real estate among the assets acquired and liabilities assumed based on our estimate of the fair values of such assets and liabilities. This includes determining the value of the buildings and improvements, land, any ground leases, tenant improvements, in-place tenant leases, tenant relationships, the value (or negative value) of above (or below) market leases and any debt assumed from the seller or loans made by the seller to us. Each of these estimates requires a great deal of judgment and some of the estimates involve complex calculations. Our calculation methodology is summarized in Note 2 to our combined financial statements. These allocation assessments have a direct impact on our results of operations because if we were to allocate more value to land there would be no depreciation with respect to such amount or if we were to allocate more value to the buildings as opposed to allocating to the value of tenant leases, this amount would be recognized as an expense over a much longer period of time, since the amounts allocated to buildings are depreciated over the estimated lives of the buildings whereas amounts allocated to tenant leases are amortized over the terms of the leases. Additionally, the amortization of value (or negative value) assigned to above or below market rate leases is recorded as an adjustment to rental revenue as compared to amortization of the value of in-place leases and tenant relationships, which is included in depreciation and amortization in our combined statements of operations.

Useful lives of assets.    We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Asset impairment valuation.    We review the carrying value of our properties when circumstances, such as adverse market conditions, indicate potential impairment may exist. We base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. We consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Since cash flows on properties considered to be long-lived assets to be held and used are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long-term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date.

We estimate the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

Revenue Recognition

Rental income is recognized using the straight line method over the terms of the tenant leases. Deferred rents included in our combined balance sheets represent the aggregate excess of rental revenue recognized on a straight line basis over the rental revenue that would be recognized under the terms of the leases. Our leases generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants. As discussed above, we recognize amortization of the value of acquired above or below market tenant leases as a reduction of rental income in the case of above market leases or an increase to rental revenue in the case of below market leases.

We must make subjective estimates as to when our revenue is earned and the collectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for bad debts. These estimates have a direct impact on our net income because a higher bad debt allowance would result in lower net income, and recognizing rental revenue as earned in one period versus another would result in higher or lower net income for a particular period.

Results of Operations

The discussion below relates to our financial condition and results of operations for the six months ending June 30, 2004 and 2003, for the years ending December 31, 2003 and 2002 and for the period from the formation of the Digital Realty Predecessor on February 28, 2001 through December 31, 2001.

The following table identifies each of the properties in our portfolio acquired through June 30, 2004. Our property portfolio has experienced consistent and significant growth since the first property acquisition in January 2002. As a result of such growth, a period-to-period comparison of the Digital Realty Predecessor’s financial performance focuses primarily on the impact on our revenues and expenses resulting from the new property additions to our portfolio. On an existing property basis, our revenues and expenses have remained substantially stable as a result of the generally consistent occupancy rates at our properties.

			Occupancy Rate
Acquired Properties	Acquisition Date	Net Rentable Square Feet	June 30, 2004	December 31, 2003	December 31, 2002
Year Ended December 31, 2002
36 Northeast Second Street	Jan. 2002	162,140	81.1%	95.7%	95.7%
Univision Tower	Jan. 2002	477,107	79.7	84.1	82.2
Camperdown House	July 2002	63,233	100.0	100.0	100.0
Hudson Corporate Center	Nov. 2002	311,950	88.7	88.7	100.0
NTT/Verio Premier Data Center	Dec. 2002	130,752	100.0	100.0	100.0

Subtotal		1,145,182

Year Ended December 31, 2003
Ardenwood Corporate Park	Jan. 2003	307,657	100.0	80.7	—
VarTec Building	Jan. 2003	135,250	100.0	100.0	—
ASM Lithography Facility	May 2003	113,405	100.0	100.0	—
AT&T Web Hosting Facility	June 2003	250,191	50.0	50.0	—
Brea Data Center	Aug. 2003	68,807	100.0	100.0	—
Granite Tower	Sept. 2003	240,151	98.0	98.9	—
Maxtor Manufacturing Facility	Sept. 2003	183,050	100.0	100.0	—
Stanford Place II	Oct. 2003	348,573	78.4	79.8	—

Subtotal		1,647,084

Six Months Ended June 30, 2004
100 Technology Center Drive	Feb. 2004	197,000	100.0	—	—
Siemens Building	April 2004	125,538	100.0	—	—
Carrier Center	May 2004	449,254	80.5	—	—
Savvis Data Center	May 2004	300,000	100.0	—	—
Comverse Technologies Building	June 2004	388,000	99.7	—	—

Subtotal		1,459,792

Total		4,252,058

Comparison of Six Months ended June 30, 2004 to Six Months ended June 30, 2003

As of June 30, 2004, our portfolio was comprised of 18 properties with an aggregate of approximately 4.3 million net rentable square feet compared to a portfolio comprised of nine properties with an aggregate of approximately 2.0 million net rentable square feet as of June 30, 2003. The increase in our portfolio reflects the acquisition of nine properties with an aggregate of approximately 2.3 million net rentable square feet.

Total revenues increased $10,733,000, or 34.8%, to $41,570,000 for the six months ended June 30, 2004 compared to $30,837,000 for the six months ended June 30, 2003. Rental revenue increased $12,163,000, or 54.5%, to $34,461,000 for the six months ended June 30, 2004 compared to $22,298,000 for the six months ended June 30, 2003. Revenues from tenant reimbursements increased $1,080,000, or 25.0%, to $5,397,000 for the six months ended June 30, 2004 compared to $4,317,000 for the six months ended June 30, 2003. The increase in rental and tenant reimbursement revenues was primarily due to the properties added to our portfolio since June 30, 2003. The decrease in other revenue of $2,510,000, or 59.5%, to $1,712,000 for the six months ended June 30, 2004 compared to $4,222,000 for the six months ended June 30, 2003 was primarily due to a decrease in early lease termination fees.

Total expenses increased $13,406,000, or 61.9%, to $35,069,000 for the six months ended June 30, 2004 compared to $21,663,000 for the six months ended June 30, 2003. The increase in total expenses was primarily due to the properties added to our portfolio since June 30, 2003. The increase in total expenses includes an increase in interest expense of $3,779,000 to $7,878,000 for the six months ended June 30, 2004 compared to $4,099,000 for the six months ended June 30, 2003 associated with new mortgage and other secured debt incurred in connection with the properties added to our portfolio. The increase in total expenses also includes an increase in other expenses of $60,000, or 2.4%, to $2,540,000 for the six months ended June 30, 2004 compared to $2,480,000 for the six months ended June 30, 2003. Other expenses are primarily comprised of write-offs of the carrying amounts for deferred tenant improvements, acquired in place lease value and acquired above and below market lease values as a result of the early termination of tenant leases. The total amount of such write-offs for the six months ended June 30, 2004 is comparable to the total for the six months ended June 30, 2003 despite the decrease in lease termination revenue primarily due to the termination of a lease during the six months ended June 30, 2004 for which there were no termination fees. During the six months ended June 30, 2004 and 2003, the asset management fee to a related party remained constant as this fee was based on a fixed percentage of capital commitments by the investors in GI Partners, a portion of which have been allocated to the Digital Realty Predecessor.

Comparison of Year ended December 31, 2003 to Year ended December 31, 2002

As of December 31, 2003, our portfolio was comprised of 13 properties with an aggregate of approximately 2.8 million net rentable square feet compared to a portfolio comprised of five properties with an aggregate of approximately 1.1 million net rentable square feet as of December 31, 2002. The increase in our portfolio reflects the acquisition of eight properties with an aggregate of approximately 1.6 million net rentable square feet.

Total revenue increased $37,533,000, or 146.9%, to $63,088,000 for the year ended December 31, 2003 compared to $25,555,000 for the year ended December 31, 2002. Rental revenue increased $28,896,000, or 136.3%, to $50,099,000 for the year ended December 31, 2003 compared to $21,203,000 for the year ended December 31, 2002. Revenues from tenant reimbursements increased $4,767,000, or 122.4%, to $8,661,000 for the year ended December 31, 2003 compared to $3,894,000 for the year ended December 31, 2002. The increase in rental and tenant reimbursement revenues was primarily due to the properties added to our portfolio during the latter part of 2002 and the year ended December 31, 2003. Other revenues increased $3,870,000 to $4,328,000 for the year ended December 31, 2003 compared to $458,000 for the year ended December 31, 2002. This increase was primarily due to an early lease termination fee recognized during the year ended December 31, 2003.

Total expenses increased $20,871,000, or 82.1%, to $46,297,000 for the year ended December 31, 2003 compared to $25,426,000 for the year ended December 31, 2002. The increase was primarily due to the increase in expenses related to properties added to our portfolio during the latter part of 2002 and the year ended December 31, 2003. The increase in total expenses includes an increase in interest expense of $4,842,000 to $10,091,000 for the year ended December 31, 2003 compared to $5,249,000 for the year ended December 31, 2002 associated with new mortgage and other secured debt incurred in connection with the properties in our portfolio. Other expenses of $2,459,000 and $1,249,000 for the years ended December 31, 2003 and 2002, respectively, primarily consist of write-offs of the carrying amounts for deferred tenant improvements, acquired in place lease value and acquired above and below market lease values as a result of the early termination of tenant leases in each year. During the year ended December 31, 2003 and 2002, the asset management fee to a related party remained constant as this fee was based on a fixed percentage of capital commitments by the investors in GI Partners, a portion of which have been allocated to the Digital Realty Predecessor.

Comparison of Year Ended December 31, 2002 to the Period from February 28, 2001 (inception) through December 31, 2001

Our predecessor acquired the first property in our portfolio in January 2002. As of December 31, 2002, our portfolio was comprised of five properties generating total revenues of $25,555,000 for the year then ended. Our revenues of $12,000 for the year ended December 31, 2001 consisted of interest income.

Total expenses increased $22,656,000 to $25,426,000 for the year ended December 31, 2002 primarily due to the expenses incurred in connection with the new properties added to our portfolio. Total expenses of $2,770,000 for the period from February 28, 2001 (inception) through December 31, 2001 primarily consisted of the asset management fee to a related party that were based on a fixed percentage of capital commitments of the investors in GI Partners, a portion of which have been allocated to the Digital Realty Predecessor.

Pro Forma Operating Results

Our pro forma condensed consolidated statements of operations reflect the real estate, other assets and liabilities contributed to us by GI Partners in exchange for limited partnership units in our operating partnership, which will be accounted for as a reorganization of entities under common control. Accordingly, the assets and liabilities assumed will be recorded at the Digital Realty Predecessor’s historical cost. Expenses such as depreciation and amortization included in our pro forma operating results are based on the Digital Realty Predecessor’s historical costs of the related contributed assets. In addition, the ownership interests in 200 Paul Avenue and 1100 Space Park Drive to be contributed to us by third parties and the 10% minority interest in Univision Tower to be contributed to us by our joint venture partner will be accounted for under the purchase method of accounting based on the fair value of the assets acquired and liabilities assumed.

The pro forma adjustments reflect a reclassification of asset management fees to general and administrative expenses and removal of the asset manager’s estimated profit included in these fees. This adjustment reflects that asset management fees will not be payable subsequent to the completion of this offering and the asset management fees incurred historically will be replaced with direct payments of compensation expense, rent and other general and administrative expenses.

Comparison of Pro Forma Six Months Ended June 30, 2004 to Historical Six Months Ended June 30, 2004

The pro forma condensed consolidated statement of operations for the six months ended June 30, 2004 is presented as if this offering, the formation transactions, the exercise of our option to acquire Carrier Center, the borrowings under the unsecured credit facility, the acquisitions of 100 Technology Center Drive, Siemens Building, Savvis Data Center, Comverse Technology Building, AboveNet Data Center, Webb at LBJ, 200 Paul Avenue, 1100 Space Park Drive and the acquisition of a 75% interest in the eBay Data Center, which along with Carrier Center are collectively referred to below as the 2004 properties, and the purchase of the remaining 25% interest in the eBay Data Center from a third party, all had occurred on January 1, 2004. In addition, the pro forma statement reflects the effects of acquisition of the all of the minority interests in Univision Tower held by a joint venture partner in exchange for units in our operating partnership upon completion of this offering.

The consolidation of the operating results of the 2004 properties in our pro forma income statement for the six months ended June 30, 2004 resulted in significant increases in various components of our statement of operations. In addition, our pro forma adjustments also reflect significant increases in general and administrative expenses largely as a result of compensation expense related to awards of fully-vested long-term incentive units to be granted in connection with this offering and the formation transactions to certain employees and our executive chairman. See “Management—2004 Incentive Award Plan” and “—Employment Agreements.” This increase is partially offset by a significant increase in net income related to acquisitions of the 2004 properties. The net effect of all of our pro forma adjustments is a reduction in our net income to a net loss on a pro forma basis.

The components of the significant changes that would have been reflected in our financial statements on a pro forma basis for the six months ended June 30, 2004 compared to the historical results are as follows:

On a pro forma basis, total revenues would have increased $32,588,000, or 78.4%, to $74,158,000 for the six months ended June 30, 2004 compared to $41,570,000 reported historically for the same period. This increase is primarily the result of increases in rental revenue and tenant reimbursements resulting from the consolidation of the 2004 properties.

On a pro forma basis, total expenses would have increased $45,665,000, or 130.2%, to $80,734,000 for the six months ended June 30, 2004 compared to $35,069,000 reported historically for the same period. The increase in pro forma total expenses reflects significant increases resulting from acquiring the 2004 properties. Pro forma interest expense reflects a net increase of $6,528,000, or 82.9%, resulting from increases in indebtedness resulting from acquisition of the 2004 properties and borrowings under our new secured debt and unsecured credit facility partially offset by decreases resulting from repayment of mortgage, mezzanine and bridge loans and advances allocated to us under GI Partners’ line of credit. Pro forma total expenses also reflect $20,435,000 of additional general and administrative expenses that is comprised of increases in compensation expense resulting from awards of stock options which vest over a four-year period and fully-vested long-term incentive units, to be granted in connection with this offering and the formation transactions to certain employees and our executive chairman.

On a pro forma basis, minority interests for the six months ended June 30, 2004 decreased to a minority deficit of $(3,606,000) compared to a deficit of $(56,000) of minority interests reported historically for the same period. The pro forma minority interests primarily consist of an allocation of the pro forma loss before minority interests of our operating partnership as a result of issuing limited partnership units in our operating partnership to GI Partners and the third parties, and the historical minority interests related to our joint venture partners’ share of our historical net income.

Comparison of Pro Forma Year Ended December 31, 2003 to Historical Year Ended December 31, 2003

The pro forma condensed consolidated statement of operations for the year ended December 31, 2003 is presented as if this offering, the formation transactions, the borrowings under the unsecured credit facility, the acquisitions of the 2004 properties, the purchase of the remaining 25% interest in the eBay Data Center property from a third party and the acquisitions of Ardenwood Corporate Park, VarTec Building, ASM Lithography Facility, AT&T Web Hosting Facility, Brea Data Center, Granite Tower, Maxtor Manufacturing Facility and Stanford Place II, which are collectively referred to as the 2003 properties, all had occurred on January 1, 2003. In addition, the pro forma statement reflects the effects of acquisition of the all of the minority interests in Univision Tower held by a joint venture partner in exchange for units in our operating partnership upon completion of this offering.

The consolidation of the operating results of the 2003 properties and the 2004 properties in our pro forma income statement for the year ended December 31, 2003 resulted in significant increases in various components of our statement of operations. In addition, our pro forma adjustments also reflect significant increases in general and administrative expenses largely as a result of increased compensation expense related to awards of fully-vested long-term incentive units to be granted in connection with this offering and the formation transactions to certain employees and our executive chairman. See “Management—2004 Incentive Award Plan” and “—Employment Agreements.” The net effect of all of our pro forma adjustments is a reduction in our net income, primarily as a result of additional pro forma general and administrative expenses, which is partially offset by a significant increase in net income related to acquisitions of the 2003 properties and the 2004 properties.

The components of the significant changes that would have been reflected in our financial statements on a pro forma basis for the year ended December 31, 2003 compared to the historical results are as follows:

On a pro forma basis, total revenues would have increased $84,432,000, or 133.8%, to $147,520,000 for the year ended December 31, 2003 compared to $63,088,000 reported historically for the same period. This increase is primarily the result of increases in rental revenue and tenant reimbursements resulting from the consolidation of the 2003 properties and the 2004 properties.

On a pro forma basis, total expenses would have increased $88,698,000, or 191.6%, to $134,995,000 for the year ended December 31, 2003 compared to $46,297,000 reported historically for the same period. The increase in pro forma total expenses reflects significant increases resulting from the consolidation of the 2003 properties and the 2004 properties. Pro forma interest expense reflects a net increase of $18,484,000, or 183.2%, resulting from increases in indebtedness resulting from the acquisition of the 2004 properties and borrowings under our new secured debt and unsecured credit facility and a full year of interest related to indebtedness for the 2003 properties partially offset by decreases in indebtedness resulting from repayment of mortgage and mezzanine loans and advances allocated to us under GI Partners’ line of credit. Pro forma total expenses also reflect $20,584,000 of additional general and administrative expenses that is comprised of increases in compensation expense resulting from awards of stock options which vest over a four-year period, and fully-vested long-term incentive units, to be granted in connection with this offering and the formation transactions to certain employees and our executive chairman.

On a pro forma basis, minority interests for the year ended December 31, 2004 increased to $6,586,000 compared to $149,000 of minority interests reported historically for the same period. The pro forma minority interests consist of an allocation of the pro forma loss before minority interests of our operating partnership as a result of issuing limited partnership units in our operating partnership to GI Partners and the third parties, and the historical minority interests related to our joint venture partners’ share of our historical net income.

Liquidity and Capital Resources

Analysis of Liquidity and Capital Resources

We believe that this offering and the formation transactions will improve our financial performance through changes in our capital structure, including a reduction in our leverage. After completion of this offering and consummation of the formation transactions, we expect our ratio of debt to total market capitalization to be approximately     %. We intend to use the unsecured credit facility to, among other things, finance the acquisition of other properties (including the right of first offer properties, although we do not presently anticipate exercising these rights in the near future based on current market and property conditions), to provide funds for tenant improvements and capital expenditures, and to provide for working capital and other corporate purposes.

Our short term liquidity requirements primarily consist of operating expenses and other expenditures associated with our properties, dividend payments to our stockholders required to maintain our REIT status, capital expenditures and, potentially, acquisitions. We expect to meet our short-term liquidity requirements through net cash provided by operations, reserves established from existing cash, the proceeds of this offering and, if necessary, by drawing upon our unsecured credit facility.

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. For the years ended December 31, 2002 and December 31, 2003 and for the six months ended June 30, 2004, our weighted average annual tenant improvement and leasing commission costs were $17.13 per square foot of leased space. As of June 30, 2004, we have commitments under leases in effect for $2.7 million of tenant improvement costs and leasing commissions, including $2.2 million during the remainder of 2004, $250,000 in 2005 and $250,000 in 2006. We expect the cost of recurring capital improvements for our properties to be approximately $890,000 annually, based in part upon the weighted average annual capital expenditure of $0.16 per square foot for the years ended December 31, 2002 and December 31, 2003 and the six months ended June 30, 2004. Our nonrecurring capital expenditures are discretionary and vary substantially from period to period. Although we currently have no contractual commitments for the remainder of 2004, we expect nonrecurring capital expenditures at our properties will be approximately $1.0 million. We currently own approximately 181,000 net rentable square feet of data center space with extensive installed tenant improvements that we may convert to multi-tenant collocation use during the next two years rather than lease such space to large single tenants. We estimate that the cost to convert this space will be approximately $10 per square foot, on average. We may also spend additional amounts in the next two years related to the build-out of unimproved space for collocation use, depending on tenant demand; however, we currently have no commitments to do so. The cost to build out such unimproved space will vary based on the size and condition of the space.

We expect to meet our long-term liquidity requirements to pay for scheduled debt maturities and to fund property acquisitions and non-recurring capital improvements with net cash from operations, long-term secured and unsecured indebtedness and the issuance of equity and debt securities. We also may fund property acquisitions and non-recurring capital improvements using our unsecured credit facility pending permanent financing.

Although we do not presently intend to meet our long-term or short-term liquidity needs through the sale of properties, were we to dispose of the 200 Paul Avenue and 1100 Space Park Drive properties we would be required to indemnify the contributing parties against adverse tax consequences until the earlier of the ninth anniversary of the completion of this offering and the date on which these contributors hold less than 25% of the units issued to them in the formation transactions. See “Certain Relationships and Related Transactions—200 Paul Avenue and 1100 Space Park Drive Contribution Agreement.”

If the initial public offering price is at the low end of the pricing range indicated on the front cover of this prospectus, we intend to borrow an additional $         million under our unsecured credit facility.

Commitments and Contingencies

Upon completion of this offering and consummation of the formation transactions, we will have long-term indebtedness totaling $492.1 million, comprised of $491.5 million of principal and $0.6 million of loan premium. The following table summarizes our contractual obligations as of June 30, 2004, including the maturities and scheduled principal repayments of our pro forma secured debt and credit facility, and provides information about the commitments due in connection with our ground lease, tenant improvement and leasing commission obligations during the remainder of 2004 and for each of the five years thereafter (in thousands):

The following table outlines the timing of required payments related to our commitments as of June 30, 2004 (in thousands):

Obligation	Through Remainder of 2004	2005	2006	2007	2008	2009	Thereafter	Total
Long-term debt	$2,194	$46,471	$156,378	$29,446	$4,897	$83,084	$143,793	$466,263
Unsecured credit facility(1)	—	—	—	25,263	—	—	—	25,263
Ground lease(2)	121	241	241	241	241	241	9,581	10,907
Tenant improvements and leasing commissions	2,214	250	250	—	—	—	—	2,714

Total	$4,529	$46,962	$156,869	$54,950	$5,138	$83,325	$153,374	$505,147

(1)	Includes $4.7 million to be drawn to fund the acquisition of the remaining 25% interest in the eBay Data Center property in early 2005.

(2)	After February 2036, rent for the remaining term of the ASM Lithography ground lease will be determined based on a fair market value appraisal of the asset and, as a result, is excluded from the above information.

Consolidated Indebtedness to be Outstanding After this Offering

Upon completion of this offering and consummation of the formation transactions, including borrowing under our unsecured credit facility, we expect to have approximately $492.1 million of outstanding consolidated long-term and revolving debt as set forth in the table below. A total of $1.8 million of scheduled loan principal payments will be due on this indebtedness from the estimated completion date of this offering through December 31, 2004. We expect our ratio of debt to total market capitalization to be approximately     %. Upon completion of this offering, we expect that approximately $248.1 million of our outstanding long-term debt will be variable rate debt, however, we expect to enter into interest rate swap agreements for $149.8 million of our variable rate debt. As a result, we expect that approximately 80.0% of our total indebtedness, upon completion of the offering, will be subject to fixed interest rates.

The following table sets forth information with respect to the indebtedness that we expect will be outstanding after this offering and the formation transactions, as of the completion of this offering, but does not give effect to interest rate swap agreements that we expect to enter into in connection with this offering (in thousands).

Properties	Interest Rate	Principal Amount		Annual Debt Service(1)	Maturity Date	Balance at Maturity(2)
100 Technology Center Drive—Mortgage	LIBOR + 1.70%	$20,000		$714	Apr. 1, 2009	$20,000
200 Paul Avenue—Mortgage	LIBOR + 3.18%(3)	47,176		4,199	Jul. 1, 2006(4)	43,676
1100 Space Park Drive—Mortgage	Prime + 0.50%	15,982		1,288	Jun. 5, 2006	15,121
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building—Mortgage Note	LIBOR + 1.59%	43,000		1,436	Aug. 9, 2006(5)	43,000
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building—Mezzanine	LIBOR + 5.75%	22,000		1,650	Aug. 9, 2006(5)	22,000
AT&T Web Hosting Facility—Mortgage	LIBOR + 1.85%	8,775		326	Dec. 1, 2006(4)	8,775
Camperdown House—Mortgage	6.85%	23,079	(6)	2,800	Oct. 31, 2009	13,479
Carrier Center—Mortgage(7)	LIBOR + 4.25%(8)	26,221		2,286	Oct. 4, 2007	24,563
Granite Tower—Mortgage	LIBOR + 1.20%	21,645		888	Jan. 1, 2009	19,530
Maxtor Manufacturing Facility—Mortgage	LIBOR + 2.25%	18,000		988	Dec. 31, 2006(4)	17,186
Stanford Place II—Mortgage	5.14%	26,000		1,336	Jan. 10, 2009	26,000
Univision Tower—Mortgage	7.52%	39,385		3,925	Jan. 1, 2005(9)	38,896
New Mortgage Debt(10)	6.10%	155,000		11,272	Sep. 30, 2014	130,334
New Unsecured Credit Facility(11)	LIBOR + 1.75%	25,263		884	Sep. 30, 2007	25,263

Total Principal		491,526		33,992		447,823
Loan Premium		566		—		—

Total		$492,092		$33,992		$447,823

(1)	Annual debt service for floating rate loans is calculated based on the 1-month, 3-month and 6-month LIBOR rates at September 9, 2004, which were 1.75%, 1.87% and 2.07%, respectively, and the prime rate at September 9, 2004, which was 4.50%.
(2)	Assuming no payment has been made on the principal in advance of its due date.
(3)	Reflects the weighted average interest rate as of the expected assumption date.
(4)	Two one-year extensions are available.
(5)	A 13-month extension and a one-year extension are available.
(6)	Based on our hedged exchange rate of $1.6083 to £1.00.
(7)	Assuming the refinancing of the outstanding balances of a mortgage loan and a mezzanine loan pursuant to a letter of commitment from the lender under these loans. The letter of commitment provides for a 3-year term and an interest rate based on LIBOR (subject to a 2.5% floor) plus 4.25% per annum, and a one-year extension.
(8)	Subject to a 2.5% LIBOR floor.
(9)	We presently intend to refinance this mortgage loan during the fourth quarter of 2004.
(10)	This amount represents new mortgage debt that we intend to incur in connection with this offering. We will use our fee simple interests in 36 Northeast Second Street, Brea Data Center, Comverse Technology Building, Hudson Corporate Center, Siemens Building, and Webb at LBJ to secure new mortgage loans.
(11)	This amount represents the draw-down of a portion of the unsecured credit facility that we expect to enter into in connection with this offering. It also includes $4.7 million to be drawn to fund the acquisition of the remaining 25% interest in the eBay Data Center property in early 2005.

Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering

100 Technology Center Drive—Mortgage Indebtedness.    Upon completion of this offering, we will own the subsidiary that directly holds 100.0% of the fee interests in 100 Technology Center Drive. This subsidiary is the borrower under a $20.0 million mortgage loan with Transamerica Occidental Life Insurance Company, as lender. The loan is secured by:

•	a mortgage, security agreement and fixture filing conveying 100 Technology Center and granting a security interest in certain fixtures and personal property; and

•	an absolute assignment of leases and rents, assigning any interest in all present and future leases of all or any portion of the property encumbered by the mortgage and all of its right and title to, and interest in, the leases, including all rights under the leases, all benefits to be derived from them and all rents.

The maturity date for this mortgage loan is April 1, 2009. The mortgage loan bears interest at a rate of 3-month LIBOR plus 1.70% per annum and requires monthly interest-only payments until the maturity date. During the first 24 full months of the loan, which will expire on March 31, 2006, we may not prepay the loan. Thereafter we may prepay the loan upon not less than sixty days’ prior written notice. Any such voluntary prepayments must be for at least $500,000. The term loan contains customary affirmative covenants such as financial reporting, and negative covenants, including, among others, certain restrictions or prohibitions on the borrower’s ability to merge into or consolidate with any other person, dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, change its legal structure or organizational documents, own any subsidiary, sell or transfer any interest in the borrower or the property, modify or terminate any leases, commingle its assets, or create or incur additional liens or indebtedness. A one-time transfer or sale of the property is allowed upon the lender’s review and approval of customary information regarding the transaction and the transferee, assumption of the loan by the transferee, and payment of the lender’s expenses and an assumption fee of 1% of the outstanding balance of the loan. The loan is nonrecourse to the borrower, subject to certain customary recourse carveouts.

200 Paul Avenue—Mortgage Indebtedness.    Upon completion of this offering, we will own a subsidiary that directly holds 100% of the fee interests in 200 Paul Avenue. This subsidiary will be the borrower under a $47.2 million mortgage loan comprised of two notes with Greenwich Capital Financial Products, Inc., as lender. The mortgage loan is secured by:

•	a first priority deed of trust, assignment of rents and security agreement on 200 Paul Avenue, all buildings and improvements, water, water rights, all fixtures, machinery, equipment and other assets, rights to insurance proceeds, together with all interest in any leases and all rents and profits arising from the property, reserve, deposit or escrow accounts, and contracts and agreements, intellectual property, and any and all proceeds from any of the foregoing; and

•	an absolute assignment of leases and rents, assigning any interest in all present and future leases of all or any portion of the property encumbered by the mortgage and all of its right and title to, and interest in, the leases, including all rights under the leases, all benefits to be derived from them and all rents.

The maturity date for this mortgage loan is July 1, 2006, which date may be extended for up to two additional 12 month periods upon the request of the borrower and satisfaction of certain requirements. The first note, with a balance of $45.0 million, bears interest at a rate of 1-month LIBOR plus 3% during the current term and the second note, with an estimated $2.2 million balance upon completion of this offering, bears interest at a rate of 1-month LIBOR plus 7% during the current term. The first note requires monthly payments of principal and interest commencing in November 2005. The second note requires monthly payments of principal and interest until the maturity date. The loan may be repaid in whole or in part at any time upon 30 to 60 days’ prior written notice. Prepayment of the $45.0 million note is subject to a prepayment penalty of 1% of the outstanding principal balance (unless prepaid or repaid in full with loan proceeds from a loan made by the lender during the final 90 days of the initial term, plus the actual costs and expenses of the lender incurred in liquidating or reducing any Eurodollar or LIBOR based investment or obligation entered into by the lender to fund any or all portion of the loan or to provide for or protect the interest rate of the loan. Prepayment of the second note is subject to a prepayment penalty equaling the actual costs and expenses of the lender incurred in liquidating or reducing any Eurodollar or LIBOR based investment or obligation entered into by the lender to fund any or all portion of the loan or to provide for or protect the interest rate of the loan. If the loan is repaid or prepaid in full during the final 30 days of the initial term (with other than lender-loaned funds provided to refinance the loan), the prepayment penalty on the first note is reduced to 0.375% of the outstanding principal balance plus the aforementioned lender costs. The mortgage loan contains customary affirmative covenants such as financial reporting and maintenance of reserve accounts, and negative covenants, including, among others, limitations on changes to legal structure or organizational documents, ownership of subsidiaries, or creation or incurrence of additional liens or indebtedness. The loan is nonrecourse to the borrower, subject to certain customary recourse carveouts. Upon completion of this offering, our operating partnership will provide a customary unsecured environmental indemnity and guarantee the recourse carveouts under this loan. We were required to enter into an interest rate cap agreement pursuant to the loan that limits the interest rate to 7.25% per annum during the term of this loan.

1100 Space Park Drive—Mortgage Indebtedness.    Upon completion of this offering, we will own a subsidiary that directly holds 100% of the fee interests in 1100 Space Park Drive. This subsidiary will be the borrower under an $16.0 million mortgage loan with Bank of the West, Inc., as lender. The mortgage loan is secured by:

•	a first priority deed of trust, assignment of leases and security agreement and fixture filing on 1100 Space Park Drive, all buildings, improvements and structures, leases, guaranties, security deposits, water, water rights, all fixtures, inventory, equipment and other assets, rights to insurance proceeds, together with all interest in any leases and all rents and profits arising from the property, reserve, deposit or escrow accounts, and any and all proceeds from any of the foregoing, and;

•	a collateral assignment of contracts and plans and other agreements affecting the property.

The maturity date for this mortgage loan is June 5, 2006. The mortgage loan bears interest at a rate of 0.5% over the prime rate. The loan requires monthly payments of principal and interest until the maturity date. The loan can be repaid in whole or in part, without penalty, at any time upon 10 days’ prior written notice. The mortgage loan contains customary affirmative covenants such as financial reporting, and negative covenants, including, among others, limitations on the execution of leases or lease amendments without the consent of the lender and limitations on the borrower’s ability to sell, transfer or grant a lien or security interest in the property.

Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building—Mortgage Indebtedness.    Upon completion of this offering, we will own the subsidiary that directly holds 100.0% of the fee interests in Ardenwood Corporate Park, the NTT/Verio Premier Data Center and the VarTec Building. This subsidiary is the borrower under a $43.0 million mortgage loan with German American Capital Corporation as lender. The mortgage loan is secured by:

•	a first mortgage lien on Ardenwood Corporate Park, the NTT/Verio Premier Data Center and the VarTec Building and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases, rents, security deposits and management agreements for such properties; and

•	all proceeds, products and profits from the foregoing.

The maturity date of the mortgage loan is August 9, 2006 with one 13 month and one one-year extension option. The mortgage loan bears interest at a rate of 1-month LIBOR plus approximately 1.59% per annum. The mortgage loan requires monthly interest-only payments until the maturity date. We may not prepay the loan during a “lockout period” that ends on October 8, 2005. We may prepay the loan without penalty on any monthly payment date after this lockout period with notice to lender of not less than 30 days and not more than 60 days. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, certain restrictions on the borrower’s ability to create or incur additional liens or indebtedness or transfer the property or an interest in the property. In connection with the mortgage loan, we are subject to a lockbox agreement and cash management provisions of the loan pursuant to which all income generated by the Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building properties is deposited directly into lockbox accounts and then swept into a cash management account for the benefit of the lender from which cash is distributed to us only after funding of tax, insurance, debt service, tenant improvement and leasing, and structural improvement reserve accounts and any payments then due under the Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building mezzanine loan. The loan is nonrecourse to the borrower, subject to certain customary recourse carveouts. Upon completion of this offering, we anticipate that our operating partnership will provide a customary unsecured environmental indemnity and guarantee the recourse carveouts under the loan. We were required to enter into an interest rate cap agreement pursuant to the loan that limits the interest rate to 7.5% per annum in the term of this loan.

Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building—Mezzanine Indebtedness.    The subsidiaries that directly hold 100.0% of the fee interests in Ardenwood Corporate Park, the NTT/Verio Premier Data Center and the VarTec Building are the borrowers under a $22.0 million mezzanine loan with German American Capital Corporation (c/o Deutsche Bank Securities, Inc.) as lender. The mezzanine loan is secured by a first priority pledge of the direct and indirect beneficial interests in our 100% owned subsidiary that is the mortgage borrower. The maturity date of the mezzanine loan is August 9, 2006 with one 13 month and one one-year extension option. The mezzanine loan bears interest at a rate of 1-month LIBOR plus 5.75% per annum. The mezzanine loan requires monthly interest-only payments until the maturity date. We may not prepay the mezzanine loan during a “lockout period” that ends on October 8, 2005. We may prepay the mezzanine loan without penalty on any monthly payment date after this lockout period with notice to lender of no less than 30 days and no more than 60 days. The mezzanine loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, certain restrictions on the borrowers’ ability to create or incur additional liens or indebtedness or transfer the property or an interest in the property. In connection with the mezzanine loan, we are subject to a lockbox agreement and cash management provisions which operate in connection with the lockbox and cash management provisions under the Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building mortgage loan. Upon completion of this offering, we anticipate that our operating partnership will provide a customary unsecured environmental indemnity and guarantee the recourse carveouts under the loan. We were required to enter into an interest rate cap agreement pursuant to the mezzanine loan that limits the interest rate to 7.5% per annum in the term of the mezzanine loan.

AT&T Web Hosting Facility—Mortgage Indebtedness.    Upon completion of this offering, we will own the subsidiary that directly holds 100.0% of the fee interests in the AT&T Web Hosting Facility. This subsidiary is the borrower under an $8.8 million loan agreement with Jackson National Life Insurance Company, as lender. The loan is secured by:

•	a first mortgage deed to secure debt on the AT&T Web Hosting Facility;

•	a first priority assignment of all present and future leases, all guaranties thereof and all rents and other sums payable thereunder; and

•	a security interest in all related personal property, tangible and intangible, including bank accounts, accounts receivable, all escrow, impound or reserve accounts, and other intangible property.

The maturity date for this loan is December 1, 2006. The loan bears interest at a rate of 3-month LIBOR plus 1.85% per annum and requires monthly interest-only payments until the maturity date. The loan has two one-year extensions at our option, subject to meeting certain conditions and accepting a new floating interest rate based upon a spread to be determined at the time of the extension. During the first 12 months of the term, which will expire in November 2004, we may not prepay the loan. During the second 12 months of the term, we may prepay the loan, in full but not in part, upon 30 days’ written notice, with payment of a yield maintenance premium equal to 1% of the outstanding principal balance. During the third 12 months of the term and any extension periods, we may prepay the loan, in full but not in part, without premium or penalty upon 30 days’ written notice. The loan contains customary affirmative covenants such as financial reporting and maintenance of certain escrow accounts, and negative covenants, including, among others, certain restrictions or prohibitions on the borrower’s ability to make cash distributions, sell or transfer an interest in the borrower, create or incur additional liens or indebtedness, and assign the loan. The loan is nonrecourse to the borrower, subject to certain customary recourse carveouts.

Camperdown House—Mortgage Indebtedness.    Upon completion of this offering, we will own the subsidiary that indirectly holds 100% of the fee interests in Camperdown House. This subsidiary will own a 100% interest in the subsidiary that is the borrower under a £14.4 million (pound) mortgage loan with the Bank of Scotland as lender.

The mortgage loan is secured by:

•	a first mortgage debenture on Camperdown House and related improvements, fixtures (including trade and tenant’s fixtures), plant and machinery and real property rights;

•	a general first lien on all belonging to the borrower;

•	a general first lien on all related accounts and intangibles; and

•	an assignment of all rental income for the property.

The maturity date of the mortgage loan is October 31, 2009. The mortgage loan bears interest at a rate of 6.845% per annum. We base quarterly principal and interest payments on a 10-year amortization schedule. We may prepay the loan upon 10 days’ notice to the lender, subject to a prepayment penalty of one month’s interest until July 31, 2005 and without penalty thereafter. The loan contains customary affirmative covenants such as financial reporting and maintenance of certain coverage ratios, and negative covenants, including, among others, certain restrictions on the borrower’s ability to create or incur additional liens or indebtedness or transfer the property or an interest in the property. The borrower provides a customary environmental indemnity.

Carrier Center—Letter of Commitment—Mortgage Indebtedness. Upon the exercise of the option to acquire the Carrier Center property, we will own the subsidiary that directly holds 100.0% of the fee interest in Carrier Center. We expect that upon the exercise of the option and pursuant to the terms of a letter of commitment with iStar Financial Inc., through which we intend to refinance the existing Carrier Center senior and mezzanine indebtedness, our wholly owned subsidiary will be the borrower under a new single mortgage loan in an original principal amount of approximately $26.2 million. The new mortgage loan will be secured by a first mortgage deed of trust on Carrier Center and a first priority security interest in all of the ownership interest in the borrower and in all assets of the borrower. The letter of commitment provides for a three-year term and an interest rate based on LIBOR (subject to a 2.5% LIBOR floor) plus 4.25% per annum. We will have the option of extending the term of the loan by one year subject to a fee equal to 0.50% of the then outstanding principal balance. The mortgage loan will not be prepayable until after the first anniversary of its closing and thereafter will be prepayable in whole or in part with not less that 30 days’ notice. The loan will require monthly interest and principal payments until the maturity date with a balloon payment due at maturity. The loan will be subject to customary affirmative covenants such as financial reporting and negative covenants, including, among others, certain restrictions on the borrower’s ability to create or incur additional liens or indebtedness or transfer the property or any interest in the property. In connection with the mortgage loan, we will be subject to a lockbox arrangement and cash management provisions of the loan pursuant to which income generated by the Carrier Center property will be swept into a cash management account for the benefit of the lender from which cash will be distributed to us only after satisfying debt, operating and other reserve cash requirements. The loan will be subject to a customary unsecured environment indemnity and a guaranty of certain of the obligations of the borrower. We will be required to enter into an interest rate cap agreement if the LIBOR rate is at any time equal to or greater than 4.5%.

Granite Tower—Mortgage Indebtedness.    Upon completion of this offering, we will own the subsidiary that directly holds 100.0% of the fee interests in the Granite Tower. This subsidiary is the borrower under a $21.6 million mortgage note issued to Allstate Life Insurance Company, as lender. The mortgage loan is secured by:

•	a first mortgage lien on Granite Tower and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts, books and records and intangibles;

•	an assignment of leases, rents, security deposits and contracts for such properties; and

•	all proceeds, products and profits from the foregoing.

The maturity date of the mortgage note is January 1, 2009. The mortgage note bears interest at a rate of 3-month LIBOR plus 1.20% per annum. Beginning on January 1, 2006 with 60 days’ prior notice to the lender, we have the option of converting the variable rate into a fixed rate determined by the lender subject to a conversion fee of 1% of the outstanding principal balance. The mortgage note requires monthly interest-only payments until February 1, 2005 when principal and interest will be due monthly until the maturity date. We may not prepay the loan during a “lockout period” that ends on January 1, 2006. We may prepay the loan in full on any quarterly payment date after this lockout period with notice to lender of not less than 30 days subject to a prepayment penalty of 1% of the outstanding principal balance, or if the loan has been converted to a fixed rate, the greater of 1% of the outstanding principal balance or a yield maintenance payment. The loan contains customary affirmative covenants such as financial reporting requirements and negative covenants, including, among others, certain prohibitions or restrictions on the borrower’s ability to create or incur additional liens or indebtedness or transfer the property or an interest in the property. The loan is nonrecourse to the borrower, subject to certain customary recourse carveouts. Upon completion of this offering, the borrower and one of our subsidiaries that indirectly owns an interest in the property entity will continue to provide a customary unsecured environmental indemnity and the subsidiary will guarantee recourse carveouts under the loan.

Maxtor Manufacturing Facility—Mortgage Indebtedness.    Upon completion of this offering, our subsidiary that will own 100% of the fee interest in the Maxtor Manufacturing Facility will be the borrower under an $18.0 million mortgage loan agreement with Fleet National Bank, as agent and lender. The mortgage loan will be secured by:

•	a first priority deed of trust, security agreement and fixture filing on the Maxtor Manufacturing Facility, all land, improvements, furniture, fixtures, goods, equipment and other assets, all insurance proceeds and other proceeds therefrom and all other assets of the borrower;

•	a first priority assignment of leases and rents, and all income and profits to be derived from the operation and leasing of the property;

•	a first priority security interest in all tax, collateral and reserve accounts and all tenant letters of credit; and

•	a first priority assignment of any interest rate protection agreements entered into by the borrower.

The maturity date for this mortgage loan is December 31, 2006. The mortgage loan bears interest at a rate of 6-month LIBOR plus 2.25% per annum and requires monthly interest-only payments through December 31, 2004, and thereafter also requires monthly payments of principal. In the event that LIBOR rate loans are not available, interest will be calculated at the lender’s prime rate. The mortgage loan has two one-year extensions at our option, subject to meeting certain conditions and the payment of an extension fee in the amount of 0.35% of the then outstanding loan balance. We may prepay the mortgage loan upon three business days’ notice, provided that we will be required to pay a yield maintenance fee to reimburse the lender for any losses or expenses. The mortgage loan contains customary affirmative covenants such as financial reporting and maintenance of certain coverage ratios, and negative covenants, including, among others, certain restrictions or prohibitions on the borrower’s ability to create or incur additional liens or indebtedness, transfer the property or an interest in the property and merge or consolidate with or into, convey, transfer or dispose of all or substantially all of its assets to or in favor of any other person. In the event that the debt service coverage ratio falls below certain thresholds, we may be required to either pay down the loan or fund a cash reserve account.

Stanford Place II—Mortgage Indebtedness.    Upon completion of this offering, we will own 98% of the equity of a subsidiary holding a 100% fee interest in Stanford Place II. This subsidiary is the borrower under a $23.4 million mortgage note issued to Principal Life Insurance Company, as lender, and a $2.6 million mortgage note issued to PFG CTL Mortgage, LLC, as lender. The mortgage loans are secured by:

•	a first priority deed of trust and security agreement on Stanford Place II and any right, title and interest therein and to the land, real property rights, buildings and improvements including their names and the right to manage and operate them, fixtures, personal property of the borrower used in the operation of the premises, insurance proceeds, settlement awards and damage claims, and any rights to strips of land adjacent to and used in connection with the premises and adjoining ways, streets, sidewalks and alleys;

•	an assignment of leases and rents; and

•	a $450,000 letter of credit issued pursuant to a property reserves agreement.

The maturity date for these mortgage notes is January 10, 2009. These notes bear interest at a rate of 5.14% per annum and require monthly interest-only payments. The borrower has the right upon 30 days’ written notice to each lender to pay both loans in full with a prepayment fee equal to the greater of 1% of the principal amount or an amount resulting from a reinvestment yield analysis. The note may be prepaid without such prepayment fee during the last 90 days prior to the maturity date. The security agreement contains customary negative covenants, including, among others, certain restrictions or prohibitions on the borrower’s ability to create or incur additional liens or indebtedness, transfer the property or an interest in the property and merge or consolidate with or into, convey, transfer or dispose of all or substantially all of its assets to or in favor of any other person. The loan is nonrecourse to the borrower, subject to certain customary recourse carveouts. The subsidiary borrower provides a customary unsecured environmental indemnity. Upon completion of this offering, we anticipate that our operating partnership will guarantee the subsidiary borrower’s obligations under the environmental indemnity and the recourse carveouts under the loan.

Univision Tower—Mortgage Indebtedness.    Upon completion of this offering, we will own the subsidiary that directly holds 100.0% of the fee interests in Univision Tower. This subsidiary is the borrower under a $43.0 million mortgage note, of which $39.4 million remains outstanding as of June 30, 2004, issued to The Northwestern Mutual Life Insurance Company, as lender. The mortgage loan is secured by:

•	a first priority deed of trust and security agreement on Univision Tower, all land, buildings and improvements, waters and water rights, all fixtures, goods, equipment and other assets, property related cash deposits, all related personal property and the proceeds there from, all insurance proceeds from any of the above, and all of the borrower’s rights in the two Skybridge Easement Agreements affecting the property; and

•	a first priority assignment of leases and rents, and all income and profits to be derived from the operation and leasing of the property, including all insurance proceeds with respect to the leases and any judgments and settlements of claims in favor of the borrower.

The maturity date for this mortgage note is January 1, 2005. The notes bears interest at a rate of 7.52% per annum and requires monthly installments of principal and interest. The borrower has the right upon 30 days’ written notice to pay the loan in full with a prepayment fee of the greater of the Yield Maintenance, as defined in the note, or 1% of the outstanding principal balance of the loan. The note may be prepaid without such prepayment fee during the last 60 days of the term. The security agreement contains customary affirmative covenants such as financial reporting and maintenance of certain coverage ratios, and negative covenants, including, among others, certain restrictions or prohibitions on the borrower’s ability to create or incur additional liens or indebtedness, transfer the property or an interest in the property and merge or consolidate with or into, convey, transfer or dispose of all or substantially all of its assets to or in favor of any other person. The subsidiary borrower provides a customary unsecured environmental indemnity. Upon completion of this offering, we anticipate that our operating partnership will guarantee the subsidiary borrower’s obligations under the environmental indemnity and the recourse carveouts under the loan. We presently intend to refinance this mortgage loan during the fourth quarter of 2004.

Mortgage Loans.    We expect to enter into up to $155.0 million of new mortgage loans concurrently with the completion of this offering. We anticipate that these loans will be secured by six of our properties, which we currently expect will be 36 Northeast Second Street, Brea Data Center, Comverse Technology Building, Hudson Corporate Center, Siemens Building and Webb at LBJ. We intend to use the proceeds from this loan to refinance debt under the bridge loan facility with an affiliate of Citigroup Global Markets Inc. We anticipate that this loan will contain customary covenants for loans of this type.

Unsecured Credit Facility.    We expect to enter into an unsecured credit facility concurrently with the completion of this offering. We expect to draw down approximately $25.3 million of this facility in connection with the formation transactions, including $4.7 million to be drawn in early 2005 in connection with the purchase of the remaining 25% interest in the eBay Data Center property. We intend to use the unsecured credit facility, among other things, to finance the acquisition of properties, provide funds for tenant improvements and capital expenditures, and provide for working capital and other corporate purposes. We anticipate that the unsecured credit facility will contain customary covenants for credit facilities of this type.

Off-Balance Sheet Arrangements

Our off-balance sheet arrangements consist of interest rate cap agreements in connection with certain of our indebtedness and a currency fluctuation hedge arrangement in connection with our ownership of the Camperdown House property in London, England. We currently have no other off-balance sheet arrangements. See “—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.”

Upon completion of this offering, we expect to enter into interest rate swap agreements for $149.8 million of our variable rate debt. As a result, we expect that 80.0% of our total indebtedness, upon completion of this offering, will be subject to fixed interest rates. See “—Quantitative and Qualitative Disclosure about Market Risk.”

Cash Flows

Comparison of Six Months Ended June 30, 2004 to Six Months Ended June 30, 2003

Cash and cash equivalents were $4,268,000 and $2,026,000, respectively, at June 30, 2004 and 2003.

Net cash provided by operating activities increased $1,665,000 to $15,008,000 for the six months ended June 30, 2004 compared to $13,343,000 for the six months ended June 30, 2003. The increase was primarily due to the properties added to our portfolio since June 30, 2003 which was partially offset by the increased interest expense incurred on the mortgage and other secured debt related to the acquired properties.

Net cash used in investing activities increased $120,627,000 to $227,747,000 for the six months ended June 30, 2004 compared to $107,120,000 for the six months ended June 30, 2003. The increase was primarily the result of the acquisition of five properties during the six months ended June 30, 2004, which required a larger investment than the acquisitions of four properties during the six months ended June 30, 2003.

Net cash provided by financing activities increased $119,608,000 to $211,833,000 for the six months ended June 30, 2004 compared to $92,225,000 for the six months ended June 30, 2003. The increase was primarily due to increased capital contributions, net of distributions, and borrowings made in connection with the acquisition of the five properties during the six months ended June 30, 2004 than the capital contributions and debt required for the acquisitions of four properties during six months ended June 30, 2003.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002

Cash and cash equivalents were $5,174,000 and $3,578,000, respectively, at December 31, 2003 and 2002.

Net cash provided by operating activities increased $19,341,000 to $28,986,000 for the year ended December 31, 2003 compared to $9,645,000 for the year ended December 31, 2002. The increase was primarily due to the properties added to our portfolio during the year ended December 31, 2003 and the receipt of a $4,200,000 early lease termination fee in April 2003 related to a lease termination that occurred in March 2003. This increase was partially offset by the increased interest expense incurred on the mortgage and other secured debt related to the acquired properties.

Net cash used in investing activities increased $50,508,000 to $215,263,000 for the year ended December 31, 2003 compared to $164,755,000 for the year ended December 31, 2002. The increase was primarily the result of the amount of cash used to acquire the portfolio properties acquired during the year ended December 31, 2003 compared to the amount of cash used to acquire the properties acquired during the year ended December 31, 2002. Approximately $78,648,000 of the acquisition costs of the properties acquired during the year ended December 31, 2002 is attributable to the assumption of existing mortgage loans on the property and to seller financing of a portion of the property purchase price. There were no such debt assumptions or seller financings for the properties acquired in the year ended December 31, 2003.

Net cash provided by financing activities increased $29,185,000 to $187,873,000 for the year ended December 31, 2003 compared to $158,688,000 for the year ended December 31, 2002. The increase was partially the result of the higher level of debt financing obtained from non-seller lenders for the properties acquired during the year ended December 31, 2003 compared to the properties acquired during the year ended December 31, 2002. Approximately $78,648,000 of the acquisition costs of the properties acquired during the year ended December 31, 2002 is attributable to the assumption of existing mortgage loans on the property and to seller financing of a portion of the property purchase price. The increase in cash flows from debt obtained was partially offset by the decrease in net capital contributions received from owner during the year ended December 31, 2003. The amount of capital versus debt used to acquire our properties is discretionary.

Comparison of Year Ended December 31, 2002 to the Period from February 28, 2001 (inception) through December 31, 2001

Cash and cash equivalents were $3,578,000 and $0, respectively, at December 31, 2002 and 2001.

The net cash provided by (used in) operating activities, used in investing activities and provided by financing activities for the year ended December 31, 2002 increased compared to the period from February 28, 2001 (inception) through December 31, 2001 as a result of the acquisition of properties in our portfolio during the year ended December 31, 2002. We acquired our first portfolio property in January 2002 and had limited activity during the period from February 28, 2001 (inception) through December 31, 2001.

Funds From Operations

We calculate FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

The following table sets forth a reconciliation of our pro forma funds from operations for the periods presented (in thousands):

	Pro Forma
	Six Months ended June 30, 2004	Year ended December 31, 2003
Pro forma income (loss) before minority interest in operating partnership but after minority interest in consolidated joint ventures	$(6,562)	$12,525
Plus: pro forma real estate depreciation and amortization	21,629	42,569

Pro forma funds from operations(1)	$15,067	$55,094

(1)	Pro forma funds from operations as set forth above includes $ million of compensation expense related to fully-vested long-term incentive units granted in connection with this offering and the formation transactions for the periods presented.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above.

New Accounting Pronouncements

On April 30, 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The adoption of SFAS No. 149 did not have a material impact on our financial position or results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures in its balance sheet certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer require classification as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after September 15, 2003. On November 7, 2003, the FASB deferred the effective date of paragraphs 9 and 10 of SFAS No. 150 as they apply to mandatorily redeemable non-controlling interests in order to address a number of interpretation and implementation issues. The adoption of SFAS No. 150 did not have any impact on our financial position or results of operations or cash flows.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guaranties and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guaranty. FIN 45 clarifies the requirements of SFAS No. 5, “Accounting for Contingencies,” relating to guaranties. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party. The adoption of FIN 45 did not have any impact on our financial position or results of operations or cash flows.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” and provides guidance on the identification of entities for which control is achieved through means other than through voting rights and how to determine when and which business enterprise should consolidate such an entity. This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. Certain provisions of this interpretation are effective for 2003. The adoption of the provisions of this statement did not have any impact on our financial position or results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We use some derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

Upon completion of this offering, we expect to enter into interest rate swap agreements for approximately $149.8 million of our variable rate debt. As a result, we expect that approximately 80.0% of our total indebtedness, upon completion of this offering, will be subject to fixed interest rates.

If, after consideration of the interest rate swaps described above, LIBOR were to increase by 10%, or approximately 17.5 basis points, the increase in interest expense on the unhedged variable rate debt would decrease future earnings and cash flows by approximately $237,000 annually. If LIBOR were to increase by 10%, the fair value of our $243.5 million principal amount of outstanding fixed rate debt would decrease by approximately $2.2 million. If LIBOR were to decrease by 10%, or approximately 17.5 basis points, the decrease in interest expense on the unhedged variable rate debt would be approximately $237,000 annually. If LIBOR were to decrease by 10%, the fair value of our $243.5 million principal amount of outstanding fixed rate debt would increase by approximately $2.3 million.

Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

As of June 30, 2004, our total outstanding debt was approximately $473.9 million, which was comprised of $247.2 million of mortgage loans, $99.5 million of notes payable under a bridge loan, $51.9 million of other secured loans and an allocation to us of $75.3 million of amounts outstanding under the GI Partners line of credit. Approximately $366.3 million, or 77.4%, of our total outstanding debt was variable rate debt. As of June 30, 2004, the fair value of our outstanding fixed-rate debt approximated $107.8 million compared to the carrying value of $106.5 million.

INDUSTRY BACKGROUND/MARKET OPPORTUNITY

The technology industry has played a prominent role in the development of the global economy. Technological innovations, such as the Internet, have led to dramatic improvements in the ability to communicate and transact business worldwide, expanded the reach of products and services and created electronic bonds that enhance the ability of businesses to interact with customers. As a result, the technology industry has achieved extraordinary growth. According to Forrester Research, Inc., a leading technology research firm, between 1996 and 2000, technology expenditures in the U.S. grew from $397.3 billion to $709.8 billion, representing a 15.6% annualized growth rate, which was more than double the growth rate of the overall economy over the same period, as measured by GDP.(1)

This rapid growth in technology expenditures was followed by an overall reduction in sector spending from 2001 through 2003. Despite this reduction in spending, however, technology usage continued to expand during the same period, as evidenced by the increase in electronic commerce which grew from $598.0 billion in 2001 to $1.6 trillion in 2003 (or 64.6% compounded annual growth), and the increase in worldwide Internet users which grew from 506.6 million in 2001 to 702.4 million in 2003 (or 17.7% compounded annual growth), both according to IDC Research Inc., a leading IT and telecommunications market intelligence firm.(2) U.S. technology spending has now stabilized and, according to Forrester Research, Inc., is expected to increase by 6.9% annually from $763.1 billion in 2004 to $995.5 billion in 2008.(1)

As technology has become a more significant component of the overall economy, the importance of high quality, strategically located, technology-related real estate has grown. During the growth of the 1990’s, the investment opportunity in technology-related real estate was fueled by heavy tenant demand. From 2001 through 2003, investment in technology-related real estate became more opportunistic as a result of the disequilibrium in the overall technology industry. Now, in light of improving trends in the technology industry, we believe demand for technology-related real estate is increasing, as technology companies require more space and complex infrastructure to support their growth.

Within technology-related real estate, we focus on technology industry facilities that are difficult to replicate and critical to the operations of tenants, which we believe represent the best long-term real estate investment opportunities. Many of these facilities have fully redundant electrical supply systems, multiple power feeds, above-standard electrical HVAC systems, raised-floor areas that accommodate computer cables and below-floor cooling systems, extensive in-building communications cabling, and high level security systems. Since inception, our predecessor has made selective acquisitions of these types of facilities at prices which are at or below the replacement cost. Our ability to do so has been driven by our capacity to fully assess the strategic value of specific properties, the creditworthiness and business potential of technology tenants and local market conditions. Going forward, our in depth knowledge of the technology industry, acquisition experience and specialist focus position us to benefit from continued growth in the technology industry. The property types within our focus include:

•	telecommunications infrastructure properties, which provide the infrastructure required by companies in the data, voice, and wireless communication industries;

•	information technology, or IT, infrastructure properties, which provide the physical environment required for disaster recovery, IT outsourcing and collocation;

•	technology manufacturing properties, which contain highly specialized manufacturing environments for such purposes as disk drive manufacturing, semiconductor manufacturing and specialty pharmaceutical manufacturing; and

•	regional or national headquarters of technology companies that are located in our target markets.

(1)	IT Spending Outlook: 2004-2008 and Beyond, Forrester Research, Inc., July 2004
(2)	Worldwide Internet Usage & Commerce 2004-2007 Forecast (#30949), IDC Research, Inc., March 2004

Telecommunications Infrastructure

Our telecommunications infrastructure buildings serve as access and interconnection points for the voice and data networks of telecommunications companies. From our buildings, our telecommunications tenants provide services which include transporting wireline and wireless voice communications, transmitting data in multiple protocols (including the Internet protocol), and providing services that optimize communications applications to meet specific business and technical requirements. Many of these services are considered critical to our tenants’ and their customers’ operations.

As participants in the global economy have become increasingly dependent on networks such as the Internet in order to reliably and efficiently transfer data over long distances, the need for an organized approach to network interconnection that can support the rapid growth of data traffic has grown. As a result, the industry has constructed telecommunications network facilities that accommodate increased rates of data flow over networks, or bandwidth. These facilities are typically characterized by the physical presence of Internet service providers, regional incumbent phone companies and media providers, all of whom interconnect within our buildings by placing private connections between each other. In our target metropolitan markets, we believe that there are typically only a few buildings that have the sufficient critical mass of multiple high-speed optical connections to major network carriers to be characterized as network access points. These network access points are critical to telecommunications infrastructure tenants because they provide secure, direct access to the point at which traffic is exchanged. This reduces their costs by eliminating local access charges, reduces their points of failure and increases their efficiency.

Upon completion of this offering, we will own approximately 2.0 million square feet of net rentable space in seven facilities that principally provide the real estate infrastructure for tenants in the telecommunications infrastructure services sector. Our telecommunications tenants include AT&T, Cingular, Level 3, Qwest, SBC, Sprint, T-Mobile, Verizon, XO Communications and 360 Networks.

Since telecommunications infrastructure tenants provide services critical to the day-to-day operations on a continuous basis, these tenants require buildings which have fully redundant electrical supply systems, multiple power feeds, above-standard electrical HVAC systems, raised floor areas to accommodate computer cables and below-floor cooling systems, extensive in-building communications cabling and high-level security systems. According to research published in 2002 by Gartner Inc., construction costs to build these high quality, specialized properties ranged from $300 to $1,000 per square foot of raised floor area.(3) Our tenants have generally funded capital improvements themselves. As such, leases for our telecommunications infrastructure properties are typically longer in duration than standard commercial leases, with an average term of 13.7 years. Tenant-installed improvements generally remain at our property after termination of the lease. As many such tenant improvements are readily adaptable to similar types of uses, we expect to benefit from these improvements by reducing our re-tenanting costs. We have historically had success in re-tenanting vacant telecommunications space with minimal additional tenant improvement expenditures by us.

Information Technology Infrastructure

Tenants in our IT infrastructure buildings provide IT outsourcing, data storage and management, business continuance, disaster recovery, web hosting, and collocation. Trends that are fueling the growth of the IT services sector include recent regulatory requirements for financial services companies to maintain dual data production environments (where two geographically separated systems process simultaneously the same data to provide complete redundancy), increased demand for business continuance and disaster recovery solutions which enable companies to recover from unplanned service interruptions, and the sustained trend of businesses outsourcing their business processes and IT operations. Fueled by these positive trends, U.S. IT services spending reached

(3)	Data Center Opportunities Abound in Real Estate Market, Decision Framework (DP 18-7980) by M. Bell, L. Leong Research Note December 11, 2002

$369.4 billion in 2003 and is expected to increase 4.3% in 2004 to approximately $385.3 billion, according to Forrester Research,
Inc.(4) Forrester Research, Inc. also expects U.S. IT services spending to grow 4.6% annually through 2008.(5)

Upon completion of this offering, we will own approximately 1.7 million square feet of net rentable space in eight facilities which principally provide the real estate infrastructure for tenants in the IT services sector. Several of our IT infrastructure buildings are occupied by tenants that provide web hosting and other collocation services to numerous customers whose computer equipment is installed in the buildings. Our web hosting tenants include AT&T, Equinix, Layer One, Level 3, NTT/Verio, Savvis and SBC Services. Our web hosting tenants facilitate the delivery of content and services via the Internet by providing customers with physical space for their technical equipment, network connectivity and onsite systems management. Our webhosting tenants’ customers span a wide variety of industries and include AOL, IBM, Major League Baseball, Microsoft, NASA and Southwest Airlines.

In addition, we are pursuing the opportunity to lease collocation space in four of our buildings. Collocation facilities provide customers with the opportunity to lease a small footprint of space in secure and reliable operating environments that allows our customers’ Internet and telecommunications equipment to run 24 hours a day, seven days a week. This is a cost-effective solution for the tenants, and allows for the leasing of small spaces at significant premiums to prevailing market rents. According to Tier1 Research, an independent research firm which regularly tracks statistics on multi-tenant data centers, there are 511 multi-tenant data centers in the United States, which comprise a total of 23 million gross square feet. Tier1 Research estimates that the average annual rent charged to customers within these data centers is approximately $300 per square foot, or more depending on the quality of the data center. At our Univision Tower property collocation space, we have achieved rental rates as high as $200 per net rentable square foot for smaller spaces of 50 to 200 square feet and rents of approximately $50 to $100 per net rentable square foot for 500 to 1,000 square feet spaces. At our 36 Northeast Second Street collocation space, we have achieved rents of over $40 per net rentable square foot for large spaces of over 5,000 square feet.

IT infrastructure tenants seek to operate in secure, operationally resilient, continuous service data centers. These data centers must offer fully redundant electrical supply systems, multiple power feeds, above-standard electrical HVAC systems, raised floor areas to accommodate computer cables and below-floor cooling systems, extensive in-building communications cabling, high-level security systems and redundant ingress and egress Internet and data access across multiple providers. Similar to telecommunications infrastructure properties, we believe construction costs to build a combination of these physical requirements can range from $300 to $1,000 per square foot of raised floor area. As such, leases of our IT infrastructure properties are typically longer than standard commercial leases, with an average term of 12.7 years. Our tenants have generally funded capital improvements themselves. Tenant-installed improvements generally remain at our property after termination of the lease. As many such improvements are readily adaptable for similar types of uses, we expect to benefit from these improvements by reducing our re-tenanting costs. We have historically had success in re-tenanting vacant data center space with minimal additional tenant improvement expenditures by us.

Technology Manufacturing Infrastructure

Technology manufacturing properties are broadly characterized as those having tenants that require domestic, “on-shore” operations due to the highly technical nature of their activities. New products and advanced engineering techniques often require the close proximity of engineering and research to the manufacturing processes. As a result, companies seek to couple manufacturing programs directly with R&D/engineering activities that reside domestically, often in the same facility. Technology manufacturing tenants include

(4)	Projected 2004 US IT Growth Edges Up To 6%, Forrester Research, Inc., June 2004
(5)	IT Spending Outlook: 2004-2008, and Beyond, Forrester Research, Inc., July 2004

manufacturers of specialized equipment and materials for such industries as computer hardware, semiconductors, life sciences, electronics and telecommunications.

Upon completion of this offering, we will own approximately 604,000 square feet of net rentable space in three facilities that provide the real estate infrastructure primarily for tenants in technology manufacturing sectors. Our technology manufacturing tenants include Abgenix, ASM Lithography and Maxtor Corporation.

Technology manufacturing infrastructure tenants typically require facilities that contain both general office space and specialized space such as clean room assembly and electronic labs, biotechnology/life sciences labs and associated clean room facilities and technical equipment manufacturing facilities. Specialized spaces are extensively improved by tenants to include the addition of robust and redundant electrical distribution, above standard HVAC systems, clean room facilities, electronics assembly facilities, super-cold storage for biotechnology products and “wet-lab” research and testing areas. Specialized building improvements are made at costs which are many times greater than standard improvements to office space. As such, leases of our technology manufacturing properties are typically longer than standard commercial leases, with an average lease term of 10.3 years. Our tenants have generally funded capital improvements themselves. Tenant-installed improvements generally remain our property after termination of the lease. As many such improvements are readily adaptable for similar types of uses, we expect to benefit from these improvements by reducing our re-tenanting costs. We have historically had success in re-tenanting vacant manufacturing space with minimal additional tenant improvement expenditures by us.

Technology Office/Corporate Headquarters

Technology office/corporate headquarters buildings typically consist of general-purpose office and R&D/flex spaces in “tech-centric” markets. These properties often include facilities with extensive installed tenant improvements that are critical for the technology tenant’s business such as data centers, telecommunications, and electronics assembly and testing spaces. Properties are typically located in markets that are home to a variety of technology industry sectors and companies. The most attractive markets are characterized by an ample, well-educated technology workforce, proximity to major universities and a critical mass of technology industry firms active in the area. Metropolitan markets currently represented in our portfolio for headquarter assets include the San Francisco Bay area, Dallas, Denver and Boston.

Upon completion of this offering, we will own approximately 1.3 million square feet of net rentable space in five properties that serve as regional or national headquarters facilities for technology industry tenants. Our corporate headquarters tenants include Comverse Technology, Carreker Software, Siemens Subscriber Networks and Stone & Webster.

BUSINESS AND PROPERTIES

Overview

We own, acquire, reposition and manage technology-related real estate. We target high quality, strategically located properties containing applications and operations critical to the day-to-day operations of technology industry tenants. Our tenant base is diversified within the technology industry and reflects a broad spectrum of regional, national and international tenants that are leaders in their respective areas. We expect to qualify as a REIT for federal income tax purposes beginning with our initial taxable year ending December 31, 2004.

Upon completion of this offering and consummation of the formation transactions, we will own 22 properties located throughout the U.S. and one property located in London, England, containing a total of approximately 5.6 million net rentable square feet. To facilitate research and development, technology transfer and recruitment of technology professionals, companies in the technology industry often cluster near major scientific research institutions, universities and government agencies, all of which drive demand for properties combining office, communications infrastructure and data center space. Our operations and acquisition activities are focused on a limited number of markets where technology tenants are concentrated, including the Atlanta, Boston, Dallas, Denver, Los Angeles, Miami, New York, Phoenix, San Francisco and Silicon Valley metropolitan areas. As of June 30, 2004, our properties were approximately 87.1% leased at an average annualized rent per leased square foot of $20.01.

Our senior management team and Executive Chairman have an average of over 22 years of experience in the technology or real estate industries, including experience as investors in, advisors to and founders of technology companies. Under our senior management team’s direction, we focus on technology industry facilities that are difficult to replicate and critical to the operations of tenants, which we believe to be the best long-term real estate investment opportunities. The property types within our focus include:

•	telecommunications infrastructure properties, which provide the infrastructure required by companies in the data, voice and wireless communications industries;

•	information technology, or IT, infrastructure properties, which provide the physical environment required for disaster recovery, IT outsourcing and collocation;

•	technology manufacturing properties, which contain highly specialized manufacturing environments for such purposes as disk drive manufacturing, semiconductor manufacturing and specialty pharmaceutical manufacturing; and

•	regional or national headquarters of technology companies that are located in our target markets.

Many of our properties have extensive tenant improvements that have been installed at our tenants’ expense. Unlike traditional office and flex/R&D space, the location of and improvements to our facilities are generally essential to our tenants’ businesses, which we believe results in high occupancy levels, long lease terms and low tenant turnover. Based on our experience, properties leased to tenants in the communications and information technology industries typically offer fully redundant electrical supply systems, multiple power feeds, above-standard electrical HVAC systems, raised floor areas to accommodate computer cables and below-floor cooling systems, extensive in-building communications cabling and high-level security systems, while properties leased to technology manufacturing companies typically offer fully redundant electrical supply systems, multiple power feeds, above-standard electrical HVAC systems, high-level security systems and clean room space. The tenant-installed improvements in our facilities are readily adaptable for use by similar tenants.

Our predecessor, GI Partners, is a private equity fund that was formed to pursue investment opportunities that intersect the real estate and technology industries. GI Partners was formed in February 2001 after a competitive six-month selection process conducted by the California Public Employee Retirement System, or CalPERS, the largest U.S. pension fund. Upon GI Partners’ selection, CalPERS provided a $500 million equity commitment to GI Partners to invest in technology-related real estate and technology operating businesses. In addition, CB Richard Ellis Investors, a subsidiary of CB Richard Ellis, or CBRE, the largest global real estate services firm, and members of GI Partners’ management provided a commitment of $26.3 million. Upon completion of this offering and consummation of the formation transactions, GI Partners will contribute substantially all of its technology-related real estate investments to our operating partnership. Thereafter, pursuant to our non-competition agreement with GI Partners, GI Partners will continue to manage its investments in other existing businesses, but will not, subject to limited exceptions, pursue new investments in technology-related real estate. After completion of this offering, CalPERS and CB Richard Ellis Investors, through their ownership of GI Partners, will together have an approximate         % interest in our operating partnership, which would equal an approximate         % beneficial interest in us, on a fully diluted basis, and will remain valuable partners. See “—Our Competitive Strengths.”

We were formed in March 2004 by Digital Properties Holdings LLC. The sole members of Digital Properties Holdings are Richard A. Magnuson, the Executive Chairman of our board of directors, and Michael F. Foust, our Chief Executive Officer. In April 2004, Digital Properties Holdings sold its interest in us to GI Partners for $2,000. Upon completion of this offering and consummation of the formation transactions, we expect to have 20 employees. In addition, we engage CBRE and other experienced property management companies to provide on-site property management services. We intend to pay regular quarterly dividends to our stockholders, beginning with a dividend for the period commencing on the completion of this offering and ending on             , 2004. See “Dividend Policy.” Upon completion of this offering and consummation of the formation transactions, substantially all of our business will be conducted through Digital Realty Trust, L.P., our operating partnership.

Our Competitive Strengths

We believe we distinguish ourselves from other owners, acquirors and managers of technology-related real estate through our competitive strengths, which include:

•	High Quality Portfolio. Our portfolio contains state-of-the-art facilities with extensive tenant improvements. Based on current market rents and estimated costs to construct such properties and their improvements, we believe that they could not be replicated today on a cost-competitive basis. Many of the properties in our portfolio are located on major aggregation points formed by the physical presence of multiple major telecommunications service providers, which reduces our tenants’ costs and operational risks and increases the attractiveness of our buildings.

•	Presence in Key Markets. Our portfolio is primarily located in 11 major metropolitan areas, including the Boston, Dallas, Los Angeles, New York, San Francisco and Silicon Valley metropolitan areas, and is diversified so that no one market represents more than 28.9% of the aggregate annualized rent of our portfolio as of June 30, 2004. We believe these markets are among the areas of major technology-related activities in the U.S. The following chart illustrates the geographic distribution of our tenants by annualized rent:

•	Long-Term Leases. We have long-term leases with stable cash flows. As of June 30, 2004, our average lease term was in excess of 12.6 years, with an average of 7.9 years remaining. Through 2008, leases representing only 11.8% of our net rentable square feet, or 11.4% of our aggregate annualized rent is scheduled to expire. Moreover, through 2005, only 1.6% of our net rentable square feet is scheduled to expire.

•	Specialized Focus in Dynamic and Growing Industry. We focus solely on technology-related real estate because we believe that the growth in the technology industry will be superior to that of the overall economy. We believe that our specialized understanding of both real estate and technology gives us a significant competitive advantage over less specialized investors. We use our in-depth knowledge of the technology industry to identify strategically located properties, evaluate tenants’ creditworthiness and business models and assess the long-term value of in-place technical improvements.

•	Proven Acquisition Capability. Since 2002, we have acquired or will acquire upon completion of this offering and consummation of the formation transactions an aggregate of 23 technology-related real estate properties with 5.6 million net rentable square feet. Our acquisition capability is driven by our broad network of contacts within a highly fragmented universe of sellers and brokers of technology-related real estate. We have developed detailed, standardized procedures for evaluating acquisitions to ensure that they meet our financial and other criteria, which allows us to efficiently evaluate investment opportunities and, as appropriate, commit and close quickly. More than half of our acquisitions were acquired before they were broadly marketed by real estate brokers. We intend to continue to acquire additional technology-related real estate as a key component of our growth strategy.

•	Experienced and Committed Management Team. Our senior management team and our Executive Chairman collectively have an average of over 22 years of experience in the technology or real estate industries, including experience as investors in, advisors to and founders of technology companies. We believe that our senior management team’s extensive knowledge of both the real estate and the technology industries provides us with a key competitive advantage. Upon completion of this offering, our senior management team is expected to collectively own an approximate 3% equity interest in our company on a fully diluted basis, which aligns management’s interests with those of our stockholders.

•	Unique Sourcing Relationships. Upon completion of this offering, the members of our contributors will hold a substantial indirect investment in our company, and accordingly, we anticipate that they will continue to play an active role. We expect that CBRE will assist us with obtaining property deal flow that has not been widely marketed, and GI Partners’ private equity investment professionals will provide additional technology industry expertise and access to proprietary deal flow. In addition, we expect that CalPERS will provide us with introductions to potential sources of acquisitions and access to its technology industry experts and will be a potential source of co-investment capital.

Business and Growth Strategies

Our primary business objectives are to maximize sustainable long-term growth in earnings, funds from operations and cash flow per share and to maximize returns to our stockholders. Our business strategies to achieve these objectives are:

•	Capitalize on Acquisition Opportunities. We believe that acquisitions enable us to increase cash flow and create long-term stockholder value. Our relationships with technology tenants and real estate brokers who are dedicated to serving these tenants provide us with ongoing access to potential acquisitions and often enable us to avoid competitive bidding situations. Furthermore, technology-related real estate is specialized, which makes it more difficult for traditional real estate investors to understand and fosters reduced competition for acquisitions relative to other property types. We believe this dynamic creates an opportunity for us to obtain better risk-adjusted returns on our capital.

•	Maximize the Cash Flow of our Properties. We aggressively manage and lease our assets to increase their cash flow. We often acquire properties with substantial in-place cash flow and some vacancy, which enables us to create upside through lease-up. Our portfolio was approximately 87.1% leased as of June 30, 2004, leaving approximately 720,000 square feet of net rentable space available for lease-up. Moreover, many of our properties contain extensive in-place infrastructure or buildout which may result in higher rents when leased to tenants seeking these improvements. We have also implemented cost control measures by negotiating expense pass-through provisions in tenant leases for operating expenses and certain capital expenditures. Leases covering more than 95% of the net rentable square feet in our portfolio as of June 30, 2004 require tenants to pay all or a portion of increases in operating expenses, including real estate taxes, insurance, common area charges and other expenses.

•	Convert Improved Space to Collocation Use. We own approximately 181,000 net rentable square feet of data center space with extensive installed tenant improvements that is currently, or will shortly be, available for lease. Rather than leasing such space to large single tenants, we have and intend to continue to convert these spaces to multi-tenant collocation use, with each tenant averaging between 100 and 1,000 square feet of net rentable space. Multi-tenant collocation is a cost-effective solution for smaller tenants who cannot afford their own extensive infrastructure and security. Because we can provide such features, we are able to lease space to these smaller tenants at a significant premium to other uses.

•	Leverage Strong Industry Relationships. We use our strong industry relationships with national and regional technology intensive companies to comprehensively identify and respond to their real estate needs. Our leasing and sales professionals are real estate and technology industry specialists who can develop complex facility solutions for the most demanding technology tenants.

•	Use Capital Efficiently. We have and will continue to opportunistically sell assets. We believe that we can increase stockholder returns by effectively redeploying asset sales proceeds into new acquisition opportunities. Recently, data centers have been particularly attractive candidates for sale to owner/users, as the cost of acquisition is usually substantially lower than the construction of a new facility. We will seek such opportunities to realize profits and re-invest our capital.

Our Initial Portfolio

The following table presents an overview of the initial portfolio of properties that we will own upon completion of this offering and consummation of the formation transactions, referred to herein as our portfolio, based on information as of June 30, 2004:

Property(1)	Metropolitan Area	Percent Ownership		Year Built/ Renovated	Net Rentable Square Feet(2)	Percent Leased	Annualized Rent(3)	Annualized Rent Per Leased Square Foot(4)	Annualized Net Effective Rent Per Leased Square Foot(5)
Telecommunications Infrastructure

200 Paul Avenue	San Francisco	100.0%		1955/1999&2001	532,238	82.9%	$10,617,600	$24.05	$28.02
Univision Tower	Dallas	100.0		1983	477,107	79.7	7,949,798	20.90	19.99
Carrier Center(6)	Los Angeles	100.0		1922/1999	449,254	80.5	7,484,586	20.70	24.53
Camperdown House(7)	London, UK	100.0		1983/1999	63,233	100.0	4,023,972	63.64	63.64
1100 Space Park Drive	Silicon Valley	100.0		2001	167,951	46.6	3,481,041	44.51	52.35
36 Northeast Second Street	Miami	100.0		1927/1999	162,140	81.1	2,986,641	22.72	25.69
VarTec Building	Dallas	100.0		1999	135,250	100.0	1,352,500	10.00	10.45

					1,987,173	80.1	37,896,138	23.81	26.23
Information Technology Infrastructure

Hudson Corporate Center	New York	100.0		1989/2000	311,950	88.7	6,207,590	22.43	24.46
Savvis Data Center	Silicon Valley	100.0		2000	300,000	100.0	5,580,000	18.60	22.07
AboveNet Data Center	Silicon Valley	100.0		1987/1999	179,489	97.1	4,259,986	24.45	35.73
Webb at LBJ	Dallas	100.0		1966/2000	365,449	78.9	4,176,959	14.48	14.75
NTT/Verio Premier Data Center	Silicon Valley	100.0		1982-83/ 2001	130,752	100.0	3,781,200	28.92	31.11
eBay Data Center	Sacramento	75.0(8)		1983/2000	62,957	100.0(9)	1,133,226	18.00	19.20
Brea Data Center	Los Angeles	100.0		1981/2000	68,807	100.0	1,176,600	17.10	19.83
AT&T Web Hosting Facility	Atlanta	100.0		1998	250,191	50.0	1,098,036	8.78	10.59

					1,669,595	85.5	27,413,597	19.21	22.31
Technology Manufacturing

Ardenwood Corporate Park	Silicon Valley	100.0		1985-86	307,657	100.0	7,580,645	24.64	25.39
Maxtor Manufacturing Facility	Silicon Valley	100.0		1991 & 1997(10)	183,050	100.0	3,272,934	17.88	19.92
ASM Lithography Facility(11)	Phoenix	100.0		2002	113,405	100.0	2,549,165	22.48	25.52

					604,112	100.0	13,402,744	22.19	23.75
Technology Office/Corporate Headquarters

Comverse Technology Building	Boston	100.0		1957 & 1999(12)	388,000	99.7	5,891,393	15.22	16.11
Stanford Place II	Denver	98.0	(13)	1982	348,573	78.4	3,081,267	11.28	11.46
100 Technology Center Drive	Boston	100.0		1989/2001	197,000	100.0	3,743,000	19.00	20.20
Granite Tower	Dallas	100.0		1999	240,151	98.0	3,528,909	15.00	15.41
Siemens Building	Dallas	100.0		1999	125,538	100.0	1,917,505	15.27	17.57

					1,299,262	93.7	18,162,074	14.91	15.75

Portfolio Total/ Weighted Average					5,560,142	87.1%	$96,874,553	$20.01	$22.13

(1)	We have categorized the properties in our portfolio by their principal use based on annualized rent. However, many of our properties support multiple uses.
(2)	Net rentable square feet at a building represents the current square feet at that building under lease as specified in the lease agreements plus management’s estimate of space available for lease based on engineering drawings. Net rentable square feet includes tenants’ proportional share of common areas.

(3)	Annualized rent represents the annualized monthly contractual rent under existing leases as of June 30, 2004. This amount reflects total base rent before any one-time or non-recurring rent abatements but after annually recurring rent credits and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. Total abatements for leases in effect as of June 30, 2004 for the 12 months ending June 30, 2005 were $852,448.
(4)	Annualized rent per leased square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.
(5)	For properties owned as of June 30, 2004, annualized net effective rent per leased square foot represents the contractual rent for leases in place as of June 30, 2004, calculated on a straight line basis from the date of acquisition by GI Partners or the date the lease commenced, if later. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement and leasing costs incurred by GI Partners for such leases, and is then divided by the net rentable square footage under lease as of the same date. For properties acquired or to be acquired after June 30, 2004, the same approach is used, except that the straight line rent calculation is as of the acquisition date or the projected acquisition date.
(6)	We have been granted an option to purchase this property by GI Partners, which we intend to exercise simultaneously with, or shortly after, completion of this offering. See “—Description of Initial Portfolio—Telecommunications Infrastructure Properties—Carrier Center.”
(7)	Rental amounts for Camperdown House were calculated based on the exchange rate in effect on June 30, 2004 of 1.8126 per £1.00.
(8)	Upon completion of this offering and consummation of the formation transactions, we will own a 75% tenancy-in-common interest in this property. Beginning in January 2005, we will have the right to acquire the remaining 25% interest in this property from a third party, which we intend to exercise.
(9)	As of June 30, 2004, the eBay Data Center property was 100% leased to Sprint Communications Company. Commencing October 1, 2004, pursuant to leases entered into on June 1, 2004, the property will be 100% leased by two tenants, eBay and Sprint.
(10)	This property consists of two buildings: 1055 Page Avenue was built in 1991 and 47700 Kato Road was built in 1997.
(11)	Upon completion of this offering and consummation of the formation transactions, we will own the subsidiary that is party to a ground sublease covering this property. The term of the ground sublease expires on December 31, 2082. See “—Description of Initial Portfolio—Technology Manufacturing Properties—ASM Lithography Facility.”
(12)	This property consists of two buildings: 100 Quannapowitt was built in 1999 and 200 Quannapowitt was built in 1957 and has subsequently been renovated.
(13)	Upon completion of this offering and consummation of the formation transactions, we will indirectly own a 98% interest in a subsidiary that holds the fee simple interest in this property. An unrelated third party will continue to hold the remaining 2% interest in this subsidiary. See “—Description of Initial Portfolio—Technology Office/Corporate Headquarters Properties—Stanford Place II.”

Tenant Diversification

Our portfolio is currently leased to more than 155 companies, many of which are nationally recognized firms in the technology industry. The following table sets forth information regarding the 20 largest tenants in our portfolio based on annualized rent as of June 30, 2004:

Tenant	Property	Lease Expiration(1)		Total Leased Square Feet		Percentage of Portfolio Square Feet	Annualized Rent	Percentage of Portfolio Annualized Rent
Savvis Communications				588,359		10.5%	$12,129,681	12.6%
	Savvis Data Center(2)	Sep. 2015		300,000		5.4	5,580,000	5.8
	Hudson Corporate Center	Sep. 2011		234,570		4.2	5,395,110	5.6
	36 Northeast Second Street	Aug. 2009		23,805		0.4	589,834	0.6
	Univision Tower	Sep. 2009	(3)	29,984		0.5	564,737	0.6
Qwest Communications				260,442		4.6	7,701,059	7.9
	200 Paul Avenue	Aug. 2015		89,827		1.6	3,787,871	3.9
	36 Northeast Second Street	Jan. 2014		78,540		1.4	1,586,153	1.6
	Carrier Center	Jan. 2020		68,000		1.2	1,429,855	1.5
	Univision Tower	Apr. 2008		23,785		0.4	717,007	0.7
	Carrier Center	Jul. 2005		280	(4)	0.0	160,631	0.2
	1100 Space Park	Aug. 2011		10(4)		0.0	19,542	0.0
Comverse Technology	Comverse Technology Building	Feb. 2011		367,033		6.6	5,592,548	5.8
Abgenix	Ardenwood Corporate Park	Apr. 2011		131,386		2.4	4,925,265	5.1
Leslie & Godwin(5)(6)	Camperdown House	Dec. 2009		63,233		1.1	4,023,972	4.2 (7)
Verio, Inc.(8)	NTT/Verio Premier Data Center	May 2010		130,752		2.4	3,781,200	3.9
Stone & Webster, Inc.(9)	100 Technology Center Drive	Mar. 2013		197,000		3.5	3,743,000	3.9
AboveNet				131,556		2.4	3,499,536	3.6
	AboveNet Data Center	Nov. 2019		128,184		2.3	3,435,187	3.5
	Univision Tower	Apr. 2014		3,372		0.1	64,349	0.1
Maxtor Corporation	Maxtor Manufacturing Facility	Sep. 2011		183,050		3.3	3,272,934	3.4
SBC Communications	Webb at LBJ	Nov. 2010		141,663		2.5	2,773,762	2.9
Tyco Networks, Inc.	1100 Space Park Drive	Jun. 2016		59,289		1.1	2,721,041	2.8
ASM Lithography	ASM Lithography Facility	Feb. 2017		113,405		2.0	2,549,165	2.6
XO Communications				96,546		1.7	2,457,344	2.5
	200 Paul Avenue	Mar. 2015		64,907		1.2	1,852,634	1.9
	Carrier Center	Aug. 2015		29,000		0.5	467,981	0.5
	Univision Tower	Oct. 2008		2,559		0.0	92,171	0.1
	Carrier Center	Sep. 2010		80(4)		0.0	44,558	0.0
Logitech	Ardenwood Corporate Park	Mar. 2013		144,271		2.6	2,263,700	2.3
Equinix, Inc.	Carrier Center	Oct. 2015		129,254		2.3	2,257,142	2.3
AT&T				168,123		3.0	2,240,192	2.3
	AT&T Web Hosting Facility	Mar. 2016		125,000		2.2	1,098,036	1.1
	1100 Space Park Drive	Jul. 2011		14,035		0.3	603,556	0.6
	Stanford Place II	Sep. 2004		26,811		0.5	437,260	0.5
	Carrier Center	Jan. 2006		80	(4)	0.0	39,338	0.0
	Univision Tower	Sep. 2006		2,197		0.0	62,002	0.1
Siemens Subscriber Networks	Siemens Building	May 2010		125,538		2.3	1,917,505	2.0
VarTec Telecom, Inc.	VarTec Building	Jan. 2014		135,250		2.4	1,352,500	1.4
RCN Telecom Services of Ca. Inc.	200 Paul Avenue	Aug. 2014		57,121		1.0	1,287,964	1.3
360 Networks (USA), Inc.	Carrier Center	Oct. 2007		68,120		1.2	1,249,602	1.3

Total				3,291,391		58.9%	$71,739,112	74.1%

(1)	Assumes the exercise of no renewal options and the exercise of all early termination options.
(2)	Microsoft Corporation subleases a portion of Savvis’ space in this building.
(3)	We negotiated an early termination of this lease for October 2004. In connection with the early termination, Savvis executed a new lease for 1,008 net rentable square feet of collocation space at Univision Tower for a 10-year term commencing October 2004 at an annualized rent of $384,000 for the first four years and then increases to $403,200 in years five through seven and $423,360 in years eight through ten.

(4)	Telecommunications collocation space.
(5)	Leslie & Godwin is a United Kingdom subsidiary of AON Corporation.
(6)	100% of the Camperdown House property is subleased by Level 3 Communications from Leslie & Godwin through December 2009. Leslie & Godwin remains liable to us for rents under its lease. Subject to a payment by Level 3 Communications, which we can waive, Level 3 Communications is obligated to take a further lease of this property for a term expiring in 2015, subject to one five-year extension option. Including the Camperdown House sublease, Level 3 Communications occupies a total of 104,676 square feet of net rentable space in our buildings.
(7)	Rental amounts for Camperdown House were calculated based on the exchange rate in effect on June 30, 2004 at $1.8126 per £1.00.
(8)	Verio, Inc. is a wholly owned subsidiary of Nippon Telegraph & Telephone.
(9)	Stone & Webster, Inc. is the primary operating unit of the Engineering, Construction and Maintenance segment of The Shaw Group Inc.

Lease Distribution

The following table sets forth information relating to the distribution of leases in the properties in our portfolio, based on net rentable square feet under lease as of June 30, 2004:

Square Feet Under Lease	Number of Leases	Percentage of All Leases	Total Leased Square Feet	Percentage of Portfolio Leased Square Feet	Annualized Rent	Percentage of Portfolio Annualized Rent
Available	—	—%	719,785	12.9%	$—	—%
2,500 or less	74	33.8	64,207	1.2	2,722,212	2.8
2,501-10,000	64	29.2	326,154	5.9	6,079,582	6.3
10,001-20,000	23	10.5	347,863	6.3	7,364,994	7.6
20,001-40,000	29	13.2	748,503	13.5	11,967,842	12.4
40,001-100,000	15	6.9	1,044,822	18.8	26,012,163	26.9
Greater than 100,000	14	6.4	2,308,808	41.4	42,727,760	44.0

Portfolio Total	219	100.0%	5,560,142	100.0%	$96,874,553	100.0%

Lease Expirations

The following table sets forth a summary schedule of the lease expirations for leases in place as of June 30, 2004 plus available space, for each of the ten full calendar years and the partial year beginning April 1, 2004, at the properties in our portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Rent	Percentage of Portfolio Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration	Annualized Rent at Expiration
Available	—	719,785	12.9%	$—	—%	$—	$—	$—
2004	10	49,527	0.9	783,653	0.8	15.82	16.18	801,150
2005	14	39,785	0.7	848,894	0.9	21.34	22.83	908,223
2006	26	106,766	1.9	1,880,495	1.9	17.61	18.37	1,960,868
2007	27	245,775	4.4	4,043,277	4.2	16.45	18.32	4,502,711
2008	23	216,035	3.9	3,533,711	3.6	16.36	18.17	3,925,130
2009(1)	24	382,421	6.9	8,940,100	9.2	23.38	26.53	10,144,291
2010	22	708,452	12.8	12,776,597	13.2	18.03	20.64	14,622,057
2011	19	978,141	17.6	20,781,218	21.5	21.25	25.10	24,554,771
2012	3	28,190	0.5	663,683	0.7	23.54	25.81	727,647
2013	11	427,954	7.7	7,444,711	7.7	17.40	20.15	8,621,662
Thereafter(2)	40	1,657,311	29.8	35,178,214	36.3	21.23	30.07	49,835,436

Portfolio Total	219	5,560,142	100.0%	$96,874,553	100.0%	$20.01	$24.92	$120,603,946

(1)	Includes 29,984 square feet of net rentable space leased to Savvis Communications in the Univision Tower that we agreed to terminate as of October 2004. In connection with the early termination, Savvis executed a new lease for 1,008 net rentable square feet of collocation space at Univision Tower for a 10-year term commencing October 2004 at an annualized annual rent of $384,000 for the first four years and then increases to $403,200 in years five through seven and $423,360 in years eight through ten.
(2)	Includes 63,233 square feet of net rentable space in Camperdown House. Property is subleased by Level 3 Communications from Leslie & Godwin, a U.K. subsidiary of AON Corporation, through December 2009. Level 3 Communications has executed a lease that will commence upon expiration of the Leslie & Godwin lease and continue through December 2014. Leslie & Godwin remains liable to us for rents under its lease.

Historical Tenant Improvements and Leasing Commissions

The following table sets forth certain historical information regarding tenant improvement and leasing commission costs per square foot for tenants at the properties in our portfolio from the date of acquisition by GI Partners through June 30, 2004:

	Year Ended December 31,		Six Months Ended June 30, 2004(3)	Annual Weighted Average 2002– June 30, 2004
	2002(1)	2003(2)
Expirations
Number of leases expired during year	7	18	5	12
Aggregate net rentable square footage of expiring leases	32,870	216,659	84,573	133,641
Renewals(4)
Number of leases/renewals	5	10	2	7
Square Feet	28,418	78,172	8,112	45,881
Tenant improvement costs per square foot(5)	$4.12	$1.83	$5.99	$2.69
Leasing commission costs per square foot(5)	5.08	6.09	4.61	5.73
Total tenant improvement and leasing commission costs per square foot(5)	$9.20	$7.92	$10.60	$8.42
New leases(6)
Number of leases	4	18	19	16
Square Feet	37,794	229,211	111,058	150,025
Tenant improvement costs per square foot(5)	$14.34	$2.27	$15.51	$7.31
Leasing commission costs per square foot(5)	12.37	12.55	12.36	12.48
Total tenant improvement and leasing commission costs per square foot(5)	$26.72	$14.82	$27.88	$19.79
Total
Number of leases	9	28	21	23
Square Feet	63,212	307,383	119,170	195,906
Tenant improvement costs per square foot(5)	$9.75	$2.16	$14.87	$6.23
Leasing commission costs per square foot(5)	9.09	10.91	11.84	10.90
Total tenant improvement and leasing commission costs per square foot(5)	$18.84	$13.06	$26.70	$17.13

(1)	Includes the following properties acquired in 2002: 36 Northeast Second Street (from January 2002); Univision Tower (from January 2002); Camperdown House (from July 2002); Hudson Corporate Center (from November 2002); and NTT/Verio Premier Data Center (from December 2002).
(2)	Includes the properties listed in footnote 1 above, and the following additional properties acquired in 2003: VarTec Building (from January 2003); Ardenwood Corporate Park (from January 2003); ASM Lithography Facility (from May 2003); AT&T Web Hosting Facility (from June 2003); Brea Data Center (from August 2003); Granite Tower (from September 2003); Maxtor Manufacturing Facility (from September 2003); and Stanford Place II (from October 2003).

(3)	Includes properties listed in footnotes 1 and 2 above and 100 Technology Center Drive (from February 2004), Siemens Building (from April 2004), Carrier Center (from May 2004), Savvis Data Center (from May 2004), and Comverse Technologies Building (from June 2004).
(4)	Does not include retained tenants that have relocated to new space or expanded into new space.
(5)	Assumes all tenant improvement and leasing commissions are paid in the calendar year in which the lease commences, which may be different than the year in which they were actually paid.
(6)	Includes retained tenants that have relocated or expanded into new space within our portfolio.

Historical Capital Expenditures

The following table sets forth certain information regarding historical recurring capital expenditures (excluding tenant improvements) at the properties in our portfolio from the date of acquisition by GI Partners through June 30, 2004:

	Year Ended December 31		Six Months Ended June 30, 2004(4)	Annual Weighted Average 2002– June 30, 2004
	2002(1)(2)	2003(2)(3)
Recurring capital expenditures	$208,758	$388,636	$397,606
Total square feet at period end	1,145,182	2,792,266	5,560,142
Recurring capital expenditures per square foot	$0.18	$0.14	$0.07	$0.16

(1)	Includes the following properties acquired in 2002: 36 Northeast Second Street (from January 2002); Univision Tower (from January 2002); Camperdown House (from July 2002); Hudson Corporate Center (from November 2002); and NTT/Verio Premier Data Center (from December 2002).
(2)	Recurring capital expenditures for properties acquired during the period are annualized.
(3)	Includes the properties listed in footnote 1 above, and the following additional properties acquired in 2003: VarTec Building (from January 2003), Ardenwood Corporate Park (from January 2003); ASM Lithography Facility (from May 2003); AT&T Web Hosting Facility (from June 2003); Brea Data Center (from August 2003); Granite Tower (from September 2003); Maxtor Manufacturing Facility (from September 2003); and Stanford Place II (from October 2003).
(4)	Includes properties listed in footnotes 1 and 3 above and 100 Technology Center Drive (from February 2004), Siemens Building (from April 2004), Carrier Center (from May 2004), Savvis Data Center (from May 2004), and Comverse Technologies Building (from June 2004).

For the 2004 fiscal year, we expect the cost of recurring building improvements at the properties in our initial portfolio (excluding the cost of tenant improvements) will be approximately $890,000 ($0.16 per square foot).

For the years ended December 31, 2002 and 2003 and the six months ended June 30, 2004, nonrecurring capital expenditures for our properties, primarily for Univision Tower, were $430,183, $765,587 and $430,356, respectively. Nonrecurring capital expenditures are discretionary and vary substantially from period to period, based on management’s view as to whether the incurrence of such expenses is merited by future income generation. Although we currently have no contractual commitments for the remainder of 2004, we expect nonrecurring capital expenditures at our properties will be approximately $1.0 million, due to the increase in size of our portfolio. We may spend additional amounts related to the build-out of unimproved space for collocation use, depending on tenant-demand; however, we currently have no commitments to do so.

Description of Initial Portfolio

Upon completion of this offering and consummation of the formation transactions, we will own 22 properties located throughout the U.S. and one property located in London, England, containing a total of approximately 5.6 million net rentable square feet. We are presenting additional data below for each property that comprises 10% or more of our total consolidated assets as of December 31, 2003 or that had gross revenues that amounted to 10% or more of our consolidated gross revenues for the year ended December 31, 2003.

Telecommunications Infrastructure Properties.    The following seven properties are occupied primarily by tenants that focus on telecommunications infrastructure services.

200 Paul Avenue, San Francisco, California

The 200 Paul Avenue property consists of 532,238 square feet of net rentable space in four buildings on a 7.35-acre site located approximately four miles south of downtown San Francisco. Two interconnected buildings totaling 405,254 square feet are dedicated to telecommunications network and data center use. Over 40 telecommunications carriers plus other hosting and Internet companies providers are located in the 200 Paul Avenue property, including SBC, Verizon, Qwest, Level 3, MCI, Cingular, AboveNet, Time Warner Telecom, Global Crossing, XO Communications and WilTel Communications. Most of these tenants and licensees have invested significant amounts of their own capital to improve their spaces for telecommunications use.

This aggregation of service providers in the 200 Paul Avenue property creates a cost effective operating environment for cross connections and passing traffic (voice, data and Internet) between networks without incurring costly local access charges. Both long-haul, backbone networks and local/regional metropolitan area networks operate in these buildings, all of whom have a point-of-presence in the building-managed collocation facility.

The facility offers tenants superior electrical and mechanical systems infrastructure, including abundant available electrical power and UPS/backup power generation, carrier-quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and numerous telecommunications networks that provide service to, and interconnect within, the buildings. Both buildings comply with or exceed the city’s seismic criteria in effect at the time of the 1999 renovation. The annex building exceeds the seismic design criteria in effect at the time of the 2001 construction, an important attribute for mission-critical facilities in this part of the country.

The main 200 Paul Avenue building was constructed in phases starting in 1955 and completed in 1962. The large floor plates, high ceilings and robust concrete frame structure are ideal for telecommunications and data center use. This building was substantially re-developed in 1999 by the current owner as a multi-tenant facility to house numerous carrier networks, its own collocation operations, web hosting and data center operations. The annex building was completed in 2001.

We will acquire a fee simple interest in this property upon completion of this offering from San Francisco Wave eXchange, LLC, an unrelated third party.

As of June 30, 2004, the 200 Paul Avenue property was approximately 82.9% leased to 16 tenants, primarily in the telecommunications network business. The following table summarizes information regarding the primary tenants of the 200 Paul Avenue property as of June 30, 2004:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Qwest Communications	Telecommunications	Aug. 2015	2 x 5 yrs	89,827	16.9%	$3,787,871	35.7%	$42.17
XO Communications	Telecommunications	Mar. 2015	2 x 5 yrs	64,907	12.2	1,852,634	17.4	28.54
RCN Telecom Services of Ca., Inc.	Telecommunications	Aug. 2014	3 x 5 yrs	57,121	10.7	1,287,964	12.1	22.55
Williams Communications	Telecommunications	Jun. 2009	3 x 5 yrs	84,690	15.9	1,102,970	10.4	13.02

Total/Weighted Average				296,545	55.7%	$8,031,439	75.6%	$27.08

The following table sets forth the lease expirations for leases in place at the 200 Paul Avenue property as of June 30, 2004 plus available space, for each of the ten full and partial calendar years beginning April 1, 2004, assuming that tenants exercise no renewal options and all early termination options. As of June 30, 2004, the weighted average remaining lease term for this building was 8.2 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	90,751	17.1%	$—	—%	$—	$—
2004	—	—	—	—	—	—	—
2005	1	10	—	29,504	0.3	2,950.36	3,038.87
2006	1	10	—	54,704	0.5	5,470.43	5,803.57
2007	—	—	—	—	—	—	—
2008	3	68,982	13.0	480,266	4.5	6.96	7.84
2009	4	132,720	24.9	2,264,367	21.3	17.06	19.64
2010	1	10	—	32,782	0.3	3,278.18	3,914.32
2011	—	—	—	—	—	—	—
2012	—	—	—	—	—	—	—
2013	—	—	—	—	—	—	—
Thereafter	6	239,755	45.0	7,755,977	73.1	32.35	44.53

Total/Weighted Average	16	532,238	100.0%	$10,617,600	100.0%	$24.05	$31.60

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for the 200 Paul Avenue property as of the indicated date:

Date	Percent Leased	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
June 30, 2004	82.9%	$24.05	$28.02

(1)	Because neither we nor GI Partners owned this property prior to 2004, we are unable to present information for years prior to 2004.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the 200 Paul Avenue property.

Upon contribution of this property at the time of this offering, the 200 Paul Avenue property will be subject to a $47.2 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.” We intend for this debt to remain outstanding upon completion of this offering.

The current real estate tax rate for 200 Paul Avenue is $11.07 per $1,000 of assessed value. The total annual tax for 200 Paul Avenue at this rate for the 2003 tax year is $284,823 (at a taxable assessed value of $25,723,555). There were no direct assessments imposed on 200 Paul Avenue by the City and County of San Francisco for the 2003 tax year.

Univision Tower, Dallas, Texas

The Univision Tower is a 26-story, 477,107 square foot telecommunications carrier facility and office building located in downtown Dallas, Texas. The Dallas central business district, where this property is located, contains one of the largest aggregations of telecommunications carriers in the Southwest. The building is an important network site, located near both the SBC local central office and the regional AT&T long distance switch facility. Over 35 networks along with other collocation and web hosting providers, and over 70 service providers in total, are located in the building, including Verizon, AT&T, SBC, XO Communications, MCI, Telefonica, Qwest, Level 3 and Time Warner Communications. Most of these tenants have invested significant amounts of their own capital to improve their spaces for telecommunications use.

The aggregation of service providers in this building creates a cost effective operating environment for cross connections and passing traffic (voice, data and Internet) between networks without incurring costly local access charges. Both long-haul, backbone networks and local/regional metro area networks operate in the building, several of which have a point-of-presence in the building-managed collocation facility. In addition, the building contains the regional headquarters and production studios for Univision, the largest Spanish language television broadcaster in the United States.

The facility offers tenants superior electrical and mechanical systems infrastructure, including abundant available electrical power and UPS/backup power generation, telecommunications quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and multiple telecommunications networks that provide service to, and interconnect within, the building. The building structure has been enhanced to accommodate heavier floor loads and power availability and distribution for the telecommunications/collocation tenants. Electric power is provided by two independent grids operated by TXU Energy, ensuring a high degree of availability to the building. This level of electrical service is a significant benefit for our telecommunications tenants, all of which are heavy power consumers.

The Univision Tower property was acquired by GI Partners in January 2002. Upon completion of this offering, we will be the fee simple owner of this property.

As of June 30, 2004, the Univision Tower property was approximately 79.7% leased to 48 tenants. Approximately 68.1% of the property is leased to telecommunications service providers and to Univision. The balance of the tenancy represents typical office users ranging in size from a few thousand square feet up to a full floor (20,000 square feet). No single tenant occupies more than 7.5% of the square footage. The following table summarizes information regarding the primary tenants of the Univision Tower property as of June 30, 2004:

Tenant	Principal Nature Of Business	Lease Expiration		Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Qwest Communications	Telecommunications				23,785	5.0%	$717,007	9.0%	$30.15
		Apr. 2008		2 x 5 yrs	20,135	4.2	635,595	8.0	31.57
		Apr. 2008		None	3,650	0.8	81,412	1.0	22.30
LayerOne, Inc.	Telecommunications	Nov. 2015		3 x 5 yrs	16,557	3.5	648,596	8.1	39.17
Univision Television Group	Media/				35,917	7.5	640,324	8.1	17.83
	Telecommunications	Apr. 2017		2 x 5 yrs	20,254	4.2	357,976	4.5	17.67
		Apr. 2017		None	15,663	3.3	282,348	3.6	18.03
Savvis Communications	IT Services	Sep. 2009	(1)	None	29,984	6.3	564,737	7.1	18.83
Global Crossing	Telecommunications				33,467	7.0	539,469	6.8	16.12
		Feb. 2007		1 x 5 yrs	13,854	2.9	189,705	2.4	13.69
		Feb. 2007		None	19,613	4.1	349,764	4.4	17.83

Total/Weighted Average					139,710	29.3%	$3,110,133	39.1%	$22.26

(1)	We negotiated an early termination of this lease for October 2004. In connection with the early termination, Savvis executed a new lease for 1,008 net rentable square feet of collocation space at Univision Tower for a 10-year term commencing October 2004 at an annualized rent of $384,000 for the first four years and then increases to $403,200 in years five through seven and $423,360 in years eight through ten.

The following table sets forth the lease expirations for leases in place at the Univision Tower property as of June 30, 2004 plus available space, for each of the ten full and partial calendar years beginning April 1, 2004, assuming that tenants exercise no renewal options and all early termination options. As of June 30, 2004, the weighted average remaining lease term for this building was 5.7 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	96,802	20.3%	$—	—%	$—	$—
2004	1	167	0.1	51,791	0.6	310.12	310.12
2005	2	4,125	0.9	86,265	1.1	20.91	20.91
2006	8	17,629	3.7	383,042	4.8	21.73	21.79
2007	15	110,217	23.1	1,788,797	22.5	16.23	17.49
2008	13	64,359	13.5	1,628,840	20.5	25.31	26.53
2009(1)	9	59,872	12.6	1,406,363	17.7	23.49	34.57
2010	3	4,042	0.8	163,724	2.1	40.51	40.51
2011	4	4,971	1.0	138,421	1.7	27.85	50.55
2012	1	19,780	4.1	364,990	4.6	18.45	18.45
2013	2	30,114	6.3	366,237	4.6	12.16	16.71
Thereafter	9	65,029	13.6	1,571,328	19.8	24.16	26.76

Total/Weighted Average	67	477,107	100.0%	$7,949,798	100.0%	$20.90	$24.32

(1)	Includes the 29,984 square feet of net rentable space leased to Savvis Communications in the Univision Tower that we agreed to terminate as of October 2004.

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for the Univision Tower property as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
June 30, 2004	79.7%	$20.90	$19.99
December 31, 2003	84.1	20.41	20.47
December 31, 2002(1)	82.2	19.86	21.03

(1)	Because neither we nor GI Partners owned this property prior to 2002, we are unable to present information for years prior to 2002.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the Univision Tower property.

The Univision Tower is subject to a mortgage loan, which totaled $39.4 million as of June 30, 2004, described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.” We presently intend to refinance the mortgage loan during the fourth quarter of 2004.

The current real estate tax rate for the Univision Tower property is $29.76 per $1,000 of assessed value. The total annual tax for the Univision Tower property at this rate for the 2003 tax year is $1,637,023 (at a taxable assessed value of $55,012,340). There were no direct assessments imposed on the Univision Tower property by the City of Dallas for the 2003 tax year.

Carrier Center, Los Angeles, California

The Carrier Center property is a seven-story, 449,254 square foot telecommunications network carrier and data center facility located in downtown Los Angeles, California. The central business district of Los Angeles, where the Carrier Center building is located, contains one of the largest aggregations of telecommunications carriers on the West Coast. Over 25 carriers, collocation and web hosting providers are located in the building, including AT&T, SBC, XO Communications, Deutsche Telecom, Qwest, Level 3 Communications, and Equinix and its collocation customers. Most of these tenants have invested significant amounts of their own capital to improve their spaces for telecommunications use.

This aggregation of service providers in this building creates a cost effective operating environment for cross connections and passing traffic (voice, data and Internet) between networks without incurring costly local access charges. Both long haul, backbone networks and local/regional metropolitan area networks operate in the building, several of which have a point-of-presence in the building-managed collocation facility.

The facility offers tenants superior electrical and mechanical systems infrastructure, including abundant available electrical power and UPS/backup power generation, telecommunications quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and multiple telecommunications networks that provide service to, and interconnect within, the building. The building has high seismic integrity, an important attribute for mission-critical facilities in California. Electrical power is provided by the Los Angeles Department of Water and Power, or DWP, a significant benefit for our tenants, all of which are heavy power consumers. DWP electricity rates have historically been lower than the regional utility and its track record for power availability is superior. DWP did not suffer the “brown-outs” of the recent past and potential tenants at the property consider DWP to be a significant factor in their site selection process.

The Carrier Center building was originally completed in 1922, with periodic refurbishments thereafter. Its large floor plates and robust concrete frame engineering made the structure ideal for adaptation to data center usage. The Carrier Center was substantially re-developed in 1999 by 360 Networks as a multi-tenant facility to house its own operations along with numerous other network collocation, web hosting and data center operations.

GI Partners acquired the property in May 2004. GI Partners has granted us an option to acquire this property, which we intend to exercise simultaneously with, or shortly after, completion of this offering. Upon exercise of this option, we will be fee simple owner of this property.

As of June 30, 2004, the Carrier Center property was approximately 80.5% leased to 18 tenants, primarily in the telecommunications network and collocation businesses. The following table summarizes information regarding the primary tenants of the Carrier Center property as of June 30, 2004:

Tenant	Principal Nature Of Business	Lease Expiration	Renewal Options	Total Leased Square Feet		Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Equinix, Inc.	Data centers	Oct. 2015	2 x 5 yrs	129,254		28.8%	$2,257,142	30.2%	$17.46
Qwest Communications	Telecommunications			68,280		15.2	1,590,486	21.2	23.29
		Jan. 2020	2 x 5 yrs	68,000		15.1	1,429,855	19.1	21.03
		Jul. 2005	2 x 5 yrs	280	(1)	0.1	160,631	2.1	573.68
360 Networks (USA), Inc.	Web hosting and collocation	Oct. 2007	4 x 5 yrs	68,120		15.1	1,249,602	16.7	18.34

Total/Weighted Average				265,654		59.1%	$5,097,230	68.1%	$19.19

(1)	Indicates telecommunications collocation space.

The following table sets forth the lease expirations for leases in place at the Carrier Center property as of June 30, 2004 plus available space, for each of the ten full and partial calendar years beginning April 1, 2004, assuming that tenants exercise no renewal options and all early termination options. As of June 30, 2004, the weighted average remaining lease term for this building was 10.4 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	87,760	19.5%	$—	—%	$—	$—
2004	1	40	0.0	18,000	0.2	450.00	450.00
2005	3	353	0.1	187,710	2.5	531.76	672.65
2006	2	120	0.0	62,285	0.8	519.05	737.59
2007	2	68,120	15.2	1,249,602	16.7	18.34	20.53
2008	1	80	0.0	49,440	0.7	618.00	1,081.80
2009	1	40	—	24,000	0.3	600.00	701.91
2010	3	400	0.1	228,136	3.0	570.34	809.43
2011	1	4,750	1.1	52,058	0.7	10.96	13.83
2012	—	—	—	—	—	—	—
2013	1	6,552	1.5	71,807	1.0	10.96	16.45
Thereafter	9	281,039	62.5	5,541,548	74.1	19.72	29.64

Total/Weighted Average	24	449,254	100.0%	$7,484,586	100.0%	$20.70	$29.55

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for the Carrier Center property as of the indicated date:

Date	Percent Leased	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
June 30, 2004(1)	80.5%	$20.70	$24.53

(1)	Because neither we nor GI Partners owned this property prior to 2004, we are unable to present information for years prior to 2004.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the Carrier Center property.

Upon exercise of our option and pursuant to a commitment letter, the Carrier Center property will be subject to a $26.2 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.”

The current real estate tax rate for the Carrier Center property is $19.62 per $1,000 of assessed value. The total annual tax for the Carrier Center property at this rate for the 2003 tax year is $529,699 (at a taxable assessed value of $27,000,000). There were no direct assessments imposed on the Carrier Center property by the City of Los Angeles for the 2003 tax year.

Camperdown House, London, United Kingdom

The Camperdown House is a six-story building located in the insurance district in the City of London (Central London), containing a total of 63,233 square feet of net rentable space. In addition to its history as the center of the financial industry in the United Kingdom and Europe, the area where this building is located is a major aggregation point for telecommunications networks. The building is an important network collocation and switching facility for Level 3 Communications, where it interconnects its trans-Atlantic and European networks and distributes traffic to other carriers. Approximately 46,233 square feet is improved telecommunications/data center space featuring enhanced and redundant electrical capacity and backup power generation, specialized HVAC systems, customized fire suppression equipment and raised data center flooring to accommodate cabling and air flow distribution. The remaining 17,000 square feet is utilized as office space for network engineers and administrative staff. The property was originally constructed in 1983 as an office building and was substantially redeveloped by Level 3 in the late 1990’s. GI Partners acquired the Camperdown House property in July 2002. Upon completion of this offering, we will be the fee simple owner of this property.

As of June 30, 2004, the Camperdown House was 100% leased to Leslie & Godwin, a United Kingdom subsidiary of the AON Corporation, at an annualized rent of $4,023,972, or $63.64 per leased square foot. The lease expires in December 2009 and has one five-year renewal option. Leslie & Godwin is no longer in occupation but still has an obligation to pay rent for the term of the lease. Leslie & Godwin has subleased its entire space to Level 3 Communications. Level 3 is obligated, subject to a payment which we can waive, to take a further lease of this property for a term expiring in 2015, subject to one five-year extension option. The annualized rent under this new lease will be $5,165,910, or $81.70 per leased square foot at commencement in December 2009 subject to annual increases of 3% commencing in December 2010. Annualized rents for the Camperdown House were calculated using the exchange rate in effect on June 30, 2004 of $1.8126 per £1.00.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the Camperdown House property.

The Camperdown House is subject to a £14.4 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.” We intend for this debt to remain outstanding upon completion of this offering.

The Camperdown House is currently owned by Asbury Park Holdings Limited (U.K.), a Jersey company. A transfer of Camperdown House by Asbury Park Holdings Limited could result in the imposition of a substantial tax in the United Kingdom. In order to avoid this tax, our operating partnership will indirectly acquire 100% of the interests in Asbury Park Holdings Limited in the formation transactions, and the Camperdown House property will continue to be owned by Asbury Park Holdings Limited. Asbury Park Holdings Limited is presently classified as a corporation for United States federal income tax purposes, and the requirements for qualification as a REIT limit our ability to own stock of a corporation, subject to certain exceptions. One such exception relates to stock of a taxable REIT subsidiary. As a result, we and Asbury Park Holdings Limited plan to make an election for Asbury Park Holdings Limited to be treated as a taxable REIT subsidiary.

1100 Space Park Drive, Santa Clara, California (Silicon Valley metropolitan area)

The 1100 Space Park Drive property consists of 167,951 square feet of net rentable space in one three-story building on a 3.34-acre site strategically located near many of Santa Clara’s telecommunications network gateways, including SBC’s main central office, WilTel Communications, Qwest and Equinix. Built in 2001, the 1100 Space Park Drive structure consists of a cast-in-place concrete frame with concrete exterior walls. The building was specifically built to house telecommunications networks and data center operations and is therefore designed with many pre-installed features to allow tenants to quickly and economically install their improvements. We estimate that one tenant, Tyco Networks, invested over $20 million in improvements to its premises.

The Santa Clara location is attractive because it is in the heart of the Silicon Valley technology and telecommunications markets and because users benefit by using Silicon Valley Power for electrical service. Similar to DWP in Los Angeles, Silicon Valley Power is generally less expensive and more reliable than the regional utility. Silicon Valley Power is the local, municipal utility for the City of Santa Clara and has two separate substations and a major power generation plant situated within one-quarter mile of 1100 Space Park Drive.

There are nine telecommunications carriers located in the 1100 Space Park Drive property, including SBC, Verizon, Qwest, Tyco, and AT&T and another seven carriers have extensive fiber networks within two blocks of the property.

The aggregation of service providers at 1100 Space Park Drive creates a cost effective operating environment for cross connections and passing traffic (voice, data and Internet) between networks without incurring costly local access charges. Both long-haul, backbone networks and local/regional metropolitan area networks operate in the 1100 Space Park Drive property, all of whom have a point-of-presence in the building managed collocation facility.

The facility offers tenants superior electrical and mechanical systems infrastructure, including abundant available electrical power and UPS/backup power generation, carrier-quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and numerous telecommunications networks that provide service to, and interconnect within, the building. The building exceeds the seismic design criteria in effect at the time of the 2001 construction, an important attribute for mission-critical facilities in California.

We will acquire this property upon completion of this offering from Santa Clara Wave eXchange, LLC, an unrelated third party.

As of June 30, 2004, the 1100 Space Park Drive property was 46.6% leased to three telecommunications tenants and holds license agreements with another six carriers to occupy space in the building’s collocation space.

The following table sets forth the lease expirations for leases in place at the 1100 Space Park Drive property as of June 30, 2004 plus available space, for each of the ten full and partial calendar years beginning April 1, 2004, assuming that tenants exercise no renewal options and all early termination options. As of June 30, 2004, the weighted average remaining lease term for this building was 11.6 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	89,742	53.4%	$—	—%	$—	$—
2004	—	—	—	—	—	—	—
2005	—	—	—	—	—	—	—
2006	2	20	0.0	13,650	0.4	682.50	682.50
2007	—	—	—	—	—	—	—
2008	1	10	0.0	11,124	0.3	1,112.40	1,215.55
2009	—	—	—	—	—	—	—
2010	—	—	—	—	—	—	—
2011	2	14,045	8.4	623,098	17.9	44.36	58.27
2012	—	—	—	—	—	—	—
2013	—	—	—	—	—	—	—
Thereafter	2	64,134	38.2	2,833,169	81.4	44.18	60.97

Total/Weighted Average	7	167,951	100.0%	$3,481,041	100.0%	$44.51	$60.79

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the 1100 Space Park Drive property.

Upon contribution of this property at the time of this offering, the 1100 Space Park Drive property will be subject to a $16.0 million mortgage loan described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operation—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.” We intend for this debt to remain outstanding following completion of this offering.

36 Northeast Second Street, Miami, Florida

The 36 Northeast Second Street property, a 162,140 square foot telecommunications network facility located in the Miami central business district is one of the most significant telecommunications properties in the region. This central business district location is the main aggregation point of various telecommunications carriers in South Florida and is the gateway to Central and South American networks. The seven-story, poured in place concrete building was originally constructed in 1927 as the central office for the predecessor to BellSouth and was completely re-developed in 1999 to meet the high engineering standards required for telecommunications and data center operations. The building shell is engineered to withstand severe weather conditions providing a secure environment for critical telecommunications network operations. The facility offers tenants superior electrical and mechanical systems infrastructure including abundant available electrical power and full uninterruptible power supply, or UPS/backup power generation, telecommunications quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and multiple telecommunications networks that provide service to, and interconnect within, the building. In the aggregate, including tenants, customers of tenants, and services providers, over 60 carriers and ISPs are located in the building including over 25 carrier networks such as AT&T, Verizon, Qwest, BellSouth, Telefonica, Savvis and Level 3. Most of our tenants invest significant amounts of their own capital to improve their spaces for telecommunications use.

This aggregation of carriers in our building creates a cost effective operating environment for cross connections and passing traffic (voice, data and Internet) between networks without incurring costly local access charges. This property is strategically located for many service providers who either lease space directly from the building or are customers of our tenants. GI Partners acquired this facility in January 2002. Upon completion of this offering, we will be the fee simple owner of the 36 Northeast Second Street property.

The 36 Northeast Second Street property is approximately 81.1% leased to seven tenants, the majority of which are telecommunications infrastructure network providers. The following table summarizes information regarding the primary tenants of the 36 Northeast Second Street property as of June 30, 2004:

Tenant	Principal Nature Of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Qwest Communications	Telecommunications	Jan. 2014	2 x 5 yrs	78,540	48.4%	$1,586,153	53.1%	$20.20
Savvis Communications	IT Services	Aug. 2009	2 x 5 yrs	23,805	14.7	589,834	19.8	24.78
LayerOne Miami, Inc.	Telecommunications			17,359	10.7	421,685	14.1	24.29
		Sep. 2011	3 x 5 yrs	5,359	3.3	176,297	5.9	32.90
		Nov. 2013	3 x 5 yrs	12,000	7.4	245,388	8.2	20.45

Total/Weighted Average				119,704	73.8%	$2,597,672	87.0%	$21.70

The following table schedules the lease expirations for leases in place at the 36 Northeast Second Street property as of June 30, 2004 plus available space for each of the ten full and partial calendar years beginning April 1, 2004, assuming that tenants exercise no renewal options and all early termination options. As of June 30, 2004, the weighted average remaining lease term for this building was 8.6 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	30,714	18.9%	$—	—%	$—	$—
2004	—	—	—	—	—	—	—
2005	—	—	—	—	—	—	—
2006	—	—	—	—	—	—	—
2007	—	—	—	—	—	—	—
2008	—	—	—	—	—	—	—
2009	2	24,859	15.4	619,305	20.8	24.91	29.09
2010	—	—	—	—	—	—	—
2011	1	5,359	3.3	176,297	5.9	32.90	41.61
2012	1	5,226	3.2	215,909	7.2	41.31	52.34
2013	1	12,000	7.4	245,388	8.2	20.45	39.07
Thereafter	3	83,982	51.8	1,729,742	57.9	20.60	27.71

Total/Weighted Average	8	162,140	100.0%	$2,986,641	100.0%	$22.72	$30.56

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for the 36 Northeast Second Street property as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
June 30, 2004	81.1%	$22.72	$25.69
December 31, 2003	95.7	21.63	24.86
December 31, 2002(1)	95.7	22.46	25.62

(1)	Because neither we nor GI Partners owned this property prior to 2002, we are unable to present information for years prior to 2002.

Other than normally recurring capital expenditures, we have no plans with respect to significant renovation, improvement or redevelopment of the 36 Northeast Second Street property.

Upon completion of this offering, the 36 Northeast Second Street property will be one of the properties that secures the $155.0 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.”

The current real estate tax rate for the 36 Northeast Second Street property is $29.46 per $1,000 of assessed value. The total annual tax for the 36 Northeast Second Street property at this rate for the 2003 tax year is $291,779 (at a taxable assessed value of $9,903,002). There were no direct assessments imposed on the 36 Northeast Second Street property by the City of Miami for the 2003 tax year.

VarTec Building, Carrollton, Texas (Dallas metropolitan area)

The VarTec Building is a 135,250 square foot single story office property developed in 1999. Well-located in suburban Dallas, the building has an attractive brick and glass façade and features five distinct “pods,” each with its own common area and restrooms that can be readily divided. This property was acquired by GI Partners in January 2003. Upon completion of this offering, we will be the fee simple owner of this property.

The property is 100% leased to VarTec Telecom, Inc. through January 2014 at an annualized rent of $1,352,500, or $10.00 per leased square foot. There is one five-year renewal option. The company provides voice and data services to business and residential customers. The facility houses the network operations center that manages VarTec’s nationwide network, their corporate data center operations including customer billing, and administrative offices.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the VarTec Building.

The VarTec Building is one of three properties that secures a $43.0 million securitized first mortgage and a $22.0 million securitized mezzanine mortgage described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.” We intend for this debt to remain outstanding after the completion of this offering.

Information Technology Infrastructure Properties.    The following seven properties are occupied primarily by tenants that focus on information technology infrastructure services.

Hudson Corporate Center, Weehawken, New Jersey (New York City metropolitan area)

The Hudson Corporate Center is a three-story, 311,950 square foot data center and back office facility located directly across the Hudson River from midtown Manhattan in Weehawken, New Jersey. This location is attractive to a wide variety of users as it is easily accessed via light rail and Hudson River ferries, and is adjacent to the Lincoln Tunnel. The New York City metropolitan location is the source of a large number of financial industry and other enterprise customers for our tenants, in addition to telecommunications collocation opportunities. The property was re-developed in 1989 as a back office bank operations center and was substantially improved to data center and telecommunications use in the late 1990’s. A large investment was made to improve the property by Exodus Communications, the predecessor to Savvis, and by Level 3 Communications, to satisfy their data center requirements. We estimate that existing tenants have invested over $100 million in this building and improvements. Improvements to the property include redundant power, extensive HVAC systems, backup UPS/generator power and specialized fire suppression systems. In addition, large flexible floor plates, high floor load capacity and ample floor-to-ceiling slab heights make the facility attractive to tenants such as Savvis and Level 3 Communications. A number of carrier networks serve the property providing attractive collocation opportunities. Carriers include Verizon, AT&T, MCI, Level 3, and ConEd Communications, a metropolitan area fiber network.

The property was acquired by GI Partners in November 2002. Upon completion of this offering, we will be the fee simple owner of the Hudson Corporate Center property.

As of June 30, 2004, the Hudson Corporate Center property was 88.7% leased to three tenants in the telecommunications and IT services businesses, including Savvis’ web hosting and managed services operations and Level 3 Communications, which operates a telecommunications and collocation “gateway” at the facility. The following table summarizes information regarding the primary tenants of the Hudson Corporate Center property as of June 30, 2004:

Tenant	Principal Nature Of Business	Lease Expiration		Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Savvis Communications	IT services	Sep. 2011	(1)	2 x 7 yrs	234,570	75.2%	$5,395,110	86.9%	$23.00
Level 3 Communications	Telecommunications	Oct. 2013		1 x 5 yrs	38,017	12.2	754,579	12.2	19.85

Total/Weighted Average					272,587	87.4%	$6,149,689	99.1%	$22.56

(1)	Subsequent to March 31, 2004, Savvis agreed to extend the term of its lease for an additional two years, which will run after any extension options.

The following table sets forth the lease expirations for leases in place at the Hudson Corporate Center property as of June 30, 2004 plus available space, for each of the ten full and partial calendar years beginning April 1, 2004, assuming that tenants exercise no renewal options and all early termination options. As of June 30, 2004, the weighted average remaining lease term for this building was 7.4 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	35,254	11.3%	$—	—%	$—	$—
2004	1	4,109	1.3	57,901	0.9	14.09	14.09
2005	—	—	—	—	—	—	—
2006	—	—	—	—	—	—	—
2007	—	—	—	—	—	—	—
2008	—	—	—	—	—	—	—
2009	—	—	—	—	—	—	—
2010	—	—	—	—	—	—	—
2011	1	234,570	75.2	5,395,110	86.9	23.00	26.00
2012	—	—	—	—	—	—	—
2013	1	38,017	12.2	754,579	12.2	19.85	21.85
Thereafter	—	—	—	—	—	—	—

Total/Weighted Average	3	311,950	100.0%	$6,207,590	100.0%	$22.43	$25.25

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for the Hudson Corporate Center property as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
June 30, 2004	88.7%	$22.43	$24.46
December 31, 2003	88.7	22.43	24.58
December 31, 2002(1)	100.0	21.48	23.62

(1)	Because neither we nor GI Partners owned this property prior to 2002, we are unable to present information for years prior to 2002.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the Hudson Corporate Center property.

Upon completion of this offering, the Hudson Corporate Center property will be one of the properties that secures the $155.0 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.”

The current real estate tax rate for the Hudson Corporate Center property is $30.58 per $1,000 of assessed value. The total annual tax for the Hudson Corporate Center property at this rate for the 2003 tax year is $1,541,232 (at a taxable assessed value of $50,400,000). There were no direct assessments imposed on the Hudson Corporate Center property by the City of Weehawken and Hudson County for the 2003 tax year.

Savvis Data Center, Santa Clara, California (Silicon Valley metropolitan area)

The Savvis Data Center is a two building, 300,000 square foot data center facility located in Santa Clara, California. Built in 2000, the 2045 Lafayette and the 2055 Lafayette buildings are each 150,000 square foot, two-story steel frame structures with precast concrete exterior walls, featuring 135,000 square feet of raised floor space in each building. The property was built specifically for Exodus, the predecessor to Savvis, as a state-of-the-art data center. We estimate that Exodus invested approximately $150 million in the electrical systems, including high capacity, redundant service and UPS/generator systems, enhanced HVAC and fire suppression systems and robust security systems. The Santa Clara location is attractive because it is in the heart of the Silicon Valley technology and telecommunications markets and because users benefit by using Silicon Valley Power for electrical service. Similar to DWP in Los Angeles, Silicon Valley Power is generally less expensive and more reliable than the regional utility. It is the local, municipal utility for Santa Clara, with a substation on site providing high quality power delivery that is important for data center users.

GI Partners purchased the property from the developer in May 2004. Upon completion of this offering, we will be the fee simple owner of the Savvis Data Center property.

As of June 30, 2004, the Savvis Data Center property was 100.0% leased to Savvis Communications. Savvis is a leading company in the web hosting, network, and application services sector. Savvis subleases a portion of the facility to Microsoft Corporation, which uses the property as its primary Bay Area data center for customer-facing infrastructure. Microsoft has the ability to expand further in the facility.

The following table summarizes information regarding Savvis Communications and its lease as of June 30 2004:

Tenant	Principal Nature Of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Savvis Communications	IT Services	Sep. 2015	3 x 5 yrs	300,000	100.0%	$5,580,000	100.0%	$18.60	$25.20

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for the Savvis Data Center property as of the indicated date:

Date	Percent Leased	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
June 30, 2004(1)	100.0%	$18.60	$22.07

(1)	Because neither we nor GI Partners owned this property prior to 2004, we are unable to present information for years prior to 2004.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the Savvis Data Center property.

Upon completion of this offering, the Savvis Data Center will not be subject to any debt. However, our ability to incur debt secured by the Savvis Data Center will be limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.”

The current real estate tax rate for the Savvis Data Center property is $10.93 per $1,000 of assessed value. The total annual tax for the Savvis Data Center property at this rate for the 2003 tax year is $398,768 (at a taxable assessed value of $26,474,299). There were no direct assessments imposed on the Savvis Data Center property by the City of Santa Clara for the 2003 tax year.

AboveNet Data Center, San Jose, California (Silicon Valley metropolitan area)

The AboveNet Data Center building is a 179,489 square foot facility, centrally located in downtown San Jose, California. The building contains a major web hosting and telecommunications collocation facility for AboveNet Communications, including over 65,000 square feet of data center and collocation facilities. The remainder of their space consists of extensively improved conference and training facilities and a network operations center. AboveNet provides its customers with web hosting, managed services and telecommunications network services. The central business district location is one of the densest aggregations of carriers on the West Coast making the property a desirable site for collocation and hosting businesses. Carriers serving the facility include SBC, MCI, AT&T, and MFN, which is AboveNet’s network.

This property was re-developed in 1998 for AboveNet’s data center occupancy. The facility was improved to provide superior electrical and mechanical systems infrastructure, including abundant available electrical power and specialized UPS/backup power generation, telecommunications quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and multiple telecommunications networks that provide service to, and interconnect within, the building. Data center quality enhanced fire/life/safety systems and security systems were installed. The building structure has been enhanced to robust seismic specifications and to accommodate heavier floor loads and power availability and distribution for AboveNet and its customers. We estimate that AboveNet invested over $30 million in the improvements.

GI Partners currently has the property under contract for purchase. Closing is expected in September 2004. Upon completion of this offering, we will be the fee simple owner of the AboveNet Data Center property.

As of June 30, 2004, the AboveNet Data Center property was approximately 97.1% leased to nine tenants. AboveNet, the primary tenant of this property, leases approximately 128,184 square feet at an annualized rent of $3,435,187, or $26.80 per square foot. AboveNet’s lease expires in November 2019 and is subject to two ten-year renewal options.

The following table sets forth the lease expirations for leases in place at the AboveNet Data Center property as of June 30, 2004 plus available space, for each of the ten full and partial calendar years beginning April 1, 2004, assuming that tenants exercise no renewal options and all early termination options. As of June 30, 2004, the weighted average remaining lease term for this building was 13.7 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	5,265	2.9%	$—	—%	$—	$—
2004	—	—	—	—	—	—	—
2005	1	9,650	5.4	223,766	5.3	23.19	23.19
2006	—	—	—	—	—	—	—
2007	1	904	0.5	20,880	0.5	23.10	23.10
2008	—	—	—	—	—	—	—
2009	—	—	—	—	—	—	—
2010	1	4,145	2.3	40,027	0.9	9.66	9.66
2011	2	3,094	1.7	76,260	1.8	24.65	40.56
2012	1	3,184	1.8	82,784	1.9	26.00	28.00
2013	—	—	—	—	—	—	—
Thereafter	3	153,247	85.4	3,816,269	89.6	24.90	44.59

Total/Weighted Average	9	179,489	100.0%	$4,259,986	100.0%	$24.45	$42.08

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the AboveNet Data Center property.

Upon completion of this offering, the AboveNet Data Center will not be subject to any debt. However, our ability to incur debt secured by the AboveNet Data Center will be limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.”

Webb at LBJ, Dallas, Texas

The Webb at LBJ building is a 365,449 square foot single story web hosting, telecommunications and office property. The property is very well located with immediate access and high visibility from the LBJ Freeway at Webb Chapel Road. In addition, the site is located near several major telecommunications networks, including SBC, MCI, AT&T, and T-Mobile. The property was originally developed as a retail center and was substantially re-developed for telecommunications and data center users in 1998-99. The major tenant at this building is SBC Communications. The T-Mobile wireless division of Deutsche Telecom, formerly Voicestream also leases approximately 30,000 square feet in the building. Both of these companies have made extensive improvements to their spaces with robust electrical service and UPS/generator back-up, extensive HVAC systems, and specialized fire suppression and security systems. This site is one of two national SBC web-hosting and managed services facilities for corporate customers and telecommunications collocation, with the other in Irvine, California. The T-Mobile facility is one of the primary wireless service switch facilities in North Texas. In addition, approximately 83,000 square feet of the property is leased to retail tenants.

As of June 30, 2004, the Webb at LBJ property was approximately 78.9% leased. SBC Communications leases 141,663 square feet of the property pursuant to a lease that expires in November 2010 and is subject to two five-year renewal options. Annualized rent under SBC Communications’ lease is $2,773,762, or $19.58 per leased square foot.

The following table sets forth the lease expirations for leases in place at the Webb at LBJ property as of June 30, 2004 plus available space, for each of the ten full and partial calendar years beginning April 1, 2004, assuming that tenants exercise no renewal options and all early termination options. As of June 30, 2004, the weighted average remaining lease term for this building was 5.8 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	76,937	21.1%	$—	—%	$—	$—
2004	—	—	—	—	—	—	—
2005	—	—	—	—	—	—	—
2006	—	—	—	—	—	—	—
2007	1	3,000	0.8	48,000	1.1	16.00	16.00
2008	—	—	—	—	—	—	—
2009	1	80,000	21.9	380,000	9.1	4.75	4.75
2010	2	175,629	48.0	3,154,181	75.5	17.96	18.42
2011	1	29,883	8.2	529,228	12.7	17.71	17.71
2012	—	—	—	—	—	—	—
2013	—	—	—	—	—	—	—
Thereafter	1	—	—	65,550	1.6	—	—

Total/Weighted Average	6	365,449	100.0%	$4,176,959	100.0%	$14.48	$14.83

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the Webb at LBJ property.

Upon completion of this offering, the Webb at LBJ property will be one of the properties that secures the $155.0 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.”

NTT/Verio Premier Data Center, San Jose, California (Silicon Valley metropolitan area)

The NTT/Verio Premier Data Center is a two-story 130,752 square foot data center 100% leased to Verio, Inc., a wholly owned subsidiary of Nippon Telegraph & Telephone. The building was designed as one of Verio’s two “premier” data centers in the United States, into which the great majority of Verio’s customer operations for web hosting and collocation are being consolidated. In 2001, Verio completed significant improvements to the property, which we estimate cost over $60 million, to create a critical use data center infrastructure containing over 90,000 square feet of raised floor space, with substantial mission-critical infrastructure such as large electrical capacity and distribution, UPS/backup generator systems, robust HVAC systems and state-of-the-art fire suppression and security systems. In addition, the structure was significantly re-developed to meet very high seismic specifications. The property also serves as an important telecommunications node connecting NTT’s network to a major west coast Internet peering facility, also located in San Jose, California, a primary Internet peering and interconnection point on the West Coast. The property was acquired by GI Partners in December 2002. Upon completion of this offering, we will be the fee simple owner of the NTT/Verio Data Center property.

Verio’s lease expires in May 2010 and is subject to three five-year renewal options. Annualized rent under the Verio lease is $3,781,200, or $28.92 per leased square foot.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the NTT/Verio Data Center property.

The NTT/Verio Data Center is one of three properties that secures a $43.0 million securitized first mortgage and a $22.0 million securitized mezzanine mortgage described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.” We intend for this debt to remain outstanding upon completion of this offering.

eBay Data Center, Rancho Cordova, California (Sacramento metropolitan area)

The eBay Data Center is a 62,957 square foot data center facility strategically located in Rancho Cordova, a technology-oriented suburb of Sacramento. Built in 1983, the building underwent significant improvements from 1999 to 2000, including its development as a data center for its current tenant, Sprint Communications Company. eBay, Inc. has been operating out of the facility for over five years under a web-hosting collocation agreement with Sprint, and has recently entered into a lease directly with the owner of the property. The building includes approximately 30,000 square feet of data center space with raised floors. The property contains redundant UPS and backup generators, large electrical capacity, robust HVAC systems and state-of-the-art security systems and fire detection and suppression systems. Tenants benefit from redundant electrical feeds from the Sacramento Municipal Utility district.

Upon completion of this offering, we will own a 75% tenancy-in-common interest in the eBay Data Center property and an unrelated third party will hold the remaining 25% of the tenancy-in-common. From January 1, 2005 to April 1, 2005, the third party will have the right to compel us to purchase its 25% interest and after January 1, 2005, we will have the right to compel the unrelated third party to sell us its interest. The purchase price for the remaining 25% interest under either alternative will be based on a formula set forth in a co-tenancy agreement. The purchase price under the co-tenancy agreement will be equal to an amount equal to the lesser of (1) $4.7 million plus the seller’s pro rata share of undistributed cash flow from the property and certain other reserves, and less an amount equal to the aggregate of all distributions received by it with respect to any third-party financing, or (2) the amount equal to the “property value” (as defined in the co-tenancy agreement) less $10.6 million and certain interim and transaction costs, plus the sum of $1.5 million and the seller’s pro rata share of undistributed cash flow from the property and certain other reserves, and less an amount equal to the aggregate of all distributions received by it with respect to any third-party financing. Under the co-tenancy agreement, we will manage and direct the eBay Data Center property’s operations.

As of June 30, 2004, the eBay Data Center property was 100% leased to Sprint. Commencing October 1, 2004, pursuant to leases entered into on June 1, 2004, the eBay Data Center property will be 100% leased by two tenants, eBay and Sprint. eBay’s lease for 49,648 square feet, or 78.86% of the facility, will expire on

September 30, 2009. Annualized rent under eBay’s lease will be $1,245,168, or $25.08 per square foot as of October 1, 2004. Sprint’s new lease for 13,309 square feet, or 21.14% of the facility, will expire on September 30, 2014. Annualized rent under Sprint’s new lease will be approximately $234,771, or $17.64 per square foot as of October 1, 2004. Both leases are subject to three five-year extension options.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the eBay Data Center property.

Upon completion of this offering, the eBay Data Center property will not be subject to any debt. However, our ability to incur debt secured by the eBay Data Center property will be limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.” In addition, we anticipate that we will borrow up to approximately $4.7 million under our unsecured credit facility in early 2005 to purchase the remaining 25% of this property.

Brea Data Center, Brea, California (Los Angeles metropolitan area)

The Brea Data Center is a 68,807 square foot single story office building built in 1981 as a data center for Beckman Coulter Engineering. The building contains 30,000 square feet of data center space improved with redundant, robust infrastructure improvements including UPS and backup generators, enhanced HVAC systems, fire suppression and security systems. The remainder of the facility is improved for office use. The property was acquired by GI Partners in August 2003. Upon completion of this offering, we will be the fee simple owner of the Brea Data Center property.

As of June 30, 2004, the Brea Data Center property was 100% leased to Systems Management Specialists, Inc., or SMS, which operates its IT outsourcing business in the facility. SMS manages business applications and other mission-critical operations for its customers. SMS was acquired in April 2004 by Infocrossing, a larger, publicly traded company, also focused on corporate enterprises and institutional customers. SMS made significant infrastructure improvements to the Brea Data Center in 2000, which we estimate to be over $10 million, improving the electrical and HVAC infrastructure in the facility. SMS’s lease expires in December 2014, and is subject to two five-year renewal options. The annualized rent under the SMS lease is $1,176,600, or $17.10 per leased square foot.

GI Partners made a significant equity investment in SMS in 2003 that was sold as part of the Infocrossing transaction in April 2004.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the Brea Data Center property.

Upon completion of this offering, the Brea Data Center property will be one of the properties that secures the $155.0 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.”

AT&T Web Hosting Facility, Lithia Springs, Georgia (Atlanta metropolitan area)

The AT&T Web Hosting Facility is a 250,191 square foot building located in suburban Atlanta, Georgia. The building was constructed in 1998 as a warehouse distribution facility, and AT&T subsequently leased 50% of the building for its web hosting/managed services and collocation business. We estimate that AT&T invested over $50 million to improve 113,225 square feet of the space into a state-of-the-art data center for their web-based businesses and corporate data center customers. AT&T invested heavily in the electrical systems including redundant service and UPS/generator systems, enhanced HVAC and fire suppression systems, and robust security systems. The property benefits from its proximity to several telecommunications networks including AT&T, Savvis, and BellSouth. The property was acquired by GI Partners in June 2003. Upon completion of this offering, we will be the fee simple owner of the AT&T Web Hosting Facility property.

As of June 30, 2004, the property was 50.0% leased to AT&T; the balance of the building consists of industrial warehouse space that is presently unoccupied. AT&T’s lease expires in March 2016 and has four five-year renewal options. The annualized rent under AT&T’s lease is $1,098,036, or $8.78 per leased square foot.

We have begun certain ordinary course capital improvement projects in the vacant half of the building. We do not expect the costs of these improvements to be material.

The AT&T Web Hosting Facility property is subject to a mortgage loan, which totaled $8.8 million at June 30, 2004, described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.” We intend for this debt to remain outstanding upon completion of this offering.

Technology Manufacturing Properties.    The following three properties are occupied primarily by tenants that focus on technology manufacturing.

Ardenwood Corporate Park, Fremont, California (Silicon Valley metropolitan area)

The Ardenwood Corporate Park property is a comprised of two one-story and one two-story office and biotechnology R&D buildings with a total of 307,657 square feet of net rentable space. Biotechnology labs, clean room, quality control and labeling facilities, cold storage space for biotechnology materials and administrative space occupies 131,386 square feet. The remaining 176,271 square feet is used as office space. GI Partners acquired this property in January 2003. Upon completion of the offering, we will be the fee simple owner of the Ardenwood Corporate Park property.

As of June 30, 2004, the Ardenwood Corporate Park property was 100.0% leased by three tenants. Abgenix, a biopharmaceutical company focused on the research, development and manufacturing of therapeutic human antibodies, occupies a newly completed biotechnology lab and quality control facility. This facility operates as part of Abgenix’s corporate campus environment in conjunction with its corporate headquarters and manufacturing facility located adjacent to the facility. Logitech, a leading global manufacturer of personal computer hardware peripherals (e.g. keyboards, computer mice, web cameras, etc.), uses the property as its Western United States headquarters. Infosys Technologies, a global information technology services and consulting firm, uses the property as its North American headquarters.

The following table summarizes information regarding the primary tenants of the Ardenwood Corporate Park property as of June 30, 2004:

Tenant	Principal Nature Of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Abgenix	Biotechnology	Apr. 2011	2 x 5 yrs	131,386	42.7%	$4,925,265	65.0%	$37.49
Logitech	Computer interface products	Mar. 2013	1 x 5 yrs	144,271	46.9	2,263,700	29.8	15.69
Infosys	IT Services	Jan. 2010	1 x 5 yrs	32,000	10.4	391,680	5.2	12.24

Total/Weighted Average				307,657	100.0%	$7,580,645	100.0%	$24.64

The following table sets forth the lease expirations for leases in place at the Ardenwood Corporate Park property as of June 30, 2004 plus available space, for each of the ten full and partial calendar years beginning April 1, 2004, assuming that tenants exercise no renewal options and all early termination options. As of June 30, 2004, the weighted average remaining lease term for this building was 7.6 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	—	—%	$—	—%	$—	$—
2004	—	—	—	—	—	—	—
2005	—	—	—	—	—	—	—
2006	—	—	—	—	—	—	—
2007	—	—	—	—	—	—	—
2008	—	—	—	—	—	—	—
2009	—	—	—	—	—	—	—
2010	1	32,000	10.4	391,680	5.2	12.24	13.66
2011	3	131,386	42.7	4,925,265	65.0	37.49	47.51
2012	—	—	—	—	—	—	—
2013	5	144,271	46.9	2,263,700	29.8	15.69	17.16
Thereafter	—	—	—	—	—	—	—

Total/Weighted Average	9	307,657	100.0%	$7,580,645	100.0%	$24.64	$29.76

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for the Ardenwood Corporate Park property as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
June 30, 2004	100.0%	$24.64	$25.39
December 31, 2003(1)	80.7	26.84	29.48

(1)	Because neither we nor GI Partners owned this property prior to 2003, we are unable to present information for years prior to 2003.

Other than normally recurring capital expenditures and certain tenant improvements in connection with the Infosys lease, we have no plans with respect to significant renovation, improvement or redevelopment of the Ardenwood Corporate Park property.

The Ardenwood Corporate Park is one of three properties that secures a $43.0 million securitized first mortgage and a $22.0 million securitized mezzanine mortgage described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.” We intend for this debt to remain outstanding upon completion of this offering.

The current real estate tax rate for the Ardenwood Corporate Park property is $10.88 per $1,000 of assessed value. The total annual tax for the Ardenwood Corporate Park property at this rate for the 2003 tax year is $364,171 (at a taxable assessed value of $33,480,874). In addition, there were $220,588 in various direct assessments imposed on the Ardenwood Corporate Park property by the City of Fremont for the 2003 tax year.

Maxtor Manufacturing Facility, Fremont, California (Silicon Valley metropolitan area)

The Maxtor Manufacturing property is a two-building 183,050 square foot facility located in Fremont, California. The property contains 65,000 square feet of clean room manufacturing space with extensive tenant improvements, and was originally built as a computer disk manufacturing facility. The 1055 Page Avenue building (59,040 square feet) is a single-story office and light manufacturing facility built in 1991, and the 47700 Kato Road building (124,010 square feet) is a two-story steel frame with glass curtain wall clean room and office facility constructed in 1997. The building contains substantial electrical and HVAC improvements, and we estimate that over $100 million was invested by the previous owner to improve the property. GI Partners acquired the space vacant in September 2003 and simultaneously leased it to Maxtor Inc. for a term of eight years. Upon completion of this offering, we will be the fee simple owner of the Maxtor Manufacturing property.

Maxtor Corporation leases 100.0% of the property. The term of Maxtor’s lease expires in September 2011 and is subject to one three-year extension option. Annualized rent under Maxtor’s lease is $3,272,934, or $17.88 per leased square foot.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the Maxtor Manufacturing property.

The Maxtor Manufacturing property is subject to a mortgage loan, which totaled $18.0 million at June 30, 2004, described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.” We intend for this debt to remain outstanding upon completion of this offering.

ASM Lithography Facility, Tempe, Arizona (Phoenix metropolitan area)

The ASM Lithography Facility is a 113,405 square foot two-story technical training and office facility for ASML US, Inc., the U.S. subsidiary of ASM Lithography Inc., one of the largest suppliers of lithography equipment to the semiconductor industry. The facility, which was completed in 2002 and has been improved with electrical and HVAC upgrades, contains an 11,200 square foot clean room environment for customer training with ASM Lithography’s photolithography equipment, which is used for wafer production in the computer chip industry.

The property is in the Arizona state-sponsored Arizona State University Research Park adjacent to ASM Lithography’s U.S. headquarters. The ASU Research Park is subject to a ground lease between the Arizona Board of Regents and Price-Elliot Research Park, Inc., a non-profit organization established by the State of Arizona. GI Partners acquired a ground sublease interest in the land on which the ASM Lithography facility is located from Price-Elliot Research Park, Inc. in May 2003. This ground sublease expires on December 31, 2082. The rent payment amount due annually through 2016 under the ground sublease is approximately $241,399. Thereafter, the rent increases every ten years as set forth in the sublease agreement. In addition, GI Partners is required under the ground sublease to be assessed and pay a municipal service fee to the City of Tempe to reimburse the City for the cost of providing municipal services to the ASU Research Park. We have the right to terminate this lease at any time during the first 30 years of the term, and thereafter upon every ten-year anniversary. Upon completion of this offering, we will be the holder of this ground sublease.

As of June 30, 2004, the ASM Lithography Facility was 100.0% leased to ASM Lithography. ASM Lithography’s lease does not expire until February 2017 and is subject to two five-year renewal options. Annualized rent under ASM Lithography’s lease is $2,549,165, or $22.48 per leased square foot, and is guaranteed by ASM Lithography’s parent company.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the ASM Lithography Facility.

Upon completion of this offering, the ASM Lithography Facility will not be subject to any debt. However, our ability to incur debt secured by the ASM Lithography Facility will be limited by the terms of our unsecured credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.”

Technology Office/Corporate Headquarters Properties.    The following five properties are primarily leased as technology office/corporate headquarters.

Comverse Technology Building, Wakefield, Massachusetts (Boston metropolitan area)

The Comverse Technology Building is a two-building, 388,000 square foot facility located in Wakefield, Massachusetts. The property is well located on the Route 128 technology corridor with almost one-half mile of freeway frontage and access from two highway exits. The 168,000 square foot 100 Quannapowitt building is a four-story, suburban office facility built in 1999, consisting of a steel frame structure and concrete framing and exterior walls. The facility also includes a parking structure providing 455 parking spaces. The 220,000 square foot 200 Quannapowitt building, is a two-story, office and research and development facility built in 1957 with periodic upgrades, consisting of concrete frame and floors. The building was originally developed and served as the headquarters for American Mutual Insurance until the late 1980s.

As of June 30, 2004, the Comverse Technology Building was 99.7% leased. 94.6% of the property is leased to the Comverse business unit of Comverse Technology, Inc., a provider of enhanced telecommunications systems for major carriers such as Verizon and Verizon Wireless. The Comverse Technology Building serves as the division’s United States headquarters, providing sales and customer training labs, corporate data center, electronics and software testing and assembly facilities, and executive offices for the CEO and senior management of the division. This division is one of the largest business units within the parent company.

The property was purchased by GI Partners in June 2004. Upon completion of this offering, we will be the fee simple owner of the Comverse Technology Building.

The following table summarizes information regarding the Comverse Technology lease as of June 30, 2004:

Tenant	Principal Nature Of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot
Comverse Technology	Software	Feb. 2011	2 x 5 yrs	367,033	94.6%	$5,592,548	94.9%	$15.24

The following table sets forth the lease expirations for leases in place at the Comverse Technology Building as of June 30, 2004 plus available space, for each of the ten full and partial calendar years beginning April 1, 2004, assuming that tenants exercise no renewal options and all early termination options. As of June 30, 2004, the weighted average remaining lease term for this building was 6.4 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	1,044	0.3%	$—	—%	$—	$—
2004	—	—	—	—	—	—	—
2005	—	—	—	—	—	—	—
2006	1	19,923	5.1	298,845	5.1	15.00	15.00
2007	—	—	—	—	—	—	—
2008	—	—	—	—	—	—	—
2009	—	—	—	—	—	—	—
2010	—	—	—	—	—	—	—
2011	3	367,033	94.6	5,592,548	94.9	15.24	16.83
2012	—	—	—	—	—	—	—
2013	—	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—	—

Total/Weighted Average	4	388,000	100.0%	$5,891,393	100.0%	$15.22	$16.73

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for the Comverse Technology Building as of the indicated date:

Date	Percent Leased	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
June 30, 2004(1)	99.7%	$15.22	$16.11

(1)	Because neither we nor GI Partners owned this property prior to 2004, we are unable to present information for years prior to 2004.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the Comverse Technology Building.

Upon completion of this offering, the Comverse Technology Building will be one of the properties that secures the $155.0 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.”

The current real estate tax rate for the Comverse Technology Building is $23.30 per $1,000 of assessed value. The total annual tax for the Comverse Technology Building at this rate for the 2003 tax year is $1,198,226 (at a taxable assessed value of $51,426,000). There were no direct assessments imposed on the Comverse Technology Building by the City of Wakefield for the 2003 tax year.

Stanford Place II, Englewood, Colorado (Denver metropolitan area)

Stanford Place II is a 17-story, 348,573 square foot office building in the Denver Tech Center. The building and associated parking structure were developed in 1982 with the latest lobby and HVAC upgrades completed in 2003. The building is well located with exceptional highway (I-25 and I-225) and surface street access and ample covered parking. GI Partners acquired this property in October 2003. Upon completion of this offering, we will own 98% of the entity that is the fee simple owner of the Stanford Place II property and an unrelated third party will continue to hold the remaining 2% interest in the entity that owns this property. After we and our 2% joint venture partner receive a return of capital plus a 15% return on investment, our joint venture partner will be allocated a larger share of subsequent distributions.

As of June 30, 2004, the Stanford Place II property was 78.4% leased. The following table sets forth the lease expirations for leases in place at the Stanford Place II property as of June 30, 2004 plus available space, for each of the ten full and partial calendar years beginning April 1, 2004, assuming that tenants exercise no renewal options and all early termination options. As of June 30, 2004, the weighted average remaining lease term for this building was 4.0 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	75,430	21.6%	$—	—%	$—	$—
2004	6	39,254	11.3	557,528	18.1	14.20	14.65
2005	4	14,790	4.2	153,119	5.0	10.35	10.94
2006	5	34,057	9.8	516,830	16.8	15.18	16.45
2007	7	56,922	16.3	859,299	27.7	15.10	17.58
2008	2	3,593	1.0	39,644	1.3	11.03	13.80
2009	3	13,604	3.9	125,002	4.1	9.19	13.44
2010	5	89,364	25.7	821,437	26.7	9.19	13.43
2011	—	—	—	—	—	—	—
2012	—	—	—	—	—	—	—
2013	—	—	—	—	—	—	—
Thereafter	1	21,559	6.2	8,408	0.3	0.39	17.89

Total/Weighted Average	33	348,573	100.0%	$3,081,267	100.0%	$11.28	$15.07

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the Stanford Place II property.

The Stanford Place II property is subject to two secured notes which total of $26.0 million as of June 30, 2004, described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.” We intend for this debt to remain outstanding upon completion of this offering.

100 Technology Center Drive, Stoughton, Massachusetts (Boston metropolitan area)

The 100 Technology Center Drive property is a six-story 197,000 square foot office building with a brick and granite exterior located in Stoughton, Massachusetts. The property is well located in the Route 128 South suburban sub-market and was originally developed as the headquarters for Reebok.

The property is currently the regional headquarters for Stone & Webster, Inc., a primary operating division of The Shaw Group Inc., which guarantees the lease. Stone & Webster leases 100.0% of the property and operates its environmental and energy engineering and construction management services from this site. In addition, the facility is the primary corporate data center of Stone & Webster and a data back-up site for The Shaw Group. Stone & Webster’s lease expires in March 2013 and is subject to two five-year renewal options. Annualized rent under Stone & Webster’s lease is $3,743,000, or $19.00 per leased square foot. GI Partners acquired this property in February 2004. Upon completion of this offering, we will be the fee simple owner of the 100 Technology Center Drive property.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the 100 Technology Center Drive property.

The 100 Technology Center Drive property is subject to a mortgage loan which totaled $20.0 million at June 30, 2004, described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.” We intend for this debt to remain outstanding upon completion of this offering.

Granite Tower, Farmers Branch, Texas (Dallas metropolitan area)

The Granite Tower is a ten-story, 240,151 square foot office tower located in suburban Dallas, Texas. The property was developed in 1999 and represents one of the newest properties in its sub-market. The property also contains a four-story parking structure providing 900 parking spaces. The property is well located with high visibility and easy access from the LBJ Freeway and is less than five minutes from the Galleria sub-market. The Granite Tower property was acquired by GI Partners in September 2003. Upon completion of this offering, we will be the fee simple owner of the Granite Tower property.

As of June 30, 2004, the Granite Tower property was 98.0% leased to 17 tenants operating in various businesses, including software services. The primary tenants are Home Interiors & Gifts, Inc. and Carreker Corp. Home Interiors leases 74,139 square feet under a lease that expires on January 2010. Annualized rent under Home Interiors’ lease is $1,092,067, or $14.73 per leased square foot. Monster Worldwide, Inc. subleases 43,661 square feet of net rentable space at the property from Home Interiors. USF Processors, Inc. sub-subleases 18,948 square feet of net rentable space at the property from Monster Worldwide, Inc. Carreker leases an aggregate of 72,433 square feet on three floors with terms expiring in May 2010 with two five-year renewal options. The annualized rent under these leases is an aggregate of $1,153,858, or $15.93 per leased square foot.

The following table sets forth the lease expirations for leases in place at the Granite Tower property as of June 30, 2004 plus available space, for each of the ten full and partial calendar years beginning April 1, 2004, assuming that tenants exercise no renewal options and all early termination options. As of June 30, 2004, the weighted average remaining lease term for this building was 4.7 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	4,895	2.0%	$—	—%	$—	$—
2004	1	5,957	2.5	98,431	2.8	16.52	16.52
2005	3	10,857	4.5	168,531	4.8	15.52	15.52
2006	7	35,007	14.6	551,138	15.6	15.74	15.92
2007	1	6,612	2.8	76,700	2.2	11.60	16.20
2008	2	16,054	6.7	191,171	5.4	11.91	15.20
2009	3	8,093	3.4	97,090	2.8	12.00	16.00
2010	4	146,572	61.0	2,245,925	63.6	15.32	15.83
2011	—	—	—	—	—	—	—
2012	—	—	—	—	—	—	—
2013	—	—	—	—	—	—	—
Thereafter	1	6,104	2.5	99,923	2.8	16.37	17.12

	22	240,151	100.0%	$3,528,909	100.0%	$15.00	$15.85

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the Granite Tower property.

The Granite Tower property is subject to a mortgage loan which totaled $21.6 million as of June 30, 2004, described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.” We intend for this debt to remain outstanding upon completion of this offering.

Siemens Building, Farmers Branch, Texas (Dallas metropolitan area)

The Siemens Building is a two-story 125,538 square foot office building completed in 1999. The building, while presently 100.0% leased to Siemens Subscriber Networks, is readily divisible, consisting of three individual “pods” connected via two glass atrium lobbies. The property is well located adjacent to the desirable Galleria complex with easy access to the Dallas Toll Road and the LBJ Freeway. Siemens Subscriber Networks is an independent business unit of Siemens Information and Communication Networks, a division of Siemens AG. Siemens Subscriber Networks uses the property as its headquarters as well as one of its main research facilities. Siemens Subscriber Networks is a major provider of DSL modems and networking technology for major telecommunications carriers such as SBC. Siemens Subscriber Networks’ lease expires in May 2010 and is subject to two five-year renewal options. The annualized rent under the Siemens Subscriber Networks lease is $1,917,505, or $15.27 per leased square foot. GI Partners acquired the property in April 2004. Upon completion of this offering, we will be the fee simple owner of the Siemens Building.

Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the Siemens Building.

Upon completion of this offering, the Siemens Building will be one of the properties that secures the $155.0 million mortgage loan described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.”

Right of First Offer Properties

In addition to its interests in the properties that will comprise our initial portfolio and our option property, Carrier Center, GI Partners owns interests in two additional vacant technology-related properties. The first is an 84,000 square foot data center located in Englewood, Colorado (Denver metropolitan area), and the second is a 129,366 square foot data center located in Frankfurt, Germany. We will not acquire either of these properties in the formation transactions, and we do not have an option to purchase either of them as of the close of this offering. However, we do have rights of first offer with respect to the sale of either of these properties by GI Partners. See “Certain Relationships and Related Transactions—Carrier Center Option and Right of First Offer Agreements.”

Indebtedness

The following table sets forth information with respect to the indebtedness that we expect will be outstanding after this offering and the formation transactions as of the completion of this offering, but does not give effect to interest rate swap agreements that we expect to enter into in connection with this offering (in thousands).

Properties	Interest Rate	Principal Amount		Annual Debt Service(1)	Maturity Date	Balance at Maturity(2)
100 Technology Center Drive—Mortgage	LIBOR + 1.70%	$20,000		$714	Apr. 1, 2009	$20,000
200 Paul Avenue—Mortgage	LIBOR + 3.18%(3)	47,176		4,199	Jul. 1, 2006(4)	43,676
1100 Space Park Drive—Mortgage	Prime + 0.50%	15,982		1,288	Jun. 5, 2006	15,121
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building—Mortgage Note	LIBOR + 1.59%	43,000		1,436	Aug. 9, 2006(5)	43,000
Ardenwood Corporate Park, NTT/Verio Premier Data Center, VarTec Building—Mezzanine	LIBOR + 5.75%	22,000		1,650	Aug. 9, 2006(5)	22,000
AT&T Web Hosting Facility—Mortgage	LIBOR + 1.85%	8,775		326	Dec. 1, 2006(4)	8,775
Camperdown House—Mortgage	6.85%	23,079	(6)	2,800	Oct. 31, 2009	13,479
Carrier Center—Mortgage(7)	LIBOR + 4.25%(8)	26,221		2,286	Oct. 4, 2007	24,563
Granite Tower—Mortgage	LIBOR + 1.20%	21,645		888	Jan. 1, 2009	19,530
Maxtor Manufacturing Facility—Mortgage	LIBOR + 2.25%	18,000		988	Dec. 31, 2006(4)	17,186
Stanford Place II—Mortgage	5.14%	26,000		1,336	Jan. 10, 2009	26,000
Univision Tower—Mortgage	7.52%	39,385		3,925	Jan. 1, 2005(9)	38,896
New Mortgage Debt(10)	6.10%	155,000		11,272	Sep. 30, 2014	130,334
New Unsecured Credit Facility(11)	LIBOR + 1.75%	25,263		884	Sep. 30, 2007	25,263

Total Principal		491,526		33,992		447,823
Loan Premium		566		—		—

Total		$492,092		$33,992		$447,823

(1)	Annual debt service for floating rate loans is calculated based on the 1-month, 3-month and 6-month LIBOR rates at September 9, 2004, which were 1.75%, 1.87% and 2.07%, respectively, and the prime rate at September 9, 2004, which was 4.50%.
(2)	Assuming no payment has been made on the principal in advance of its due date.
(3)	Reflects the weighted average interest rate as of the expected assumption date.
(4)	Two one-year extensions are available.
(5)	A 13-month extension and a one-year extension are available.
(6)	Based on our hedged exchange rate of $1.6083 to £1.00.
(7)	Assuming the refinancing of the outstanding balances of a mortgage loan and a mezzanine loan in October 2004 pursuant to a letter of commitment from the lender under these loans. The letter of commitment provides for a 3-year term and an interest rate based on LIBOR (subject to a 2.5% floor) plus 4.25% per annum, and a one-year extension.
(8)	Subject to a 2.5% LIBOR floor.
(9)	We presently intend to refinance this mortgage loan during the fourth quarter of 2004.

(10)	This amount represents new mortgage debt that we intend to incur in connection with this offering. We will use our fee simple interests in 36 Northeast Second Street, Brea Data Center, Comverse Technology Building, Hudson Corporate Center, Siemens Building, and Webb at LBJ to secure new mortgage loans.
(11)	This amount represents the draw-down of a portion of the unsecured credit facility that we expect to enter into in connection with this offering. Also includes $4.7 million to be drawn to fund the acquisition of the remaining 25% interest in the eBay Data Center property in early 2005.

Depreciation

The following table sets forth for each property in our initial portfolio and component thereof upon which depreciation is taken, the (i) federal tax basis upon completion of this offering and consummation of the formation transactions, (ii) rate, (iii) method, and (iv) life claimed with respect to such property or component thereof for purposes of depreciation.

Property	Federal Tax Basis(1)	Rate	Method(2)	Life Claimed(2)
36 Northeast Second Street	$28,170,984	2.56%	Straight line	39 years
100 Technology Center Drive	34,918,217	2.56	Straight line	39 years
200 Paul Avenue	15,592,288	2.56	Straight line	39 years
1100 Space Park Drive	27,077,854	2.56	Straight line	39 years
AboveNet Data Center	31,337,821	2.56	Straight line	39 years
Ardenwood Corporate Park	41,564,825	2.56	Straight line	39 years
ASM Lithography Facility	22,051,847	2.56	Straight line	39 years
AT&T Web Hosting Facility	12,160,108	2.56	Straight line	39 years
Brea Data Center	6,319,529	2.56	Straight line	39 years
Camperdown House	30,739,003	2.56	Straight line	39 years
Carrier Center	56,159,528	2.56	Straight line	39 years
Comverse Technology Building	45,291,795	2.56	Straight line	39 years
eBay Data Center	6,300,000	2.56	Straight line	39 years
Granite Tower	29,361,656	2.56	Straight line	39 years
Hudson Corporate Center	50,676,879	2.56	Straight line	39 years
Maxtor Manufacturing Facility	22,089,281	2.56	Straight line	39 years
NTT/Verio Premier Data Center	24,417,834	2.56	Straight line	39 years
Savvis Data Center	53,589,398	2.56	Straight line	39 years
Siemens Building	11,490,511	2.56	Straight line	39 years
Stanford Place II	31,288,639	2.56	Straight line	39 years
Univision Tower	89,296,424	2.56	Straight line	39 years
VarTec Building	10,621,749	2.56	Straight line	39 years
Webb at LBJ	38,347,596	2.56	Straight line	39 years

(1)	Upon the consummation of the formation transactions, the entity that owns Univision Tower will terminate for tax purposes and the entity that owns Stanford Place II will “technically terminate” for tax purposes under Section 708(b)(1)(B) of the Code. Consequently, under Section 168(i)(7) of the Code, each of these properties will be treated as a newly acquired asset placed in service on the day following the consummation of the formation transactions, the federal tax basis of which will be depreciated over its claimed life. Federal tax basis numbers assume that 95% of the basis adjustments resulting from the formation transactions are allocated to the real property and 5% to land.
(2)	Unless otherwise noted, depreciation method and life claimed for each property and component thereof is determined by reference to the IRS-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System.

In addition, we have an aggregate of approximately $2.0 million in additional tax basis of depreciable furniture, fixtures and equipment associated with the properties in our portfolio as of June 30, 2004. Depreciation on this furniture, fixtures and equipment is computed on the straight line and double declining balance methods over the claimed life of such property, which is either five or seven years.

Regulation

General

Office properties in our submarkets are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that each of the initial properties has the necessary permits and approvals to operate its business.

Americans With Disabilities Act

Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that the initial properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

Under various laws relating to the protection of the environment, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property, and may be required to investigate and clean up such contamination at that property or emanating from that property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. Previous owners used some of our properties for industrial and retail purposes, so those properties may contain some level of environmental contamination. The presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability or materially adversely affect our ability to sell, lease or develop the real estate or to borrow using the real estate as collateral.

Some of the properties may contain asbestos-containing building materials. Environmental laws require that asbestos-containing building materials be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. These laws may also allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

In addition, some of our tenants, particularly those in the biotechnology and life sciences industry and those in the technology manufacturing industry, routinely handle hazardous substances and wastes as part of their operations at our properties. Environmental laws and regulations subject our tenants, and potentially us, to liabi-lity resulting from these activities or from previous industrial or retail uses of those properties. Environmental liabilities could also affect a tenant’s ability to make rental payments to us. We require our tenants to comply with these environmental laws and regulations and to indemnify us for any related liabilities.

Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our initial portfolio. Each of the site assessments has been either completed or updated since January 1, 2002, except 36 Northeast Second Street and Univision Tower. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the recent site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations. However, the assessments may have failed to reveal all environmental conditions, liabilities or compliance concerns. Material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability.

Insurance

Upon completion of this offering and consummation of the formation transactions, we will carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket policy. We will select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our company’s management, the properties in our portfolio are currently, and upon completion of this offering will be, adequately insured. We will not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. In addition, we will carry earthquake insurance on our properties in an amount and with deductibles which we believe are commercially reasonable. Certain of the properties in our portfolio will be located in areas known to be seismically active. See “Risk Factors—Risks Related to Our Business and Operations—Potential losses may not be covered by insurance.”

Competition

We compete with numerous developers, owners and operators of office and commercial real estate, many of which own properties similar to ours in the same submarkets in which our properties are located, but which have lower occupancy rates than our properties. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire.

Employees

We initially intend to employ approximately 20 persons. We currently expect that none of these employees will be represented by a labor union.

Offices

Our headquarters is located, in Menlo Park, California. Based on the anticipated growth of our company, we intend to relocate our corporate headquarters to a larger facility in the near future. In addition, we may add regional offices depending upon our future operational needs.

Legal Proceedings

In the ordinary course of our business, we are frequently subject to claims for negligence and other claims and administrative proceedings, none of which we believe would have a material adverse effect or are material.

MANAGEMENT

Directors and Executive Officers

Upon completion of this offering, our board of directors will consist of six members, including a majority of directors who are independent within the meaning of the NYSE listing standards. Pursuant to our charter, each of our directors will be elected by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Our Board of Directors.” The first annual meeting of our stockholders after this offering will be held in 2005. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

The following table sets forth certain information concerning the individuals who are our directors, executive officers and certain of our other senior officers upon completion of this offering:

Name	Age	Position
Richard A. Magnuson*	47	Executive Chairman of the Board
Michael F. Foust*	48	Chief Executive Officer and Director
Ruann F. Ernst, Ph.D.	57	Director Nominee
A. William Stein*	50	Chief Financial Officer and Chief Investment Officer
Scott E. Peterson*	42	Senior Vice President, Acquisitions
John O. Wilson*	58	Executive Vice President, Telecommunications Infrastructure

*	Denotes our named executive officers.

The following is a biographical summary of the experience of our directors, executive officers and certain other senior officers.

Richard A. Magnuson serves as Executive Chairman of our Board of Directors. Mr. Magnuson is a founder of, and has served as Chief Executive Officer of the advisor to, GI Partners since February 2001. Since November 1999, Mr. Magnuson has served as Executive Managing Director of CB Richard Ellis Investors, where he formed and continues to manage the investments and activities of GI Partners. From 1994 through 1999 Mr. Magnuson held various positions with Nomura Securities, most recently as Deputy Managing Director of their London based Principal Finance Group. From 1989 until 1994, Mr. Magnuson was a Director in the Investment Banking division of Merrill Lynch. From 1981 until 1986, Mr. Magnuson worked for Digital Research, the company that developed the personal computer operating system, and founded and sold InterActive Software, a software services company. Mr. Magnuson serves on the board of directors of NYSE listed Glenborough Realty Trust, a REIT focused on multi-tenant office properties, where he is a member of the Audit Committee and is Chairman of the Nomination and Governance Committee. Mr. Magnuson is also a director of two private companies. Mr. Magnuson holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Stanford University Graduate School of Business.

Michael F. Foust has served as our Chief Executive Officer and as a Director since our inception. Mr. Foust is a founder of, and has served as a managing director of the advisor to, GI Partners since February 2001. During his tenure at GI Partners, Mr. Foust directed technical property acquisitions and portfolio management. Mr. Foust has over 19 years of experience in institutional real estate investments and portfolio management. Prior to GI Partners, from 1999 to 2001, he was a senior director at CB Richard Ellis Investors. From 1995 to 1999, Mr. Foust was a senior vice president at CB Richard Ellis, where he managed regional asset services operations. During the period from 1985 to 1995, Mr. Foust held senior portfolio management and investment positions at UBS Asset Management, Karsten Realty Advisors, and Trammell Crow Company. Prior to his real estate career, from 1979 to 1985, Mr. Foust participated in the origination of two related, international telecommunications companies, Consortium Communications International and Progressive Systems Inc. The companies provided message switching and turn-key networks for multinational corporations. Mr. Foust received a Bachelor of Arts degree from Harvard University and a Master of Business Administration degree from Harvard Business School.

Ruann F. Ernst, Ph.D. served as Chief Executive Officer of Digital Island, Inc., an e-business delivery network company, from June 1998 through January 2002. Dr. Ernst was Chairperson of the Board of Digital Island from December 1999 through July 2001, when the company was acquired by Cable & Wireless, Plc. From 1988 through 1998, Dr. Ernst worked for Hewlett Packard Company, an electronics equipment and computer company, in various management positions, most recently as General Manager, Financial Services Business Unit. Since 1998, Dr. Ernst has served as a director of Advanced Fibre Communications, where she is a member of the audit, nominating and governance committees. Dr. Ernst is also a director of one private and two not-for-profit companies. Dr. Ernst received a Bachelor of Science, a Master of Science and a Ph.D. from The Ohio State University.

A. William Stein joined GI Partners as a consultant in April 2004 and became our Chief Financial Officer and Chief Investment Officer in July 2004. Mr. Stein has over 20 years of investment, financial and operating management experience in both large company environments and small, rapidly growing companies. Prior to joining our company, Mr. Stein provided turnaround management advice to both public and private companies. From 2000 to 2001, Mr. Stein served as Co-Head of VentureBank@PNC and Media and Communications Finance at The PNC Financial Services Group where he was responsible for directing the delivery of PNC’s products and services to VentureBank’s high technology and emerging growth client base. Before joining PNC, Mr. Stein was President and Chief Operating Officer of TriNet Corporate Realty Trust, a $1.8 billion REIT that was acquired by Starwood Financial Trust (now called iStar Financial) in late 1999. Prior to being named President of TriNet, Mr. Stein was Executive Vice President, Chief Financial Officer and Secretary. TriNet’s portfolio consisted of office, industrial and retail properties throughout the U.S. Before joining TriNet in 1995, Mr. Stein held a number of senior investment and financial management positions with Westinghouse Electric, Westinghouse Financial Services and Duquesne Light Company. Mr. Stein practiced law for eight years, specializing in financial transactions and litigation. Mr. Stein received a Bachelor of Arts degree from Princeton University, a Juris Doctor degree from the University of Pittsburgh and a Master of Science degree with Distinction from the Graduate School of Industrial Administration at Carnegie Mellon University.

Scott E. Peterson will become our Senior Vice President responsible for acquisition activities upon completion of this offering. Mr. Peterson has been a managing director of GI Partners since August 2002. While at GI Partners, Mr. Peterson was responsible for property acquisitions with an emphasis on technical properties. Mr. Peterson has over 17 years of real estate experience and was most recently a Senior Vice President with GIC Real Estate, the real estate investment entity for the Government of Singapore Investment Corporation, from May 1994 to August 2002. Previously, Mr. Peterson was active in investments, development and asset management with LaSalle Partners, a real estate services company and Trammell Crow Company, a real estate developer. Mr. Peterson received a Bachelor of Arts degree from Northwestern University, and a Master of Business Administration from Northwestern University.

John O. Wilson will become Executive Vice President of our telecommunications infrastructure assets upon completion of this offering. Mr. Wilson has 32 years of real estate investment and development experience including extensive experience owning and managing technology related real estate. Prior to his current position, Mr. Wilson served as President and CEO of the telecommunications assets of The Cambay Group, Inc., the principal U.S. real estate subsidiary of U.K. based Somerston Holdings Limited. From 1990 through 1998, Mr. Wilson served as Vice President and Director of Cambay. Mr. Wilson has also held real estate positions at such firms as Richard Ellis, Inc., The First National Bank of Chicago and Real Estate Research Corporation. Mr. Wilson served as an officer in the U.S. Navy and holds a Bachelor of Science degree from Georgetown University and a Master of Business Administration degree from The University of Michigan.

Board Committees

Upon completion of this offering, our board of directors will appoint a nominating and corporate governance committee, an audit committee and a compensation committee. Under our bylaws, the composition of each committee must comply with the listing requirements and other rules and regulations of the New York Stock Exchange, as amended or modified from time to time, and we currently anticipate that each of these committees will be comprised of three independent directors. Our bylaws define “independent director” by reference to the rules, regulations and listing qualifications of the New York Stock Exchange, or NYSE, which generally deem a director to be independent if the director has no relationship to us that may interfere with the exercise of the director’s independence from management and our company.

The board of directors will have three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee.    The audit committee will help ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditors. The audit committee will select, assist and meet with the independent auditor, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the report that federal securities laws require be included in our annual proxy statement.

Compensation Committee.    The compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, adopt a code of ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and formally propose the slate of directors to be elected at each annual meeting of our stockholders.

Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Compensation of Directors

Upon completion of this offering, each of our directors who is not an employee of our company or our subsidiaries will receive an annual retainer of $20,000 for services as a director and will receive a fee of $1,500 for each meeting attended in person and $500 for each meeting attended telephonically. Directors who serve on our audit, nominating and corporate governance and/or compensation committees will receive a fee of $1,000 for each meeting attended in person or $500 for each meeting attended telephonically. Directors who serve as the Chair of one of our committees will receive an additional annual retainer of $3,000. Directors who are employees of our company or our subsidiaries will not receive compensation for their services as directors.

Our 2004 incentive award plan provides for formula grants of long-term incentive units to non-employee directors. In connection with this offering and the formation transactions, each non-employee director will receive 4,000 long-term incentive units. Thereafter, on the date of each annual meeting of stockholders at which each non-employee director is reelected to our board of directors, commencing with the third such meeting, such non-employee director will receive an additional 1,000 long-term incentive units. Similarly, each non-

employee director who is initially elected to our board of directors after this offering will receive 4,000 long-term incentive units on the date of such initial election and an additional 1,000 long-term incentive units on the date of each annual meeting of stockholders at which the non-employee director is reelected to our board of directors, commencing with the third such meeting.

Executive Officer Compensation

Because we were only recently organized, meaningful individual compensation information is not available for prior periods. The following table sets forth the annual base salary and other compensation expected to be paid in 2004 to our chief executive officer and our other executive officers. We have entered into employment-related arrangements with these executive officers which will become effective in connection with this offering.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Base Salary($)(1)	Bonus($)	Other Annual Compensation ($)	Long-Term Incentive Unit Awards($)	Securities Underlying Options (#)	All Other Compensation($)
Richard A. Magnuson, Executive Chairman	2004	$150,000	(2)	—
Michael F. Foust, Chief Executive Officer	2004	350,000	(2)	—
A. William Stein, Chief Financial Officer and Chief Investment Officer	2004	290,000	(2)	—
Scott E. Peterson, Senior Vice President, Acquisitions	2004	250,000	(2)	—
John. O. Wilson, Executive Vice President, Telecommunications Infrastructure	2004	250,000	(2)	—

(1)	Amounts given are annualized projections for the year ending December 31, 2004 based on employment agreements which will become effective in connection with this offering. See “—Employment Agreements.”
(2)	Under the terms of Mr. Magnuson’s executive chairman agreement, Mr. Magnuson will be eligible to receive an annual performance-based bonus with an initial target and maximum level equal to 100% and 150% of annual base compensation, respectively. Under the terms of Mr. Foust’s, Mr. Stein’s, Mr. Peterson’s and Mr. Wilson’s employment agreements, these executives will be eligible to receive annual performance-based bonuses with initial target and maximum levels equal to 50% and 75% of base salary, respectively.

Option Grants in 2004

Name	Number of Securities Underlying Options to be Granted(#)	Percent of Total Options Granted to Employees in 2004	Exercise Price per Common Share(1)	Expiration Date(2)	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
					5%	10%
Richard A. Magnuson, Executive Chairman		15.5%	$		$	$
Michael F. Foust, Chief Executive Officer		15.5
A. William Stein, Chief Financial Officer and Chief Investment Officer		10.0
Scott E. Peterson, Senior Vice President, Acquisitions		10.0
John O. Wilson, Executive Vice President, Telecommunications Infrastructure		—

(1)	Based on the assumed initial public offering price. The exercise price per share will be the initial public offering price.
(2)	Ten years following the date on which the option is granted.

2004 Incentive Award Plan

We intend to adopt the 2004 Incentive Award Plan of Digital Realty Trust, Inc., Digital Realty Services, Inc. and Digital Realty Trust, L.P. The incentive award plan provides for the grant of incentive awards to our and their employees, directors and consultants (and our and their respective subsidiaries). Awards issuable under the incentive award plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, long-term incentive units, cash performance bonuses and other incentive awards. Only our employees and employees of our qualifying subsidiaries are eligible to receive incentive stock options under the incentive award plan. We intend to reserve a total of              shares of our common stock for issuance pursuant to the incentive award plan, subject to certain adjustments set forth in the plan. Each long-term incentive unit issued under the incentive award plan will count as one share of stock for purposes of calculating the limit on shares that may be issued under the plan and the individual award limit discussed below.

With respect to stock option grants and other awards granted to our independent directors, the plan will be administered by our board. With respect to all other awards, the plan will be administered by our compensation committee or another committee designated by our Board. Each member of the committee that administers the plan will be both a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code. The incentive award plan provides that the plan administrator has the authority to designate recipients of awards and to determine the terms and provisions of awards, including the exercise or purchase price, expiration date, vesting schedule and terms of exercise.

The incentive award plan provides that the maximum number of shares which may be subject to awards granted any individual during any calendar year will not exceed             . However, this limit will not apply until the earliest of the first material modification of the plan, the issuance of all of the shares reserved for issuance under the plan, the expiration of the plan, or the first meeting of our stockholders at which directors are to be elected that occurs more than three years after the completion of this offering.

The exercise price of nonqualified stock options and incentive stock options granted under the incentive award plan must be at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to optionees who own more than 10% of our outstanding common stock on the date of grant must have an exercise price that is at least 110% of fair market value of our common stock on the grant date. Stock options granted under the incentive award plan will expire no later than ten years after the date of grant, or five years after the date of grant with respect to incentive stock options granted to individuals who own more than 10% of our outstanding common stock on the grant date. The purchase price, if any, of other incentive awards will be determined by the plan administrator.

The incentive award plan also provides for the issuance of restricted stock awards and other incentive awards to eligible individuals. Restricted stock awards will generally be subject to such transferability and vesting restrictions as the plan administrator shall determine. With respect to other incentive awards under the plan, such as stock appreciation rights, performance-based awards, dividend equivalents, stock payments and other stock-based awards, the plan administrator will determine the terms and conditions of such awards, including the purchase or exercise price, if any, of such awards, vesting and other exercisability conditions, and whether the awards will be based on specified performance criteria.

The incentive award plan provides for awards of long-term incentive units in our operating partnership to eligible participants. Long-term incentive units may only be issued to an eligible participant in his or her capacity as a partner of our operating partnership for the performance of services to or for the benefit of our operating partnership. The long-term incentive units will be subject to vesting conditions, restrictions on transferability and other restrictions as the plan administrator may determine. In connection with this offering, we intend to establish a management pool under the incentive award plan consisting of              long-term incentive units, or approximately 3% of the total number of shares of our common stock expected to be outstanding on a fully diluted basis upon the completion of this offering. The long-term incentive units will not be transferable for a period of three years from the date of grant and will not be redeemable or exchangeable for shares of our common stock. The long-term incentive units generally will be convertible into units only to the extent that our stock price increases after their issuance.

Cash performance bonuses payable under the incentive award plan may be based on the attainment of performance goals that are established by the plan administrator and relate to one or more performance criteria described in the plan. Cash performance bonuses paid to certain of our employees must be based upon objectively determinable bonus formulas established in accordance with the plan, and the maximum bonus payable to any such individual with respect to any fiscal year may not exceed $            .

The incentive award plan provides for formula grants of long-term incentive units in our operating partnership to our independent directors. In connection with this offering and the formation transactions, each independent director will receive 4,000 long-term incentive units. Thereafter, commencing with the third annual meeting of stockholders following the completion of this offering, such independent director will receive 1,000 long-term incentive units on the date of each annual meeting of stockholders at which the independent director is reelected to the board. Similarly, each independent director who is initially elected to the board after the completion of this offering will receive 4,000 long-term incentive units on the date of such initial election and, commencing with the third annual meeting of stockholders following such initial election, 1,000 long-term incentive units on the date of each annual meeting of stockholders at which the independent director is reelected to the board. Long-term incentive units granted to independent directors generally will be convertible into units of our operating partnership only to the extent that our stock price increases after their issuance and will be fully vested as of the date on which such units are granted.

In the event of certain corporate transactions and changes in our corporate structure or capitalization, the plan administrator may make appropriate adjustments to (i) the aggregate number and type of shares issuable under the incentive award plan, (ii) the terms and conditions of any outstanding awards, including the number and type of shares issuable thereunder, and (iii) the grant or exercise price of each outstanding award. In addition, in the event of a change in control (as defined in the plan), each outstanding award which is not converted, assumed or replaced by the successor corporation will become exercisable in full. The plan administrator also has the authority under the incentive award plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provision for the cash-out, termination, assumption or substitution of such awards. If a change in control occurs and outstanding awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the change in control such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse.

With the approval of our board, the plan administrator may at any time terminate, amend or modify the incentive award plan, provided that to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, we must obtain stockholder approval of any amendment in such a manner and to such a degree as required, and without the approval of our stockholders, no amendment may increase the maximum number of shares issuable under the incentive award plan, permit the plan administrator to grant options with an exercise price that is below the fair market value on the date of grant, or permit the plan administrator to extend the exercise period for an option beyond ten years from the date of grant. In addition, no stock option may be amended to reduce the exercise price of the shares subject thereto below the exercise price on the date on which the stock option is granted, and, subject to the plan’s adjustment provisions, no stock option may be granted in connection with the cancellation or surrender of any stock option having a higher per share exercise price. Any termination, amendment or modification of the incentive award plan which materially adversely affects any outstanding award requires the prior written consent of the affected holder. The incentive award plan will terminate on the earlier of the expiration of ten years from the date that it is adopted by our board or the expiration of ten years from the date it is approved by our stockholders. No award may be granted under the plan after its termination, but awards that are outstanding at such time will remain in effect. The incentive award plan will be effective as of the date it is approved by our stockholders.

The incentive award plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the stock ownership limits contained in our charter or would impair our status as a REIT.

We intend to file with the Securities and Exchange Commission a Registration Statement on Form S-8 covering the shares of common stock issuable under the incentive award plan.

Employment Agreements

We have entered into employment agreements, effective as of the pricing of this offering or such earlier date as may be mutually agreed upon by the parties, with Messrs. Foust, Stein and Peterson. We have also entered into an employment agreement with Mr. Wilson which will become effective upon the completion of this offering or such earlier date as we and Mr. Wilson may mutually agree upon, provided that our operating partnership shall have acquired all of the properties and assets that are covered in the contribution agreement between our operating partnership and certain of the parties who are contributing 200 Paul Avenue and 1100 Space Park Drive. The employment agreements provide for Mr. Foust to serve as our Chief Executive Officer, Mr. Stein to serve as our Chief Financial Officer and Chief Investment Officer, Mr. Peterson to serve as our Senior Vice President, Acquisitions and Mr. Wilson to serve as our Executive Vice President, Telecommunications Infrastructure.

The employment agreements with Messrs. Foust and Stein have a term ending on the second anniversary of the completion of this offering. The employment agreements with Messrs. Peterson and Wilson provide that their employment with us is “at-will” and may be terminated by either the executive or us upon 30 days’ advance written notice.

The employment agreements provide for (i) an annual base salary of $350,000 for Mr. Foust, $290,000 for Mr. Stein, $250,000 for Mr. Peterson and $250,000 for Mr. Wilson, subject to increase in accordance with our policies as in effect from time to time, (ii) eligibility for an annual cash performance bonus under our incentive bonus plan based on the satisfaction of performance goals established in accordance with the terms of such plan, and (iii) medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives. Each executive’s target and maximum annual bonus will initially be 50% and 75%, respectively, of his base salary. With respect to Messrs. Foust and Stein, these bonus provisions will apply until the earliest to occur of (i) the first material modification of the bonus plan (within the meaning of Section 162(m) of the Code), (ii) the expiration of the bonus plan, (iii) our first annual stockholders meeting that occurs after the close of the third calendar year following the calendar year in which our initial public offering occurs, or (iv) such other date required by Section 162(m) of the Code. The employment agreements also provide that, subject to adoption and approval of our incentive award plan, in connection with this offering and the formation transactions, we will issue to each of Messrs. Foust, Stein and Peterson that number of long-term incentive units of our operating partnership which is equal to 17%, 8.75% and 6.5%, respectively, of a management pool consisting of          units, or approximately 3% of the total number of shares of our common stock expected to be outstanding on a fully diluted basis upon the completion of this offering. Pursuant to the grant agreements, these long-term incentive units will not be transferable for a period of three years from the date of grant and will not be redeemable or exchangeable for shares of our common stock. Pursuant to our partnership agreement, these long-term incentive units generally will be convertible into units only to the extent that our stock price increases after their issuance. After a conversion, the holder will have the same redemption and exchange rights as a holder of units in our operating partnership. The long-term incentive units will be issued to each executive as part of his compensation for services rendered to or for the benefit of our operating partnership in his capacity as a partner. In addition, subject to adoption and approval of our incentive award plan, in connection with this offering, each of Messrs. Foust, Stein and Peterson will receive an incentive stock option to purchase that number of shares of our common stock which is equal to 15.5%, 10.0% and 10.0%, respectively, of a management pool consisting of          options, or approximately 1.5% of the total number of shares of our common stock expected to be outstanding on a fully diluted basis upon the completion of this offering. The options will be issued to each executive in his capacity as an employee of the REIT or its subsidiary corporations. The per share exercise price of such options will be equal to the initial public offering price. Subject to the executive’s continued employment with us, the options will vest in equal annual installments of 25% on each of the first four anniversaries of the date of grant. In the event of a change in control of our company, the options will vest in full. The long-term incentive units and the stock options will be awarded under our incentive award plan.

The employment agreements also provide that if an executive’s employment is terminated by us without “cause” or, in the case of Messrs. Foust and Stein, by the executive for “good reason” (each as defined in the employment agreements), then, subject to the executive’s execution and non-revocation of a general release of claims, the executive will be entitled to receive a lump-sum severance payment in an amount equal to 100% (in the case of Messrs. Foust and Stein) or 50% (in the case of Messrs. Peterson and Wilson) of the sum of his then current annual base salary plus target annual bonus. If, however, such termination occurs within one year after a change in control of our company or within the six month period immediately preceding a change in control in connection with the change in control, the amount of the executive’s severance payment will be equal to 200% (in the case of Messrs. Foust and Stein) or 100% (in the case of Messrs. Peterson and Wilson) of the sum of his then current annual base salary and target annual bonus (or if greater, the executive’s annual bonus for the preceding year). In addition, in such event, all outstanding stock options and other equity-based awards held by the executive will become fully vested and exercisable on the later to occur of the termination of employment or the change in control. The executive will not be entitled to any such payment or benefit if the termination of his employment results from his disability or death. Mr. Foust’s and Mr. Stein’s employment agreements provide that if their employment is terminated by us within the six months prior to, or twelve months after, a change in control, the termination will be presumed to be without cause.

In the event that Mr. Foust or Mr. Stein voluntarily terminates his employment without good reason prior to the end of the employment term, the employment agreement provides that we may elect to retain him as a consultant for a period ending not later than the earlier of the first anniversary of his termination of employment or the second anniversary of the completion of this offering. Under this arrangement, the executive will be obligated to perform up to 10 hours of consulting services per month and we will pay him a consulting fee in an amount equal to the base salary that he would have received for the consulting period had he remained employed by us. Subject to the executive’s compliance with the confidentiality, non-solicitation and non-compete covenants discussed below, the consulting fee is payable in full in a lump-sum upon completion of the consulting period.

Messrs. Foust and Stein are each entitled to an additional tax gross-up payment under their employment agreement if any amounts paid or payable to the executive would be subject to the excise tax on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments of 10% or less would render the excise tax inapplicable, then the payments will be reduced by such amount and we will not be required to make the gross-up payment.

The employment agreements also contain standard confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of the executive’s employment and for a one year period thereafter (six months in the case of Messrs. Peterson and Wilson) or, in the case of Messrs. Foust and Stein, for the duration of the consulting period, if later. In addition, Messrs. Foust’s and Stein’s employment agreements provide that they generally may not compete with us through the acquisition or ownership of technology-related real estate properties in the United States or Europe during the term of their employment with us or the period during which they are providing consulting services to us. This covenant will not prohibit Messrs. Foust or Stein from making investments in which they own less than a 9.5% beneficial interest and have no active management role and, under limited circumstances, investments in which they own more than a 9.5% interest.

Mr. Wilson’s employment agreement also provides that his continued involvement as a member or director of the Cambay Group, the eXchange parties and related entities during his employment will not in and of itself violate his employment agreement with us.

Executive Chairman Agreement

We have entered into an agreement with Mr. Magnuson, effective as of the pricing of this offering or such earlier date as we and Mr. Magnuson may mutually agree upon, pursuant to which we and our operating partnership will employ him as Executive Chairman of our board of directors. Mr. Magnuson’s employment agreement has a term ending on the second anniversary of the completion of this offering. The agreement subjects Mr. Magnuson to the confidentiality, non-solicitation and non-compete covenants discussed below. Under the agreement, Mr. Magnuson has agreed to waive his right to receive all cash compensation payable to him for serving as a member of our board of directors. This waiver will remain in effect until such time as GI Partners ceases to own at least a 10% beneficial interest in our operating partnership (on a fully diluted basis). Prior to that time, Mr. Magnuson will be entitled to base compensation during his employment equal to $150,000 per year and an annual bonus based on the satisfaction of performance goals established under our applicable bonus plan. During this period, Mr. Magnuson’s target and maximum annual bonus will be 100% and 150%, respectively, of his annual base compensation. Effective at such time as GI Partners ceases to own such a 10% beneficial interest, and continuing during his employment, Mr. Magnuson will be entitled to base compensation equal to $300,000 per year and an annual bonus based on the satisfaction of performance goals established under our applicable bonus plan. Mr. Magnuson’s target and maximum annual bonus during this period will be 50% and 75%, respectively, of his annual base compensation. Mr. Magnuson’s target and maximum bonus amounts set forth above will apply until the earliest to occur of (i) the first material modification of the bonus plan (within the meaning of Section 162(m) of the Code), (ii) the expiration of the bonus plan, (iii) our first annual stockholders meeting that occurs after the close of the third calendar year following the calendar year in which our initial public offering occurs, or (iv) such other date required by Section 162(m) of the Code.

The agreement also provides that, subject to adoption and approval of our incentive award plan, in connection with this offering and the formation transactions, we will issue Mr. Magnuson that number of long-

term incentive units of our operating partnership equal to 50% of a management pool consisting of              units (approximately 3% of the total number of shares of our common stock expected to be outstanding on a fully diluted basis upon the completion of this offering). The long-term incentive units will be issued to Mr. Magnuson as part of his compensation for services rendered to or for the benefit of our operating partnership in his capacity as a partner. Pursuant to the grant agreement, these long-term incentive units will not be transferable for a period of three years from the date of grant and will not be redeemable or exchangeable for shares of our common stock. Pursuant to our operating partnership agreement, these long-term incentive units generally will be convertible into units only to the extent that our stock price increases after their issuance. After a conversion, the holder will have the same redemption and exchange rights as a holder of units in our operating partnership. In addition, subject to adoption and approval of our incentive award plan, in connection with this offering, we will grant Mr. Magnuson an incentive stock option to purchase that number of shares of our common stock which is equal to 15.5% of a management pool consisting of              options (approximately 1.5% of the total number of shares of our common stock expected to be outstanding on a fully diluted basis upon the completion of this offering). The option will be issued to Mr. Magnuson in his capacity as an employee of the REIT or its subsidiary corporations. The per share exercise price of the options will be equal to the initial public offering price. Subject to Mr. Magnuson’s continued employment or directorship with us, the options will vest in equal annual installments of 25% on each of the first four anniversaries of the date of grant. In the event of a change in control of our company, the options will vest in full. The long-term incentive units and the stock options will be awarded to Mr. Magnuson under our incentive award plan.

The agreement also provides that, subject to Mr. Magnuson’s execution and non-revocation of a general release of claims, if he is not reelected to our board or if we remove or fail to nominate him (other than for “cause,” as defined in the agreement), we will pay him a lump-sum payment in an amount equal to the sum of (x) the greater of $300,000 or 100% of his then current annual base compensation as described above plus (y) his then current target annual bonus. If, however, such termination occurs within one year after a change in control of our company or within the six month period immediately before a change in control in connection with the change in control, the amount of this payment will be equal to 200% of the sum of (x) the greater of $300,000 or his then current annual compensation plus (y) his target annual bonus (or if greater, his annual bonus for the preceding year). In addition, in such event, all outstanding stock options and other equity-based awards held by Mr. Magnuson will become fully vested and exercisable on the later to occur of the termination of directorship or the change in control. If Mr. Magnuson remains employed by us after his directorship terminates, he will not be entitled to these payments or benefits until his employment terminates. Mr. Magnuson will not be entitled to these payments or benefits if the termination of his directorship results from his disability or death. Mr. Magnuson’s employment agreement provides that if his directorship is terminated by us within the six months prior to, or twelve months after, a change in control, the termination will be presumed to be without cause.

In the event that Mr. Magnuson voluntarily terminates his employment prior to the end of the employment term, the employment agreement provides that we may elect to retain him as a consultant for a period ending not later than the earlier of the first anniversary of his termination of employment or the second anniversary of the completion of this offering. Under this arrangement, Mr. Magnuson will be obligated to perform up to 10 hours of consulting services per month and we will pay him a consulting fee in an amount equal to the base compensation that he would have received for the consulting period had he remained employed by us. Subject to Mr. Magnuson’s compliance with the confidentiality, non-solicitation and non-compete covenants discussed below, the consulting fee is payable in full in a lump-sum upon completion of the consulting period.

Mr. Magnuson is also entitled to an additional tax gross-up payment under his agreement if any amounts paid or payable to him would be subject to the excise tax on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments of 10% or less would render the excise tax inapplicable, then the payments will be reduced by such amount and we will not be required to make the gross-up payment.

The agreement provides that Mr. Magnuson’s employment with us is not exclusive and, subject to the confidentiality, non-solicitation and non-compete covenants discussed below, will not limit Mr. Magnuson’s ability to provide services to any other person or entity, including CB Richard Ellis Investors, where he will remain employed following completion of this offer, or its affiliates and GI Partners. Mr. Magnuson’s agreement contains standard confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of his employment or directorship and continue for the duration of the consulting period or a one year period after termination of his employment or directorship (whichever is later). In addition, Mr. Magnuson’s employment agreement provides that he generally may not compete with us through the acquisition or ownership of technology-related real estate properties in the United States or Europe during the term of his employment with us or the period during which he is providing consulting services to us. This covenant will not prohibit Mr. Magnuson from providing management or other services in respect of real estate which does not involve the acquisition or ownership by him of technology real estate, or making investments in which he owns less than a 9.5% beneficial interest and has no active management role and, under limited circumstances, investments in which he owns more than a 9.5% interest.

401(k) Plan

We intend to maintain a retirement savings plan that is intended to qualify under Section 401(k) of the Code to cover our eligible employees. The plan is expected to allow eligible employees to defer, within prescribed limits, up to         % of their compensation on a pre-tax basis through contributions to the plan. We expect to match each eligible participant’s contributions, within prescribed limits, with an amount equal to         % of such participant’s initial         % of tax-deferred contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants. Our employees will be eligible to participate in the plan if they meet certain requirements, including a minimum period of credited service. Any matching and discretionary company contributions may be subject to certain vesting requirements. Some classes of employees, such as those covered by a collective bargaining agreement, will not be eligible to participate in the plan.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our executive officers and directors that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that:

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our company, by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of our company to procure a judgment in our company’s favor by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or other services;

provided, however, that we will have no obligation to indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

•	Upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•	the court determines that such director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•	the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•	Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•	We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by our company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

We must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to us.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and none of our employees participate on the compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Certain Properties by GI Partners Prior to the Formation Transactions

Through various transactions during the two years prior to this offering and the formation transactions, GI Partners acquired the following properties (the aggregate purchase price paid by GI Partners for each property is indicated parenthetically): Camperdown House ($34,014,000); Hudson Corporate Center ($57,030,000); NTT/Verio Premier Data Center ($28,500,000); VarTec Building ($12,000,000); Ardenwood Corporate Park ($57,000,000); ASM Lithography Facility ($22,400,000); AT&T Web Hosting Facility ($13,500,000); Brea Data Center ($10,150,000); Granite Tower ($33,200,000); Maxtor Manufacturing Facility ($25,000,000); Stanford Place II ($35,050,000); 100 Technology Center Drive ($38,100,000); Siemens Building ($17,200,000); Carrier Center ($75,000,000); Savvis Data Center ($60,000,000); Comverse Technology Building ($58,000,000); Webb at LBJ ($46,500,000); AboveNet Data Center (under purchase contract for $36,500,000) and eBay Data Center (under purchase contract to acquire a 75% interest for $9.6 million, with an option to purchase the remaining 25% interest for approximately $4.7 million).

GI Partners Contribution Agreement

GI Partners is party to a contribution agreement with our operating partnership pursuant to which GI Partners will contribute its direct or indirect interests in a portfolio of properties to the operating partnership in exchange for units. See “Structure and Formation of Our Company—Formation Transactions.” Under GI Partners’ contribution agreement, GI Partners will directly receive              units representing a         % beneficial interest in our company on a fully diluted basis. The aggregate value of the units to be issued to GI Partners is $            , based upon the midpoint of the pricing range set forth on the cover page of this prospectus. The aggregate historical combined net tangible book value of the interests to be contributed to us by GI Partners was approximately $114.6 million as of June 30, 2004.

GI Partners’ contribution agreement provides that we will assume or succeed to all of the contributors’ rights, obligations and responsibilities with respect to the properties and the property entities contributed. It contains representations and warranties by GI Partners to our operating partnership with respect to the condition and operations of the properties and interests to be contributed to us and certain other matters. With some exceptions, GI Partners has agreed to indemnify our operating partnership for breach of these representations and warranties on or prior to February 15, 2006, subject to a $500,000 deductible and up to a maximum of $15.0 million. GI Partners will pledge units to our operating partnership with a value, based on the price per share of our common stock in this offering, equal to $15.0 million, in order to secure its indemnity obligations, and except in limited circumstances, these units will be the sole recourse of our operating partnership in the case of a breach of a representation or warranty or other claim for indemnification.

Prior to contributing its interests in the entities that own the properties to us, GI Partners will be entitled to, and we anticipate that it will cause these entities to make distributions to GI Partners in an aggregate amount that we currently anticipate to be approximately $            .

eBay Data Center Purchase Agreement

GI Partners is a party to a purchase and sale agreement with our operating partnership pursuant to which GI Partners will transfer its direct or indirect interest in the entity that owns the eBay Data Center property for a purchase price in cash equal to the amount paid by GI Partners to acquire the property plus transaction costs and expenses, for an aggregate price of approximately $         million. The purchase and sale agreement contains representations and warranties by GI Partners to our operating partnership with respect to the interests to be transferred to us and certain other matters. GI Partners has agreed to indemnify us for breach of these representations and warranties on or prior to February 15, 2006.

Aggregate Consideration to GI Partners

The following table sets forth the aggregate consideration we will pay for GI Partners’ properties (in thousands, valuing units based upon the midpoint of the pricing range set forth on the cover page of this prospectus):

Property Location	Cash Payments	Value of Units	Debt Assumed and Repaid		Debt Assumed and Not Repaid		Total Value of Consideration
100 Technology Center Drive	$—	$21,048	$—		$20,000		$41,048
36 Northeast Second Street	—	18,894	17,886		—		36,780
AboveNet Data Center	—	21,986	27,375	(1)	—		49,361
Ardenwood Corporate Park	—	43,305	—		38,000	(2)	81,305
ASM Lithography Facility	—	11,172	14,000		—		25,172
AT&T Web Hosting Facility	—	2,123	—		8,775		10,898
Brea Data Center	—	5,920	7,613	(1)	—		13,533
Camperdown House	—	22,047	—		23,079		45,126
Carrier Center	—	36,605	30,139	(1)	26,221		92,965
Comverse Technology Building	—	25,236	43,500	(1)	—		68,736
eBay Data Center(3)	14,280	—	—		—		14,280
Granite Tower	—	19,773	—		21,645		41,418
Hudson Corporate Center	—	33,280	42,773	(1)	—		76,053
Maxtor Manufacturing Facility	—	20,125	—		18,000		38,125
NTT/Verio Premier Data Center	—	23,804	—		19,250	(2)	43,054
Savvis Data Center	—	16,179	45,000	(1)	—		61,179
Siemens Building	—	9,148	12,900	(1)	—		22,048
Stanford Place II	—	16,789	—		26,000		42,789
Univision Tower	—	47,350	18,000		39,951		105,301
VarTec Building	—	7,891	—		7,750	(2)	15,641
Webb at LBJ	—	11,872	34,388	(1)	—		46,260
Uncollocated Debt	—	—	6,640		—		6,640

Subtotal	$14,280	$414,547	$300,214		$248,671		$977,712

(1)	Represents allocated indebtedness under the secured bridge loan related to the purchase of these properties by GI Partners.
(2)	Represents a portion of the mortgage and mezzanine indebtedness related to these properties.
(3)	Includes $4.7 million that will be paid in connection with our purchase of the remaining 25% interest in this property in early 2005.

Purchase of Operating Partnership Units from CalPERS and Global Innovation Contributors

Immediately following the completion of this offering, GI Partners will make a pro rata allocation, in accordance with their respective interests and with the terms of its constitutive documents, to its investors, CalPERS and Global Innovation Contributors, LLC, or GI Contributors, of a portion of the operating partnership units received by GI Partners in the formation transactions (having an aggregate value of approximately $134.4 million based on the midpoint of the pricing range indicated on the front cover of this prospectus), and immediately thereafter, we will purchase from these investors the operating partnership units allocated to them at a price per unit equal to the per share public offering price of our common stock in this offering, net of underwriting discounts and commissions and financial advisory fees payable to the underwriters. If the underwriters exercise their over-allotment option, GI Partners will make an additional pro rata allocation to CalPERS and GI Contributors of an aggregate number of operating partnership units equal to the number of shares sold pursuant to such exercise, and we will purchase such operating partnership units from CalPERS and GI Contributors at a price per unit equal to the per share public offering price, net of underwriting discounts and commissions and financial advisory fees payable to the underwriters. The units purchased by us from CalPERS and GI Contributors will automatically convert from limited partner interests to general partner interests upon purchase by us.

Richard Magnuson, the executive chairman of our board of directors, Michael Foust, our Chief Executive Officer and a member of our board of directors, and Scott Peterson, our Senior Vice President, Acquisitions, are minority investors in GI Contributors, and will receive in the aggregate less than 0.1% of the total cash paid by us to CalPERS and GI Contributors, consistent with the percentage of their total capital commitment in GI Partners. See “—Other Benefits to Related Parties and Related Party Transactions.”

200 Paul Avenue and 1100 Space Park Drive Contribution Agreement

San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange colocation, LLC, referred to below as the eXchange parties, are parties to a contribution agreement with our operating partnership pursuant to which the eXchange parties will contribute their interests in 200 Paul Avenue, 1100 Space Park Drive, the eXchange colocation business and other specified assets and liabilities to the operating partnership in exchange for cash and units. See “Structure and Formation of Our Company—Formation Transactions.” Under the eXchange parties’ contribution agreement, the eXchange parties will directly receive $15.0 million in cash and              units. John O. Wilson, our Executive Vice President, Telecommunications Infrastructure, owns a 10% interest in the eXchange parties.

The eXchange parties’ contribution agreement provides that we will assume or succeed to all of the contributors’ rights, obligations and responsibilities with respect to the properties and the property entities contributed. It contains representations and warranties by the eXchange parties to our operating partnership with respect to the condition and operations of the properties and interests to be contributed to us and certain other matters. The eXchange parties have agreed to indemnify our operating partnership for breach of these representations and warranties on or prior to February 15, 2006, subject to a $150,000 deductible and up to a maximum of $5.0 million. The eXchange parties will pledge units to our operating partnership with a value, based on the price per share of our common stock in this offering, equal to $5.0 million, in order to secure its indemnity obligations, and, except in limited circumstances, these units will be the sole recourse of our operating partnership in the case of a breach of a representation or warranty or other claim for indemnification.

Under the eXchange parties’ contribution agreement, we have agreed to indemnify each eXchange party against adverse tax consequences in the event our operating partnership directly or indirectly, sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in 200 Paul Avenue or 1100 Space Park Drive until the earlier of the ninth anniversary of the completion of this offering and the date on which these contributors hold less than 25% of the units issued to them in the formation transactions. The 200 Paul Avenue and 1100 Space Park Drive properties represented 14.6% of our portfolio’s annualized rent as of June 30, 2004. These tax indemnities do not apply to the disposition of a restricted property pursuant to a transaction described in Section 721, 1031 or 1033 of the Code, or other applicable non-recognition provision under the Code.

Under the eXchange parties’ contribution agreement, we agreed to make $20 million of indebtedness available for guaranty by these parties until the earlier of the ninth anniversary of the completion of this offering and the date on which these contributors or certain transferees hold less than 25% of the units issued to them in the formation transactions. Among other things, these guaranties of debt allow the eXchange parties to defer the recognition of gain in connection with the formation transactions.

Aggregate Consideration to the eXchange Parties

The following table sets forth the consideration we will pay for the eXchange parties’ properties (in thousands, valuing units based upon the midpoint of the pricing range set forth on the cover page of this prospectus):

Property Location	Cash Payments	Value of Units	Debt Assumed and Repaid	Debt Assumed and Not Repaid	Total Value of Consideration
200 Paul Avenue	$11,542	$60,383	$—	$47,176	$119,101
1100 Space Park Drive	3,458	15,089	—	15,982	34,529

Subtotal	$15,000	$75,472	$—	$63,158	$153,630

200 Paul Avenue and 1100 Space Park Drive Property Management Agreement

Concurrent with the consummation of this offering, we will enter into a property management agreement with the eXchange parties. Under the terms of the agreement, the eXchange parties will generally supervise the operation and management of the 200 Paul Avenue and 1100 Space Park Drive properties in exchange for a monthly management fee in the amount of 2% of the gross monthly rents and other revenues received from the properties. We will be responsible for all leasing commissions and costs of on-site employees of the eXchange parties. We will pay the eXchange parties additional fees to supervise major rehabilitation, remodeling, repair, or construction projects. The initial term of this agreement will be for one year following completion of this offering, but will automatically extend on a monthly basis subject to cancellation by either party.

Partnership Agreement

Concurrently with the completion of this offering, we will enter into a partnership agreement with the various limited partners of our operating partnership, including GI Partners. Pursuant to the partnership agreement, persons holding units as a result of the formation transactions will have rights beginning 14 months after the completion of this offering, to cause our operating partnership to redeem each of their units for cash equal to the then-current market value of one share of common stock, or, at our election, to exchange their units for shares of our common stock on a one-for-one basis. See “Description of the Partnership Agreement of Digital Realty Trust, L.P.”

Registration Rights

As limited partners of our operating partnership, GI Partners and other contributors will receive registration rights to cause us, beginning 14 months after the completion of this offering, to register shares of our common stock acquired by them in connection with their exercise of redemption/exchange rights under the partnership agreement. See “Shares Eligible for Future Sale—Registration Rights.”

Executive Chairman and Employment Agreements

We have entered into employment agreements with our executive officers as described in “Management— Employment Agreements” and an agreement with the executive chairman of our board of directors as described in “Management—Executive Chairman Agreement,” that will become effective in connection with this offering and the formation transactions. These agreements provide for salary, bonuses and other benefits, including, severance benefits upon a termination of employment, as well as vested long-term incentive units and option awards, among other matters.

We will also issue 4,000 long-term incentive units to each of our outside directors under our incentive award plan.

Indemnification of Officers and Directors

Effective upon completion of this offering, we will enter into an indemnification agreement with each of our executive officers and directors as described in “Management—Indemnification Agreements.”

Carrier Center Option and Right of First Offer Agreements

We have entered into an option agreement with GI Partners granting our operating partnership the right to acquire the Carrier Center property. We intend to exercise the Carrier Center option simultaneously with, or shortly after, completion of this offering and consummation of the formation transactions. See “Business and Properties—Description of Initial Portfolio—Telecommunications Infrastructure Properties—Carrier Center.” We may exercise the Carrier Center option for                      operating partnership units at any time until seven months after the date of this prospectus and thereafter may exercise this option for a number of operating partnership units equal to a set dollar value, plus amounts spent by GI Partners for capital expenditures, tenant improvements and leasing commissions benefiting the Carrier Center property subsequent to the date of this prospectus, divided by the then-current market price of our stock. We have a right of first refusal during the option term with respect to any proposed sale of Carrier Center at the lower of the price set forth above and any proposed offer price to a third party. Our option expires on December 31, 2005, or earlier upon the completion of the dissolution of GI Partners or if we do not exercise our right of first refusal and the property is transferred to a third party.

We also have right of first offer agreements with respect to each of the Denver property and the Frankfurt property, each of which is currently owned by GI Partners. Pursuant to these agreements, we have the right to make the first offer to purchase these properties if GI Partners decides to sell them. If we make an offer that is rejected, GI Partners may sell such property, but only to a third party within 180 days thereafter, on terms that are better than the terms of our offer or the unsolicited offer that we elected not to match. Any purchase by us of these properties may be paid by us with units, with each unit valued at the then-fair market value of a share of our common stock, or in cash. The right of first offer agreements will expire on the earlier of December 31, 2009, upon the completion of the dissolution of GI Partners and the date on which GI Partners no longer owns the subject property.

Transition Services Agreement with CB Richard Ellis Investors

We are currently negotiating the terms of a transition services agreement with CB Richard Ellis Investors to provide us with transitional accounting and other services for an interim period subsequent to the completion of this offering and the consummation of the formation transactions. We anticipate that this interim period will last approximately two fiscal quarters. We will be required to pay CB Richard Ellis Investors a one-time fee of $58,500 for these services, and will also be required to reimburse CB Richard Ellis Investors for reasonable travel expenses.

Employment Relationships

Richard A. Magnuson, our Executive Chairman, Michael F. Foust, our Chief Executive Officer and Scott E. Peterson, our Senior Vice President, Acquisitions, are presently employees of CB Richard Ellis Investors. Mr. Magnuson will remain an employee of CB Richard Ellis Investors following completion of this offering. Effective upon completion of this offering, the employment of Messrs. Foust and Peterson with CB Richard Ellis Investors will terminate and they will become our full-time employees. See “Management—Employment Agreements.”

GI Partners Loan Agreement

In connection with this offering, we have borrowed funds from GI Partners on an interest-free basis in order to pay expenses (including accounting and legal fees) relating to this offering and the formation transactions. We have committed to repaying these borrowed funds within 10 days following completion of this offering.

Non-Competition Agreement with Global Innovation Partners, LLC

We have entered into a non-competition agreement with GI Partners pursuant to which GI Partners has agreed not to acquire or own interests in, directly or indirectly, technology-related real estate properties in the United States or Europe for the remainder of GI Partners’ investment period, which ends in February 2006. This agreement does not prohibit GI Partners from, among other things, acquiring any entity of which the ownership of technology-related real estate does not comprise the primary business, provided that such business accounts for less than 35% of the entity’s total enterprise value, as determined by GI Partners. In addition, this agreement does not prohibit GI Partners from owning Carrier Center, to the extent we do not exercise our option, or the Denver and Frankfurt data centers.

Other Benefits to Related Parties and Related Party Transactions

CB Richard Ellis Investors, Richard Magnuson, the Executive Chairman of our board of directors, Michael Foust, our Chief Executive Officer and a member of our board of directors, and Scott Peterson, our Senior Vice President, Acquisitions, are investors in Global Innovation Manager, LLC, or GI Manager, the manager of GI Partners. GI Manager is entitled under certain circumstances to share in distributions made by GI Partners to its investors, including distributions related to GI Partners’ ownership interest in our operating partnership. Under the terms of GI Partners’ constitutive agreement, GI Manager is only entitled to share in distributions after the other investors in GI Partners - CalPERS and GI Contributor - receive a return of their invested capital and a specified rate of return from their capital investments. Distributions from GI Partners to GI Manager are distributed by GI Manager 50% to CB Richard Ellis Investors, and 50% to the GI Partners professionals including Mr. Magnuson, Mr. Foust and Mr. Peterson. To date, no distributions have been made to GI Manager, and GI Partners has advised us that no distribution will be made to GI Manager in connection with the consummation of the formation transactions.

CB Richard Ellis Investors is the sole member of Global Innovation Advisor, LLC, or GI Advisor. GI Advisor manages the investments of GI Partners on behalf of GI Manager. Mr. Magnuson is a member of the management and investment committees of GI Advisor, for which he is not separately compensated. Mr. Magnuson is the chief executive officer of GI Advisor, for which he is not separately compensated.

Pursuant to the terms of GI Partners’ constitutive agreement, GI Partners pays GI Advisor an asset management fee equal to a percentage of its investors’ capital commitments or, following the fund’s investment period, its investors’ capital contributions, to GI Partners. Although we are not a party to this arrangement and are not obligated to pay this management fee in the future, $1,592,000, $3,185,000, $3,185,000 and $2,663,000 of these fees were allocated to the Digital Realty Predecessor for the six months ended June 30, 2004, the years ended December 31, 2003 and 2002, and the period from inception on February 28, 2001 to December 31, 2001, respectively. These fees were allocated to the Digital Realty Predecessor because the asset management fee represented GI Partners’ general and administrative expenses.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

We will conduct all of our investment activities through our operating partnership and its subsidiaries. Our investment objectives are to maximize the cash flow of our properties, provide quarterly cash distributions and achieve long-term capital appreciation for our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of the properties and our acquisition and other strategic objectives, see “Business and Properties.”

We expect to pursue our investment objectives primarily through the ownership by our operating partnership of the properties and other acquired properties and assets. We currently intend to invest primarily in technology-related real estate. Future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes. In addition, we may purchase or lease income-producing technology-related and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be in acquired properties incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

While our current portfolio consists of, and our business objectives emphasize, equity investments in technology-related real estate, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

Dispositions

We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in the best interest of our stockholders. For example, we may seek to enter into tax-efficient joint ventures in our stabilized properties with third party investors to raise low-cost equity capital that we can reinvest in properties with higher growth potential. Any decision to dispose of a property will be made by our board of directors. Certain directors and executive officers who hold units may have their decision as to the desirability of a proposed disposition influenced by the tax consequences to them resulting from the disposition of a certain property. In addition, we may be obligated to indemnify certain contributors against adverse tax consequences to them in the event that we sell or dispose of certain properties in taxable transactions under the tax indemnification provisions of the contribution agreement related to the 200 Paul Avenue and 1100 Space Park Drive properties. See “—Conflict of Interest Policies.”

Financing Policies

Our board of directors has adopted a policy of limiting our indebtedness to 60% of our total market capitalization. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio), plus the aggregate value of units not owned by us, plus the book value of our total consolidated indebtedness. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of our common stock; however, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. We expect that our ratio of debt to total market capitalization upon completion of this offering will be approximately             %. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. We are, however, subject to certain indebtedness limitations pursuant to the restrictive covenants of our outstanding indebtedness. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt to total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our stockholders. We have adopted a policy relating to the use of derivative financial instruments to hedge interest rate risks related to our borrowings. This policy governs our use of derivatives to manage the interest rates on our variable rate borrowings. Our policy states that we will not use derivatives for speculative or trading purposes and will only enter into contracts with major financial institutions based on their credit rating and other factors. See “Risk Factors—Risks Related to Our Business and Operations—Payments on our debt reduce cash available for distribution and may expose us to the risk of default under our debt obligations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Conflict of Interest Policies

Sale or Refinancing of Properties.    Upon the sale of certain of the properties to be owned by us at the completion of the formation transactions and on the repayment of indebtedness, certain unitholders, including our Executive Vice President, Telecommunications Infrastructure, could incur adverse tax consequences which are different from the tax consequences to us and to holders of our common stock. Consequently, unitholders may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness.

While we will have the exclusive authority under the partnership agreement to determine whether, when, and on what terms to sell a property or when to refinance or repay indebtedness, any such decision would require the approval of our board of directors. The limited partners of our operating partnership have agreed that in the event of a conflict in the fiduciary duties owed by us to our stockholders and, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to our operating partnership by acting in the best interests of our stockholders. See “Description of the Partnership Agreement of Digital Realty Trust, L.P.”

Policies Applicable to All Directors and Officers.    We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. We have also adopted a code of business conduct and ethics that prohibits conflicts of interest between our employees, officers and directors and our company. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. We have adopted a policy that, without the approval of a majority of the independent directors, we will not exercise our rights of first offer with respect to the excluded Denver and Frankfurt properties.

However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

Furthermore, under Maryland law (where our operating partnership is formed), we, as general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions also are subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We will adopt a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated securityholders, although our board of directors will have no obligation to do so.

Policies With Respect To Other Activities

We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of Digital Realty Trust, L.P.,” we expect, but are not obligated, to issue common stock to holders of units upon exercise of their redemption rights. Except in connection with the formation transactions or employment agreements, we have not issued common stock, units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock. Our board of directors has the power, without further stockholder approval, to increase the number of authorized shares of common stock or preferred stock and issue additional shares of common stock or preferred stock, in one or more series, in any manner, and on the terms and for the consideration, it deems appropriate. See “Description of Securities.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Partnership

Following the completion of this offering and the consummation of the formation transactions, substantially all of our assets will be held by, and our operations run through, our operating partnership. We will contribute the net proceeds of this offering to our operating partnership. GI Partners and private investors who are not affiliated with GI Partners will contribute interests in the properties or the property entities and will own the remaining units and be limited partners of our operating partnership. In general, our interest in our operating partnership will entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As sole general partner of our operating partnership, we will generally have the exclusive power under the partnership agreement to manage and conduct its business, subject to certain limited approval and voting rights of the other limited partners described more fully below in “Description of the Partnership Agreement of Digital Realty Trust, L.P.” Our board of directors will manage the affairs of our company by directing the affairs of our operating partnership.

Beginning on or after the date which is 14 months after the completion of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Transfer.” With each redemption of units, we increase our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses. See “Description of the Partnership Agreement of Digital Realty Trust, L.P.”

Formation Transactions

Prior to or simultaneously with the completion of this offering, we will engage in the formation transactions described below, which are designed to consolidate the ownership of a portfolio of properties currently owned by GI Partners and private investors who are not affiliated with GI Partners into our operating partnership, facilitate this offering, enable us to raise necessary capital to repay existing indebtedness related to certain of the properties in our portfolio and other obligations, enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2004 and preserve the tax position of certain continuing investors. Pursuant to the formation transactions and in conjunction with this offering:

•	Digital Realty Trust, Inc. was formed as a Maryland corporation in March, 2004 with Digital Properties Holdings, LLC as its sole stockholder. In April 2004, Digital Properties Holdings, LLC sold its entire interest to GI Partners for $2,000.

•	Our operating partnership was formed as a Maryland limited partnership on July 21, 2004.

•	Our operating partnership will receive a contribution of, or will purchase, direct and indirect interests in a portfolio of properties owned by GI Partners in exchange for aggregate consideration with a value of $973.0 million, including $9.6 million in cash, assumption of indebtedness and units, having a total value of $ based upon the midpoint of the pricing range set forth on the cover page of this prospectus.

•	The 200 Paul Avenue and 1100 Space Park Drive properties will be contributed to our operating partnership by unaffiliated third parties in exchange for aggregate consideration with a value of $153.6 million, including $15.0 million in cash, assumption of indebtedness and units, having a total value of $ based upon the midpoint of the pricing range set forth on the cover page of this prospectus.

•	The 10% minority interest in the Univision Tower will be contributed to our operating partnership in exchange for units. An affiliate of the contributor of this interest is the lender under an

$18.0 million loan with respect to this property, which we intend to repay immediately after the completion of this offering.

•	We intend to acquire the remaining 25% tenancy-in-common interest in the eBay Data Center property not acquired from GI Partners as part of our initial portfolio from an unaffiliated third party in exchange for $4.7 million in cash in early 2005.

•	We expect to exercise our option to acquire the Carrier Center property in exchange for units.

•	We will sell shares of our common stock in this offering and an additional shares if the underwriters exercise their over-allotment option in full.

•	Immediately following the completion of this offering, GI Partners will make a pro rata allocation, in accordance with their respective interests and its constitutive documents, to its investors, CalPERS and GI Contributors, of a portion of the operating partnership units received by GI Partners in the formation transactions (having an aggregate value of approximately $134.4 million based on the midpoint of the pricing range indicated on the front cover of this prospectus), and immediately thereafter, we will purchase from CalPERS and GI Contributors these operating partnership units at a price per unit equal to the per share public offering price of our common stock in this offering, net of underwriting discounts and commissions and financial advisory fees. If the underwriters exercise their over-allotment option, GI Partners will make an additional pro rata allocation to CalPERS and GI Contributors of an aggregate number of operating partnership units equal to the number of shares sold pursuant to such exercise, and we will purchase such operating partnership units from CalPERS and GI Contributors at a price per unit equal to the per share public offering price of our common stock in this offering, net of underwriting discounts and commissions and financial advisory fees. The units purchased by us from CalPERS and GI Contributors will automatically convert from limited partner interests to general partner interests upon purchase. We structured the transaction in this manner because certain of GI Partners’ members, CalPERS and GI Contributors, wished to receive cash in connection with the formation transactions, while its other members did not. This structure is also consistent with the intent of GI Partners and its other members to not recognize taxable gain in connection with the formation transactions.

•	Our operating partnership will enter into an unsecured credit facility. We expect that the unsecured credit facility will be entered into prior to or concurrently with the completion of this offering and that we will draw approximately $25.3 million on the credit facility, including $4.7 million we will incur in connection with our purchase of the remaining 25% interest in the eBay Data Center property in early 2005.

•	Our operating partnership will use certain of the properties to be contributed by GI Partners to secure approximately $155.0 million of new mortgage loans.

•	We will repay GI Partners for $ loaned to us for transaction expenses related to this offering and the formation transactions. See “Use of Proceeds.”

•	Our operating partnership will use a portion of the net proceeds of this offering, the new mortgage loans and amounts drawn under our unsecured credit facility to repay approximately $304.3 million of indebtedness and prepayment penalties, including amounts to be paid to an affiliate of Citigroup Global Markets Inc. See “Use of Proceeds.”

•	Richard Magnuson, the chief executive officer of the advisor to GI Partners, and Michael Foust and Scott Peterson, both managing directors of the advisor to GI Partners, will become executives of our company and our operating partnership. Additional professionals and consultants dedicated to GI Partners’ real estate business will become employees of our company and our operating partnership.

•

We will issue an aggregate of              vested long-term incentive units and unvested options to purchase              shares of our common stock to the executive chairman of our board of directors and our officers and certain key employees. These long-term incentive units will not be transferable for a period of three years from the date of grant and will not be redeemable or exchangeable for shares of our common stock. These long-term incentive units generally will be convertible into units only to the extent that our stock price increases after their issuance. After a conversion, the holder will have the same redemption and exchange rights as a holder of units in our operating partnership.

•	The number of units to be issued by our operating partnership in exchange for the initial properties was determined through negotiations among us and the contributors, based on the historical performance, growth prospects, leverage and other factors relating to the properties contributed by the various contributors. The value of the units that we issue in exchange for contributed property interests and other assets will increase or decrease if our common stock is priced above or below the midpoint of the range of prices shown on the front cover of this prospectus, and if the initial public offering price of our common stock is outside of the range set forth on the cover page of this prospectus, we may increase or decrease the number of shares in the offering. We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership or purchased by our operating partnership for cash in the formation transactions, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be given by us for these properties and other assets in the formation transactions may exceed their fair market value.

Consequences of this Offering and the Formation Transactions

The following diagram depicts our ownership structure upon completion of this offering, consummation of the formation transactions and exercise of the Carrier Center option. Our operating partnership will own the various properties depicted below directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings:

(1)	Reflects the purchase by us of an estimated units from the investors in GI Partners immediately following completion of this offering. See “Certain Relationships and Related Transactions—Purchase of Operating Partnership Units from CalPERS and Global Innovation Contributors.”
(2)	Excludes shares issuable with respect to stock options that have been granted but are not yet exercisable.
(3)	Reflects % limited partnership interests held by our officers and directors in the form of vested long-term incentive units that will be issued in connection with this offering and the formation transactions.
(4)	This property will be held through a taxable REIT subsidiary.
(5)	Upon completion of this offering and consummation of the formation transactions, we will own a 75% tenancy-in-common interest in this property. Beginning in January 2005 we will have the right to acquire the remaining 25% interest in this property from a third party, which we intend to exercise.
(6)	Upon completion of this offering and consummation of the formation transactions, we will indirectly own a 98% interest in a subsidiary that holds the fee simple interest in this property. An unrelated third party holds the remaining 2% interest in this subsidiary. See “Business and Properties—Description of Initial Portfolio—Technology Office/Corporate Headquarters Properties—Stanford Place II.”

Determination of Offering Price

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiations between us and the underwriters. Among the factors to be considered in determining the initial public offering price are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering. In addition, we will not conduct an asset-by-asset valuation of our company based on historical cost or current market valuation. We also have not obtained appraisals of the properties in connection with this offering. As a result, the consideration given by us in exchange for the properties in our portfolio may exceed the fair market value of these properties. See “Risk Factors—Risks Related to Our Business and Operations—We have not obtained appraisals of the properties in connection with this offering and the consideration given by us in exchange for them may exceed their fair market value.”

Based on the issuance of              shares of our common stock in this offering, we expect to hold a         % ownership interest in our operating partnership and the contributors to hold a         % ownership interest in our operating partnership. If the underwriters exercise their over-allotment option in full, we expect to hold a         % ownership interest in our operating partnership and the contributors to hold a         % ownership interest in our operating partnership.

DESCRIPTION OF THE

PARTNERSHIP AGREEMENT OF DIGITAL REALTY TRUST, L.P.

We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P., which we refer to as the “partnership agreement.” This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to Digital Realty Trust, Inc.

Management of Our Operating Partnership

Our operating partnership, Digital Realty Trust, L.P., is a Maryland limited partnership that was formed on July 21, 2004. Our company is the sole general partner of our operating partnership and conducts substantially all of our business in or through it. As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause our operating partnership to enter into major transactions including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. We may not be removed as general partner by the limited partners. The partnership agreement restricts our ability to engage in a business combination as more fully described in “—Termination Transactions” below.

The limited partners of our operating partnership expressly acknowledged that we, as general partner of our operating partnership, are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively. Neither our company nor our board of directors is under any obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions; provided, that we have acted in good faith.

The partnership agreement provides that all of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and that our operating partnership must be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT.

Transferability of Interests

Except in connection with a transaction described in “—Termination Transactions” below, we, as general partner, may not voluntarily withdraw from our operating partnership, or transfer or assign all or any portion of our interest in our operating partnership, without the consent of the holders of a majority of the limited partnership interests (including our             % interest therein). The limited partners have agreed not to sell, assign, encumber or otherwise dispose of their units in our operating partnership without our consent for the 12-month period following the completion of this offering, other than to us, as general partner, to immediate family members, to a trust for the benefit of a charitable beneficiary, or to a lending institution as collateral for a bona fide loan, subject to certain limitations. After the 12-month period following the completion of this offering, any transfer of units by the limited partners, except to the parties specified above or to an affiliate or member of such limited partner, will be subject to a right of first refusal by us. All transfers must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

Amendments of the Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the units held by limited partners.

Generally, the partnership agreement may not be amended, modified or terminated without the approval of limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner) holding a majority of all outstanding units held by limited partners. As general partner, we will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT; or

•	modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses or adversely alter or modify the redemption rights described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner), we, as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any liability not contemplated in the limited partnership agreement;

•	enter into any contract, mortgage loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise its redemption/exchange rights explained below;

•	enter into or conduct any business other than in connection with our role as general partner of the operating partnership and our operation as a REIT;

•	acquire an interest in real or personal property other than through our operating partnership;

•	withdraw from the operating partnership or transfer any portion of our general partnership interest; or

•	be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

Distributions to Unitholders

The partnership agreement provides that holders of units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests.

Redemption/Exchange Rights

Limited partners who acquire units in the formation transactions have the right, commencing on or after the date which is 14 months after the completion of this offering, to require our operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our company’s common stock at the time of the redemption. Alternatively, we may elect to acquire those units in exchange for shares of our company’s common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuances of stock rights, specified extraordinary distributions and similar events. We presently anticipate that we will elect to issue shares of our company’s common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange, we increase our company’s percentage ownership interest in our operating partnership. Commencing on or after the date which is 14 months after the completion of this offering, limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our company’s ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Description of Securities—Restrictions on Transfer.”

In addition, if the number of units delivered by a limited partner for redemption exceeds 9.8% of our outstanding common stock and $50.0 million in gross value (based on a unit having a value equal to the trailing ten-day daily price of our common stock) and we are eligible to file a registration statement on Form S-3 under the Securities Act, then we may also elect to redeem the units with the proceeds from a public offering or private placement of our common stock. In the event we elect this option, we may require the other limited partners to also elect whether or not to participate. If we do so, any limited partner who does not elect to participate will not be permitted to redeem units for the subsequent 12 months, subject to limited exceptions. Participating limited partners will receive on the redemption date the lesser of the cash our operating partnership would otherwise be required to pay for such units or the net proceeds per share in the public offering, but will have a limited opportunity to withdraw their units from the redemption immediately prior to the pricing of the public offering.

Issuance of Additional Units, Common Stock or Convertible Securities

As sole general partner, we have the ability to cause the operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, we may issue additional shares of our common stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the securities that we have issued.

Tax Matters

We are the tax matters partner of our operating partnership and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Allocations of Net Income and Net Losses to Partners

The net income or net loss of our operating partnership will generally be allocated to us, as general partner, and the limited partners in accordance with our respective percentage interests in our operating partnership.

However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations. See “Federal Income Tax Considerations—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

In addition, we will from time to time issue long-term incentive units to persons who provide services to our operating partnership for such consideration or for no consideration as we may determine to be appropriate, and admit such persons as limited partners of our operating partnership. The long-term incentive units will be similar to our units in many respects and will rank pari passu with our units as to the payment of regular and special periodic or other distributions except liquidating distributions. The long-term incentive units may be subject to vesting requirements. Also, long-term incentive units will not have redemption or common stock exchange rights. Holders of vested long-term incentive units generally may convert some or all of their long-term incentive units into units under certain circumstances, provided that the holder’s capital account balance attributable to each such long-term incentive unit to be converted equals our capital account balance with respect to a unit. Because the holders of long-term incentive units generally will not pay fair market value for the long-term incentive units, their capital account balance attributable to a long-term incentive unit initially will be less than the amount required to convert such long-term incentive unit into a unit. Accordingly, to increase the capital account balances of holders of long-term incentive units so they may convert such profits interest units into units, the partnership agreement provides that holders of long-term incentive units are to receive special allocations of gain in the event of a sale or hypothetical sale of assets of our operating partnership prior to the allocation of gain to us or other limited partners. Once the long-term incentive units are converted to units, the units will have all of the rights and obligations associated with units as set forth in the partnership agreement.

Operations

The partnership agreement provides that we, as general partner, will determine in our discretion and distribute available cash on a quarterly basis, pro rata in accordance with the partners’ percentage interests. Available cash is the partnership’s net operating cash flow plus the reduction of any reserves and minus principal payment on debt and capital expenditures, investments in any entity, and increase in reserves or working capital accounts and any amounts paid in redemption of limited partner interests.

The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of all costs and expenses relating to the operations of, or for the benefit of, our operating partnership.

Termination Transactions

The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock (a “termination transaction”), unless in connection with a termination transaction

(i) we obtain the consent of at least 35% of the partners of our operating partnership (including units held by us), and

(ii) either:

(A) all limited partners will receive, or have the right to elect to receive, for each unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of our company’s common stock into which each unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our company’s common stock in consideration of one share of our common stock in connection with the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our company’s common stock, each holder of units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B) the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by our operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with our operating partnership;

•	the holders of units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners may exchange their interests in the surviving partnership for either the consideration available to the common limited partners pursuant to the first paragraph in this section, or the right to redeem their units for cash on terms equivalent to those in effect with respect to their units immediately prior to the consummation of the transaction if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Term

Our operating partnership will continue in full force and effect until December 31, 2103, or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable immediately following the completion of this offering and the formation transactions for (i) each person who is expected to be the beneficial owner of 5% or more of the outstanding common stock immediately following the completion of this offering, (ii) directors, proposed directors and the executive officers, and (iii) directors, proposed directors and executive officers as a group. This table assumes that the formation transactions and this offering are completed. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o Digital Realty Trust, Inc., 2730 Sand Hill Road, Suite 280, Menlo Park, California 94025.

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned	% of All Shares(1)	Percent of All Shares and Units(2)
Global Innovation Partners, LLC(3)		%	%
The Cambay Group, Inc. and Wave Exchange, Inc.(4)
Richard A. Magnuson(5)(6)
Michael F. Foust(7)
Ruann F. Ernst
A. William Stein(8)
Scott E. Peterson(9)
John O. Wilson(10)
All directors, director nominees and executive officers as a group ( persons)		%	%

*	Less than one percent.
(1)	Assumes shares of our common stock are outstanding immediately following this offering. In addition, amounts listed for each individual assumes that all units, including vested long-term incentive units, held by such individual are exchanged for shares of our common stock, and amounts for all directors and officers as a group assume all vested long-term incentive units held by them are exchanged for shares of our common stock, but none of the units held by other persons are exchanged for shares of our common stock.
(2)	Assumes a total of shares of common stock and units, including vested long-term incentive units, are outstanding immediately following this offering, comprised of shares of common stock and units which may be exchanged for cash or shares of common stock under certain circumstances.
(3)	Amounts shown reflect the number of units owned by GI Partners. GI Partners is a Delaware limited liability company managed by Global Innovation Manager, LLC and Global Innovation Advisor, LLC. These entities are managed by a single management committee of which the current members are Richard A. Magnuson, Michael F. Foust, Robert H. Zerbst and Bill Harris. Investment decisions of GI Partners are controlled by an investment committee currently comprised of Richard A. Magnuson, Michael F. Foust, Robert H. Zerbst, Bill Harris and Eric Harrison.
(4)	Amounts shown reflect units that, upon completion of this offering, will be beneficially owned by The Cambay Group, Inc. and Wave Exchange, Inc. F. Allan Chapman, John O. Wilson and William C. Scott, Jr. are the sole directors of these corporations, and these corporations are under common ownership. In addition, amounts shown reflect units in the aggregate that are owned by Messrs. Chapman, Wilson and Scott and William A.G. Wilde and Susan Dell’Osso. The address for The Cambay Group, Inc., Wave Exchange, Inc., Messrs. Chapman, Scott and Wilde and Ms. Dell’Osso is c/o The Cambay Group, Inc., 1350 Treat Boulevard, Suite 560, Walnut Creek, CA 94956.
(5)	Does not include stock options to purchase shares of our common stock in each case that will be granted in connection with this offering.
(6)	Mr. Magnuson is a of GI Manager and may be considered to have beneficial ownership of GI Partners’ interest in us. Mr. Magnuson disclaims beneficial ownership of all such shares. See note 3 above.
(7)	Does not include stock options to purchase shares of our common stock in each case that will be granted in connection with this offering.
(8)	Does not include stock options to purchase shares of our common stock in each case that will be granted in connection with this offering.
(9)	Does not include stock options to purchase shares of our common stock in each case that will be granted in connection with this offering.
(10)	Amounts shown reflect units owned by him and units owned in connection with his position as a director of The Cambay Group, Inc. and Wave Exchange, Inc. Mr. Wilson disclaims beneficial ownership of such units owned by such entities.

DESCRIPTION OF SECURITIES

The following summary of the terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 100 million shares of our common stock, $0.01 par value per share or, common stock, and 20 million shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors to increase or decrease the number of authorized shares without stockholder approval. Upon completion of this offering,              shares of our common stock and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage in these situations. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on transfers of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of our Common Stock and Preferred Stock

We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions on Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our common stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% of the value of our outstanding capital stock. We refer to these restrictions as the “common stock ownership limit” and the “aggregate stock ownership limit,” respectively. A person or entity that becomes subject to the common stock ownership limit or the aggregate ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common or capital stock, as applicable, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock or capital stock, as applicable.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock or less than 9.8% of the value of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock or capital stock, as applicable) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock or capital stock, as applicable and thereby subject such stock to the applicable ownership limit.

Our board of directors may, in its sole discretion, waive the common stock ownership limit or aggregate stock ownership limit with respect to a particular stockholder if it:

•	determines that such ownership will not cause any individual’s beneficial ownership of shares of our capital stock to violate the aggregate stock ownership limit and that any exemption from the applicable ownership limit will not jeopardize our status as a REIT; and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.

As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with the waiver of the common stock ownership limit or aggregate stock ownership limit or at any other time, our board of directors may increase the common stock ownership limit or aggregate stock ownership limit, as applicable, for one or more persons and decrease the common stock ownership limit or aggregate stock ownership limit, as applicable, for all other persons and entities; provided, however, that the decreased common stock ownership limit or aggregate stock ownership limit will not be effective for any person or entity whose percentage ownership in our stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our common stock or capital stock, as applicable, equals or falls below the decreased common stock ownership limit or aggregate stock ownership limit, as applicable; but any further acquisition of our common stock or capital stock, as applicable, in excess of such percentage ownership will be in violation of the applicable ownership limit. Additionally, the new ownership limit, as applicable, may not allow five or fewer stockholders to beneficially own more than 49% in value of our outstanding capital stock.

Our charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and
•	any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit as established by our board of directors or would result in us being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the applicable ownership limit or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares in excess of the ownership limit will be void. If any transfer would result in shares of our stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the common stock ownership limit and the aggregate stock ownership limit or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares in excess of the common stock ownership limit or aggregate stock ownership limit by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares in excess of the applicable ownership limit, and may also exercise all voting rights with respect to such shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of common stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our stock on our status as a REIT and to ensure compliance with the common stock ownership limit and the aggregate stock ownership limit, or as otherwise permitted by our board of directors.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                     .

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, (1) precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested stockholder of ours. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute. We cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A ”control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. We cannot provide you any assurance that our board of directors will not amend or eliminate this provision at any time in the future.

Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (1) a classified board, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (5) a majority requirement for the calling of a special meeting of stockholders. Pursuant to Subtitle 8, we have elected to provide that vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already require a two-thirds vote for the removal of any director from the board, vest in the board the exclusive power to fix the number of directorships and fill vacancies and require, unless called by our executive chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of outstanding shares to call a special meeting.

Amendments to Our Charter and Bylaws

Our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter. However, our charter’s provisions regarding removal of directors, the restrictions on ownership and transfer of our stock and transactions outside the ordinary course may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.

Transactions Outside the Ordinary Course of Business

We may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not less than 120 nor more than 150 days prior to the first anniversary of the date of the mailing of the notice for our preceding year’s annual meeting. With respect to our 2005 annual meeting, the bylaws provide that notice of the prior year’s annual meeting will be deemed to have been mailed on March 31, 2004. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our company’s board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Title 3, Subtitle 8 of the MGCL, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% of the value of our outstanding capital stock. We refer to these restrictions as the “ownership limits.” For a fuller description of this restriction and the constructive ownership rules, see “Description of Securities—Restrictions on Transfer.”

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty.

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement of Digital Realty Trust, L.P.—Indemnification and Limitation of Liability.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

We have entered into an indemnification agreement with each of our executive officers and directors as described in “Management—Indemnification Agreements.”

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, based upon an offering at the midpoint of the pricing range indicated on the front cover of this prospectus, we expect to have outstanding              shares of our common stock (             shares if the underwriters exercise their over-allotment option in full) including shares of restricted stock with an approximate value of $         million (             shares) issued to our officers, directors and employees in consideration of their services as officers, directors and/or employees of our company. In addition,              shares of our common stock are reserved for issuance upon exchange of units.

Of these shares, the              shares sold in this offering (             shares if underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining              shares issued to our officers, directors and employees plus any shares purchased by affiliates in this offering and the shares of our common stock owned by affiliates upon redemption/exchange of units will be “restricted shares” as defined in Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the shares of our common stock then outstanding, which will equal approximately shares immediately after this offering ( shares if the underwriters exercise their over-allotment option in full); or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Rule 701 under the Securities Act may be relied upon with respect to the resale of securities originally purchased from us by our employees, trustees or officers prior to the offering. In addition, the SEC has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of those options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the “lock-up” agreements described below, beginning 90 days after the date of this prospectus, may be sold by:

•	persons other than affiliates, in ordinary brokerage transactions; and

•	by affiliates under Rule 144 without compliance with the one-year holding requirement.

Redemption/Exchange Rights

In connection with the formation transactions, our operating partnership will issue an aggregate of              units to contributors of interests in the property entities. Beginning on or after the date which is 14 months after the completion of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Transfer.” See “Description of the Partnership Agreement of Digital Realty Trust, L.P.”

In addition, if the number of units delivered by a limited partner for redemption exceeds 9.8% of our outstanding common stock and $50.0 million in gross value (based on a unit having a value equal to the trailing ten-day daily price of our common stock) and we are eligible to file a registration statement on Form S-3 under the Securities Act, then we may also elect to redeem the units with the proceeds from a public offering or private placement of our common stock. In the event we elect this option, we may require the other limited partners to also elect whether or not to participate. If we do so, any limited partner who does not elect to participate will not be permitted to redeem units for the subsequent 12 months, subject to limited exceptions. Participating limited partners will receive on the redemption date the lesser of the cash our operating partnership would otherwise be required to pay for such units or the net proceeds per share in the public offering, but will have a limited opportunity to withdraw their units from the redemption immediately prior to the pricing of the public offering.

Registration Rights

We have granted those persons with a direct or indirect interest in the property entities who will receive units in the formation transactions certain registration rights with respect to the shares of our common stock that may be acquired by them in connection with the exercise of the redemption/exchange rights under the partnership agreement. These registration rights require us to seek to register all such shares of our common stock effective as of that date which is 14 months following completion of this offering on a “shelf” registration statement under the Securities Act. In addition, commencing on the date which is 16 months following completion of this offering, each of GI Partners and another third party receiving units in the formation transactions have the right, on one occasion, to require us to register all such shares of our common stock, provided, that such right lapses when such party ceases to own in excess of 7.5% of our common stock determined in accordance with the methodology for calculating the ownership limit under our charter. We will bear expenses incident to our registration requirements under the registration rights, except that such expenses shall not include any underwriting fees, discounts or commissions or any out-of-pocket expenses of the persons exercising the redemption/exchange rights or transfer taxes, if any, relating to such shares.

Stock Options and Incentive Award Plan

We intend to adopt the 2004 Incentive Award Plan of Digital Realty Trust, Inc., Digital Realty Services, Inc. and Digital Realty Trust, L.P. The incentive award plan provides for the grant of incentive awards to our and their employees, directors and consultants (and our and their respective subsidiaries). We intend to issue              stock options and              long-term incentive units to officers, directors and key employees immediately after this offering, and intend to reserve an additional              shares of our common stock for issuance under the plan.

We intend to file with the Securities and Exchange Commission a Registration Statement on Form S-8 covering the shares of common stock issuable under the incentive award plan. Shares of our common stock covered by this registration statement, including any shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates. Furthermore, our officers and directors have agreed not to sell or otherwise transfer any long-term incentive units granted to them under our incentive award plan for a period of three years from date of grant.

Lock-up Agreements and Other Contractual Restrictions on Resale

In addition to the limits placed on the sale of shares of our common stock by operation of Rule 144 and other provisions of the Securities Act, (i) our senior officers and directors have agreed, subject to certain exceptions, not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible into common stock (including units) owned by them at the completion of this offering or thereafter acquired by them for a period of one year after the completion of this offering without the consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and (ii) we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days after the date of this prospectus, subject to certain limited exceptions set forth in “Underwriting.” At the conclusion of the one-year period referenced in clause (i) above, common stock issued upon the subsequent exchange of units may be sold by our senior officers and directors in the public market once registered pursuant to the registration rights described above.

FEDERAL INCOME TAX CONSIDERATIONS

The following summary of material federal income tax considerations regarding our company and this offering of our common stock is based on current law, including:

•	the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or foreign tax consequences associated with the acquisition, ownership, sale or other disposition of our common stock or our election to be taxed as a REIT.

Taxation of Our Company

General.    We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2004. We believe that we are organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we will be organized or able to operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Latham & Watkins LLP has acted as our tax counsel in connection with this offering of our common stock and our election to be taxed as a REIT. Latham & Watkins LLP has rendered to us an opinion to the effect that, commencing with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code discussed below, including through annual operating results, asset diversification and diversity of stock ownership, the results of which have not been reviewed by Latham &

Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “—Failure to Qualify.”

If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that generally results from investment in a C corporation. A C corporation generally is required to pay full corporate-level tax. Double taxation generally means taxation that occurs once at the corporate-level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•	Fifth, if we fail to satisfy the 75% or 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to a pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury regulations on its tax return for the year in which we acquire an asset from the C corporation.

•	Eighth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of ours. See “—Penalty Tax.” Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Requirements for Qualification as a Real Estate Investment Trust.    The Code defines a “REIT” as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and

(7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we will be organized, will operate and will issue sufficient shares of our common stock with sufficient diversity of ownership pursuant to this offering of our common stock to allow us to satisfy conditions (1) through (7) inclusive. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in “Description of Securities—Restrictions on Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We will have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.    In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be, based on our interest in partnership capital. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies and their partners or members below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If such a partnership or limited liability company were to take actions which could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities of any one issuer that constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary in which we own an interest owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by our company if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. See “—Asset Tests.” We currently hold an interest in two taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. One of our taxable REIT subsidiaries, Asbury Park Holdings, is organized under the laws of Jersey and owns the Camperdown House property. The United Kingdom and other foreign countries may impose taxes on our operations within their jurisdictions, including the operations of Asbury Park Holdings. To the extent possible, we will structure our activities to minimize our foreign tax liability. However, there can be no complete assurance that we will be able to eliminate our foreign tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those taxes. From time to time we may own other properties through taxable REIT subsidiaries, although we have no present plan or intention to do so.

Income Tests.    We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of noncustomary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

Income we receive that is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if any services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary. We believe that the income we receive that is attributable to parking facilities will meet these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, the income from those transactions are not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

From time to time we may incur foreign currency gains or losses as a result of distributions made by Asbury Park Holdings to our operating partnership, because Asbury Park Holdings’ functional currency is not the United States dollar. While any foreign currency gains we recognize may not be qualifying income for purposes of the 75% and 95% gross income tests, we do not expect that any such foreign currency gains will adversely affect our ability to comply with such tests.

To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, REIT gross income test. In addition, because Asbury Park Holdings is a “controlled foreign corporation” for United States federal income tax purposes under applicable tax rules, we will be deemed to receive our allocable share of certain income earned by Asbury Park Holdings through our interest in our operating partnership, whether or not such income actually is distributed to our operating partnership. We intend to take the position that such income will qualify under the 95%, but not the 75%, REIT gross income test, although there is no law that directly addresses the tax treatment of such income for purposes of the REIT gross income tests. We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the REIT income tests. While we expect these actions would prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income.

Prohibited Transaction Income.    Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Our taxable REIT subsidiaries currently do not provide any services to our tenants. If, in the future, any of our taxable REIT subsidiaries provide services to our tenants, we intend to set the fees paid to our taxable REIT subsidiaries for such services at arm’s-length rates, although such rates may not satisfy any of the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities. Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Our operating partnership owns 100% of the stock of Asbury Park Holdings and Digital Services, Inc. We are considered to own our pro rata share of Asbury Park Holdings’ and Digital Services, Inc. stock because we own interests in our operating partnership. Each of Asbury Park Holdings and Digital Services, Inc. will elect, together with us, to be treated as our taxable REIT subsidiary. So long as each of these companies qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership of their stock. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries does not exceed, and believe that in the future it will not exceed, 20% of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through our operating partnership, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in our operating partnership. For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, including as a result of an increase in our interest in our operating partnership, we may cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

Annual Distribution Requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential—i.e., every stockholder of the class of stock with respect to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular ordinary and capital gain corporate tax rates, as applicable. We intend to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Like-Kind Exchanges.    We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General.    All of our investments will initially be held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are classified as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We will include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests. See “—Taxation of Our Company.”

Entity Classification.    Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as a partnership (or disregarded entity), as opposed to an association taxable as a corporation for federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and preclude us from satisfying the REIT asset tests and possibly the income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, would prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership’s or a subsidiary partnership’s or limited liability company’s status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

A domestic business entity not otherwise organized as a corporation and which has at least two members, an “eligible entity,” that did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. Our operating partnership and each of our other partnerships and limited liability companies intend to claim classification as a partnership under the final regulations. As a result, we believe these entities will be classified as partnerships for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction.    The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unitholder. Certain limited partners have agreed to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us. In addition, the partnership agreement further provides that holders of long-term incentive units will be entitled to receive special allocations of gain in the event of a sale or hypothetical sale of assets of our operating partnership prior to the allocation of gain to us or other limited partners. This special allocation of gain is intended to enable the holders of long-term incentive units to convert their long-term incentive units into units more quickly than if the allocations of gain were made pro rata to the holders of units. However, as a result of this special allocation, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, holders of long-term incentive units may be allocated a disproportionate amount of gain upon the sale or hypothetical sale of assets of our operating partnership, which gain would have otherwise been allocable to us.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.

Tax Allocations with Respect to the Properties.    Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Appreciated property will be contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of our operating partnership (i) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Our Company—Requirements for Qualification as a Real Estate Investment Trust” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Federal Income Tax Considerations for Holders of Our Common Stock

The following summary describes the principal United States federal income tax consequences to you of purchasing, owning and disposing of our common stock. This summary deals only with common stock held as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, it does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts,

•	insurance companies,

•	tax-exempt organizations,

•	“S” corporations,

•	regulated investment companies and real estate investment trusts,

•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States,

•	dealers in securities or currencies,

•	persons holding our common stock as a hedge against currency risks or as a position in a straddle, or

•	United States persons whose functional currency is not the United States dollar.

If a partnership holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock.

If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction.

When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for United States federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

•	is an estate the income of which is subject to United States federal income taxation regardless of its source;

•	or is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”

Taxation of Taxable U.S. Stockholders Generally

Distributions Generally.    As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as, in general, ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. As a REIT, dividends by us of our ordinary income will generally not qualify as “qualified dividend income” eligible to be taxed in the case of individuals at capital gain rates. See “—Tax Rates” below.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gains, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends.    Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gains from the sale or disposition of a capital asset, to the extent that such gains do not exceed our actual net capital gain for the taxable year. Depending on the characteristics of the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate.

U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Passive Activity Losses and Investment Interest Limitations.    Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by the Company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Retention of Net Capital Gains.    We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated by the IRS.

Dispositions of Our Common Stock.    If a U.S. stockholder sells or disposes of its shares of our common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss will be long-term capital gain or loss if it has held the common stock for more than one year. In general, if a U.S. stockholder recognizes loss upon the sale or other disposition of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss, to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including “capital gain dividends,” has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced from 38.6% to 15% (for taxable years beginning after December 31, 2002). In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” Although these tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends to be more attractive relative to the stock of REITs. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Backup Withholding

We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax Exempt Stockholders

Dividend income from us and gain arising upon a sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances.

Distributions Generally.    Distributions that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to

U.S. stockholders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We expect to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

(1) a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2) the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. stockholder’s common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as if made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.    Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. stockholders would thus generally be taxed at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above.

We will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability.

Retention of Net Capital Gains.    Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting from their proportionate share of the tax paid by us on such retained capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us were to exceed their actual United States federal income tax liability.

Sale of Our Common Stock.    Gain recognized by a non-U.S. stockholder upon the sale or exchange of common stock generally will not be subject to United States taxation unless such shares of stock constitute a “United States real property interest” within the meaning of FIRPTA. Our common stock will not constitute a “United States real property interest” so long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot guarantee, that we are a “domestically controlled REIT.” Even if we are a “domestically controlled REIT,” because our common stock is publicly traded, no assurance can be given that we will continue to be a “domestically controlled REIT.”

Notwithstanding the foregoing, gain from the sale or exchange of common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.

Even if we do not qualify as a “domestically controlled REIT” at the time a non-U.S. stockholder sells our common stock, gain arising from the sale or exchange by a non-U.S. stockholder of common stock would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

(1) our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

(2) such non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

Backup Withholding Tax and Information Reporting.    Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

Other Tax Consequences

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our stockholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a stockholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Proposed Legislation

Recently, bills were passed by the United States House of Representatives (the “House”) and Senate (the “Senate”) that would amend certain rules relating to REITs. As of the date hereof, this legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

•	As discussed above under “Taxation of Our Company—Asset Tests,” we may not own more than 10% by vote or value of any one issuer’s securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposal, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation in the House bill would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

•	The proposed legislation in the House bill would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

•	The proposed legislation in the House bill also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under “Taxation of Our Company—Income Tests” and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The proposed legislation in the House bill would provide additional relief in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT if (i) the violation is due to reasonable cause, (ii) we pay a penalty of $50,000 for each failure to satisfy the provision and (iii) the violation does not include a violation described in the first and third bullet points above.

•	As discussed above under the heading “Federal Income Tax Considerations for Holders of our Common Stock—Taxation of Non-U.S. Stockholders—Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests,” we are required to withhold 35% of any distribution to non-U.S. Stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. Stockholders that could have been designated as a capital gain dividend. The proposed legislation in the Senate bill would eliminate this 35% withholding tax on any capital gain dividend with respect to any class of stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above under “Federal Income Tax Considerations for Holders of our Common Stock—Taxation of Non-U.S. Stockholders—Distributions Generally.”

The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to expansion of the straight debt safe harbor would apply to taxable years beginning after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form or at all.

ERISA CONSIDERATIONS

General

The following is a summary of certain material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental, church, foreign and other plans that are exempt from all or certain provisions of ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.

A fiduciary making the decision to invest in shares of our common stock on behalf of a prospective purchaser which is an ERISA plan or an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code, and, to the extent not preempted, state law with respect to the purchase, ownership or sale of shares of our common stock by the plan or IRA.

Plans should also consider the entire discussion under the heading “Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock.

Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs

Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Subtitle B of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

•	an ERISA plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and

•	the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

In determining whether an investment in shares of our common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”

The fiduciary of an IRA or an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan (if no election has been made under Section 410(d) of the Code) or because it does not cover common law employees should consider that it may only make investments that are either authorized or not prohibited by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.

Our Status Under ERISA

In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.

ERISA plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are “publicly offered securities.”

Under the Department of Labor regulations, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•	either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

Second, we expect (although we cannot confirm) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.”

Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which on certain testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

•	which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

According to those same regulations, a “venture capital operating company” is defined as an entity which on certain testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in one or more operating companies with respect to which the entity has management rights; and

•	which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exceptions.

If for any reason our assets are deemed to be ERISA “plan assets” because we do not qualify for any exception under the Department of Labor regulations, certain transactions that we might enter into, or may have entered into, in the ordinary course of our business might constitute non-exempt “prohibited transactions” under Section 406 of ERISA or Section 4975 of the Code and might have to be rescinded and may give rise to prohibited transaction excise taxes and fiduciary liability, as described above. In addition, if our assets are deemed to be ERISA “plan assets,” our management may be considered to be fiduciaries under ERISA and Section 4975 of the Code. Moreover, if our underlying assets were deemed to be assets constituting “plan assets,” there are several other provisions of ERISA that could be implicated for an ERISA plan if it were to acquire and hold our common stock either directly or by investing in an entity whose underlying assets are deemed to be assets of the ERISA plan.

Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors (whether or not subject to ERISA or section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other specified conditions, which include: the representations and warranties made by us to the underwriters are true; there is no material adverse effect on our prospects, earnings, business or properties; and we deliver customary documents to the underwriters. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $             per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $             per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our common stock offered by them.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to              additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price are:

•	our record of operations;

•	our management;

•	our estimated net income;

•	our estimated funds from operations;

•	our estimated cash available for distribution;

•	our anticipated dividend yield;

•	our growth prospects;

•	the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us; and

•	the current state of the commercial real estate industry and the economy as a whole.

We cannot assure you, however, that the prices at which our shares of common stock will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Paid by Digital Realty Trust
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions consist of bids for or purchases of the underlying security in the open market while this offering is in progress so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

For a period of 180 days after the date of this prospectus, we will agree that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement (except a registration statement on Form S-8 relating to an incentive award plan or a registration statement on Form S-4 relating to an acquisition of another entity) under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated other than:

•	grants of stock options, restricted stock or long-term incentive units to employees, consultants or directors pursuant to the terms of a plan in effect as of the date of this prospectus;

•	issuances of our common stock pursuant to the exercise of any employee stock options outstanding as of the date of this prospectus;

•	issuances of our common stock pursuant to a dividend reinvestment plan (if any); or

•	issuances of our common stock or securities convertible into or exchangeable or exercisable for shares of common stock in connection with other acquisitions of real property or real property companies.

Our officers and directors will agree that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of one year after the date of this prospectus. In addition, our officers and directors have agreed not to make any demand for or exercise any right with respect to, the registration of our common stock or any securities convertible into or exercisable or exchangeable for our common stock for a period of one year following the date of this prospectus without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner and Smith Incorporated in their sole discretion may release any of the securities subject to lock-up agreements at any time without notice.

We estimate that the total expenses of this offering will be $            . In addition, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner and Smith Incorporated will receive, in the aggregate, a financial advisory fee of $            .

We and our operating partnership will agree to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “DLR”. In connection with the listing of our common stock on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

The underwriters may, from time to time, engage in transactions with and perform investment banking, commercial banking and advisory services for us and our affiliates in the ordinary course of their business for which they will receive customary fees and expenses.

An affiliate of Citigroup Global Markets Inc. is the lender under a $243.7 million bridge loan facility made to GI Partners prior to this offering and will receive approximately $154.0 million of the net proceeds from this offering in connection with the repayment of such facility. See “Use of Proceeds.” Additionally, we expect that affiliates of one or more of the underwriters will be agents or lenders under our unsecured credit facility.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Latham & Watkins LLP, Los Angeles, California, and for the underwriters by Goodwin Procter LLP, Boston, Massachusetts. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby.

EXPERTS

The balance sheet of Digital Realty Trust, Inc. as of March 31, 2004 has been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the Digital Realty Predecessor as of December 31, 2003 and 2002, and for the years ended December 31, 2003 and 2002 and the period from February 28, 2001 (inception) through December 31, 2001 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenue and certain expenses of Ardenwood Corporate Park, ASM Lithography Facility, AT&T Web Hosting Facility, Granite Tower, and Stanford Place II for the year ended December 31, 2002; and the statements of revenue and certain expenses of 100 Technology Center Drive, Carrier Center, Comverse Technology Building, Savvis Data Center, Webb at LBJ, AboveNet Data Center, 200 Paul Avenue and 1100 Space Park Drive for the year ended December 31, 2003 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s reports refer to the fact that the statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expenses.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s Web site, www.sec.gov.

AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND WILL FILE ANNUAL, QUARTERLY AND OTHER PERIODIC REPORTS AND PROXY STATEMENTS AND WILL MAKE AVAILABLE TO OUR STOCKHOLDERS QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED INTERIM FINANCIAL INFORMATION.

INDEX TO FINANCIAL STATEMENTS

Page
Digital Realty Trust, Inc. and Subsidiary:
Unaudited Pro Forma Condensed Consolidated Information:
Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2004	F-4
Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2004	F-5
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2003	F-6
Notes to Pro Forma Condensed Consolidated Financial Statements	F-7
Historical Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-19
Consolidated Balance Sheet as of March 31, 2004 and June 30, 2004 (unaudited)	F-20
Notes to Consolidated Balance Sheet	F-21

Digital Realty Predecessor:
Report of Independent Registered Public Accounting Firm	F-23
Combined Balance Sheets as of June 30, 2004 (unaudited) and December 31, 2003 and 2002	F-24

Combined Statements of Operations for the six months ended June 30, 2004 and 2003 (unaudited), the years ended December 31, 2003 and 2002 and the period from February 28, 2001 (inception) through December 31, 2001

F-25

Combined Statements of Owner’s Equity and Comprehensive Income (Loss) for the six months ended June 30, 2004 (unaudited), the years ended December 31, 2003 and 2002 and the period from February 28, 2001 (inception) through December 31, 2001

F-26

Combined Statements of Cash Flows for the six months ended June 30, 2004 and 2003 (unaudited), the years ended December 31, 2003 and 2002 and the period from February 28, 2001 (inception) through December 31, 2001

F-27
Notes to Combined Financial Statements	F-28
Supplemental Schedule—Schedule III—Properties and Accumulated Depreciation	F-39
Notes to Schedule III—Properties and Accumulated Depreciation	F-40

Ardenwood Corporate Park:
Independent Auditors’ Report	F-41
Statements of Revenue and Certain Expenses for the period from January 1, 2003 through January 12, 2003 (unaudited) and year ended December 31, 2002	F-42
Notes to Statements of Revenue and Certain Expenses	F-43

ASM Lithography Facility:
Independent Auditors’ Report	F-45
Statements of Revenue and Certain Expenses for the period from January 1, 2003 through May 19, 2003 (unaudited) and year ended December 31, 2002	F-46
Notes to Statements of Revenue and Certain Expenses	F-47

AT&T Web Hosting Facility:
Independent Auditors’ Report	F-49
Statements of Revenue and Certain Expenses for the period from January 1, 2003 through June 22, 2003 (unaudited) and year ended December 31, 2002	F-50
Notes to Statements of Revenue and Certain Expenses	F-51

Granite Tower:
Independent Auditors’ Report	F-53
Statements of Revenue and Certain Expenses for the period from January 1, 2003 through September 21, 2003 (unaudited) and year ended December 31, 2002	F-54
Notes to Statements of Revenue and Certain Expenses	F-55

INDEX TO FINANCIAL STATEMENTS (Continued)

Page
Stanford Place II:
Independent Auditors’ Report	F-57
Statements of Revenue and Certain Expenses for the period from January 1, 2003 through September 30, 2003 (unaudited) and year ended December 31, 2002	F-58
Notes to Statements of Revenue and Certain Expenses	F-59

100 Technology Center Drive:
Independent Auditors’ Report	F-61
Statements of Revenue and Certain Expenses for the period from January 1, 2004 through February 16, 2004 (unaudited) and the year ended December 31, 2003	F-62
Notes to Statements of Revenue and Certain Expenses	F-63

Carrier Center:
Independent Auditors’ Report	F-65
Statements of Revenue and Certain Expenses for the period from January 1, 2004 through May 24, 2004 (unaudited) and the year ended December 31, 2003	F-66
Notes to Statements of Revenue and Certain Expenses	F-67

Comverse Technology Building:
Independent Auditors’ Report	F-70
Statements of Revenue and Certain Expenses for the period from January 1, 2004 through June 15, 2004 (unaudited) and the year ended December 31, 2003	F-71
Notes to Statements of Revenue and Certain Expenses	F-72

Savvis Data Center:
Independent Auditors’ Report	F-74
Statements of Revenue and Certain Expenses for the period from January 1, 2004 through May 24, 2004 (unaudited) and the year ended December 31, 2003	F-75
Notes to Statements of Revenue and Certain Expenses	F-76

Webb at LBJ:
Independent Auditors’ Report	F-78
Statements of Revenue and Certain Expenses for the six months ended June 30, 2004 (unaudited) and the year ended December 31, 2003	F-79
Notes to Statements of Revenue and Certain Expenses	F-80

AboveNet Data Center:
Independent Auditors’ Report	F-82
Statements of Revenue and Certain Expenses for the six months ended June 30, 2004 (unaudited) and the year ended December 31, 2003	F-83
Notes to Statements of Revenue and Certain Expenses	F-84

200 Paul Avenue:
Independent Auditors’ Report	F-86
Statements of Revenue and Certain Expenses for the six months ended June 30, 2004 (unaudited) and the year ended December 31, 2003	F-87
Notes to Statements of Revenue and Certain Expenses	F-88

1100 Space Park Drive:
Independent Auditors’ Report	F-91
Statements of Revenue and Certain Expenses for the six months ended June 30, 2004 (unaudited) and the year ended December 31, 2003	F-92
Notes to Statements of Revenue and Certain Expenses	F-93

DIGITAL REALTY TRUST, INC.

Pro Forma Condensed Consolidated Financial Statements

(unaudited)

The unaudited pro forma condensed consolidated financial statements as of June 30, 2004 and for the six months ended June 30, 2004 and the year ended December 31, 2003 are presented as if this offering, the formation transactions, the exercise of our option to acquire Carrier Center and the borrowings under our credit facility all had occurred on June 30, 2004 for the pro forma condensed consolidated balance sheet and on the first day of the period presented for the pro forma condensed consolidated statements of operations. Additionally, the pro forma condensed consolidated statements of operations are presented as if the acquisitions of the properties acquired to date during 2004 and the properties expected to be acquired prior to or upon completion of this offering and in the case of the remaining 25% interest in eBay Data Center, shortly after the completion of the offering, along with related financing transactions had occurred on the first day of the periods presented. The pro forma purchase accounting adjustments are calculated pursuant to the same methodology described in note 2 (e) of the combined financial statements of the Digital Realty Predecessor on page F-27.

The pro forma condensed consolidated financial statements should be read in conjunction with the combined historical financial statements of the Digital Realty Predecessor, including the notes thereto, included elsewhere in this Prospectus. The pro forma condensed consolidated financial statements do not purport to represent our financial position or the results of operations that would actually have occurred assuming the completion of this offering, the formation transactions, borrowings under our credit facility and the acquisitions of additional properties along with the related financing transactions all had occurred by June 30, 2004 or on the first day of the periods presented, nor do they purport to project our financial position or results of operations as of any future date or for any future period.

DIGITAL REALTY TRUST, INC

Pro Forma Condensed Consolidated Balance Sheet

June 30, 2004

(unaudited)

(In thousands)

	Digital Realty Predecessor Historical	Properties Acquired in 2004	Financing Transactions	Subtotal	Receipt and Use of the Proceeds From this Offering		Company Pro Forma
Assets	(A)	(B)	(C)
Investments in real estate, net	$582,737	215,143	—	797,880	—		797,880
Cash and cash equivalents	4,268	(111,530)	343,162	12,062	278,593	(D)	12,062
		18,500	(242,338)		(153,593	)(I)
					(125,000	)(E)
Accounts and other receivables	2,152	—	—	2,152	—		2,152
Deferred rent	7,858	—	—	7,858	—		7,858
Acquired above market leases, net	18,953	27,202	—	46,155	—		46,155
Acquired in place lease value and deferred leasing costs, net	104,290	25,101	—	129,391	—		129,391
Deferred financing costs, net	4,237	—	7,510	8,527	—		8,527
			(3,220)
Other assets	6,742	(750)	—	5,992	—		5,992

Total assets	$731,237	173,666	105,114	1,010,017	—		1,010,017

Liabilities and Stockholders’ and Owner’s Equity
Notes payable under line of credit	$75,317	—	25,263	25,263	—		25,263
			(75,317)
Notes payable under bridge loan	99,500	—	144,188	153,593	(153,593	)(I)	—
			(90,095)
Mortgage loans	247,218	63,158	26,221	444,829	—		444,829
			155,000
			(46,246)
			(522)
Other secured loans	51,861	—	(29,861)	22,000	—		22,000

Accounts payable and accrued expenses	6,894	—	(720)	6,174	—		6,174
Acquired below market leases, net	23,761	14,527	—	38,288	—		38,288
Security deposits and prepaid rents	4,337	—	—	4,337	—		4,337
Asset management fees payable to related party	796	—	—	796	—		796

Total liabilities	509,684	77,685	107,911	695,280	(153,593)		541,687
Minority interests in consolidated joint ventures	3,250	(3,081)	—	169	—		169
Minority interests in operating partnership	—	80,562	—	80,562	(125,000	)(E)	256,271
					20,285	(G)
					280,424	(H)
Owner’s equity, including accumulated other comprehensive income	218,303	—	(99)	234,006	(20,285	)(G)	—
			(3,220)		(213,721	)(F)
		18,500	522
Common stock	—	—	—	—		(D)
Additional paid in capital	—	—	—	—	278,593	(D)	211,580
					213,411	(F)
					(280,424	)(H)
Accumulated other comprehensive income	—	—	—	—	310	(F)	310

Total stockholders’ and owner’s equity	218,303	18,500	(2,797)	234,006	(22,116)		211,890

							—
	$731,237	173,666	105,114	1,010,017	—		1,010,017

See accompanying notes to pro forma condensed consolidated financial statements.

DIGITAL REALTY TRUST, INC.

Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2004

(unaudited)

(In thousands except per share data)

	Digital Realty Trust Predecessor Historical	Properties Acquired Subsequent to June 30, 2004	Properties Acquired During the Six Months Ended June 30, 2004	Financing Transactions	Other Pro Forma Adjustments		Company Pro Forma
	(AA)	(BB)	(CC)	(DD)
Revenues:
Rental	$34,461	14,673	11,524	—	—			60,658
Tenant reimbursements	5,397	2,599	3,184	—	—			11,180
Other	1,712	300	308	—	—			2,320

	41,570	17,572	15,016	—	—			74,158

Expenses:
Rental property operating and maintenance	6,289	2,990	3,148	—	—			12,427
Property taxes	3,833	870	1,132	—	—			5,835
Insurance	562	322	346	—	—			1,230
Interest	7,878	1,584	736	4,208	—			14,406
Asset management fees to related party	1,592	—	—	—	(1,592	)(FF)		—
Depreciation and amortization	12,218	4,672	4,739	—	—			21,629
General and administrative	157	—	—	—	20,435	(EE)		22,619
					1,350	(FF)
					677	(GG)
Other	2,540	2	46	—	—			2,588

	35,069	10,440	10,147	4,208	20,870			80,734

Income (loss) before minority interests	6,501	7,132	4,869	(4,208)	(20,870)			(6,576)
Minority interests in consolidated joint ventures	(56)	42	—	—	—			(14)
Minority interests in operating partnership	—	—	—	—	(3,592	)(HH)		(3,592)

Net income (loss)	$6,557	7,090	4,869	(4,208)	(17,278)			(2,970)

Pro Forma loss per share—basic and diluted							$	(II)

Pro Forma weighted average common shares outstanding—basic and diluted

See accompanying notes to pro forma condensed consolidated financial statements.

DIGITAL REALTY TRUST, INC.

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2003

(unaudited)

(In thousands except per share data)

	Digital Realty Trust Predecessor Historical	Properties Acquired in 2004	Properties Acquired in 2003	Financing Transactions	Other Pro Forma Adjustments		Company Pro Forma
	(AA)	(BB)	(CC)	(DD)
Revenues:
Rental	$50,099	58,596	10,521	—	—			119,216
Tenant reimbursements	8,661	13,005	622	—	—			22,288
Other	4,328	1,620	68	—	—			6,016

	63,088	73,221	11,211	—	—			147,520

Expenses:
Rental property operating and maintenance	8,624	12,467	1,863	—	—			22,954
Property taxes	4,688	4,902	1,423	—	—			11,013
Insurance	626	1,408	244	—	—			2,278
Interest	10,091	4,464	—	14,020	—			28,575
Asset management fees to related party	3,185	—	—	—	(3,185	)(FF)		—
Depreciation and amortization	16,295	21,209	5,065	—	—			42,569
General and administrative	329	—	—	—	20,584	(EE)		24,908
					2,701	(FF)
					1,294	(GG)
Other	2,459	56	183	—	—			2,698

	46,297	44,506	8,778	14,020	21,394			134,995

Income before minority interests	16,791	28,715	2,433	(14,020)	(21,394)			12,525
Minority interests	149	(149)	—	—	6,856	(HH)		6,856

Net income	$16,642	28,864	2,433	(14,020)	(28,250)			5,669

Pro Forma earnings per share—basic and diluted							$		(II)

Pro Forma weighted average common shares outstanding—basic and diluted

See accompanying notes to pro forma condensed consolidated financial statements.

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements

(unaudited)

(Dollar amounts in thousands, except per share amounts)

1.	Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

The adjustments to the pro forma condensed consolidated balance sheet as of June 30, 2004 are as follows:

(A)	Reflects the Digital Realty Predecessor (the Predecessor) historical condensed combined balance sheet as of June 30, 2004. Pursuant to the contribution agreement between the owner of the Predecessor and the Operating Partnership, which was executed in July 2004, the Operating Partnership will receive a contribution of direct and indirect interests in the properties in our portfolio in exchange for limited partnership interests in the Operating Partnership. The contribution will be made in anticipation of the completion of this offering.

As of June 30, 2004, Global Innovation Partners, LLC (GI Partners) is the ultimate owner of 100% of the Company and the Predecessor. Upon completion of this offering, GI Partners will own 39.83% of the Operating Partnership, as a limited partner, and no shares of the Company’s common stock. The exchange of the interests contributed by GI Partners will be accounted for as a reorganization of entities under common control; accordingly the contributed assets and assumed liabilities will be recorded at the Predecessor’s historical cost basis.

Upon completion of this offering and the formation transactions, the Company, as general partner, will own 45.26% of the Operating Partnership and will have control over major decisions of the Operating Partnership. Additionally, the limited partners do not have rights to replace the general partner, approve the sale or refinancing of the Operating Partnership’s assets or approve the acquisition of Operating Partnership assets, although they do have certain protective rights. Accordingly, the Company will consolidate the assets and liabilities of the Operating Partnership in accordance with AICPA Statement of Position 78-9, Accounting for Investments in Real Estate Ventures (SOP 78-9).

There are also third parties that are contributing their ownership interests in two properties, 200 Paul Avenue and 1100 Space Park Drive, to the Operating Partnership pursuant to the contribution agreements executed in July 2004. These contributors will own limited partnership units in the Operating Partnership and no shares of the Company’s common stock upon completion of this offering. These two properties are not included in the Predecessor’s combined financial statements. The exchange of these ownership interests will be accounted for as a purchase by the Company and will be recorded at fair value, which is equal to the sum of the cash and units exchanged. See pro forma adjustment (B).

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(B)	Reflects the Predecessor’s acquisition of Webb at LBJ, consummated on August 25, 2004, except for the outparcel discussed below, the acquisition of AboveNet Data Center, which is expected to be consummated during the third quarter of 2004, the acquisition of eBay Data Center, which is expected to be consummated during the fourth quarter of 2004, and the acquisition of 200 Paul Avenue and 1100 Space Park Drive from third parties in exchange for cash and Operating Partnership units and the acquisition of our joint venture partner’s 10% interest in Univision Tower in exchange for Operating Partnership units, all upon completion of this offering. Also reflects acquisition of an outparcel for Webb at LBJ for $650,000 that is expected to be consummated shortly after the completion of this offering. These exchanges will be accounted for as purchases based on the sum of cash paid and the fair value of the Operating Partnership units issued valued at the midpoint of the pricing range of our common stock indicated on the front cover of this prospectus. The pro forma adjustments are comprised of the following:

	Webb at LBJ	AboveNet Data Center	eBay Data Center	200 Paul Avenue	1100 Space Park Drive	10% Interest in Univision Tower	Total
Assets acquired:
Investments in real estate, net	$40,741	30,999	12,572	102,352	26,519	1,960	215,143
Acquired above market leases, net	1,060	5,817	—	14,194	6,131	—	27,202
Acquired in place lease value and deferred leasing costs, net	8,035	1,653	2,333	11,043	1,988	—	25,101

Subtract liabilities assumed:
Mortgage loans	—	—	—	47,176	15,982	—	63,158
Acquired below market leases, net	3,336	1,969	625	8,488	109	—	14,527
Add reversal of minority interest in consolidated joint venture	—	—	—	—	—	3,081	3,081

Net assets acquired	46,500	36,500	14,280	71,925	18,547	5,041	192,842
Subtract:
Deposits paid through June 30, 2004	500	250	—	—	—	—	750
Units issued in connection with acquisitions	—	—	—	60,383	15,089	5,041	80,562

Cash paid to acquire the properties	$46,000	36,250	14,280	11,542	3,458	—	111,530

Cash contributed by the owner of the Predecessor in connection with the property acquisitions	$11,125	7,375	—	—	—	—	18,500

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(C)	Reflects proceeds and related financing costs related to additional borrowings under the bridge facility with an affiliate of Citigroup Global Markets Inc. by the Predecessor subsequent to June 30, 2004, but prior to the completion of this offering, and the secured term debt and the new unsecured credit facility, both to be funded upon completion of this offering. Also reflects refinancing of the Carrier Center mortgage and mezzanine loan with a new mortgage loan prior to the completion of this offering. The financing costs include loan assumption fees related to assuming certain of the Predecessor’s loans. Finally, reflects repayment upon completion of this offering of the ASM Lithography Facility and 36 Northeast Second Street mortgage loans, and the Univision Tower mezzanine loan, a portion of the bridge facility (see pro forma adjustment (I) for repayment of the remaining portion), and the outstanding advances allocated to the Predecessor under GI Partners’ line of credit:

New Debt	Bridge Facility	Carrier Center Mortgage	Secured Term Debt	Unsecured Credit Facility	Loan Assumption Fees	Total
Borrowings	$144,188	26,221	155,000	25,263	—	350,672
Loan costs	(1,642)	(100)	(775)	(3,250)	(1,743)	(7,510)

	$142,546	26,121	154,225	22,013	(1,743)	343,162

Repayment of Debt	ASM Lithography Facility Mortgage	36 Northeast Second Street Mortgage	Univision Tower Mezzanine	Carrier Center Mortgage and Mezzanine	Bridge Facility	GI Partners’ Line of Credit	Total
Notes payable under line of credit	$—	—	—	—	—	75,317	75,317
Notes payable under bridge loan	—	—	—	—	90,095	—	90,095
Mortgage loans	14,000	17,886	—	14,360	—	—	46,246
Other secured loans	—	—	18,000	11,861	—	—	29,861
Prepayment penalties	22	77	—	—	—	—	99
Accrued interest payable	55	199	241	—	76	149	720

	$14,077	18,162	18,241	26,221	90,171	75,466	242,338

Write-off of remaining loan premium	$—	—	—	522	—	—	522

Write-off of unamortized deferred loan costs	$218	85	—	257	2,660	—	3,220

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(D) Reflects the sale of shares of common stock in this offering:

Proceeds from this offering				$306,000

Less costs of this offering:

Underwriters’ discounts and commissions	21,407

Other costs	6,000	*

				27,407

Net cash proceeds				$278,593

Common stock, shares at $.01 per share			$

Additional paid in capital

				$278,593

*	A portion of the other offering costs have already been incurred as of June 30, 2004 and the owner of the Predecessor has loaned the Company funds to pay for such costs. The loan is non-interest bearing. The loan along with any unpaid costs will be paid with offering proceeds upon completion of this offering.

(E)   Reflects purchase from the investors in GI Partners of              limited partnership units in the Operating Partnership having an aggregate value of $134,400 based on the midpoint of the pricing range indicated on the front cover of this prospectus at a purchase price equal to the public offering price, net of underwriting discounts and commissions and financial advisory fees

$125,000

(F) Reflects reclassification of owner’s equity to common stock and additional paid in capital and accumulated other comprehensive income:

Common stock and additional paid in capital	$213,411
Accumulated other comprehensive income	310

Owner’s equity	$213,721

(G)   Reflects awards of                      fully-vested special long term incentive units to be granted in connection with this offering to employees and our executive chairman, based on the number of units specified by employment agreements and our executive chairman’s agreement valued at the initial public offering price of our common stock, at the midpoint of the pricing range indicated on the front cover of this prospectus

$20,285

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(H)   Reflects recording of minority interests in the Operating Partnership as a result of an aggregate of              limited partnership units in the Operating Partnership to be held by the owner of the Predecessor, the owners of 200 Paul Avenue and 1100 Space Park Drive and the Predecessor’s joint venture partner in Univision Tower:

Sum of pro forma equity and pro forma minority interests in the Operating Partnership before allocation	$468,161
Percentage allocable to minority interests	54.74%

Minority interests in operating partnership	256,271
Pro forma aggregate adjustments to minority interests in operating partnership excluding this adjustment	24,153

$280,424

(I) Repayment of the remaining balance of the bridge loan facility (see pro forma adjustment (C)
$153,593

2.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations

The adjustments to the pro forma condensed consolidated statements of operations for the six months ended June 30, 2004, and the year ended December 31, 2003 are as follows:

(AA)	Reflects the Predecessor’s historical condensed combined statements of operations for the six months ended June 30, 2004 and the year ended December 31, 2003. As discussed in note (A), the real estate properties and interests therein contributed by the owner of the Predecessor to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership will be recorded at the Predecessor’s historical cost. Expenses such as depreciation and amortization to be recognized by the Operating Partnership related to the contributed interests are based on the Predecessor’s historical cost of related assets.

As discussed in note (A), upon completion of this offering and the formation transactions, the Company, as general partner, will own 45.26% of the Operating Partnership; however the Company will have control over all major decisions of the Operating Partnership. Accordingly, the Company will consolidate the revenues and expenses of the Operating Partnership. See note (HH) for the pro forma adjustment to allocate 54.74% of the net income of the Operating Partnership to the limited partners of the Operating Partnership.

(BB)

Reflects the Predecessor’s acquisition of Webb at LBJ, consummated on August 25, 2004 except for the purchase of an outparcel, which is expected to be consummated shortly after the completion of this offering, AboveNet Data Center, which is expected to be consummated during the third quarter of 2004 and eBay Data Center, 75% of which is expected to be consummated during the fourth quarter of 2004 and the remaining 25% is expected to be consummated in early January 2005. Also reflects the acquisitions of 200 Paul Avenue and 1100 Space Park Drive from third parties in exchange for cash and Operating Partnership units and our joint venture partner’s 10% interest in Univision Tower in exchange for Operating Partnership units, all upon completion of this offering.

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

The purchase method of accounting is used to reflect the acquisition of these properties and the 10% interest. For the pro forma condensed consolidated income statement for the year ended December 31, 2003, also reflects the Predecessor’s acquisition of 100 Technology Center Drive, consummated on February 17, 2004, Siemens Building, consummated on April 23, 2004, Savvis Data Center, consummated on May 24, 2004, Carrier Center, consummated on May 25, 2004, and Comverse Technology Building, consummated on June 16, 2004. The pro forma adjustments are comprised of the following:

Six Months Ended June 30, 2004
	Combined Historical Revenues and Certain Expenses(1)	Adjustments Resulting from Purchasing the Properties		Pro Forma Adjustments
Revenues:
Rental	$14,079	594	(2)	14,673
Tenant reimbursements	2,599	—		2,599
Other	300	—		300

	16,978	594		17,572

Expenses:
Rental property operating and maintenance	2,990	—		2,990
Property taxes	870	—		870
Insurance	322	—		322
Interest	1,584	—		1,584
Depreciation and amortization	—	4,672	(3)	4,672
Other	2	—		2

	5,768	4,672		10,440

Income before minority interests	11,210	(4,078)		7,132
Minority interests in consolidated joint ventures	—	42		42

Net income	$11,210	(4,120)		7,090

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

Year Ended December 31, 2003
	Combined Historical Revenues and Certain Expenses(1)	Adjustments Resulting from Purchasing the Properties	Pro Forma Adjustments
Revenues:
Rental	$57,051	1,545 (2)	58,596
Tenant reimbursements	13,005	—	13,005
Other	1,620	—	1,620

	71,676	1,545	73,221

Expenses:
Rental property operating and maintenance	12,467	—	12,467
Property taxes	4,902	—	4,902
Insurance	1,408	—	1,408
Interest	4,464	—	4,464
Depreciation and amortization	—	21,209 (3)	21,209
Other	56	—	56

	23,297	21,209	44,506

Income before minority interests	48,379	(19,664)	28,715
Minority interests in consolidated joint ventures	—	(149)	(149)

Net income	$48,379	(19,515)	28,864

(1)	The combined properties’ historical revenues and expenses are as follows:

Six Months Ended June 30, 2004
	Webb at LBJ	AboveNet Data Center	200 Paul Avenue	1100 Space Park Drive	eBay Data Center	Combined Historical Revenues and Certain Expenses
Revenues:
Rental	$2,508	2,963	6,106	1,898	604	14,079
Tenant reimbursements	167	695	1,439	298	—	2,599
Other	48	252	—	—	—	300

	2,723	3,910	7,545	2,196	604	16,978

Expenses:
Rental property operating and maintenance	569	625	1,483	313	—	2,900
Property taxes	315	257	153	145	—	870
Insurance	21	130	149	22	—	322
Interest	—	—	1,086	498	—	1,584
Other	—	—	2	—	—	2

	905	1,012	2,873	978	—	5,768

Net income	$1,818	2,898	4,672	1,218	604	11,210

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

Year Ended December 31, 2003
	100 Technology Center Drive	Siemens Building	Savvis Data Center	Carrier Center	Comverse Technology Building	AboveNet Data Center	Webb at LBJ	200 Paul Avenue	1100 Space Park Drive	eBay Data Center	Combined Historical Revenues and Certain Expenses
Revenues:
Rental	$3,795	2,510	6,341	9,688	7,048	5,994	5,000	11,980	3,753	942	57,051
Tenant reimbursements	368	266	901	2,768	3,269	1,394	369	3,095	575	—	13,005
Other	2	2	52	948	5	532	79	—	—	—	1,620

	4,165	2,778	7,294	13,404	10,322	7,920	5,448	15,075	4,328	942	71,676

Expenses:
Rental property operating and maintenance	102	335	149	3,161	2,945	1,136	904	3,081	654	—	12,467
Property taxes	384	418	495	683	1,209	528	602	204	379	—	4,902
Insurance	—	26	257	453	101	239	44	254	34	—	1,408
Interest	—	—	—	1,077	—	—	—	2,530	857	—	4,464
Other	—	—	—	—	46	—	—	5	5	—	56

	486	779	901	5,374	4,301	1,903	1,550	6,074	1,929	—	23,297

Net income	$3,679	1,999	6,393	8,030	6,021	6,017	3,898	9,001	2,399	942	48,379

(2)	Reflects increase in rental revenues for straight line rent amounts and amortization of acquired below market leases, net of amortization of above market leases, all resulting from purchase accounting.

(3)	Reflects depreciation and amortization of the buildings and improvements, tenant improvements and acquired in-place lease values.

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(CC)	For the pro forma condensed consolidated income statement for the six months ended June 30, 2004, reflects pro forma revenues and expenses for the period from January 1, 2004 through the date of acquisition of the applicable properties by the Predecessor for all properties acquired during the six months ended June 30, 2004 based on historical revenues and expenses, as adjusted for purchase accounting. For the pro forma condensed consolidated income statement for the year ended December 31, 2003, reflects pro forma revenues and expenses for the period from January 1, 2003 to the date of acquisition of the applicable property by the Predecessor for all properties acquired during 2003 based on historical revenues and expenses, as adjusted for purchase accounting:

Six Months Ended June 30, 2004
	100 Technology Center Drive	Siemens Building	Savvis Data Center	Carrier Center	Comverse Technology Building	Pro Forma Adjustments
Revenues:
Rental	$431	970	2,890	4,001	3,232	11,524
Tenant reimbursements	47	35	301	1,110	1,691	3,184
Other	—	—	1	297	10	308

	478	1,005	3,192	5,408	4,933	15,016

Expenses:
Rental property operating and maintenance	14	104	31	1,510	1,489	3,148
Property taxes	47	129	160	211	585	1,132
Insurance	—	8	110	180	48	346
Interest				736		736
Depreciation and amortization	310	346	1,188	907	1,988	4,739
Other	—	—	—	—	46	46

	371	587	1,489	3,544	4,156	10,147

Net income	$107	418	1,703	1,864	777	4,869

Year Ended December 31, 2003
	VarTec Building	Ardenwood Corporate Park	ASM Lithography Facility	AT&T Web Hosting Facility	Brea Data Center	Granite Tower	Maxtor Manufacturing Facility	Stanford Place II	Pro Forma Adjustments
Revenues:
Rental	$—	340	1,154	667	846	3,675	—	3,839	10,521
Tenant reimbursements	9	39	5	75	62	356	—	76	622
Other	—	—	—	—	—	—	—	68	68

	9	379	1,159	742	908	4,031	—	3,983	11,211

Expenses:
Rental property operating and maintenance	1	16	10	29	21	752	26	1,008	1,863
Property taxes	7	20	—	75	35	439	223	624	1,423
Insurance	—	2	9	10	3	45	107	68	244
Interest	—	—	—	—	—	—	—	—	—
Depreciation and amortization	—	130	299	196	268	1,601	599	1,972	5,065
Other	—	—	130	—	—	36	17	—	183

	8	168	448	310	327	2,873	972	3,672	8,778

Net income (loss)	$1	211	711	432	581	1,158	(972)	311	2,433

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(DD)	Reflects the net increase in interest expense as a result of the financing related pro forma adjustments. The following outlines the loans to be outstanding upon completion of this offering and the formation transactions and the corresponding interest expense that would have been recorded had these loans been outstanding as of the beginning of the periods presented:

	Loans Payable as of June 30, 2004	Interest Rate(1)	Interest Expense
			Six Months Ended June 30, 2004	Year Ended December 31, 2003
100 Technology Center Drive—Mortgage	$20,000	LIBOR + 1.70%	$357	714
Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building—Mortgage	43,000	LIBOR + 1.59%	719	1,436
Ardenwood Corporate Park, NTT/Verio Premier Data Center and VarTec Building— Mezzanine	22,000	LIBOR + 5.75%	826	1,650
AT&T Web Hosting Facility—Mortgage	8,775	LIBOR + 1.85%	163	326
Camperdown House—Mortgage	23,079	6.85%	790	1,580
Carrier Center—Mortgage	26,221	LIBOR + 4.25%(2)	885	1,770
Granite Tower—Mortgage	21,645	LIBOR + 1.20%	333	665
Maxtor Manufacturing Facility—Mortgage	18,000	LIBOR + 2.25%	389	778
Stanford Place II—Mortgage	26,000	5.14%	668	1,336
Univision Tower—Mortgage	39,385	7.52%	1,481	2,962
200 Paul Avenue—Mortgage	47,176	LIBOR + 3.18%	1,163	2,326
1100 Space Park Drive—Mortgage	15,982	Prime + 0.50%	400	799
Secured Term Debt	155,000	6.10%	4,728	9,455
Unsecured Credit Facility	25,263	LIBOR + 1.75%	442	884
Amortization of loan costs	—		1,569	3,138
Accretion of loan premium	—		(507)	(1,244)

Total principal	491,526
Loan premium	566

Pro Forma totals	$492,092		14,406	28,575

Historical interest expense for the Predecessor, Carrier Center, 200 Paul Avenue and 1100 Space Park Drive			(10,198)	(14,555)

			$4,208	14,020

(1)	We intend to enter into a swap agreement to swap variable interest rates for fixed rates for a notional amount of principal totaling approximately $149.8 million. This is not reflected in our pro forma adjustment since we have not yet entered into the swap agreement. We calculated pro forma interest expense for loans with variable interest rates using current LIBOR rates (1.75% for one-month LIBOR to 2.07% for six-month LIBOR as of September 9, 2004) and the current prime rate (4.50% as of September 9, 2004).
(2)	The interest rate on the Carrier Center mortgage loan is subject to a 2.50% LIBOR floor.

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(EE)	Reflects compensation expense related to awards of fully-vested special long term incentive units to be granted in connection with this offering to employees and our executive chairman, based on the number of units specified by employment agreements and our executive chairman’s agreement and utilizing the initial public offering price of our common stock, based on the midpoint of the pricing range indicated on the front cover of this prospectus, as the value of such units. Also reflects compensation expense related to awards of an aggregate of stock options, which vest over a four-year period, to be granted to employees and our executive chairman upon completion of this offering:

		Six Months Ended June 30, 2004	Year Ended. December 31, 2003
	Long term incentive units	$20,285	$20,285
	Stock options	150	299

		$20,435	$20,584

(FF)	Reflects reclassification of asset management fees to general and administrative expense. Although such asset management fees will not be payable subsequent to the completion of this offering, the asset management fees incurred historically will be replaced with direct payments of compensation expense, rent and other general and administrative expenses that were paid for indirectly prior to the completion of this offering by paying the asset management fees. Also reflects removing the asset manager’s estimated profit that is included in the asset management fee:

	Asset management fees	$1,592	3,185
	Remove asset manager’s estimated profit	(242)	(484)

		1,350	2,701

(GG)	Reflects increases in general and administrative expense as a result of becoming a public company:

	Director fees	$30	$60
	Compensation for our chief financial officer, executive vice president of telecommunications infrastructure and others who will be hired upon completion of this offering	463	925
	Directors and officers insurance	125	250
	Other	59	59

		$677	$1,294

DIGITAL REALTY TRUST, INC.

Notes to Pro Forma Condensed Consolidated Financial Statements—(Continued)

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(HH)	Reflects allocation of minority interests in net income (loss) of the Operating Partnership as a result of limited partnership units in the Operating Partnership to be held by the owner of the Predecessor (39.83%), the owners of 200 Paul Avenue and 1100 Space Park Drive (collectively 11.16%), management (3.00%) and the owner of the 10% interest in Univision Tower (0.75%):

Total income (loss) after minority interests in consolidated joint ventures but before allocation to minority interest in operating partnership	$(6,562)	$12,525
Percentage allocable to minority interest	54.74%	54.74%

	$(3,592)	$6,856

(II)	Pro forma earnings (loss) per share—basic and diluted are calculated by dividing pro forma consolidated net income (loss) by the number of shares of common stock issued in this offering. The stock options issued by the Company do not have a dilutive effect on earnings per share because the market value of the stock for pro forma purposes is equal to the initial public offering price which is equal to the exercise price for the stock options.

Report of Independent Registered

Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying balance sheet of Digital Realty Trust, Inc. and subsidiary (the Company) as of March 31, 2004. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Digital Realty Trust, Inc. as of March 31, 2004 in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Los Angeles, California

July 22, 2004

DIGITAL REALTY TRUST, INC.

BALANCE SHEET

	June 30, 2004	March 31, 2004
	(Unaudited)
ASSETS
Cash	$2,000	2,000
Deferred offering costs	2,045,855	—

Total assets	$2,047,855	2,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Non-interest bearing note payable to an affiliate and total liabilities	$2,045,855	—
Stockholder’s Equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 200 shares issued and outstanding	2	2
Additional paid-in capital	1,998	1,998

Total stockholder’s equity	2,000	2,000

Total liabilities and stockholder’s equity	$2,047,855	2,000

See accompanying notes to balance sheet.

DIGITAL REALTY TRUST, INC.

Notes to Balance Sheet

March 31, 2004

(1) Organization and Description of Business

Digital Realty Trust, Inc. (the Company) was incorporated in Maryland on March 9, 2004 under the name of Digital Properties Trust, at which time the Company issued 200 shares of its common stock to Global Properties Holdings, LLC in connection with the initial capitalization of the Company. On April 28, 2004, Global Properties Holdings, LLC sold its shares of the Company’s common stock to Global Innovation Partners, LLC (GI Partners) for $2,000. On July 21, 2004, the Company changed its name to Digital Realty Trust, Inc. The Company expects to file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the Offering) of common stock. The Company is the sole owner and general partner of Digital Realty Trust, L.P. (the Operating Partnership), which was formed on July 21, 2004 in anticipation of the Offering. Upon completion of the Offering, the Company and the Operating Partnership will continue to operate and expand the business of the Digital Realty Predecessor (the Predecessor). The Predecessor is not a legal entity; rather it is a combination of certain of the real estate subsidiaries of GI Partners along with an allocation of certain assets, liabilities, revenues and expenses of GI Partners related to the real estate held by such subsidiaries. The Predecessor is engaged in the business of ownership, acquisition, repositioning and management of technology-related real estate. Operations of the Company and the Operating Partnership are planned to commence upon completion of the Offering.

The Company and the Operating Partnership together with the investors in GI Partners, the owner of the Predecessor and unrelated third parties (collectively, the Participants) will engage in certain formation transactions (the Formation Transactions). The Formation Transactions are designed to (i) continue the operations of the Predecessor, (ii) acquire additional properties or interests in properties from the Participants, (iii) enable the Company to raise the necessary capital to repay certain mortgage debt relating to certain of the properties and pay other indebtedness, (iv) fund costs, capital expenditures and working capital, (v) provide a vehicle for future acquisitions, (vi) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vii) preserve tax advantages for certain Participants.

The operations of the Company will be carried on primarily through the Operating Partnership. It is the intent of the Company to elect the status of and qualify as a REIT under Section 856 through 860 of the Internal Revenue Code of 1986, as amended for the taxable year ending December 31, 2004. Pursuant to a contribution agreement among the owner of the Predecessor and the Operating Partnership, which was executed in July 2004, the Operating Partnership will receive a contribution of interests in certain of GI Partners’ properties in exchange for limited partnership interests in the Operating Partnership and the assumption of debt and other specified liabilities. Additionally, pursuant to contribution agreements between the Operating Partnership and third parties, which were also executed in July 2004, the Operating Partnership will receive contributions of interests in certain additional real estate properties in exchange for limited partnership interests in the Operating Partnership and the assumption of specified liabilities. The value of the units that the Operating Partnership will give for contributed property interests and other assets will increase or decrease based on the initial public offering price of the Company’s common stock. The initial public offering price of the Company’s common stock will be determined in consultation with the underwriters.

The Company has committed to purchase a portion of the limited partnership interests that will be issued to GI Partners immediately following the completion of the Offering. The purchase price will be equal to the value of the Operating Partnership units based on the initial public offering price of the Company’s Stock, net of underwriting discounts and commissions and financial advisory fees. Additionally, if the underwriters exercise their over-allotment option, the Company has committed to purchase additional units having a value equal to the net proceeds to the Company from such exercise.

DIGITAL REALTY TRUST, INC.

Notes to Balance Sheet—(Continued)

March 31, 2004

(2) Income Taxes

As a REIT, the Company will be permitted to deduct distributions paid to its stockholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

(3) Offering Costs

In connection with the Offering, GI Partners will incur legal, accounting, and related costs, which will be reimbursed by the Company upon completion of the Offering. Such costs will be deducted from the gross proceeds of the Offering.

Report of Independent

Registered Public Accounting Firm

The Owner

Digital Realty Predecessor:

We have audited the accompanying combined balance sheets of Digital Realty Predecessor (the Predecessor), as defined in Note 1, as of December 31, 2003 and 2002 and the related combined statements of operations, owner’s equity and comprehensive income (loss), and cash flows for the years then ended and for the period from February 28, 2001 (inception) through December 31, 2001. In connection with our audits of the combined financial statements, we also have audited the financial statement schedule III, Properties and Accumulated Depreciation. These combined financial statements and financial statement schedule are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Digital Realty Predecessor as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended and for the period from February 28, 2001 (inception) through December 31, 2001 in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

Los Angeles, California

July 22, 2004

DIGITAL REALTY PREDECESSOR

Combined Balance Sheets

(In thousands)

		December 31,
	June 30, 2004	2003	2002
	(unaudited)
Assets
Investments in real estate:
Land	$93,613	50,715	16,304
Acquired ground lease	1,477	1,477	—
Buildings and improvements	456,538	323,981	190,299
Tenant improvements	51,177	28,590	14,027

	602,805	404,763	220,630
Accumulated depreciation and amortization	(20,068)	(13,026)	(3,621)

	582,737	391,737	217,009
Cash and cash equivalents	4,268	5,174	3,578
Accounts and other receivables	2,152	1,139	2,240
Deferred rent	7,858	5,178	1,409
Acquired above market leases, net of accumulated amortization of $2,016 in 2003 and $401 in 2002	18,953	11,432	3,538
Acquired in place lease value and deferred leasing costs, net of accumulated amortization of $10,560 in 2003 and $4,038 in 2002	104,290	59,477	40,057
Deferred financing costs, net of accumulated amortization of $1,157 in 2003 and $345 in 2002	4,237	3,396	1,212
Other assets	6,742	2,165	793

	$731,237	479,698	269,836

Liabilities and Owner’s Equity

Notes payable under line of credit	$75,317	44,436	53,000
Notes payable under bridge loan	99,500	—	—
Mortgage loans	247,218	213,429	85,560
Other secured loans	51,861	40,000	18,000
Accounts payable and accrued expenses	6,894	7,117	7,589
Acquired below market leases, net of accumulated amortization of $5,768 in 2003 and $2,452 in 2002	23,761	19,258	16,891
Security deposits and prepaid rents	4,337	3,267	1,688
Asset management fees payable to related party	796	796	796

	509,684	328,303	183,524

Minority interests	3,250	3,444	3,135
Owner’s equity, including $305 and $463 of accumulated other comprehensive income in 2003 and 2002, respectively	218,303	147,951	83,177

	$731,237	479,698	269,836

See accompanying notes to combined financial statements.

DIGITAL REALTY PREDECESSOR

Combined Statements of Operations

(In thousands)

	Six months ended June 30,		Years ended December 31,		Period from February 28, 2001 (inception) through December 31, 2001
	2004	2003	2003	2002
	(Unaudited)
Revenues:
Rental	$34,461	22,298	50,099	21,203	—
Tenant reimbursements	5,397	4,317	8,661	3,894	—
Other	1,712	4,222	4,328	458	12

	41,570	30,837	63,088	25,555	12

Expenses:
Rental property operating and maintenance	6,289	3,638	8,624	4,997	—
Property taxes	3,833	2,416	4,688	2,755	—
Insurance	562	208	626	83	—
Interest	7,878	4,099	10,091	5,249	—
Asset management fees to related party	1,592	1,592	3,185	3,185	2,663
Depreciation and amortization	12,218	7,187	16,295	7,659	—
General and administrative	157	43	329	249	—
Other	2,540	2,480	2,459	1,249	107

	35,069	21,663	46,297	25,426	2,770

Income (loss) before minority interests	6,501	9,174	16,791	129	(2,758)

Minority interests	(56)	73	149	190	—

Net income (loss)	$6,557	9,101	16,642	(61)	(2,758)

See accompanying notes to combined financial statements.

DIGITAL REALTY PREDECESSOR

Combined Statements of Owner’s Equity and Comprehensive Income (Loss)

Six months ended June 30, 2004 (unaudited),

years ended December 31, 2003 and 2002 and period from

February 28, 2001 (inception) through December 31, 2001

(In thousands)

Contributions	$3,748
Net loss	(2,758)

Balance, December 31, 2001	990

Contributions	86,090
Distributions	(4,305)

Net loss	(61)
Other comprehensive income—foreign currency translation adjustments	463

Comprehensive income	402

Balance, December 31, 2002	83,177
Contributions	131,181
Distributions	(82,891)

Net income	16,642
Other comprehensive loss—foreign currency translation adjustments	(158)

Comprehensive income	16,484

Balance, December 31, 2003	147,951
Contributions (unaudited)	103,927
Distributions (unaudited)	(40,137)

Net income (unaudited)	6,557
Other comprehensive income—foreign currency translation adjustments (unaudited)	5

Comprehensive income (unaudited)	6,562

Balance, June 30, 2004 (unaudited)	$218,303

See accompanying notes to combined financial statements.

DIGITAL REALTY PREDECESSOR

Combined Statements of Cash Flows

(In thousands)

	Six months ended June 30,		Years ended December 31,		Period from February 28, 2001 (inception)/ through December 31, 2001
	2004	2003	2003	2002
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$6,557	9,101	16,642	(61)	(2,758)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Minority interests	(56)	73	149	190	—
Distributions to joint venture partner	(138)	(57)	(240)	(395)
Write off of net assets due to early lease termination	2,371	2,336	2,094	1,210	—
Depreciation and amortization of buildings and improvements, tenant improvements and acquired ground lease	7,341	4,081	9,480	3,621	—
Amortization of deferred financing costs	834	118	816	341	—
Amortization of debt premium	(508)	(485)	(970)	(889)	—
Amortization of acquired in place lease value and deferred leasing costs	4,877	3,105	6,815	4,038	—
Amortization of acquired above market leases and acquired below market leases, net	(146)	(1,251)	(1,892)	(2,051)	—
Changes in assets and liabilities:
Accounts and other receivables	(1,013)	180	1,101	(2,228)	(12)
Deferred rent	(2,687)	(1,621)	(3,769)	(1,409)	—
Other assets	(3,827)	(820)	(2,337)	(43)	—
Accounts payable and accrued expenses	333	(2,622)	(482)	5,633	107
Security deposits and prepaid rent	1,070	409	1,579	1,688	—
Asset management fee payable to related party	—	796	—	—	796

Net cash provided by (used in) operating activities	15,008	13,343	28,986	9,645	(1,867)

Cash flows from investing activities:
Acquisitions of properties	(223,920)	(104,405)	(210,318)	(163,363)	—
Deposits paid for acquisitions of properties	(750)	—	—	(750)	(1,881)
Improvements to investments in real estate	(3,077)	(2,715)	(4,945)	(642)	—

Net cash used in investing activities	(227,747)	(107,120)	(215,263)	(164,755)	(1,881)

Cash flows from financing activities:
Borrowings under line of credit	99,381	42,575	91,436	53,000	—
Repayments under line of credit	(68,500)	—	(100,000)	—	—
Borrowings under bridge loan	99,500	—	—	—	—
Proceeds from mortgage loans	20,000	14,000	131,420	23,173	—
Principal payments on mortgage loans	(640)	(2,085)	(2,673)	(1,057)	—
Proceeds from other secured loans	—	—	22,000	—	—
Principal payments on other secured loans	(23)	—	—	—	—
Payment of loan fees and costs	(1,675)	(327)	(3,000)	(1,553)	—
Contribution from joint venture partner	—	225	400	3,340	—
Contributions from owner	103,927	64,955	131,181	86,090	3,748
Distributions to owner	(40,137)	(27,118)	(82,891)	(4,305)	—

Net cash provided by financing activities	211,833	92,225	187,873	158,688	3,748

Net increase (decrease) in cash and cash equivalents	(906)	(1,552)	1,596	3,578	—
Cash and cash equivalents, beginning of period	5,174	3,578	3,578	—	—

Cash and cash equivalents, end of period	$4,268	2,026	5,174	3,578	—

Supplemental disclosure of cash flow information
Cash paid during the period for interest	7,104	4,450	10,088	4,945	—
Supplemental disclosure of noncash investing and financing activities:
Increase (decrease) in net assets related to foreign currency translation adjustments	5	(176)	(158)	463	—
Accrual for additions to investments in real estate included in accounts payable and accrued expenses	1,104	1,317	1,859	1,849	—
Allocation of purchase of properties to:
Investments in real estate	171,373	88,895	180,546	137,319	—
Acquired above market leases	9,503	6,948	10,614	4,281	—
Acquired below market leases	(6,908)	(5,322)	(6,964)	(19,343)	—
Acquired in place lease value	50,497	13,884	26,122	44,015	—
Loan premium	(545)	—	—	(2,909)

Cash paid for acquisition of properties	223,920	104,405	210,318	163,363	—
Mortgage loans assumed in connection with the acquisition of a property	14,392	—	—	60,648	—
Other secured loan assumed in connection with the acquisition of a property	11,884	—	—	—	—
Other secured loan obtained from seller of real estate	—	—	—	18,000	—
Purchase deposits applied to acquisitions of properties	—	750	750	1,881	—

Total purchase price	250,196	105,155	211,068	243,892	—

See accompanying notes to combined financial statements.

DIGITAL REALTY PREDECESSOR

Notes to Combined Financial Statements

December 31, 2003 and 2002

(1) Organization

Digital Realty Predecessor (the Predecessor) is owned by Global Innovation Partners, LLC, a Delaware limited liability company (GI Partners). The Predecessor is not a legal entity; rather it is a combination of certain of the real estate subsidiaries of GI Partners along with an allocation of certain assets, liabilities, revenues and expenses of GI Partners related to the real estate held by such subsidiaries, as described below in Note (2)(a). The Predecessor is engaged in the business of ownership, acquisition, repositioning, and management of technology-related real estate.

The Predecessor commenced operations on January 10, 2002 when it acquired its first investment in real estate. GI Partners was formed on February 28, 2001 by and between California Public Employees’ Retirement System (CalPERS), Global Innovation Contributors, LLC (GIC), and Global Innovation Manager, LLC (the Manager) (collectively, the Members).

In anticipation of an initial public offering (the Offering) of the common stock of Digital Realty Trust, Inc. (the REIT), which is expected to be completed in 2004, the REIT and a majority owned limited partnership that the REIT formed on July 21, 2004, Digital Realty Trust, L.P. (the Operating Partnership), together with GI Partners and unrelated third parties (collectively, the Participants), will engage in certain formation transactions (the Formation Transactions). The Formation Transactions are designed to (i) continue the operations of the Predecessor, (ii) acquire additional properties or interests from third parties, (iii) enable the REIT to raise necessary capital to repay certain mortgage debt relating to certain of the properties and pay other indebtedness, (iv) fund costs, capital expenditures and working capital, (v) provide a vehicle for future acquisitions, (vi) enable the REIT to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vii) preserve tax advantages for certain Participants.

The operations of the REIT will be carried on primarily through the Operating Partnership. It is the intent of the REIT to elect the status of and qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended for the taxable year ending December 31, 2004. The REIT will be the sole general partner in the Operating Partnership. Pursuant to a contribution agreement among the owner of the Predecessor and the Operating Partnership, which was executed in July 2004, the Operating Partnership will receive a contribution of interests in the real estate properties in exchange for limited partnership interests in the Operating Partnership and the assumption of debt and other specified liabilities.

The REIT has committed to purchase a portion of the limited partnership interests that will be issued to GI Partners immediately following the completion of the Offering. The purchase price will be equal to the value of the Operating Partnership units based on the initial public offering price of the REIT’s stock, net of underwriting discounts and commissions and financial advisory fees. Additionally, if the underwriters exercise their over-allotment option, the REIT has committed to purchase additional units from these members having a value equal to the net proceeds from such exercise.

(2) Summary of Significant Accounting Policies

(a) Principles of Combination

The accompanying combined financial statements include the wholly owned real estate subsidiaries and majority owned real estate joint ventures that GI Partners intends to contribute to the Operating Partnership in connection with the Offering, including Carrier Center (unaudited) beginning May 25, 2004 upon acquisition of the property. The Operating Partnership has an option to acquire Carrier Center and management believes that it is probable that the Operating Partnership will acquire Carrier Center as of the consummation of the Formation Transactions and completion of the Offering. The interests of the joint venture partners, all of whom are third parties, are reflected in minority interests in the accompanying combined financial statements.

DIGITAL REALTY PREDECESSOR

Notes to Combined Financial Statements—(Continued)

December 31, 2003 and 2002

The accompanying combined financial statements do not include the real estate subsidiaries for the properties owned by GI Partners that are subject to right of first offer agreements, whereby the Operating Partnership has the right to make the first offer to purchase these properties if GI Partners decides to sell them, since management believes that it is not currently probable that the Operating Partnership will acquire these properties as the properties are presently vacant. The accompanying combined financial statements also do not include any of GI Partners’ investments in privately held companies, which GI Partners also does not intend to contribute to the Operating Partnership.

The accompanying combined statements include an allocation of GI Partners’ line of credit to the extent that such borrowings and the related interest expense relate to acquisitions of the real estate owned by the subsidiaries and joint ventures that GI Partners intends to contribute to the Operating Partnership. Additionally, the accompanying combined financial statements include an allocation of asset management fees to a related party incurred by GI Partners along with an allocation of the liability for any such fees that are unpaid as of the balance sheet dates and an allocation of GI Partners’ general and administrative expenses.

(b) Cash Equivalents

For purpose of the combined statements of cash flows, the Predecessor considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents. As of December 31, 2003 and 2002, cash equivalents consist of investments in a money market fund.

(c) Investments in Real Estate

Investments in real estate are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight line basis over the estimated useful lives as follows:

Acquired ground lease	99 years

Buildings and improvements	39 years

Tenant improvements	Shorter of the useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d) Impairment of Long-Lived Assets

The Predecessor assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying values of the investments in real estate has occurred.

(e) Purchase Accounting for Acquisition of Investments in Real Estate

Purchase accounting is applied to the assets and liabilities related to all real estate investments acquired by the Predecessor. In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting primarily of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of

DIGITAL REALTY PREDECESSOR

Notes to Combined Financial Statements—(Continued)

December 31, 2003 and 2002

the value of above-market and below-market leases, other value of in-place leases, value of tenant relationships and acquired ground leases, based in each case on their fair values. Loan premiums, in the case of above market rate loans, or loan discounts, in the case of below market loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land (or acquired ground lease if the land is subject to a ground lease), building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in–place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease and, for below-market leases, over a period equal to the initial term plus any below market fixed rate renewal periods. The leases do not currently include any below market fixed rate renewal periods. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values, also referred to as acquired lease obligations, are amortized as an increase to rental income over the initial terms of the respective leases and any below market fixed rate renewal periods.

In addition to the intangible value for above market leases and the intangible negative value for below market leases, there is intangible value related to having tenants leasing space in the purchased property, which is referred to as in-place lease value and tenant relationship value. Such value results primarily from the buyer of a leased property avoiding the costs associated with leasing the property including tenant improvement allowances and leasing commissions and also avoiding rent losses and unreimbursed operating expenses during the lease up period. The aggregate fair value of in-place leases and tenant relationships is equal to the excess of (i) the fair value of a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease value and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for the real estate acquired by the Predecessor because such value and its consequence to amortization expense is immaterial for these particular acquisitions. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

(f) Deferred Leasing Costs

Deferred leasing commissions and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight line basis over the terms of the related leases.

DIGITAL REALTY PREDECESSOR

Notes to Combined Financial Statements—(Continued)

December 31, 2003 and 2002

(g) Foreign Currency Translation

Assets and liabilities of the subsidiary that owns a real estate investment located in London, England are translated into U.S. dollars using year-end exchange rates except for the portion subject to a foreign currency forward contract discussed in Note (2)(h); income and expenses are translated using the average exchange rates for the reporting period. The functional currency of this subsidiary is the British pound. Translation adjustments are recorded as a component of accumulated other comprehensive income.

(h) Foreign Currency Forward Contract

The Predecessor accounts for its foreign currency hedging activities in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, and FASB Statement No. 52, Foreign Currency Translation.

Changes in the fair value of foreign currency forward contracts that are highly effective as hedges are designated and qualify as foreign currency hedges, and are used as a hedge of a net investment in a foreign operation, are recorded as a component of accumulated other comprehensive income.

The terms of the foreign currency forward contract held as of December 31, 2003, which has a notional amount denominated in British pounds, of £7,850,000, was used to convert the balances of the investment in real estate located in London, England into U.S. dollars. The fair value of such forward contract was $(1,350,000) as of December 31, 2003 and this is included in other comprehensive loss included in owner’s equity. The Predecessor had no forward contracts at December 31, 2002.

(i) Deferred Financing Costs

Loan fees and costs related to the Predecessor’s loans are capitalized and amortized over the life of the related loans on a straight line basis, which approximates the effective interest method. Such amortization is included as a component of interest expense.

(j) Income Taxes

No provision has been made in the combined financial statements for income taxes, as any such taxes are the responsibility of GI Partners’ Members, as GI Partners is a limited liability company. To the extent that any United Kingdom taxes are incurred by the subsidiary invested in real estate located in London, England, a provision is made for such taxes. There were no such taxes for the years ended December 31, 2003 and 2002 and the period from February 28, 2001 (inception) to December 31, 2001.

(k) Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rent in the accompanying combined balance sheets and contractually due but unpaid rents are included in accounts and other receivables.

Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying combined statements of operations, are recognized when the related leases are canceled and the Predecessor has no continuing obligation to provide services to such former tenants.

A provision for possible loss is made if the receivable balances related to contractual rent, rent recorded on a straight line basis, and tenant reimbursements are considered to be uncollectible.

DIGITAL REALTY PREDECESSOR

Notes to Combined Financial Statements—(Continued)

December 31, 2003 and 2002

(l) Unaudited Interim Combined Financial Information

The combined financial statements as of June 30, 2004 and for the six months ended June 30, 2004 and 2003 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of normal and recurring nature.

(m) Management’s Estimates and Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

Management has identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of the Predecessor’s combined financial statements. On an on going basis, management evaluates estimates related to critical accounting policies, including those related to revenue recognition and the allowance for doubtful accounts receivable and investments in real estate and asset impairment. The estimates are based on information that is currently available to management and on various other assumptions that management believes are reasonable under the circumstances.

Management must make estimates related to the collectibility of accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. Management specifically analyzes accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on the Predecessor’s net income, because a higher bad debt allowance would result in lower net income.

Management is required to make subjective assessments as to the useful lives of the properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Predecessor’s investments in real estate. These assessments have a direct impact on the Predecessor’s net income because if management were to shorten the expected useful lives of the Predecessor’s investments in real estate, the Predecessor would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Management is required to make subjective assessments as to whether there are impairments in the values of the Predecessor’s investments in real estate. These assessments have a direct impact on the Predecessor’s net income because recording an impairment loss results in an immediate negative adjustment to net income.

Management is required to make subjective assessments as to the fair value of assets and liabilities in connection with purchase accounting related to real estate acquired by the Predecessor. These assessments have a direct impact on the Predecessor’s net income subsequent to the acquisition of the additional interests as a result of depreciation and amortization being recorded on these assets and liabilities over the expected lives of the related assets and liabilities.

Management estimates the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

DIGITAL REALTY PREDECESSOR

Notes to Combined Financial Statements—(Continued)

December 31, 2003 and 2002

(3) Investments in Real Estate

The Predecessor’s investments in real estate consist of equity investments in technology-related properties. The properties include telecommunications infrastructure, information technology infrastructure, technology manufacturing, and technology office/corporate headquarters facilities. As of December 31, 2003, the Predecessor held 13 properties; 12 located in seven states within the United States and one located in London, England, with 29% and 27% of the carrying value of the investments in real estate comprised of properties located in Texas and California, respectively. As of December 31, 2002, the Predecessor held five properties located in four states within the United States and one located in London, England, with 36% and 25% of the carrying value of the investments in real estate comprised of properties located in Texas and New Jersey, respectively.

The Predecessor has a 90% ownership interest in a property known as Univision Tower, located in Texas. The minority partner’s 10% share is reflected in minority interests in the accompanying combined financial statements.

The Predecessor has a 98% ownership interest in a property known as Stanford Place II, located in Colorado. The minority partner’s 2% share is reflected in minority interests in the accompanying combined financial statements. Distributions from this joint venture are allocated based on the stated percentage interests until distributions exceed the amount required to return all capital plus a 15% return. After that, disproportionate allocations are made based on the formulas described in the joint venture agreement whereby the 2% joint venture partner is allocated a larger share.

(4) Debt

(a) Line of Credit

GI Partners has a $100,000,000 revolving credit facility with several banks and a financial services company, which expires on December 31, 2004. GI Partners is currently negotiating with the lenders to obtain a 12-month extension for this facility. Advances under the facility are secured by unfunded capital commitments of GI Partners. Outstanding advances totaled $60,000,000 and $57,000,000 as of December 31, 2003 and 2002, respectively, of which $44,436,000 and $53,000,000 has been allocated to the Predecessor since these borrowings relate to the Predecessor’s real estate investments. Available credit under the line is reduced by amounts set aside for GI Partners’ obligations under outstanding letters of credit. There were no outstanding letters of credit as of December 31, 2003 and 2002.

Outstanding advances under the line of credit bear interest at variable rates based on LIBOR plus 0.875% or the reference rate, as defined in the revolving credit agreement, at the option of GI Partners. As of December 31, 2003 and 2002, all of the outstanding advances have been designated as LIBOR advances and the applicable borrowing rates from the various advances range from 2.025% to 2.045% as of December 31, 2003 and 2.275% to 2.635% as of December 31, 2002. Interest is payable monthly.

Commitment fees equal to 0.2% per annum of the unused maximum commitment under this line of credit are due quarterly if the unused maximum commitment is greater than or equal to one-half of the maximum commitment under the credit facility. However, commitment fees equal to 0.15% per annum of the unused maximum commitment are due quarterly if the unused maximum commitment is less than one-half of the maximum commitment. Additionally, a letter of credit fee equal to 1% per annum of the daily stated amount of each letter of credit issued under the credit facility is due quarterly.

Advances under the line of credit may be prepaid and reborrowed without penalty. The loan agreement includes certain covenants. Management believes that GI Partners has complied with these loan covenants.

DIGITAL REALTY PREDECESSOR

Notes to Combined Financial Statements—(Continued)

December 31, 2003 and 2002

(b) Mortgage and Other Secured Loans

Mortgage and other secured loans consist of the following as of December 31, 2003 and 2002 (in thousands):

	2003	2002
Mortgage loans:
Loan payable to a financial institution, secured by the Ardenwood Corporate Park, VarTec Building and NTT /Verio Premier Data Center properties. The loan bears interest, payable monthly, at the one-month LIBOR plus 1.59% (2.61% at December 31, 2003). Interest is due monthly. Principal is due at maturity on August 9, 2006. The loan may be extended at the Predecessor’s option for one thirteen-month period and one one-year period if certain conditions exist and upon payment of a 0.125% extension fee.	$43,000	$—
Loan payable to an insurance company, secured by the Univision Tower property. The loan bears interest at 7.52%. Monthly payments of principal and interest at $327. Outstanding principal is due at maturity on January 1, 2005.	39,856	40,747
Loans payable to an insurance and mortgage company, secured by the Stanford Place II property. The loans bear interest at 5.14%, payable monthly. Principal is due at maturity on January 10, 2009.	26,000	—
Loan payable to Bank of Scotland, denominated in pounds sterling; secured by the Camperdown House property. The loan bears interest at 6.845%. Interest is due quarterly. Beginning November 2004, quarterly principal and interest payments based on a ten-year amortization schedule are due. Outstanding principal is due at maturity on October 31, 2009.	23,079	22,988

Loan payable to an insurance company, secured by the Granite Tower property. The loan bears interest, payable monthly, at 2.37% through December 2003, and at the three-month LIBOR plus 1.20% thereafter. Beginning February 2005, monthly principal payments of $45 are required. The loan matures on January 1, 2009. Beginning January 2006, the Predecessor has a one-time option to convert the interest rate to a fixed rate based on the then available fixed rates if certain conditions exist and upon payment of a 1% conversion fee. If the interest rate is converted, monthly principal and interest payments based on a 30-year amortization schedule are required.

	21,645	—
Loans payable to a bank, secured by the 36 Northeast Second Street property. The first mortgage bears interest, payable monthly, at the greater of 4% or one of the two variable rates as defined in the loan agreement. The applicable rate at December 31, 2003 and 2002 is 4%. Principal payments of $23 are due monthly. Outstanding principal is due at maturity on May 1, 2005. The second mortgage, which had a principal balance of $945 at December 31, 2002, was repaid during 2003.	18,024	19,805
Loan payable to a bank, secured by the Maxtor Manufacturing Facility property. The loan bears interest, payable monthly, at the one-month LIBOR plus 2.25% (3.37% at December 31, 2003) and monthly principal payments of $35 are due beginning in January 2005 and the remaining principal is due at maturity on December 31, 2006. The loan may be extended for two one-year periods at the Predecessor’s option if certain conditions are met and upon prepayment of an extension fee of 0.35% .	18,000	—

DIGITAL REALTY PREDECESSOR

Notes to Combined Financial Statements—(Continued)

December 31, 2003 and 2002

	2003	2002
Loan payable to a bank, secured by the ASM Lithography Facility property. The loan bears interest, payable monthly, at the greater of 4.75% or the one-month LIBOR plus 2.75% (the applicable rate is 4.75% at December 31, 2003). Beginning August 5, 2004, monthly principal payments are due based on a twenty-five year amortization period. The loan matures on June 30, 2006. The loan may be extended at the Predecessor’s option for two one-year periods if certain conditions exist and upon payment of a 0.5% extension fee.	$14,000	$—
Loan payable to an insurance company, secured by the AT&T Web Hosting Facility property. The loan bears interest, payable monthly, at the three-month LIBOR plus 1.85% (3.02% at December 31, 2003). Principal is due at maturity on December 1, 2006. The loan may be extended at the Predecessor’s option for two one-year periods if certain conditions exist.	8,775	—

Total principal outstanding	212,379	83,540
Loan premium	1,050	2,020

Total mortgage loans	$213,429	$85,560

Other secured loans:

Loan payable to a financial institution, secured by the Predecessor’s interests in the subsidiaries that own the Ardenwood Corporate Park, VarTec Building, and NTT/Verio Premier Data Center properties. The loan bears interest at 5.875% through September 2003, and at the one-month LIBOR plus 5.75% thereafter (6.77% at December 31, 2003). Interest is due monthly. Outstanding principal is due at maturity on August 9, 2006. The loan may be extended at the option of the borrower for one thirteen-month period and one one-year period if certain conditions exist and upon payment of a .125% extension fee.

	$22,000	$—

Loan payable to the former owner of the Univision Tower property. This loan is secured by all of the partnership interests in the majority-owned partnership that holds title to the real estate. The loan bears interest at 8%. Monthly payments of interest are due as described in the promissory note based, in part, on available cash flow. Principal and unpaid interest is due at maturity on January 31, 2007. The seller has made certain guaranties related to collectibility of rents from the tenants for a period of three years from the date of acquisition of the property. Any amounts due under such guaranties will be used to reduce amounts outstanding under this loan.

	18,000	18,000

	$40,000	$18,000

The terms of loan agreements for most of the mortgage and other secured loans require prepayment penalties if the principal is prepaid. The loans secured by Ardenwood Corporate Park, VarTec Building and NTT/Verio Premier Data Center do not permit prepayment before October 8, 2005 and the loans secured by Granite Tower and AT&T Web Hosting Facility do not permit prepayment until January 1, 2006 and November 25, 2004, respectively.

GI Partners has made certain guaranties with respect to certain of the Predecessor’s loans and expects that such guaranties will be released upon consummation of the formation transactions and the Offering.

DIGITAL REALTY PREDECESSOR

Notes to Combined Financial Statements—(Continued)

December 31, 2003 and 2002

The minimum principal payments due for the mortgage and other secured loans in each of the next five years and thereafter are as follows (in thousands):

2004	$1,739
2005	59,566
2006	107,305
2007	20,484
2008	2,620
Thereafter	60,665

$252,379

On March 5, 2004, the Predecessor borrowed $20,000,000 under a mortgage loan secured by the property acquired in February 2004 (note 8). This mortgage loan bears interest, payable monthly, at an annual rate of LIBOR plus 1.7% and principal is due at maturity on April 1, 2009.

On May 25, 2004, the Predecessor assumed a mortgage loan with an outstanding balance of $14,392,000 (unaudited) and a mezzanine loan with an outstanding balance of $11,884,000 (unaudited) in connection with the acquisition of the Carrier Center property (note 9).

(c) Bridge Loan (unaudited)

During May and June 2004, the Predecessor borrowed an aggregate of $99,500,000 under a bridge loan facility. These borrowings are secured by five of the Predecessor’s investments in real estate, Savvis Data Center, Brea Data Center, Siemens Building, Hudson Corporate Center and Comverse Technology Building. The borrowings bear interest at one-month LIBOR plus 2% (3.24% as of June 30, 2004), payable monthly, and principal is due July 28, 2004. This bridge loan is expected to be replaced with another bridge loan from the same lender and that loan is expected to be repaid upon the completion of the offering.

(5) Minimum Future Rentals

The following is a schedule of minimum future rentals to be received on noncancelable operating leases as of December 31, 2003 (in thousands):

2004	$55,232
2005	56,268
2006	55,195
2007	52,881
2008	50,212
Thereafter	185,956

$455,744

The above future minimum rentals do not include amounts for tenant reimbursement revenue.

(6) Asset Management and Other Fees to Related Parties

Pursuant to the terms of GI Partners’ Limited Liability Company Agreement, dated February 28, 2001 (the Agreement), Global Innovation Advisor, LLC (the Asset Manager), an affiliate of the Manager, receives an asset

DIGITAL REALTY PREDECESSOR

Notes to Combined Financial Statements—(Continued)

December 31, 2003 and 2002

management fee from GI Partners. During the Investment Period, as defined, the asset management fee is equal to 1.25% per annum of Capital Commitments, as defined, and after the Investment Period ends, the management fee is equal to 1% of the unreturned Capital Contributions. Management fees are paid quarterly, in arrears.

For the years ended December 31, 2003 and 2002 and the period from February 28, 2001 (inception) through December 31, 2001, asset management fees of $6,263,000, $6,579,000, and $5,500,000, respectively, were incurred by GI Partners based on the Investment Period formula. Asset management fees totaling $3,185,000, $3,185,000 and $2,663,000 have been allocated to the Predecessor for the years ended December 31, 2003 and 2002 and the period from February 28, 2001 (inception) through December 31, 2001, respectively. Although neither the REIT nor the Operating Partnership are or will be parties to the Agreement requiring the payment of the asset management fees, an allocation of such fees has been included in the accompanying combined financial statements since such fee is essentially the Predecessor’s historical general and administrative expense. The Predecessor does not directly incur personnel costs, home office space rent or other general and administrative expenses that are expected to be incurred directly by the REIT and the Operating Partnership subsequent to the completion of the Offering. These types of expenses were historically incurred by the Asset Manager and were passed through to GI Partners via the asset management fee.

The allocation of asset management fees to the Predecessor was made based on the ratio of (a) the sum of GI Partners’ Capital Contributions invested in real estate as of December 31, 2003, including the Predecessor’s properties and the properties for which the Predecessor has rights of first offer, plus an estimate of future GI Partners’ Capital Contributions that will be utilized to acquire properties for the Predecessor during 2004 to (b) total Capital Commitments to GI Partners. Management expects the Investment Period to end during 2004 and thereafter asset management fees would be allocated to the Predecessor based on the ratio of unreturned Capital Contributions invested in the Predecessor’s properties to total unreturned Capital Contributions for GI Partners. Management believes that the method used to allocate asset management fees is reasonable.

The Agreement also requires that the asset management fees payable by GI Partners for any quarter will be reduced by 50% of the amount of Creditable Fees, as defined, received during the immediately preceding quarter. Since Creditable Fees relate only to GI Partners’ private equity investments, no reduction of the asset management fee related to Creditable Fees has been allocated to the Predecessor.

Additionally, the Agreement provides for payment of additional compensation, not encompassed in the management fee, to the Asset Manager or its affiliates for related real estate services.

The following schedule presents fees incurred by GI Partners and earned by affiliates of the Asset Manager for the years ended December 31 (in thousands):

	2003	2002
Lease commissions	$1,092	$116
Brokerage fees	491	208
Property management fees	288	11
Property management salaries	114	—
Construction management fees	4	—

	$1,989	$335

DIGITAL REALTY PREDECESSOR

Notes to Combined Financial Statements—(Continued)

December 31, 2003 and 2002

(7) Fair Value of Financial Instruments

As of December 31, 2003 and 2002, the fair values of the Predecessor’s variable rate loans, comprised of notes payable under a line of credit and certain mortgage loans and other secured loans are approximated by the carrying values as the terms are similar to those currently available to the Predecessor for debt with similar risk and the same remaining maturities. The fair value of the fixed rate mortgage and other secured loans aggregates $110,000,000 compared to the aggregate carrying amount of $106,935,000 as of December 31, 2003 and $87,000,000 compared to the aggregate carrying amount of $81,735,000 as of December 31, 2002.

The carrying amounts for cash equivalents, accounts and other receivables, accounts payable and accrued expenses approximate fair value because of the short-term nature of these instruments. The fair value of the forward currency forward contract is discussed in note 2 (h).

(8) Commitments and Contingencies

As of December 31, 2003, the Predecessor had entered into purchase agreements to acquire a property located in Massachusetts known as 100 Technology Drive for $38,100,000 and a property located in Texas known as the Siemens Building for $17,200,000. These purchases were consummated in February and April 2004, respectively.

The property known as ASM Lithography Facility is subject to an operating ground lease that expires in the year 2101. Rental expense for the period from acquisition of this property in May 2003 through December 31, 2003 totaled $198,000. The following is a schedule of minimum lease commitments for the ground lease as of December 31, 2003 (in thousands):

2004	$241
2005	241
2006	241
2007	241
2008	241
Thereafter	9,814

$11,019

(9) Investments in Real Estate Acquired During the Six Months Ended June 30, 2004 (unaudited)

In addition to the acquisitions of 100 Technology Drive and Siemens Building (note 8), the Predecessor acquired Carrier Center, Savvis Data Center, and Comverse Technology Building during the six months ended June 30, 2004. Carrier Center, which is located in Los Angeles, California, was purchased for approximately $75,000,000 on May 25, 2004, Savvis Data Center, which is located in Santa Clara, California, was purchased for approximately $60,000,000 on May 25, 2004 and Comverse Technology Building, which is located in Wakefield, Massachusetts, was purchased for approximately $58,000,000 on June 16, 2004.

DIGITAL REALTY PREDECESSOR

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2003

(In thousands)

			Initial Costs			Costs Capitalized Subsequent to Acquisition		Total Costs
Description	Encumbrances		Land	Acquired Ground Lease	Buildings and Improvements	Improvements	Carrying Costs	Land	Acquired Ground Lease	Buildings and Improvements	Total	Accumulated Depreciation and Amortization	Date of Acquis.(A) Constr.(C)
PROPERTIES:
Univision Tower Dallas, TX	$39,856		$1,838	$—	$77,604	$2,315	$—	$1,838	$—	$79,919	$81,757	$4,757	2002	(A)
36 Northeast Second Street Miami, FL	18,024		1,943	—	24,184	154	—	1,943	—	24,338	26,281	1,504	2002	(A)
Camperdown House London, UK	23,079		3,776	—	28,166	1,410	—	3,776	—	29,576	33,352	1,154	2002	(A)
Hudson Corporate Center Weehawken, NJ	—		5,140	—	48,526	271	—	5,140	—	48,797	53,937	1,876	2002	(A)
NTT/Verio Premier Data Center San Jose, CA	13,000	*	3,607	—	23,008	—	—	3,607	—	23,008	26,615	833	2002	(A)
Ardenwood Corporate Park Fremont, CA	25,000	*	15,330	—	32,419	—	—	15,330	—	32,419	47,749	1,121	2003	(A)
VarTec Building Carrollton, TX	5,000	*	1,477	—	10,330	—	—	1,477	—	10,330	11,807	365	2003	(A)
ASM Lithography Facility Tempe, AZ	14,000		—	1,477	16,471	—	—	—	1,477	16,471	17,948	298	2003	(A)
AT&T Web Hosting Facility Atlanta, GA	8,775		1,250	—	11,577	87	—	1,250	—	11,664	12,914	164	2003	(A)
Granite Tower Dallas, TX	21,645		3,643	—	22,060	4	—	3,643	—	22,064	25,707	228	2003	(A)
Brea Data Center Brea, CA	—		3,777	—	4,611	—	—	3,777	—	4,611	8,388	95	2003	(A)
Maxtor Manufacturing Facility Fremont, CA	18,000		5,272	—	20,166	—	—	5,272	—	20,166	25,438	129	2003	(A)
Stanford Place II Denver, CO	26,000		3,662	—	29,183	25	—	3,662	—	29,208	32,870	502	2003	(A)

	$212,379		$50,715	$1,477	$348,305	$4,266	$—	$50,715	$1,477	$352,571	$404,763	$13,026

*	This is an allocation of a $43,000 loan secured by three properties.

See accompanying independent auditors’ report.

DIGITAL REALTY PREDECESSOR

NOTES TO SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION

December 31, 2003

(In thousands)

(1) Tax Basis Cost

The aggregate gross cost of the Digital Realty Predecessor properties for federal income tax purposes approximated $493,758 (unaudited) as of December 31, 2003.

(2) Historical Cost and Accumulated Depreciation and Amortization

The following table reconciles the historical cost of the Digital Realty Predecessor properties for financial reporting purposes from February 28, 2001 (inception) through December 31, 2003:

	Years ended December 31,		Period from February 28, 2001(inception) through December 31, 2001
	2003	2002
Balance, beginning of period	$220,630	$—	$—
Additions during period (acquisitions and improvements)	184,673	220,630	—
Deductions during period (write-off of tenant improvements)	(540)	—	—

Balance, close of period	$404,763	$220,630	$—

The following table reconciles the accumulated depreciation and amortization of the Digital Realty Predecessor properties for financial reporting purposes from February 28, 2001 (inception) through December 31, 2003:

	Years ended December 31,		Period from February 28, 2001(inception) through December 31, 2001
	2003	2002
Balance, beginning of period	$3,621	$—	$—
Additions during period (depreciation and amortization expense)	9,480	3,621	—
Deductions during period (write-off of tenant improvements)	(75)	—	—

Balance, close of period	$13,026	$3,621	$—

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Ardenwood Corporate Park (the Property) for the year ended December 31, 2002. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of the Property for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

ARDENWOOD CORPORATE PARK

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2003 through January 12, 2003	Year Ended December 31, 2002
	(unaudited)
Revenue:
Rental	$259	7,281
Tenant reimbursements	39	1,039
Other	—	47

	298	8,367

Certain expenses:
Rental property operating and maintenance	16	449
Property taxes	20	567
Insurance	2	60

	38	1,076

Revenue in excess of certain expenses	$260	7,291

See accompanying notes to statements of revenue and certain expenses.

ARDENWOOD CORPORATE PARK

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2003 through January 12, 2003 (unaudited)

and year ended December 31, 2002

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relates to the operations of the property known as Ardenwood Corporate Park (the Property). The Property is a biotechnology manufacturing and office property located in Fremont, California.

On January 13, 2003, a wholly owned subsidiary of Global Innovation Partners, L.L.C. completed the acquisition of the Property from AMB Property, L.P. for $57,000,000.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2002 or the period from January 1, 2003 through January 12, 2003 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2003 through January 12, 2003 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

ARDENWOOD CORPORATE PARK

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2003 through January 12, 2003 (unaudited)

and year ended December 31, 2002

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2002 are as follows (in thousands):

Year ending December 31:

2003	$7,176
2004	7,518
2005	7,882
2006	6,583
2007	6,302
Thereafter	23,004

$58,465

(4) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2002 (in thousands):

Tenant	Rental Revenue
Abgenix	$4,243
Logitech	1,860

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of ASM Lithography Facility (the Property) for the year ended December 31, 2002. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of ASM Lithography Facility for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

ASM LITHOGRAPHY FACILITY

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2003 through May 19, 2003	Year Ended December 31, 2002
	(unaudited)
Revenue:
Rental	$1,112	2,387
Tenant reimbursements	5	48
Other	—	5

	1,117	2,440

Certain expenses:
Rental property operating and maintenance	10	33
Insurance	9	24
Ground lease rent	130	336

	149	393

Revenue in excess of certain expenses	$968	2,047

See accompanying notes to statements of revenue and certain expenses.

ASM LITHOGRAPHY FACILITY

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2003 through May 19, 2003 (unaudited)

and year ended December 31, 2002

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relates to the operations of the property known as ASM Lithography Facility (the Property). The Property is a research and development building located in Tempe, Arizona.

On May 20, 2003, a wholly owned subsidiary of Global Innovation Partners, L.L.C. completed the acquisition of the Property from Ryan Companies, US, Inc. for $22,400,000.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2002 or the period from January 1, 2003 through May 19, 2003 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Ground Lease

Rental expense under the ground lease is recognized on a straight line basis.

(c) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(d) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2003 through May 19, 2003 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

ASM LITHOGRAPHY FACILITY

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2003 through May 19, 2003 (unaudited)

and year ended December 31, 2002

(3) Minimum Future Lease Rentals

The Property is leased to a single tenant under a non-cancelable operating lease that provides for minimum rent and reimbursement of Property expenses excluding the ground lease rent. Future minimum rentals to be received under the lease in effect as of December 31, 2002 are as follows (in thousands):

Year ending December 31:

2003	$2,549
2004	2,549
2005	2,549
2006	2,549
2007	2,801
Thereafter	27,851

$40,848

(4) Ground Lease

The property is subject to an operating ground lease that expires in 2101. The following is a schedule of minimum lease commitments for the ground lease as of December 31, 2002 (in thousands):

Year ending December 31:

2003	$241
2004	241
2005	241
2006	241
2007	241
Thereafter	10,055

$11,260

(5) Tenant Concentrations

The Property’s single tenant is ASM Lithography, a wholly owned subsidiary of ASML Holding NV.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of AT&T Web Hosting Facility (the Property) for the year ended December 31, 2002. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of AT&T Web Hosting Facility for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

AT&T WEB HOSTING FACILITY

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2003 through June 22, 2003	Year ended December 31, 2003
	(unaudited)
Revenue:
Rental	$593	1,283
Tenant reimbursements	75	112
Other	—	10

	668	1,405

Certain expenses:
Rental property operating and maintenance	29	75
Property taxes	75	123
Insurance	10	26

	114	224

Revenue in excess of certain expenses	$554	1,181

See accompanying notes to statements of revenue and certain expenses.

AT&T WEB HOSTING FACILITY

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2003 through June 22, 2003 (unaudited)

and year ended December 31, 2002

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relates to the operations of the property known as AT&T Web Hosting Facility (the Property). The Property is an industrial warehouse located in Atlanta, Georgia.

On June 23, 2003, a wholly owned subsidiary of Global Innovation Partners, L.L.C. completed the acquisition of the Property from Global R for $13,500,000.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2002 or the period from January 1, 2003 through June 22, 2003 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2003 through June 22, 2003 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of normal recurring nature.

AT&T WEB HOSTING FACILITY

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2003 through June 22, 2003 (unaudited)

and year ended December 31, 2002

(3) Minimum Future Lease Rentals

A portion of the Property is leased to a single tenant under a non-cancelable operating lease. The lease provides for minimum rent and reimbursement of the portion of Property expenses related to the leased space. Future minimum rentals to be received under the lease in effect as of December 31, 2002 are as follows (in thousands):

Year ending December 31:

2003	$1,051
2004	1,088
2005	1,128
2006	1,168
2007	1,210
Thereafter	11,788

$17,433

(4) Tenant Concentrations

For the year ended December 31, 2002, approximately one half of the Property was leased to AT&T and the other portion was available for lease.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Granite Tower (the Property) for the year ended December 31, 2002. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Granite Tower for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

GRANITE TOWER

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2003 through September 21, 2003	Year ended December 31, 2002
	(unaudited)
Revenue:
Rental	$3,722	5,164
Tenant reimbursements	356	805
Other	—	57

	4,078	6,026

Certain expenses:
Rental property operating and maintenance	752	1,412
Property taxes	439	598
Insurance	45	82
Other	36	—

	1,272	2,092

Revenue in excess of certain expenses	$2,806	3,934

See accompanying notes to statements of revenue and certain expenses.

GRANITE TOWER

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2003 through September 21, 2003 (unaudited)

and year ended December 31, 2002

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relates to the operations of the property known as Granite Tower (the Property). The Property is an office building located in Dallas, Texas.

On September 22, 2003, a wholly owned subsidiary of Global Innovation Partners, L.L.C. completed the acquisition of the Property from GPI Tower, Ltd. for $33,200,000.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2002 or the period from January 1, 2003 through September 21, 2003 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2003 through September 21, 2003 is unaudited in the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

GRANITE TOWER

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2003 through September 21, 2003 (unaudited)

and year ended December 31, 2002

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2002 are as follows (in thousands):

Year ending December 31:

2003	$5,059
2004	5,049
2005	4,939
2006	4,671
2007	4,016
Thereafter	8,748

$32,482

(4) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2002 (in thousands):

Tenant	Rental Revenue
Home Interiors	$1,652
Carreker	1,592

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Stanford Place II (the Property) for the year ended December 31, 2002. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Stanford Place II for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

STANFORD PLACE II

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2003 through September 30, 2003	Year ended December 31, 2002
	(unaudited)
Revenue:
Rental	$4,063	4,745
Tenant reimbursements	76	101
Other	68	91

	4,207	4,937

Certain expenses:
Rental property operating and maintenance	1,008	1,344
Property taxes	624	832
Insurance	68	91

	1,700	2,267

Revenue in excess of certain expenses	$2,507	2,670

See accompanying notes to statements of revenue and certain expenses.

STANFORD PLACE II

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2003 through September 30, 2003 (unaudited)

and year ended December 31, 2002

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relates to the operations of the property known as Stanford Place II (the Property). The Property is a suburban office building located in Denver, Colorado.

On October 1, 2003, a wholly owned subsidiary of Global Innovation Partners, L.L.C. completed the acquisition of the Property from QRP Limited Partnership and several minority sellers for $35,050,000.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2002 or the period from January 1, 2003 through September 30, 2003 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2003 through September 30, 2003 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

STANFORD PLACE II

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2003 through September 30, 2003 (unaudited)

and year ended December 31, 2002

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2002 are as follows (in thousands):

Year ending December 31:

2003	$4,415
2004	5,332
2005	5,339
2006	4,208
2007	3,051
Thereafter	4,811

$27,156

(4) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2002 (in thousands):

Tenant	Rental Revenue
Lucent Technologies	$1,401
EKS&H	779
AT&T	494

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of 100 Technology Center Drive (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of 100 Technology Center Drive for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

100 TECHNOLOGY CENTER DRIVE

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2004 through February 16, 2004	Year Ended December 31, 2003

Revenue:
Rental	$491	3,795
Tenant reimbursements	47	368
Other	—	2

	538	4,165

Certain expenses:
Rental property operating and maintenance	14	102
Property taxes	47	384

	61	486

Revenue in excess of certain expenses	$477	3,679

See accompanying notes to statements of revenue and certain expenses.

100 TECHNOLOGY CENTER DRIVE

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2004 through

February 16, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as 100 Technology Center Drive (the Property). The Property is a suburban headquarters office building located in Stoughton, Massachusetts.

On February 17, 2004, a wholly owned subsidiary of Global Innovation Partners, L.L.C. completed the acquisition of the Property from Stoughton Technology Investors, LLC for $38,100,000.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the period from January 1, 2004 through February 16, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2004 through February 16, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

100 TECHNOLOGY CENTER DRIVE

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through

February 16, 2004 (unaudited)

and year ended December 31, 2003

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$3,694
2005	3,743
2006	3,743
2007	3,965
2008	4,039
Thereafter	17,558

$36,742

(4) Tenant Concentrations

The Property’s single tenant is Stone & Webster, a wholly owned subsidiary of the Shaw Group.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Carrier Center (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Carrier Center for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

CARRIER CENTER

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2004 through May 24, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$3,892	9,688
Tenant reimbursements	1,110	2,768
Other	297	948

	5,299	13,404

Certain expenses:
Rental property operating and maintenance	1,510	3,161
Property taxes	211	683
Insurance	180	453
Interest	736	1,077

	2,637	5,374

Revenue in excess of certain expenses	$2,662	8,030

See accompanying notes to statements of revenue and certain expenses.

CARRIER CENTER

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2004 through May 24, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as Carrier Center (the Property). The Property is a data center and telecommunications carrier hotel located in Los Angeles, California.

On May 25, 2004, a wholly owned subsidiary of Global Innovation Partners, L.L.C. (the Buyer) completed the acquisition of the Property from JMA Robinson Redevelopment, L.L.C. (the Seller) for $75,000,000.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the period from January 1, 2004 through May 24, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

Additionally, rental revenue is reduced by amortization of above market in-place lease values and increased by amortization of acquired lease obligations related to below market leases. Such above and below market lease values were recorded as of the date that the Seller acquired the Property based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease and, for below-market leases, over a period equal to the initial term plus any below market fixed rate renewal periods. The leases do not currently include any below market fixed rate renewal periods. The capitalized above and below-market lease values are amortized over the remaining non-cancelable terms of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

CARRIER CENTER

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through May 24, 2004 (unaudited)

and year ended December 31, 2003

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2004 through May 24, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$9,229
2005	9,427
2006	9,551
2007	9,354
2008	8,221
Thereafter	70,416

$116,198

(4) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2003 (in thousands):

Tenant	Rental Revenue
Equinix, Inc.	$3,295
Qwest Communications	2,339
360 Networks (USA), Inc.	1,656

(5) Interest Expense

Interest expense has been included in the accompanying statements of revenue and certain expenses since the Buyer assumed the Seller’s loans. A summary of outstanding loans for the Property as of December 31, 2003 is as follows:

Description	Maturity date	Interest rate	Principal outstanding (in thousands)
Mortgage	October 11, 2005	LIBOR (subject to a 2.5% floor) plus 4.0%.	$14,744
Mezzanine	October 11, 2005	LIBOR (subject to a 2.0% floor) plus 5.25% through October 4, 2004 and plus 7.75% thereafter.	12,000

CARRIER CENTER

Notes to Statements of Revenue and Certain Expenses—(Continued)

Three months ended March 31, 2004 (unaudited)

and year ended December 31, 2003

Additionally, the mezzanine loan requires payment of “exit interest” of $2,000,000 on the maturity date. Such fee will be waived by the lender if the borrower refinances both the mortgage and mezzanine loans pursuant to a letter of commitment with the lender. Since the intention is to refinance these loans under the terms of the letter of commitment, the exit interest has not been reflected in the accompanying statement of revenue and certain expenses. Assuming the refinanced loan was originated after the prepayment penalty period on the existing loans, the maturity date would be April 4, 2008. The refinanced loan would bear interest at LIBOR plus 4.25%, with a 2.5% LIBOR floor.

The mortgage and mezzanine loans may not be repaid prior to October 4, 2004. If the loans are repaid during the “lockout period” due to a default, a prepayment penalty of 10% of the principal amount of the loan repaid would be incurred. Additionally, there is a 1% prepayment penalty for prepayments of the mortgage loan for the six-month period following the expiration of the lockout period, October 4, 2004.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Comverse Technology Building (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Comverse Technology Building for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

COMVERSE TECHNOLOGY BUILDING

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2004 through June 15, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$3,238	7,048
Tenant reimbursements	1,691	3,269
Other	10	5

	4,939	10,322

Certain expenses:
Rental property operating and maintenance	1,489	2,945
Property taxes	585	1,209
Insurance	48	101
Other	46	46

	2,168	4,301

Revenue in excess of certain expenses	$2,771	6,021

See accompanying notes to statements of revenue and certain expenses.

COMVERSE TECHNOLOGY BUILDING

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2004 through June 15, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as Comverse Technology Building (the Property). The Property is located in Wakefield, Massachusetts and includes an office building and research and development building.

The Property is owned by SC Wakefield 100, Inc., and SC Wakefiled 200, Inc (collectively, the Owner). A wholly owned subsidiary of Global Innovation Partners, L.L.C., entered into an agreement with the Owner to purchase the Property for $58,000,000.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the period from January 1, 2004 through June 15, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2004 through June 15, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

COMVERSE TECHNOLOGY BUILDING

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through June 15, 2004 (unaudited)

and year ended December 31, 2003

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$6,979
2005	7,077
2006	7,089
2007	7,027
2008	7,077
Thereafter	15,666

$50,915

(4) Tenant Concentrations

The following tenant accounts for more than 10% of the Property’s revenue for the year ended December 31, 2003 (in thousands):

Tenant	Rental Revenue
Comverse Technology	$6,859

(5) Subsequent Event (Unaudited)

On June 16, 2004, the purchase of the Property was consummated.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Savvis Data Center (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Savvis Data Center for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

SAVVIS DATA CENTER

Statements of Revenue and Certain Expenses

(In thousands)

	Period from January 1, 2004 through May 24, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$2,542	6,341
Tenant reimbursements	301	901
Other	1	52

	2,844	7,294

Certain expenses:
Rental property operating and maintenance	31	149
Property taxes	160	495
Insurance	110	257

	301	901

Revenue in excess of certain expenses	$2,543	6,393

See accompanying notes to statements of revenue and certain expenses.

SAVVIS DATA CENTER

Notes to Statements of Revenue and Certain Expenses

Period from January 1, 2004 through May 24, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as Savvis Data Center (the Property). The Property is a data center located in Santa Clara, California.

On May 25, 2004, a wholly owned subsidiary of Global Innovation Partners, L.L.C. completed the acquisition of the Property from Sharp Lafayette, LLC (the Owner) for $60,000,000.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the period from January 1, 2004 through May 24, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the period from January 1, 2004 through May 24, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

SAVVIS DATA CENTER

Notes to Statements of Revenue and Certain Expenses—(Continued)

Period from January 1, 2004 through May 24, 2004 (unaudited)

and year ended December 31, 2003

(3) Minimum Future Lease Rentals

The Property is leased to a single tenant under a non-cancelable operating lease that provides for minimum rent and reimbursement of property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the lease in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$5,625
2005	5,805
2006	5,985
2007	6,165
2008	6,345
Thereafter	47,520

$77,445

(4) Tenant Concentrations

The Property’s single tenant is Savvis Communications.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of Webb at LBJ (the Property) for the year ended December 31, 2003. This statement is the responsibility of management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Webb at LBJ for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

May 28, 2004

WEBB AT LBJ

Statements of Revenue and Certain Expenses

(In thousands)

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$2,508	5,000
Tenant reimbursements	167	369
Other	48	79

	2,743	5,448

Certain expenses:
Rental property operating and maintenance	569	904
Property taxes	315	602
Insurance	21	44

	905	1,550

Revenue in excess of certain expenses	$1,818	3,898

See accompanying notes to statements of revenue and certain expenses.

WEBB AT LBJ

Notes to Statements of Revenue and Certain Expenses

Six months ended June 30, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as Webb at LBJ (the Property). The Property is a mixed-use/technical facility located in Dallas, Texas.

The Property is owned by AGB Northtown, L.P. (the Owner). A wholly owned subsidiary of Global Innovation Partners, L.L.C. (the Buyer), entered into an agreement with the Owner to purchase the Property for $46,500,000. The purchase is expected to be consummated during the third quarter of 2004.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the six months ended June 30, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the six months ended June 30, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

WEBB AT LBJ

Notes to Statements of Revenue and Certain Expenses—(Continued)

Six months ended June 30, 2004 (unaudited)

and year ended December 31, 2003

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$4,964
2005	5,018
2006	5,059
2007	5,045
2008	5,013
Thereafter	9,161

$34,260

(4) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2003 (in thousands):

Tenant	Rental Revenue
SBC Services	$3,254
Southwest Securities Group	657
Voicestream GSM	536

(5) Subsequent Event (Unaudited)

On August 25, 2004, the purchase of the majority of the Property was consummated for $45,850,000. An outparcel, which comprises $650,000 of the total purchase price, has not yet been purchased.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of AboveNet Data Center (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of AboveNet Data Center for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

July 19, 2004

ABOVENET DATA CENTER

Statements of Revenue and Certain Expenses

(In thousands)

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$2,963	5,994
Tenant reimbursements	695	1,394
Other	252	532

	3,910	7,920

Certain expenses:
Rental property operating and maintenance	625	1,136
Property taxes	257	528
Insurance	130	239

	1,012	1,903

Revenue in excess of certain expenses	$2,898	6,017

See accompanying notes to statements of revenue and certain expenses.

ABOVENET DATA CENTER

Notes to Statements of Revenue and Certain Expenses

Six months ended June 30, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as AboveNet Data Center (the Property). The Property is a data center located in San Jose, California.

The Property is owned by F.C. Pavillion, LLC (the Owner). A wholly owned subsidiary of Global Innovation Partners, L.L.C. (the Buyer) entered into an agreement with the Owner to purchase the Property for $36,500,000. The purchase is expected to be consummated during the third quarter of 2004.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the six months ended June 30, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the six months ended June 30, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

ABOVENET DATA CENTER

Notes to Statements of Revenue and Certain Expenses—(Continued)

Six months ended June 30, 2004 (unaudited)

and year ended December 31, 2003

(3) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$4,309
2005	4,263
2006	4,378
2007	4,531
2008	4,846
Thereafter	68,614

$90,941

(4) Tenant Concentrations

The following tenant accounted for more than 10% of the Property’s revenue for the year ended December 31, 2003 (in thousands):

Tenant	Rental Revenue
AboveNet	$4,837

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of 200 Paul Avenue (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of 200 Paul Avenue for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

June 23, 2004

200 PAUL AVENUE

Statements of Revenue and Certain Expenses

(In thousands)

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$6,106	11,980
Tenant reimbursements	1,439	3,095

	7,545	15,075

Certain expenses:
Rental property operating and maintenance	1,483	3,081
Property taxes	153	204
Insurance	149	254
Interest	1,086	2,530
Other	2	5

	2,873	6,074

Revenue in excess of certain expenses	$4,672	9,001

See accompanying notes to statements of revenue and certain expenses.

200 PAUL AVENUE

Notes to Statements of Revenue and Certain Expenses

Six months ended June 30, 2004 (unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as 200 Paul Avenue (the Property). The Property is a telecom hotel that leases space to telecommunications carriers and internet service providers and is located in San Francisco, California.

The Property is owned by San Francisco Wave Exchange, LLC (the Owner). The Owner expects to contribute its ownership interests in the Property to Digital Realty Trust, Inc.’s operating partnership (the Operating Partnership) in exchange for a combination of cash and a limited partnership interest in such operating partnership upon consummation of Digital Realty Trust, Inc.’s initial public offering.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the six months ended June 30, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the six months ended June 30, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

200 PAUL AVENUE

Notes to Statements of Revenue and Certain Expenses—(Continued)

Six months ended June 30, 2004 (unaudited)

and year ended December 31, 2003

(3) Interest Expense

Interest expense has been included in the accompanying statements of revenue and certain expenses since the Operating Partnership expects to assume the Owner’s loan. As of December 31, 2003, the Owner had a loan payable to a financial institution, secured by the Property, $45,000,000 bears interest at LIBOR plus 3% (4.12% as of December 31, 2003) and $3,700,000 bears interest at LIBOR plus 7% (8.12% as of December 31, 2003). Interest is due monthly and principal is due at maturity on July 1, 2006. The outstanding balance at December 31, 2003 is $48,700,000.

The minimum principal payments due in each of the next five years and thereafter is as follows (in thousands):

Year ending December 31:

2004	$1,951
2005	1,942
2006	2,538
2007	3,204
2008	39,065

$48,700

(4) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$10,858
2005	11,407
2006	11,642
2007	11,880
2008	11,903
Thereafter	60,635

$118,325

200 PAUL AVENUE

Notes to Statements of Revenue and Certain Expenses—(Continued)

Six months ended June 30, 2004 (unaudited)

and year ended December 31, 2003

(5) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2003 (in thousands):

Tenant	Rental Revenue
XO Communications	$2,176
RCN Telecom Services of California, Inc.	1,453
Qwest Communications	4,437

(6) Related Party Transactions

The Property leases space to an affiliate under a lease that provides for annual lease payments of $823,000 on a straight line basis, from March 1, 2003 through February 28, 2009. In addition, the affiliate pays rent based on a percentage of revenue earned. Rental income from this affiliate was approximately $1,200,000 for the year ended December 31, 2003, of which $521,000 related to percentage rent.

The Property is managed by an affiliated entity, which charges a monthly property management fee based on 2.5% of the Property’s revenue.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.:

We have audited the accompanying statement of revenue and certain expenses of 1100 Space Park Drive (the Property) for the year ended December 31, 2003. This statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of 1100 Space Park Drive for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

June 23, 2004

1100 SPACE PARK DRIVE

Statements of Revenue and Certain Expenses

(In thousands)

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
	(Unaudited)
Revenue:
Rental	$1,898	3,753
Tenant reimbursements	298	575

	2,196	4,328

Certain expenses:
Rental property operating and maintenance	313	654
Property taxes	145	379
Insurance	22	34
Interest	498	857
Other	—	5

	978	1,929

Revenue in excess of certain expenses	$1,218	2,399

See accompanying notes to statements of revenue and certain expenses.

1100 SPACE PARK DRIVE

Notes to Statements of Revenue and Certain Expenses

Six months ended June 30, 2004 (Unaudited)

and year ended December 31, 2003

(1) Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property known as 1100 Space Park Drive (the Property). The Property is a telecom hotel that leases space to telecommunication companies and is located in Santa Clara, California.

The Property is owned by Santa Clara Wave Exchange, LLC (the Owner). The Owner expects to contribute its ownership interests in the Property to Digital Realty Trust, Inc.’s operating partnership (the Operating Partnership) in exchange for a combination of cash and a limited partnership interest in such operating partnership upon consummation of Digital Realty Trust, Inc.’s initial public offering.

The accompanying statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the year ended December 31, 2003 or the six months ended June 30, 2004 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Federal and state income taxes

•	Other costs not directly related to the proposed future operations of the Property

Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight line basis over the term of the respective leases.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Information

The statement of revenue and certain expenses for the six months ended June 30, 2004 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this interim period. All such adjustments are of a normal recurring nature.

1100 SPACE PARK DRIVE

Notes to Statements of Revenue and Certain Expenses—(Continued)

Six months ended June 30, 2004 (Unaudited)

and year ended December 31, 2003

(3) Interest Expense

Interest expense has been included in the accompanying statements of revenue and certain expenses since the Operating Partnership expects to assume the Owner’s loan. As of December 31, 2003, the Owner has a loan payable to a financial institution, secured by the Property, bearing interest at the prime rate plus 1% (5% as of December 31, 2003). As of December 31, 2003, the maturity date was June 5, 2004; however, during 2004, the maturity date was extended to June 5, 2006 and the interest rate was reduced to the prime rate plus 0.5%. The outstanding balance at December 31, 2003 is $16,298,000.

(4) Minimum Future Lease Rentals

The Property’s leases are non-cancelable operating leases and generally provide for minimum rent and reimbursement of a portion of Property expenses, including property taxes, insurance and operating and maintenance expenses. Future minimum rentals to be received under the leases in effect as of December 31, 2003 are as follows (in thousands):

Year ending December 31:

2004	$3,431
2005	3,537
2006	3,642
2007	3,749
2008	3,880
Thereafter	28,106

$46,345

(5) Tenant Concentrations

The following tenants accounted for more than 10% of the Property’s revenue for the year ended December 31, 2003 (in thousands):

Tenant	Rental Revenue
Tyco Networks, Inc.	$2,983
AT&T Corporation	670

(6) Related Party Transactions

The Property is managed by an affiliated entity, which charges a monthly property management fee based on 2.5% of the Property’s revenue.

             Shares

Digital Realty Trust, Inc.

Common Stock

P R O S P E C T U S

                , 2004

Citigroup	Merrill Lynch & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.     Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$46,815.02
NYSE Listing Fee	*
NASD Fee	30,500.00
Printing and Engraving Expenses	*
Legal Fees and Expenses (other than Blue Sky)	*
Accounting Fees and Expenses	*

Total	*

*To	be filed by amendment.

We will pay all of the costs identified above.

Item 32.    Sales to Special Parties.

None

Item 33.    Recent Sales of Unregistered Securities.

During the past three years, we have issued and sold the following securities: On March 9, 2004, in connection with our formation, Global Properties Holdings, LLC was issued 200 shares of our common stock for total consideration of $2,000 in cash in order to provide our initial capitalization. On April 28, 2004 Global Properties Holdings, LLC sold its shares of our common stock to Global Innovation Partners, LLC for $2,000 in cash. We will purchase these shares at cost upon completion of our initial public offering. The issuance of such shares was effected and the purchase of such shares will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

As part of our formation transactions:

•	on July 31, 2004, our operating partnership entered into a contribution agreement with Global Innovation Partners, LLC to acquire its interests in the properties comprising a substantial portion of our portfolio in exchange for limited partnership units, subject to adjustment in certain circumstances based upon a formula set forth in the contribution agreement. The units will be issued upon completion of this offering.

•	on July 31, 2004, our operating partnership entered into a contribution agreement with Pacific-Bryan Partners, L.P., an unrelated party, to acquire the 10% minority interest in the Univision Tower property not held by Global Innovation Partners, LLC in exchange for units, subject to adjustment in certain circumstances based upon a formula set forth in the contribution agreement. The units will be issued upon completion of this offering.

•	on July 31, 2004, our operating partnership entered into a contribution agreement with San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange colocation, LLC, unrelated parties, to acquire 200 Paul Avenue, 1100 Space Park Drive, the eXchange colocation business and other specified assets and liabilities in exchange for $15.0 million in cash and units, subject to adjustment in certain circumstances based upon a formula set forth in the contribution agreement. The units will be issued upon completion of this offering.

•	on July 31, 2004, our operating partnership entered into an option agreement with Global Innovation Partners to acquire its direct or indirect interest in the Carrier Center property in exchange for units, subject to adjustment based upon a formula contained in the option agreement, as described in the prospectus in “Business and Properties—Carrier Center Option and Right of First Offer Agreements.” The units will be issued upon our exercise of the option, which we intend to exercise simultaneously with, or shortly after, completion of this offering.

All of such persons and entities irrevocably committed to the contribution of such interests and assets prior to the filing of this Registration Statement. In addition, such persons or entities are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such units will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

Immediately following the completion of this offering, Global Innovation Partners will allocate out to its investors, CalPERS and Global Innovation Contributors, LLC, pro rata in accordance with their interests and the terms of its Limited Liability Company Agreement, a portion of the operating partnership units received by Global Innovation Partners in the formation transactions (having an aggregate value of $134.4 million based on the midpoint of the pricing range indicated on the front cover of this prospectus, subject to adjustment by the underwriters in a range between $75 million and $175 million if necessary to facilitate this offering), and immediately thereafter, Digital Realty Trust, Inc. will purchase from CalPERS and Global Innovation Contributors the operating partnership units received by them at a price per unit equal to the per share public offering price of our common stock in this offering, net of underwriting discounts and commissions and financial advisory fees payable to the underwriters. If the underwriters exercise their over-allotment option, Global Innovation Partners will additionally allocate out, pro rata, to CalPERS and Global Innovation Contributors an aggregate number of operating partnership units equal to the number of shares sold pursuant to such exercise, and Digital Realty Trust, Inc. will purchase such operating partnership units from CalPERS and Global Innovation Contributors at a price per unit equal to the per share public offering price of our common stock in this offering, net of underwriting discounts and commissions and financial advisory fees payable to the underwriters. Global Innovation Partners, CalPERS and Global Innovation Contributors have entered into definitive agreements prior to the filing of this Registration Statement irrevocably committing them to the allocation of the operating partnership units, and Digital Realty Trust, CalPERS and Global Innovation Contributors have entered into definitive agreements prior to the filing of this Registration Statement irrevocably committing them to the subsequent purchase of these units by Digital Realty Trust, Inc. The allocation of operating partnership units by Global Innovation Partners, LLC and subsequent purchase of such operating partnership units by Digital Realty Trust, Inc. are not sales by an issuer requiring registration or an exemption from registration under the Securities Act of 1933, because the allocation of the operating partnership units by Global Innovation Partners to its investors, pro rata, in accordance with their interests and the terms of its LLC agreement does not involve a transfer for value or a public distribution. Even were the allocation of operating partnership units treated as a sale, the transactions would be exempt from registration under Section 4(2) under the Securities Act of 1933. Each of CalPERS and Global Innovation Contributors is an “accredited investor” as defined under Regulation D of the Securities Act of 1933.

Immediately following the completion of this offering, the eXchange parties will allocate out to their respective members, Cambay Tele.com, LLC and Wave Exchange, LLC, pro rata, in accordance with their interests and the terms of their respective limited liability company agreement, the operating partnership units received by the eXchange parties in exchange for their interest in 200 Paul Avenue and 1100 Space Park Drive. The eXchange parties and their respective members have entered into definitive agreements prior to the filing of this Registration Statement irrevocably committing the eXchange parties to the allocation of the operating partnership units to their respective members. The allocation of operating partnership units by the eXchange parties are not sales by an issuer requiring registration or exemption from registration under the Securities Act of 1933, because the allocation of the operating partnership units to their respective members, pro rata, in accordance with their interests and the terms of their respective LLC agreement does not involve a transfer for value or a public distribution. Even where the allocation of the operating partnership units is treated as a sale, the transactions would be exempt from registration under Section 4(2) under the Securities Act of 1933. Each of

Cambay Tele.com and Wave Exchange, LLC is an “accredited investor” as defined under Regulation D of the Securities Act of 1933.

In addition, in connection with the completion of this offering and pursuant to the terms of their employment agreements, we will issue to each of Messrs. Magnuson, Foust, Stein and Peterson and certain other officers and employees that number of long-term incentive units of our operating partnership which is equal to 50%, 17%, 8.75%, 6.5% and an aggregate of 7.125%, respectively, of a management pool consisting of approximately 3% of the total number of shares of our common stock outstanding on a fully diluted basis as of the completion of this offering. In addition, pursuant to the terms of their employment agreements, each of Messrs. Magnuson, Foust, Stein and Peterson and certain other officers and employees will receive incentive stock options to purchase that number of shares of common stock which is equal to 15.5%, 15.5%, 10.0%, 10.0% and an aggregate of 44.5%, respectively, of a management pool consisting of 1.5% of the total number of shares of our common stock outstanding on a fully diluted basis as of the completion of this offering. The exercise price of these options will be the initial public offering price of our common stock and will vest, subject to continued employment, in equal annual installments of 25% on each of the first four anniversaries of the date of grant. See “Management—Employment Agreements.” All of such executives irrevocably committed to acquire such units and options and entered into such employment agreements prior to the filing of this Registration Statement and are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such units and the grant of such options will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as well as under Rule 701 of the Securities Act of 1933.

Item 34.    Indemnification of Directors and Officers.

Our charter contains a provision permitted under the Maryland General Corporation Law that eliminates each director’s and officer’s personal liability to us or our stockholders for monetary damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. In addition, to the maximum extent permitted under the Maryland General Corporation Law, our charter authorizes us to obligate our company and our bylaws require us to indemnify our directors and officers and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. These rights are contract rights fully enforceable by each beneficiary of those rights, and are in addition to, and not exclusive of, any other right to indemnification. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Digital Realty Trust, L.P., the partnership in which we serve as sole general partner.

Item 35.    Treatment of Proceeds from Stock Being Registered.

None.

Item 36.    Financial Statements and Exhibits.

(A)	Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.

(B)	Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
*1.1	Form of Underwriting Agreement among Digital Realty Trust, Inc. and the underwriters named therein.

*3.1	Amended and Restated Articles of Incorporation of Digital Realty Trust, Inc.

*3.2	Amended and Restated Bylaws of Digital Realty Trust, Inc.

*4.1	Form of Certificate for Common Stock for Digital Realty Trust, Inc.

*5.1	Opinion of Venable LLP.

*8.1	Opinion of Latham & Watkins LLP with respect to tax matters.

*10.1	Form of Agreement of Limited Partnership of Digital Realty Trust, L.P.

*10.2	Form of Registration Rights Agreement among Digital Realty Trust, Inc. and the persons named therein.

*10.3	Form of 2004 Incentive Award Plan of Digital Realty Trust, Inc., Digital Realty Services, Inc. and Digital Realty Trust, L.P.

*10.4	Form of Indemnification Agreement between Digital Realty Trust, Inc. and its directors and officers.

10.5	Executive Chairman Agreement between Digital Realty Trust, Inc. and Richard Magnuson.

10.6	Employment Agreement between Digital Realty Trust, Inc. and Michael Foust.

10.7	Employment Agreement between Digital Realty Trust, Inc. and A. William Stein.

10.8	Employment Agreement between Digital Realty Trust, Inc. and Scott E. Peterson

10.9	Employment Agreement between Digital Realty Trust, Inc. and John O. Wilson

10.10	Form of Non-competition Agreement between Digital Realty Trust, Inc. and Global Innovation Partners, LLC.

10.11	Contribution Agreement, dated as of July 31, 2004, by and between Global Innovation Partners, LLC and Digital Realty Trust, L.P.

10.12	Contribution Agreement, dated as of July 31, 2004, by and among San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange colocation, LLC, Digital Realty Trust, L.P. and Digital Realty Trust, Inc.

10.13	Contribution Agreement, dated as of July 31, 2004, by and between Pacific-Bryan Partners, L.P. and Digital Realty Trust, L.P.

10.14	Option Agreement (Carrier Center) dated as of July 31, 2004.

10.15	Right of First Offer Agreement (Denver Data Center) dated as of July 31, 2004.

10.16	Right of First Offer Agreement (Frankfurt) dated as of July 31, 2004.

10.17	Allocation Agreement, dated as of July 31, 2004, entered into by and between Global Innovation Partners, LLC and Global Innovation Contributor, LLC.

10.18	Unit Purchase Agreement, dated as of July 31, 2004, entered into by and between Digital Realty Trust, Inc. and Global Innovation Contributor, LLC.

Exhibit
10.19	Allocation Agreement, dated as of July 31, 2004, entered into by and between Global Innovation Partners, LLC and State of California Public Employees’ Retirement System, a unit of the State and Consumer Service Agency of the State of California.

10.20	Unit Purchase Agreement, dated as of July 31, 2004, entered into by and between Digital Realty Trust, Inc. and State of California Public Employees’ Retirement System, a unit of the State and Consumer Service Agency of the State of California.

10.21	Loan Agreement, dated as of March 31, 2004, entered into by and between Global Innovation Partners, LLC and Digital Realty Trust, Inc.

*10.22	Purchase and Sale Agreement, dated as of September 16, 2004, by and between Global Innovation Partners, LLC and Digital Realty Trust, L.P.

*21.1	List of Subsidiaries of Registrant.

*23.1	Consent of Venable LLP.

*23.2	Consent of Latham & Watkins LLP.

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.4	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.5	Consent of KPMG LLP, Independent Auditors.

**24.1	Power of Attorney (included on Signature Page).

**99.1	Consent of Ruann F. Ernst to be named as a proposed director.

99.2	Consent of Forrester Research, Inc.

99.3	Consent of Gartner Inc.

99.4	Consent of IDC Research, Inc.

99.5	Consent of Tier1 Research

*	To be filed by amendment.
**	Previously filed.

Item 37.    Undertakings.

(f) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(h) Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 17th day of September, 2004.

DIGITAL REALTY TRUST, INC.

By:	/s/ A. WILLIAM STEIN
A. William Stein Chief Financial Officer and Chief Investment Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael F. Foust	Chief Executive Officer and Director (Principal Executive Officer)	September 17, 2004

/s/ A. WILLIAM STEIN A. William Stein	Chief Financial Officer and Chief Investment Officer (Principal Financial and Accounting Officer)	September 17, 2004

* Richard A. Magnuson	Executive Chairman of the Board of Directors	September 17, 2004

*By:	/s/ A. WILLIAM STEIN
Attorney-in-Fact

EXHIBIT INDEX

Exhibit

*1.1	Form of Underwriting Agreement among Digital Realty Trust, Inc. and the underwriters named therein.

*3.1	Amended and Restated Articles of Incorporation of Digital Realty Trust, Inc.

*3.2	Amended and Restated Bylaws of Digital Realty Trust, Inc.

*4.1	Form of Certificate for Common Stock for Digital Realty Trust, Inc.

*5.1	Opinion of Venable LLP.

*8.1	Opinion of Latham & Watkins LLP with respect to tax matters.

*10.1	Form of Agreement of Limited Partnership of Digital Realty Trust, L.P.

*10.2	Form of Registration Rights Agreement among Digital Realty Trust, Inc. and the persons named therein.

*10.3	Form of 2004 Incentive Award Plan of Digital Realty Trust, Inc., Digital Realty Services, Inc. and Digital Realty Trust, L.P.

*10.4	Form of Indemnification Agreement between Digital Realty Trust, Inc. and its directors and officers.

10.5	Executive Chairman Agreement between Digital Realty Trust, Inc. and Richard Magnuson.

10.6	Employment Agreement between Digital Realty Trust, Inc. and Michael F. Foust.

10.7	Employment Agreement between Digital Realty Trust, Inc. and A. William Stein.

10.8	Employment Agreement between Digital Realty Trust, Inc. and Scott E. Peterson

10.9	Employment Agreement between Digital Realty Trust, Inc. and John O. Wilson

10.10	Form of Non-competition Agreement between Digital Realty Trust, Inc. and Global Innovation Partners, LLC.

10.11	Contribution Agreement, dated as of July 31, 2004, by and between Global Innovation Partners, LLC and Digital Realty Trust, L.P.

10.12	Contribution Agreement, dated as of July 31, 2004, by and among San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange colocation, LLC, Digital Realty Trust, L.P. and Digital Realty Trust, Inc.

10.13	Contribution Agreement, dated as of July 31, 2004, by and between Pacific-Bryan Partners, L.P. and Digital Realty Trust, L.P.

10.14	Option Agreement (Carrier Center) dated as of July 31, 2004.

10.15	Right of First Offer Agreement (Denver Data Center) dated as of July 31, 2004.

10.16	Right of First Offer Agreement (Frankfurt) dated as of July 31, 2004.

10.17	Allocation Agreement, dated as of July 31, 2004, entered into by and between Global Innovation Partners, LLC and Global Innovation Contributor, LLC.

10.18	Unit Purchase Agreement, dated as of July 31, 2004, entered into by and between Digital Realty Trust, Inc. and Global Innovation Contributor, LLC.

10.19	Allocation Agreement, dated as of July 31, 2004, entered into by and between Global Innovation Partners, LLC and State of California Public Employees’ Retirement System, a unit of the State and Consumer Service Agency of the State of California.

10.20	Unit Purchase Agreement, dated as of July 31, 2004, entered into by and between Digital Realty Trust, Inc. and State of California Public Employees’ Retirement System, a unit of the State and Consumer Service Agency of the State of California.

Exhibit

10.21	Loan Agreement, dated as of March 31, 2004, entered into by and between Global Innovation Partners, LLC and Digital Realty Trust, Inc.

*10.22	Purchase and Sale Agreement, dated as of September 16, 2004, by and between Global Innovation Partners, LLC and Digital Realty Trust, L.P.

*21.1	List of Subsidiaries of Registrant.

*23.1	Consent of Venable LLP.

*23.2	Consent of Latham & Watkins LLP.

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.4	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.5	Consent of KPMG LLP, Independent Auditors.

**24.1	Power of Attorney (included on Signature Page).

**99.1	Consent of Ruann F. Ernst to be named as a proposed director.

99.2	Consent of Forrester Research, Inc.

99.3	Consent of Gartner Inc.

99.4	Consent of IDC Research, Inc.

99.5	Consent of Tier1 Research

*	To be filed by amendment.
**	Previously filed.